Exhibit 10.1

EXECUTION VERSION

$1,350,000,000 Term Loans

$250,000,000 Revolving Credit Commitments

CREDIT AGREEMENT

Among

METALDYNE PERFORMANCE GROUP INC.,

as Holdings,

MPG HOLDCO I INC.,

as the Borrower,

and certain Subsidiaries party hereto from time to time,

as Subsidiary Guarantors,

THE LENDERS NAMED HEREIN,

GOLDMAN SACHS BANK USA,

as Administrative Agent,

and

GOLDMAN SACHS BANK USA,

DEUTSCHE BANK SECURITIES INC.,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

BANK OF AMERICA, N.A.,

KEYBANK NATIONAL ASSOCIATION,

MORGAN STANLEY SENIOR FUNDING, INC.,

NOMURA SECURITIES INTERNATIONAL, INC.,

ROYAL BANK OF CANADA, AND RBC CAPITAL MARKETS1

as Joint Lead Arrangers and Joint Bookrunners,

Dated as of October 20, 2014

[1]	RBC Capital Markets is a brand name for the capital markets activities of Royal Bank of Canada and its affiliates.

TABLE OF CONTENTS

Section 12.19. Electronic Execution of Assignments	200
Section 12.20. No Fiduciary Duty	200
Section 12.21. Conflicts	201

EXHIBITS

Exhibit A-1	Form of Term Note
Exhibit A-2	Form of Revolving Note
Exhibit A-3	Form of Swingline Note
Exhibit B-1	Form of Notice of Borrowing
Exhibit B-2	Form of Notice of Swingline Borrowing
Exhibit B-3	Form of Notice of Conversion/Continuation
Exhibit B-4	Form of Letter of Credit Notice
Exhibit C	Form of Compliance Certificate
Exhibit D-1	Form of Assignment and Acceptance
Exhibit D-2	Form of Affiliate Assignment and Acceptance
Exhibit E	Form of Solvency Certificate
Exhibit F	Joinder Agreement
Exhibit G	Dutch Auction Procedures
Exhibit H-1	Form of U.S. Tax Compliance Certificate for Foreign Lenders that are not Partnerships
Exhibit H-2	Form of U.S. Tax Compliance Certificate for Foreign Participants that are not Partnerships
Exhibit H-3	Form of U.S. Tax Compliance Certificate for Foreign Participants that are Partnerships
Exhibit H-4	Form of U.S. Tax Compliance Certificate for Foreign Lenders that are Partnerships
Exhibit I	Form of Letter of Credit Application

SCHEDULE

Schedule 1.01(a)	Existing Letters of Credit
Schedule 1.01(b)	Mortgaged Properties
Schedule 5.03	No Violation
Schedule 5.06	Taxes
Schedule 5.07	Subsidiaries
Schedule 5.12	Ownership of Properties
Schedule 5.19	Labor Matters
Schedule 5.21	Intellectual Property
Schedule 6.12	Post-Closing Covenants
Schedule 8.02	Indebtedness
Schedule 8.03	Liens
Schedule 8.05	Investments
Schedule 8.07	Transactions with Affiliates

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”), dated as of October 20, 2014, is made among MPG HOLDCO I INC., a Delaware corporation, as borrower (the “Borrower”), METALDYNE PERFORMANCE GROUP INC., a Delaware corporation (“Holdings”), certain Subsidiaries (as hereinafter defined) from time to time party hereto, as Subsidiary Guarantors (as hereinafter defined), the banks and financial institutions listed on the signature pages hereto or that become parties hereto after the Closing Date (as hereinafter defined), as Lenders (as hereinafter defined) and GOLDMAN SACHS BANK USA (“GS”), as administrative agent for the Lenders and collateral agent for the Secured Parties (as hereinafter defined) and as Swingline Lender (as hereinafter defined).

RECITALS

A. On August 4, 2014, ASP HHI Holdings, Inc. (together with its subsidiaries, “HHI”), ASP MD Holdings, Inc. (together with its subsidiaries, “Metaldyne”) and ASP Grede Intermediate Holdings LLC (together with its subsidiaries, “Grede”), each of which were owned at the time by certain investment funds controlled by the Sponsor and certain members of management of HHI, Metaldyne and Grede, respectively, consummated a corporate reorganization (the “Combination Transactions”), the result of which was that HHI, Metaldyne and Grede became wholly-owned subsidiaries of Holdings, which is directly or indirectly owned by certain investment funds controlled by the Sponsor and certain members of management of the combined business of HHI, Metaldyne and Grede. Thereafter, the Borrower was formed as a wholly-owned subsidiary of Holdings and the equity interests in HHI, Metaldyne and Grede were contributed to the Borrower, such that HHI, Metaldyne and Grede became wholly-owned subsidiaries of the Borrower (together with the Combination Transactions, the “Reorganization”).

B. The Borrower has requested that (a) the Lenders lend to the Borrower $1,350,000,000 of Initial Term Loans (as hereinafter defined) and up to $250,000,000 of Initial Revolving Loans (as hereinafter defined), the proceeds of which shall be used to finance a portion of the Refinancing (as hereinafter defined) and the other Transactions (as hereinafter defined), including to pay fees, commissions, expenses and costs related thereto, and (b) from time to time, the Lenders lend to the Borrower and issue Letters of Credit (as hereinafter defined) for the account of the Borrower and/or any Restricted Subsidiary to provide working capital for, and for other general corporate purposes of, the Borrower pursuant to the Revolving Credit Commitments (as hereinafter defined) hereunder and in accordance with the terms of this Agreement.

C. In addition, the Borrower will also issue the Senior Notes (as hereinafter defined) in an aggregate principal amount equal to $600,000,000 under the Senior Notes Documents (as hereinafter defined), the proceeds of which shall be used to finance a portion of the Refinancing and the other Transactions, including to pay fees, commissions, expenses and costs related thereto.

D. The Lenders are willing to make available to the Borrower the credit facilities described herein subject to and on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual provisions, covenants and agreements herein contained, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Defined Terms. For purposes of this Agreement, in addition to the terms defined elsewhere herein, the following terms shall have the meanings set forth below (such meanings to be equally applicable to the singular and plural forms thereof):

“Acquired Entity” shall have the meaning given to such term in Section 8.05(h).

“Additional Lender” shall mean, at any time, any Person that is not an existing Lender and that agrees to provide any portion of any Credit Agreement Refinancing Facilities pursuant to a Refinancing Amendment in accordance with Section 2.23; provided that such Additional Lender shall be (x) with respect to Refinancing Term Loans, an Eligible Assignee with respect to Term Loans and (y) with respect to Replacement Revolving Credit Commitments, an Eligible Assignee with respect to Revolving Credit Commitments.

“Additional Revolving Credit Commitments” shall mean any revolving credit commitments established pursuant to Sections 2.22, 2.23 or 12.06.

“Additional Revolving Loans” shall mean any revolving credit facilities made pursuant to the Additional Revolving Credit Commitments or established as a separate Class of Revolving Loans pursuant to Section 2.22.

“Additional Term Commitments” shall mean any term commitments established pursuant to Sections 2.22, 2.23 or 12.06.

“Additional Term Loans” shall mean any term loans pursuant to the Additional Term Commitments or established as a separate Class of Term Loans pursuant to Section 2.22.

“Adjusted Base Rate” shall mean, at any time with respect to any Base Rate Loan, a rate per annum equal to the Base Rate as in effect at such time plus the Applicable Margin Percentage for Base Rate Loans of such Class as in effect at such time.

“Adjusted LIBOR Rate” shall mean, at any time with respect to any LIBOR Loan, a rate per annum equal to the LIBOR Rate as in effect at such time plus the Applicable Margin Percentage for LIBOR Loans of such Class as in effect at such time.

“Administrative Agent” shall mean Goldman Sachs Bank USA, in its capacity as administrative agent and collateral agent appointed under Article 10, and its successors and permitted assigns in such capacity.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise. Notwithstanding the foregoing, neither the Administrative Agent nor any Lender shall be deemed an Affiliate of the Borrower solely by reason of the transactions contemplated by the Credit Documents.

“Affiliate Assignment Agreement” shall mean an Assignment and Acceptance Agreement substantially in the form of Exhibit D-2, with such amendments or modifications as may be approved by the Administrative Agent.

“Affiliated Debt Fund” shall mean, at any time when Sponsor is an Affiliate of the Borrower, any Affiliate of the Sponsor (other than Holdings and its Subsidiaries) that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extension of credit or securities in the ordinary course and with respect to which the Sponsor does not, directly or indirectly, possess the power to direct or cause the direction of the investments or investment policies of such entity.

“Affiliated Lender” shall mean any Non-Debt Fund Affiliate, Holdings, the Borrower and/or any Subsidiary of the Borrower.

“Agency Fee Letter” shall mean the letter from the Administrative Agent to the Borrower, dated as of September 24, 2014, relating to the annual administrative fee in respect of the transactions contemplated by this Agreement.

“Agent Affiliates” shall have the meaning given to such term in Section 12.05(c)(iii).

“Agents” shall mean, collectively, the Administrative Agent and the Arrangers.

“Aggregate Incremental Amount” shall mean, at any time, the sum of the aggregate principal amount of all Incremental Term Loans and Incremental Revolving Credit Facilities established or incurred at or prior to such time pursuant to Section 2.22 (net of any portion thereof that is used to repay or replace the Credit Facilities).

“Agreement” shall mean this Credit Agreement.

“All-in-Yield” shall mean, as to any Indebtedness, the effective yield applicable thereto calculated by the Administrative Agent in consultation with the Borrower in a manner consistent with generally accepted financial practices, which shall include (a) interest rate margin, interest rate floors (subject to the proviso set forth below), (b) any amendment to the relevant interest rate margins and interest rate floors that became effective after the Closing Date but prior to the applicable date of determination and (c) original issue discount and upfront or similar fees paid by the Borrower or any Credit Party (based on, to the extent applicable, an assumed four-year average life to maturity) but shall exclude any customary arrangement, commitment, structuring, underwriting and similar fees (regardless of whether any such fees are paid to or shared in whole or in part with any lender); provided, however, if any such Indebtedness includes any interest rate floor applicable to LIBOR Loans that is greater than that applicable to the then-existing Term Loans and such floor is applicable to the then-existing Term Loans on the date of determination, such excess amount shall be equated to interest rate margin for determining the increase.

“Alternate Currency” shall mean each of Canadian Dollars, Euros and Sterling and each other currency (other than Dollars) that is approved in accordance with Section 1.08.

“Applicable Margin Percentage” shall mean, at any time (x) with respect to any Initial Term Loans (a) from and after the Closing Date and prior to a Qualifying IPO, (i) 2.50% in the case of Base Rate Loans and (ii) 3.50% in the case of LIBOR Loans and (b) following a Qualifying IPO (i) 2.25% in the case of Base Rate Loans and (ii) 3.25% in the case of LIBOR Loans;, (y) with respect to Initial Revolving Loans, (a) from and after the Closing Date until the first date of delivery of financial statements required to be delivered pursuant to Section 6.01(a) or Section 6.01(b), as applicable, (i) 2.50% in the case of Base Rate Loans and (ii) 3.50% in the case of LIBOR Loans, and (b) thereafter, the applicable percentage per annum set forth below in the “Revolving Loan Pricing Grid” determined by reference to the First Lien Leverage Ratio of the Borrower and its Subsidiaries as set forth in the most recent financial statements required to be delivered pursuant to Section 6.01(a) or Section 6.01(b), as applicable, following the completion of the first full fiscal quarter ending after the Closing Date and (z) with respect to any Additional Term Loan of any Class or any Additional Revolving Loan of any Class, the rate or rates per annum specified in the applicable Refinancing Amendment, Incremental Facility Agreement or Extension Amendment.

Revolving Loan Pricing Grid
		Initial Revolving Loans prior to a Qualifying IPO		Initial Revolving Loans following a Qualifying IPO
Pricing Level	First Lien Leverage Ratio	LIBOR Loans	Base Rate Loans	LIBOR Loans	Base Rate Loans
1	≥ 2.00:1.00	3.50%	2.50%	3.25%	2.25%
2	< 2.00:1.00 but ≥ 1.50:1.00	3.25%	2.25%	3.00%	2.00%
3	< 1.50:1.00	3.00%	2.00%	2.75%	1.75%

Any increase or decrease in the Applicable Margin Percentage with respect to the Revolving Loans resulting from a change in the First Lien Leverage Ratio of Borrower and its Subsidiaries shall become effective as of the first Business Day immediately following the date financial statements are required to be delivered pursuant to Section 6.01(a) or Section 6.01(b) following the completion of the first full fiscal quarter ending after the Closing Date; provided, however, that if financial statements are not delivered when due in accordance with such Sections, then

Pricing Level 1 shall apply in respect of the Credit Facilities as of the first Business Day after the date on which financial statements pursuant to Section 6.01(a) or Section 6.01(b) were required to have been delivered and shall remain in effect until the date on which such financial statements are so delivered.

Any decrease in the Applicable Margin Percentage resulting from the consummation of a Qualifying IPO shall become effective on the day such Qualifying IPO is consummated.

“Applicable Percentage” shall mean, (a) with respect to any Term Lender of any Class, a percentage equal to a fraction the numerator of which is the aggregate outstanding principal amount of the Term Loans and unused Additional Term Commitments of such Term Lender under the applicable Class and the denominator of which is the aggregate outstanding principal amount of the Term Loans and unused Additional Term Commitments of all Term Lenders under the applicable Class and (b) with respect to any Revolving Lender of any Class, the percentage of the aggregate amount of Revolving Credit Commitments of such Class represented by such Lender’s Revolving Credit Commitments of such Class. In the case of clause (b), in the event the Revolving Credit Commitments of any Class shall have expired or been terminated, the Applicable Percentages of any Revolving Lender of such Class shall be determined on the basis of the Revolving Credit Exposure of the applicable Revolving Lenders of such Class attributable to their respective Revolving Credit Commitments of such Class, giving effect to any assignments.

“Approved Electronic Communications” shall mean any notice, demand, communication, information, document or other material that any Credit Party provides to the Administrative Agent pursuant to any Credit Document or the transactions contemplated therein which is distributed to the Administrative Agent, Lenders or Issuing Lender by means of electronic communications pursuant to Section 12.05(c).

“Approved Fund” shall mean, with respect to any Lender, any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and is administered, advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender.

“Arrangers” shall mean Goldman Sachs Bank USA, Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bank of America, N.A., Keybank National Association, Morgan Stanley Senior Funding, Inc., Nomura Securities International, Inc., Royal Bank of Canada and RBC Capital Markets, LLC.

“Assignment and Acceptance” shall mean an Assignment and Acceptance entered into between a Lender and an Eligible Assignee and accepted by the Administrative Agent and the Borrower (subject to Section 12.07), in substantially the form of Exhibit D-1.

“Auction Manager” shall mean (a) the Administrative Agent or (b) any other financial institution or advisor engaged by the Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Dutch Auction.

“Available Amount” shall mean, at any time (the “Available Amount Reference Time”), an amount (which shall not be less than zero) equal to:

(i) the CNI Growth Amount; provided that the CNI Growth Amount shall not be available for any Restricted Junior Payments unless as of the date of declaration or giving irrevocable notice (which may be conditional) in respect thereof, as applicable, the Total Leverage Ratio as of the last day of the most recently ended Test Period, does not exceed 3.00:1.00; plus

(ii) (x) the amount of any cash capital contributions or Net Cash Proceeds from the sale or issuance of Capital Stock (other than Disqualified Stock) received or made by Holdings (or any other Parent Company) and contributed to the Borrower and Not Otherwise Applied during the period from and including the Business Day immediately following the Closing Date through and including the Available Amount Reference Time; provided that any Permitted Cure Securities shall not be deemed to be Capital Stock for purposes of this clause (iii) minus (y) the aggregate amount of Restricted Junior Payments made in reliance on Section 8.06(m); plus

(iii) the fair market value, as reasonably determined by the Borrower, of Cash Equivalents, marketable securities or any other property received by the Borrower as a capital contribution or in return for any issuance (without duplication of clause (v) immediately below) of common Capital Stock and Not Otherwise Applied during the period from and including the Business Day immediately following the Closing Date through and including the Available Amount Reference Time; plus

(iv) the aggregate principal amount of any Indebtedness or Disqualified Capital Stock, in each case, of the Borrower issued after the Closing Date (other than Indebtedness or such Disqualified Capital Stock issued to the Borrower or any Restricted Subsidiary), which has been converted into or exchanged for Capital Stock of the Borrower or any Parent Company that do not constitute Disqualified Capital Stock, together with the fair market value of any Cash Equivalents and the fair market value (as reasonably determined by the Borrower) of any property or assets received by the Borrower upon such exchange or conversion, in each case, during the period from and including the Business Day immediately following the Closing Date through and including the Available Amount Reference Time; plus

(v) the proceeds received by the Borrower or any Restricted Subsidiary during the period from and including the Business Day immediately following the Closing Date through and including such time in connection with returns, profits, distributions and similar amounts, including cash principal repayments of loans, in each case received in respect of any Investment made after the Closing Date pursuant to Section 8.05(o) (in an amount not to exceed the original amount of such Investment); plus

(vi) an amount equal to the sum of (A) the amount of any Investments by the Borrower or any Restricted Subsidiary made pursuant to Section 8.05(o) in any Unrestricted Subsidiary (in an amount not to exceed the original amount of such Investment less the fair market value of any transfers, conveyances or other distributions from such Unrestricted Subsidiary under clause (B) of this clause (vii)) that has been re-designated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or is liquidated, wound up or dissolved into, the Borrower or any Restricted Subsidiary and (B) without duplication of clause (A) of this clause (vii) the fair market value (as reasonably determined by the Borrower) of the property or assets of any Unrestricted Subsidiary that have been transferred, conveyed or otherwise distributed (in an amount not to exceed the original amount of the Investment in such Unrestricted Subsidiary) to the Borrower or any Restricted Subsidiary, in each case, during the period from and including the Business Day immediately following the Closing Date through and including the Available Amount Reference Time; plus

(vii) the amount of any Declined Proceeds; minus

(viii) the aggregate amount of Restricted Junior Payments made using the Available Amount pursuant to Section 8.06(i) during the period commencing on the Closing Date and ending on or prior to the Available Amount Reference Time; minus

(ix) the aggregate amount of Investments actually made using the Available Amount pursuant to Section 8.05(o) during the period commencing on the Closing Date and ending on or prior to the Available Amount Reference Time, which aggregate amount (if any) was indicated by the Borrower in the most recent Compliance Certificate;

provided, that, notwithstanding the foregoing, no Excluded Contributions shall be included in clauses (ii) and (iii) of the definition of Available Amount above.

“Available Starter Amount” shall mean, at any time (the “Available Starter Amount Reference Time”), an amount (which shall not be less than zero) equal to:

(i) $50,000,000 plus an amount equal to the Net Cash Proceeds received by the Borrower or any Restricted Subsidiary in connection with the Radford Sale in an aggregate amount not to exceed $10,000,000; minus

(ii) the aggregate amount of Restricted Junior Payments made using the Available Starter Amount pursuant to Section 8.06(i) during the period commencing on the Closing Date and ending on or prior to the Available Starter Amount Reference Time; minus

(iii) the aggregate amount of Investments actually made using the Available Starter Amount pursuant to Section 8.05(o) during the period commencing on the Closing Date and ending on or prior to the Available Starter Amount Reference Time, which aggregate amount (if any) was indicated by the Borrower in the most recent Compliance Certificate.

“Average Life” shall mean, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing (i) the sum of the products of (A) the numbers of years (calculated to the nearest one-twelfth) from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness multiplied by (B) the amount of such payment by (ii) the sum of all such payments.

“BA Rate” shall mean (a) for any Lender that is a Schedule I chartered bank under the Bank Act (Canada), CDOR and (b) for any other Lender, CDOR plus 0.10%. When used in reference to any Loan or Borrowing, “BA Rate” shall refer to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the BA Rate as set forth in the preceding sentence.

“Bankruptcy Code” shall mean Title 11, United States Code.

“Base Rate” shall mean, for any day, a rate per annum equal to:

(i) in the case of Base Rate Loans denominated in Dollars, the highest of (w) the Federal Funds Rate plus 1/2 of 1.00%, (x) the rate of interest published by the Wall Street Journal (or another similar publication selected by the Administrative Agent) as the U.S. prime rate, (y) to the extent the LIBOR Rate is ascertainable, the LIBOR Rate for LIBOR Loans denominated in Dollars with an Interest Period of one month, plus 1.00% and (z) with respect to the Initial Term Loans only, 2.00% and

(ii) in the case of Base Rate Loans denominated in Canadian Dollars, the Canadian Prime Rate.

provided that if any of the rates set forth above shall be less than zero percent per annum, such rate shall be deemed to be zero percent per annum for purposes of this Agreement.

“Base Rate Loan” shall mean, at any time, any Loan that bears interest at such time at the applicable Adjusted Base Rate.

“Board of Directors” shall mean, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers or the managing member of such Person, as the case may be, (iii) in the case of any partnership, the Board of Directors of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing.

“Bona Fide Debt Fund Affiliate” shall mean any Person that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business which is managed, sponsored or advised by any Person controlling, controlled by or under common control with (a) any Company Competitor that is a Disqualified Institution or (b) any Affiliate of such Company Competitor, but with respect to which no personnel involved with any investment in which Person either (i) makes (or has the right to make or participate with others in making) any investment decisions with respect to such Person or (ii) has access to any information (other than information that is publicly available) relating to Holdings, the Borrower or its Subsidiaries or any entity that forms a part of the business of the Borrower or any of its Subsidiaries.

“Borrower” shall have the meaning given to such term in the introductory paragraph to this Agreement.

“Borrowing” shall mean the incurrence by the Borrower (including as a result of conversions and continuations of outstanding Loans pursuant to Section 2.11) on a single date of a group of Loans of a single Class and Type (or a Swingline Loan made by the Swingline Lender) and, in the case of LIBOR Loans, as to which a single Interest Period is in effect.

“Borrowing Date” shall mean, with respect to any Borrowing, the date upon which such Borrowing is made.

“Business Day” shall mean (i) for all purposes other than as covered by clause (ii) below, any day other than a Saturday or Sunday, a legal holiday or a day on which commercial banks in New York, New York are authorized or required by law to be closed and (ii) with respect to all notices and determinations in connection with, and payments in respect of, (x) LIBOR Loans or Letters of Credit denominated in Dollars or Sterling, any day described in clause (i) above that is also a London Banking Day, (y) LIBOR Loans or Letters of Credit denominated in Euros, any day described in clause (i) above that is also a TARGET Day and (z) LIBOR Loans or Letters of Credit denominated in an Alternate Currency (other than Sterling or Euros), any day described in clause (i) above that is also a day on which dealings in deposits in such Alternate Currency are conducted by and between banks in the London interbank market.

“Canadian Dollars” or “Can $” shall mean the lawful money of Canada.

“Canadian Prime Rate” shall mean, as of any date, the rate of interest per annum equal to the per annum rate of interest quoted or established as the “prime rate” of the Administrative Agent which it quotes or establishes for such day as its reference rate of interest in order to determine interest rates for commercial loans made by it in Canadian Dollars in Canada to Canadian borrowers, adjusted automatically with each quoted or established change in such rate. When used in reference to any Loan or Borrowing, “Canadian Prime Rate” shall refer to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Canadian Prime Rate as set forth in the preceding sentence.

“Capital Expenditures” shall mean, for any period, the aggregate amount (whether paid in cash or accrued as a liability) that would, in accordance with GAAP, be included on the consolidated statement of cash flows of the Borrower and its Restricted Subsidiaries for such period as additions to equipment, fixed assets, real property or improvements or other capital assets (including, without limitation, capital lease obligations) or that should otherwise be capitalized or reflected in the consolidated statement of cash flows of the Borrower and its Restricted Subsidiaries or other capital expenditures of such Person for such period.

“Capital Lease” shall mean, as to any Person, any lease of property, real or personal, the obligations with respect to which are required to be capitalized on a balance sheet of such Person in accordance with GAAP.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) in capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing, but excluding for the avoidance of doubt any Indebtedness convertible into or exchangeable for any of the foregoing.

“Cash” shall mean money, currency or a credit balance in any demand account or Deposit Account. For the avoidance of doubt, and in respect of any financial covenant or ratio, the amount of Cash at any time shall be determined in accordance with GAAP.

“Cash Collateral Account” shall have the meaning given to such term in Section 3.08.

“Cash Collateralize” shall mean, in respect of an Obligation, to provide and pledge (as a first priority perfected security interest) cash collateral in Dollars, at a location and pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the Issuing Lender. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” shall mean, as at any date of determination, (i) readily marketable securities issued or unconditionally guaranteed by the United States or any agency or instrumentality thereof, backed by the full faith and credit of the United States and maturing within one year from the date of acquisition, and, in each case, repurchase agreements and reverse repurchase agreements relating thereto, (ii) commercial paper issued by any Person organized under the laws of the United States, maturing within one year from the date of acquisition and, at the time of acquisition, having a rating of at least A-2 or the equivalent thereof by Standard & Poor’s Ratings Services or at least P-2 or the equivalent thereof by Moody’s Investors Service, Inc., (iii) time deposits, money market deposits, deposits, bankers’ acceptances (or similar instruments) and certificates of deposit maturing within one year from the date of issuance or accepted by any Lender or by a bank or trust company organized under the laws of the United States or any state thereof (or the District of Columbia) that has combined capital and surplus of at least $100,000,000 (each Lender and each commercial bank referred to herein as a “Cash Equivalent Bank”) or, in each case, repurchase agreements and reverse repurchase agreements relating thereto, (iv) readily marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-2 from Standard & Poor’s Ratings Services or at least P-2 from Moody’s Investors Service, Inc. (or, if at any time neither Standard & Poor’s Ratings Services nor Moody’s Investors Service, Inc. shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and, in each case, repurchase agreements and reverse repurchase agreements relating thereto, (v) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with any Cash Equivalent Bank, (vi) demand deposit accounts maintained in the ordinary course of business with any Cash Equivalent Bank, (vii) money market funds that has substantially all of its assets of invested in securities of the type described in clauses (i), (ii), (iii) or (iv) above, and (vii) solely with respect to Foreign Subsidiaries, (x) investments of the types and maturities described in clause (i) through (v) above of foreign obligors, which investments or obligors have the ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (y) other short-term investments utilized by non-US Persons in accordance with ordinary course investment practices for cash management in investments analogous to the foregoing investments in clauses (i) through (vi) above.

“Cash Management Agreement” shall mean any agreement or arrangement to provide cash management services, including treasury, depository, overdraft, credit or debit card, stored value card, electronic funds transfer, purchasing cards, netting services, check drawing services, automated payment services (including depository, overdraft, controlled disbursement, ACH transactions, return items and interstate depository network services), employee credit card programs, cash pooling services and any arrangements or services similar to any of the foregoing and/or otherwise in connection with Cash management and Deposit Accounts.

“Cash Management Obligations” shall mean, as to any Person, any and all obligations of such Person, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under any Cash Management Agreement.

“Casualty Event” shall mean, with respect to any property (including any interest in property) of the Borrower or any of its Restricted Subsidiaries, any loss of, damage to, or condemnation or other taking of, such property for which the Borrower or such Restricted Subsidiary receives insurance proceeds, proceeds of a condemnation award or other compensation.

“CDOR” shall mean, on any date for any applicable Interest Period, the average per annum rate of interest for Canadian bankers’ acceptances for a term comparable to such period appearing on the “Reuters Screen CDOR Page” (or comparably nationally recognized screen as determined by the Administrative Agent if the Reuters Screen CDOR Page is not available) at or about 11:00 a.m. (Toronto time) on such date, or if such date is not a Business Day, then on the immediately preceding Business Day, or, if no such screen is available, the average of the rates for such period applicable to Canadian Dollar banker’s acceptances for a term comparable to such period quoted by the banks listed in Schedule I of the Bank Act (Canada) at or about 11:00 a.m. (Toronto time) on such date.

“Change in Control” shall mean:

(i) Holdings at any time ceases to own directly or indirectly 100% of the Capital Stock of the Borrower;

(ii) prior to a Qualifying IPO, the Permitted Holders cease to own, directly or indirectly, or to have the power to vote or direct the voting of, Voting Stock of Holdings representing a majority of the voting power of the total outstanding Voting Stock of Holdings; or

(iii) following a Qualifying IPO, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Permitted Holders is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause such person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Voting Stock of Holdings representing (a) more of the voting power of the total outstanding Voting Stock of Holdings than that which is beneficially owned, directly or indirectly, by the Permitted Holders (taken together), and (b) more than 35% of the voting power of the total outstanding Voting Stock of Holdings.

“Class” shall have the meaning given to such term in Section 1.03.

“Closing Date” shall mean the date on which the Initial Term Loans are borrowed and the Refinancing is consummated.

“CNI Growth Amount” shall mean, at any date of determination, an amount equal to (a) 50% of Consolidated Net Income for each fiscal quarter in which Consolidated Net Income is positive (commencing with the fiscal quarter ending December 31, 2014), minus (b) in the case of any fiscal quarter in which Consolidated Net Income is an amount less than zero, 100% of the absolute value of such deficit.

“Code” shall mean the Internal Revenue Code of 1986, as amended (unless otherwise provided herein), and all rules and regulations from time to time promulgated thereunder.

“Collateral” shall mean all the assets, property and interests in property that shall from time to time be pledged or be purported to be pledged as direct or indirect security for the Secured Obligations pursuant to any one or more of the Security Documents.

“Commitment” shall mean, with respect to any Lender, such Lender’s Term Loan Commitment and Revolving Credit Commitment, as applicable.

“Commitment Fee Rate” shall mean, (a) on any date with respect to the Initial Revolving Credit Commitments, the applicable rate per annum set forth below based upon the First Lien Leverage Ratio in accordance with the table set forth below; provided that until the first date of delivery of financial statements required to be delivered pursuant to Section 6.01(a) or Section 6.01(b), as applicable, following the completion of at least one full fiscal quarter after the Closing Date, “Commitment Fee Rate” shall be the applicable rate per annum set forth below in Category 1 and (b) with respect to Additional Revolving Credit Commitments of any Class, the rate or rates per annum specified in the applicable Refinancing Amendment, Incremental Facility Agreement or Extension Amendment:

First Lien Leverage Ratio	Commitment Fee Rate
Category 1
Greater than 2.00 to 1.00	0.50%
Category 2
Equal to or less than 2.00 to 1.00	0.375%

The Commitment Fee Rate with respect to the Initial Revolving Credit Commitments shall be adjusted quarterly on a prospective basis on each date of delivery of financial statements required to be delivered pursuant to Section 6.01(a) or Section 6.01(b), as applicable, following the completion of the first full fiscal quarter ending after the Closing Date, based upon the First Lien Leverage Ratio in accordance with the table set forth above; provided that if financial statements are not delivered when required pursuant to Section 6.01(a) or (b), as applicable, the Commitment Fee Rate shall be the rate per annum set forth above in Category 1 until such financial statements are delivered in compliance with Section 6.01(a) or (b), as applicable.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Company Competitor” shall mean any competitor of the Borrower and/or any of its Subsidiaries.

“Compliance Certificate” shall mean a fully completed and duly executed certificate in the form of Exhibit C.

“Confidential Information” shall have the meaning given to such term in Section 12.13.

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Current Assets” shall mean, as of any date of determination, all assets of the Borrower and its Restricted Subsidiaries (other than Cash, Cash Equivalents, the current portion of current and deferred Taxes based on income, profits or capital, permitted loans made to third parties, assets held for sale, pension assets, deferred bank fees, derivative financial instruments and insurance claims of the Borrower and its Restricted Subsidiaries) that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower as current assets as of such date.

“Consolidated Current Liabilities” shall mean, as of any date of determination, all liabilities (without duplication) of the Borrower and its Restricted Subsidiaries that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries as current liabilities as of such date; provided, however, that Consolidated Current Liabilities shall not include (a) current maturities of any long-term Indebtedness, (b) outstanding revolving loans, (c) the current portion of interest expense, (d) the current portion of any Capital Leases, (e) the current portion of current and deferred Taxes based on income, profits or capital, (f) liabilities in respect of unpaid earn-outs, (g) the current portion of any other long-term liabilities, (h) accruals relating to restructuring reserves or other exceptional items; (i) liabilities in respect of funds of third parties on deposit with the Borrower or any of its Restricted Subsidiaries, (j) any liabilities recorded in connection with stock-based awards, partnership interest-based awards, awards of profits interests, deferred compensation awards and similar incentive based compensation awards or arrangements and (k) liabilities related to Restricted Payments declared but not yet paid.

“Consolidated EBITDA” shall mean, with respect to any Person for any period, the Consolidated Net Income of such Person for such period

(1) increased (without duplication) by:

(a) provision for Taxes based on income or profits or capital (including pursuant to any tax sharing arrangements), including, without limitation, federal, state, local, provincial, foreign, excise, franchise, property and similar taxes and foreign withholding taxes and foreign unreimbursed value added Taxes (including, in each case, penalties and interest related to such Taxes or arising from tax examinations) of or with respect to such Person paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income; plus

(b) Consolidated Interest Expense of such Person for such period, to the extent the same was deducted (and not added back) in calculating such Consolidated Net Income; plus

(c) total depreciation and amortization expense of such Person for such period to the extent the same was deducted (and not added back) in computing Consolidated Net Income; plus

(d) (i) costs and expenses incurred in connection with the Transactions, (ii) transaction fees, costs and expenses (including rationalization, legal, tax and structuring fees, costs and expenses) incurred (1) in connection with the consummation of any transaction (or any transaction proposed and not consummated) permitted under this Agreement, including any equity offering, Investment, Restricted Payments, acquisitions, dispositions (including any Foreign Factoring Arrangements), recapitalizations, mergers, consolidations or amalgamations, option buyouts or incurrences, repayments, refinancings, amendments or modifications of Indebtedness (including any amortization or write-off of debt issuance or deferred financings costs, premiums and prepayment penalties) or similar transactions) or any Qualifying IPO, including (x) such fees, expenses or charges related to the offering of the Senior Notes, the Facilities and any receivables facility or the repayment of the existing term loans and lines of credit, (y) any amendment or other modification of the Senior Notes, the Facilities and any receivables facility and (z) commissions, discounts, yield and other fees and charges (including any interest expense related to any receivables facility) and (iii) costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(e) the amount of any costs, charges, accruals, reserves or expenses attributable to the undertaking and/or implementation of cost savings initiatives, operating expense reductions, operating improvements, product margin synergies and product cost and other synergies and similar initiatives, integration, transition, reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, restructuring costs (including those related to tax restructurings), charges, accruals, reserves or expenses attributable to the undertaking and/or implementation of cost savings initiatives, operating expense reductions, business optimization and other restructuring costs, charges, accruals, reserves and expenses (including, without limitation, inventory and business optimization programs, software development costs, the opening and pre-opening, closure, relocation and/or consolidation of facilities and plants, unused warehouse space costs, costs related to entry into new markets, signing or retention costs, retention or completion charges or bonuses, relocation expenses, recruitment expenses (including headhunter fees and relocation expenses) severance payments, curtailments and modifications to or losses on settlement of pension and post-retirement employee benefit plans, excess pension charges, contract termination costs, future lease commitments, new system design and implementation costs and project startup costs and expenses attributable to the implementation of cost savings initiatives and professional and consulting fees incurred in connection with any of the foregoing); plus

(f) any other non-cash charges or losses, including (i) any write offs or write downs, (ii) the vesting of warrants and stock options and other equity based awards compensation, (iii) losses on sales, disposals or abandonment of, or any impairment charges or asset write off related to, intangible assets, long-lived assets and investments in debt and equity securities, (iv) all losses from investments recorded using the equity method (other than to the extent funded with cash) and (v) other non-cash charges, non-cash expenses or non-cash losses reducing Consolidated Net Income for such period (provided that if any such non-cash charges, expenses or losses represent an accrual or reserve for potential cash items in any future period, (A) the Borrower may determine not to add back such non-cash charge, loss or expense in the current period or (B) to the extent the Borrower does decide to add back such non-cash charge, loss, or expense, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(g) the amount of any minority and/or non-controlling interest expense consisting of Subsidiary income attributable to minority and/or non-controlling equity interests of third parties in any non-Wholly-Owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income; plus

(h) the amount of management, monitoring, consulting, transaction and advisory fees (including termination fees) and related indemnities and expenses paid or accrued in such period to the Permitted Holders or other persons with a similar interest in the Borrower or its direct or indirect parent companies to the extent otherwise permitted under Section 8.07 and deducted (and not added back) in such period in computing Consolidated Net Income; plus

(i) expected cost savings, operating expense reductions, other operating improvements and expense reductions and product margin synergies and product cost and other synergies (“Expected Cost Savings”) projected by the Borrower in good faith to be realized as a result (i) of the Transactions and (ii) of any asset sale, merger or other business combination, acquisition, Investment, disposition or divestiture, operating improvement and expense reductions, restructurings, cost saving initiatives, any similar initiative and/or specified transaction taken or to be taken by the Company or any of its Restricted Subsidiaries, net of the amount of actual benefits realized during such period from such actions (any such action, a “Cost Saving Initiative”); provided that such cost savings, expense reductions, operating improvements and synergies are reasonably identifiable and factually supportable and are reasonably anticipated to be realized within 24 months after the change, acquisition or disposition that is expected to result in such cost savings, expense reductions, or operating improvements and other synergies (which adjustments may be incremental to pro forma adjustments made pursuant to the definition of “Pro Forma Basis”); plus

(j) the amount of loss on sale of receivables and related assets any receivables facility; plus

(k) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or net income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (2) below for any previous period and not added back; plus

(l) earn-out and contingent consideration obligations incurred or accrued in connection with any acquisition or other Investment and paid or accrued during such period and on similar acquisitions and Investments completed prior to the Closing Date, plus

(m) with respect to any joint venture that is not a Restricted Subsidiary, an amount equal to the proportion of those items described in clauses (a) to (c) above relating to such joint venture corresponding to such Person’s and its Restricted Subsidiaries’ proportionate share of such joint venture’s Consolidated Net Income (determined as if such joint venture were a Restricted Subsidiary), plus

(n) at the option of the Borrower, (A) the excess of GAAP rent expense over actual cash rent paid, including the benefit of lease incentives (in the case of a charge) during such period due to the use of straight line rent or the application of fair value adjustments made as a result of recapitalization or purchase accounting, in each case, for GAAP purposes, (B) the non-cash amortization of tenant allowances and (C) the cash portion of sublease rentals received by such Person; provided that, in each case, if any such non-cash charge represents an accrual or reserve for potential cash items in any future period, such Person may determine not to add back such non-cash charge in the current period, plus

(o) the percentage ownership of any joint venture that is accounted for under the equity method attributable to the Borrower, plus

(p) charges or expenses in connection with union contract renewals and related negotiations (including, without limitation, management travel expenses and legal and other third-party costs), plus

(q) the amount of travel expenses, payroll taxes, indemnification payments, director’s fees and any other charges, costs, expenses, accruals or reserves incurred in connection with, or amounts payable to, any director of the board of the Borrower or its parent entities in connection with such director serving as a member of such board of directors and performing his or her duties in respect thereof, plus

(2) decreased (without duplication) by:

(a) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase Consolidated EBITDA in such prior period, plus

(b) any net income from disposed or discontinued operations; and

(c) increased or decreased by (without duplication), as applicable, any adjustments resulting from the application of ASC Topic Number 460 (Guarantees);

provided, further, that Consolidated EBITDA for the fiscal quarters ending on or about September 30, 2014, June 30, 2014, March 31, 2014 and December 31, 2013, shall be deemed to be $130,570,000, $152,405,000, $137,398,000 and $128,546,000, respectively.

“Consolidated First Lien Debt” shall mean, as at any date of determination, the aggregate principal amount of Consolidated Funded Debt outstanding on such date that is secured on a “first priority” basis by a Lien on any property of the Borrower or its Restricted Subsidiaries.

“Consolidated Funded Debt” shall mean, as of any date of determination, the aggregate (without duplication) of all Funded Debt of the Borrower and its Restricted Subsidiaries as of such date, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” shall mean, with respect to any Person for any period, the sum of (a) consolidated total interest expense of such Person and its Restricted Subsidiaries for such period, whether or not actually paid or accrued during such period and whether or not capitalized (including, without limitation (and without duplication), amortization of any debt issuance cost and/or original issue discount, any premium paid to obtain payment, financial assurance or similar bonds, any interest capitalized during construction, any non-cash interest payment, the interest component of any deferred payment obligation, the interest component of any payment under any Capital Lease (regardless of whether accounted for as interest expense under GAAP), any commission, discount and/or other fee or charge owed with respect to any letter of credit and/or bankers’ acceptance and net obligations under any Hedge Agreement relating to any interest rate swap, collar, cap or other arrangement requiring any payment contingent upon any interest rate applicable to such Person and its Restricted Subsidiaries, any fee and/or expense paid to the Administrative Agent in connection with its services hereunder, any other bank, administrative agency (or trustee) and any cost associated with any surety bond in connection with financing activities (whether amortized or immediately expensed)) plus (b) any cash dividend paid or payable in respect of Disqualified Capital Stock during such period other than to such Person or any Credit Party, plus (c) all ongoing commitment fees and other ongoing fees in respect of Funded Debt (including the commitment fee provided for under Section 2.09(b)) whether or not actually paid or accrued and whether or not capitalized by the Borrower and its Restricted Subsidiaries during such period, plus or minus, as applicable, to the extent the same would otherwise be included in interest expense under GAAP, unrealized gains and losses arising from derivative financial instruments issued by such Person for the benefit of such Person or its Restricted Subsidiaries, in each case determined on a consolidated basis for such period. For purposes of this definition, interest in respect of any Capital Lease shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capital Lease in accordance with GAAP.

“Consolidated Net Income” shall mean, with respect to any Person for any period, the aggregate of the net income, of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication,

(i) any after-tax effect of extraordinary, non-recurring or unusual gains, income, losses, expenses or charges (including (x) costs of and payments of actual or prospective legal settlements, fines, judgments or orders and (y) gains, income, losses, expenses or charges arising from insurance claims and settlements), severance, relocation costs, integration costs, consolidation and costs related to the opening, closure, relocation and/or consolidation of facilities, signing, retention or completion costs and bonuses, recruiting costs, recruiting and hiring bonuses, transition costs, costs incurred in connection with acquisitions (whether or not consummated) after the Closing Date (including integration costs), consulting fees, legal fees and taxes related to issuances of significant options and curtailments or modifications to pension and post-retirement employee benefit plans and corporate reorganization shall be excluded,

(ii) the net income for such period shall not include the cumulative effect of a change in accounting principles or policies during such period,

(iii) any net after-tax gains, charges or losses with respect to disposed, abandoned, closed or discontinued operations (other than assets held for sale) and any accretion or accrual of discounted liabilities and on the disposal of disposed, abandoned and discontinued operations and facilities, plans or distribution centers that have been closed, or temporarily shut down or idled during such period, shall be excluded,

(iv) any after-tax effect of gains, income, losses, expenses or charges (less all fees and expenses relating thereto) attributable to asset dispositions (including asset retirement costs) or returned surplus assets of any employee pension benefit plan other than in the ordinary course of business shall be excluded,

(v) the net income (or loss) for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of such Person shall be increased by the amount of dividends or distributions or other payments (including any ordinary course dividend, distribution or other payment) that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period by such Person,

(vi) solely for the purpose of determining the Available Amount pursuant to clause (ii) of the definition thereof, the net income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its net income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived, provided that Consolidated Net Income will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

(vii) effects of adjustments (including the effects of such adjustments pushed down to such Person and its Restricted Subsidiaries) in the Person’s consolidated financial statements pursuant to GAAP (including in the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue, deferred rent, deferred trade incentives and other lease-related items and debt line items thereof) resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to any consummated acquisition or the amortization or write-off or removal of revenue otherwise recognizable on any amounts thereof, net of taxes, shall be excluded or added back in the case of lost revenue,

(viii) any after-tax effect of income (loss) (less all fees and expenses or charges related thereto) from the early extinguishment or conversion of Indebtedness or Hedging Obligations or other derivative instruments (including deferred financing expenses written off and premiums paid) shall be excluded,

(ix) any (i) goodwill or other asset impairment charges, write-offs or write-downs or (ii) amortization of intangibles shall be excluded,

(x) any (i) non-cash compensation charge, cost, expense, accrual or reserve including any such charge, cost, expense, accrual or reserve arising from the grant of stock appreciation or similar rights, stock options, restricted stock or other equity incentive programs, (ii) charges, costs, expenses, accruals or reserves incurred by the Borrower or a Restricted Subsidiary pursuant to any management equity plan, profits interest or stock option plan or any other management or employee benefit plan or agreement, pension plan or other long-term or post-employment benefit, any stock subscription or shareholder agreement or any distributor equity plan or agreement, including any fair value adjustments that may be required under liquidity puts for such arrangements, (iii) charges, costs, expenses, accruals or reserves in connection with the rollover, acceleration or payout of Capital Stock held by management of the Borrower, any direct or indirect parent company and/or any of its subsidiaries, in each case to the extent that such charges, costs, expenses, accruals or reserves are funded with cash proceeds contributed to the capital of the Borrower as a result of capital contribution or as a result of the sale or issuance of Capital Stock (other than Disqualified Capital Stock) of the Borrower solely to the extent such amounts are funded with net Cash proceeds contributed to such Person as a capital contribution or as a result of the sale of Capital Stock (other than Disqualified Capital Stock) of such Person and (iv) charges, costs, or expenses incurred in respect of bonus payments pursuant to employee incentive programs (including any bonus plans) that exceed 100% of the total amount projected for such payments, shall be excluded,

(xi) (i) any fees, commissions and expenses incurred during such period, or any amortization or write-off thereof for such period in connection with any acquisition, Investment, Disposition, issuance or repayment of Indebtedness, issuance of Capital Stock, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded, and (ii) accruals and reserves that are established or adjusted within 12 months after (x) the Closing Date that are so required to be established or adjusted as a result of the Transactions and (y) the date of any acquisition or other similar Investment permitted under Section 8.05, in each case, in accordance with GAAP or as a result of the adoption or modification of accounting policies, shall be excluded,

(xii) any unrealized or realized net gain or loss resulting from currency translation or transaction gains or losses impacting net income (including currency remeasurements of Indebtedness) and any foreign currency translation or transaction gains or losses shall be excluded, including those resulting from intercompany Indebtedness,

(xiii) any unrealized net gains and losses resulting from Hedging Obligations in accordance with GAAP or any other derivative instrument pursuant the application of Accounting Standards Codification Topic Number 815 “Derivatives and Hedging” shall be excluded,

(xiv) to the extent covered by insurance and actually reimbursed, or, so long as the Borrower has made a good faith determination that it expects to receive reimbursement within 365 days (with a deduction for any amount so added back to the extent not so reimbursed within such 365 days), (x) the amount of any fee, cost, expense or reserve with respect to liability or casualty events or business interruption shall be excluded, and (y) proceeds of such insurance in an amount representing the earnings for the applicable period that such proceeds are intended to replace shall be included, and

(xv) to the extent actually reimbursed or reimbursable by third parties pursuant to indemnification or reimbursement provisions or similar agreements or insurance, fees, costs, expenses or reserves incurred to the extent covered by indemnification provisions in any agreement in connection with any sale of Capital Stock, acquisition, Investment, Restricted Payment, Disposition, recapitalization, mergers, consolidations or amalgamations, option buyouts or incurrences, repayments, refinancings, amendments or modifications of Indebtedness (in each case, including any such transaction consummated prior to the Closing Date) shall be excluded.

“Consolidated Total Assets” shall mean, at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries at such date.

“Consolidated Working Capital” shall mean, as of any date of determination, Consolidated Current Assets as of such date minus Consolidated Current Liabilities as of such date; provided that there shall be excluded (a) the effect of reclassification during such period between current assets and long term assets and current liabilities and long term liabilities (with a corresponding restatement of the prior period to give effect to such reclassification), (b) the effect of any Disposition of any Person, facility or line of business or acquisition of any Person, facility or line of business during such period, (c) the effect of any fluctuations in the amount of accrued and contingent obligations under any Hedge Agreement, and (d) the application of purchase or recapitalization accounting.

“Contingent Obligation” shall mean, with respect to any Person, any direct or indirect liability of such Person with respect to any Indebtedness, liability or other obligation (the “primary obligation”) of another Person (the “primary obligor”), whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor in respect thereof to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss or failure or inability to perform in respect thereof. The amount of each Contingent Obligation shall be valued at the maximum aggregate principal amount (whether or not drawn or outstanding) of the Indebtedness or other primary obligation as of such date (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Contract Consideration” shall have the meaning given to such term in the definition of Excess Cash Flow.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Controlled Investment Affiliate” shall mean, as to any Person, any other Person which (i) directly or indirectly is in Control of, is Controlled by, or is under common Control with, such Person and is organized by such Person (or any Person Controlling such Person) primarily for making equity or debt investments in Holdings or other portfolio companies or (ii) is obligated pursuant to a commitment agreement to invest its capital as directed by such Person.

“Cost Saving Initiative” has the meaning given to such term in the definition of Consolidated EBITDA.

“Credit Agreement Refinancing Facilities” shall mean (a) with respect to any Class of Revolving Credit Commitments or Revolving Loans, Replacement Revolving Credit Commitments or Replacement Revolving Loans and (b) with respect to any Class of Term Loans, Refinancing Term Loans.

“Credit Agreement Refinancing Facility Lenders” shall mean a Lender with a Replacement Revolving Credit Commitment or Refinancing Term Loans.

“Credit Documents” shall mean this Agreement, the Notes (if any), the Security Agreement, any other Security Documents and each other agreement, instrument or document designated by the Borrower and the Administrative Agent as a “Credit Document”, but excluding, for the avoidance of doubt, any Hedge Agreements.

“Credit Facilities” shall mean the revolving credit, letter of credit and term loan facilities provided for by this Agreement.

“Credit Parties” shall mean Holdings, the Borrower and the Subsidiary Guarantors, or any of them as the context may require.

“Cure Expiration Date” shall have the meaning given to such term in Section 7.02.

“Cure Right” shall have the meaning given to such term in Section 7.02.

“Debt Issuance” shall mean any issuance or sale by the Borrower or any of its Restricted Subsidiaries of any Indebtedness (other than any Indebtedness permitted by Section 8.02 (except for (A) any Refinancing Term Loans incurred to refinance all or a portion of the Term Loans, (B) Incremental Loans incurred to refinance all or a portion of the Term Loans, or (C) Permitted External Refinancing Debt incurred to refinance all or a portion of the Term Loans)).

“Debtor Relief Laws” shall mean the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the U.S. or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” shall have the meaning given to such term in Section 2.06(k).

“Default” shall mean any event or condition that, with the passage of time or giving of notice, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean, subject to Section 2.19(b), at any time, (i) any Lender that has failed to (A) fund, or otherwise defaulted in the funding, of all or a portion of its ratable share of any requested Borrowing and such refusal has not been withdrawn or such default has not been cured within three Business Days of the date such Lender acquires knowledge of such default (provided that voluntary refusal of any Lender to fund shall be deemed to be knowledge of such default), unless such Lender notifies the Administrative Agent, the Issuing Lender and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (which conditions precedent, together with the applicable default, if any, shall be specifically identified in such writing) has not been satisfied, or (B) pay to the Administrative Agent, the Issuing Lender, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due; or (ii) any Lender that (A) has notified the Borrower, the Administrative Agent, the Issuing Lender or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s determination that a condition precedent to funding (which condition precedent, together with the applicable default, if any, shall be specifically identified in such writing or public statement) cannot be satisfied), (B) has failed, within three Business Days after written request by the Administrative Agent, the Issuing Lender or the Borrower, to confirm in writing to the Administrative Agent, applicable Issuing Lender and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (ii)(B) upon receipt of such written confirmation by the Administrative Agent, the Issuing Lender and the Borrower), or (C) the Administrative Agent and Issuing Lender have received notification that such Lender has, or has a direct or indirect parent company that is (1) insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors or (2) the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its direct or indirect parent company, or such Lender or its direct or indirect parent company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in that Lender or the existence of an Undisclosed Administration in respect of that Lender (or, in such case, any direct or indirect parent company thereof) by a Governmental Authority so long as such ownership interest or Undisclosed Administration does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Deposit Account” shall mean a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Derivative Transaction” shall mean (i) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity (including precious metal) swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, any other instrument linked to interest rates that gives rise to similar credit risks (including when-issued securities and forward deposits accepted), any equity derivative transaction, including any equity-linked swap, any equity-linked option, any forward equity-linked contract, any other instrument linked to equities that give rise to similar credit risks, any other instrument linked to commodities that gives rise to similar credit risks, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (ii) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Designated Counterparty” shall mean (a) any Lender (or Arranger) or an Affiliate of any Lender (or Arranger) that is a party to any Hedge Agreement or Secured Cash Management Agreement and (b) any party that was a Lender (or an Arranger) or an Affiliate of any Lender (or Arranger) at the time such Hedge Agreement or Secured Cash Management Agreement was entered into.

“Designated Non-Cash Consideration” shall mean the fair market value (as determined by the Borrower in good faith) of non-Cash consideration received by the Borrower or a Restricted Subsidiary in connection with a Disposition pursuant to Section 8.04(i) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower, setting forth the basis of such valuation (which amount will be reduced by the amount of Cash or Cash Equivalents received by the Borrower or Restricted Subsidiary in connection with a subsequent sale or conversion of such Designated Non-Cash Consideration to Cash or Cash Equivalents).

“Disposition” or “Dispose” shall have the meaning given to such term in Section 8.04.

“Disqualified Capital Stock” shall mean any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than for Qualified Capital Stock), in whole or in part, on or prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued, (b) is or becomes convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Capital Stock that would constitute Disqualified Capital Stock, in each case at any time on or prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued, (c) contains any mandatory repurchase obligation which may come into effect prior to the Termination Date or (d) provides for the scheduled payments of dividends in Cash on or prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued; provided that (x) any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Capital Stock is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Capital Stock upon the occurrence of any change in control, Qualifying IPO or any Disposition occurring prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued shall not constitute Disqualified Capital Stock if such Capital Stock provides that the issuer thereof will not redeem any such Capital Stock pursuant to such provisions prior to the Termination Date and (y) for purposes of clause (i) through (iv) above, it is understood and agreed that if any such maturity, redemption, conversion, exchange, repurchase obligation or scheduled payment is in part, only such part coming into effect prior to, in the case of clauses (i), (ii) and (iv) above, the date that is 91 days following the Latest Maturity Date and, in the case of clause (iii) above, prior to the Termination Date, shall constitute Disqualified Capital Stock.

“Disqualified Institution” shall mean (a) any Person designated by the Borrower in writing by name to the Arrangers on or prior to September 24, 2014 (and any Affiliate of such Person that is reasonably identifiable by name) and (b) any Person that is or becomes a

Company Competitor and is designated by the Borrower as such by name in a writing provided to the Arrangers (if prior to the Closing Date) or the Administrative Agent (if after the Closing Date) (and any Affiliate of such Company Competitor that is reasonably identifiable by name), which such designation after the Closing Date as a Company Competitor or an Affiliate thereof shall not apply retroactively to disqualify any Person that has previously acquired (i) any assignment or participation interest that is otherwise permitted pursuant to the terms of this Agreement or (ii) allocation in any Loan that was approved by Holdings in connection with the primary syndication of the Loans (solely in the case of this clause (ii) to the extent such Person acquiring such allocation shall have actually become a Lender in connection with the settlement of the primary syndication of the Loans); provided, that “Disqualified Institutions” shall not include any Bona Fide Debt Fund Affiliate of any Company Competitor unless such Bona Fide Debt Fund Affiliate was separately identified pursuant to clause (a) above.

“Disregarded Domestic Subsidiary” shall mean any Domestic Subsidiary that is treated as a disregarded entity for U.S. federal income tax purposes that holds no material assets other than the equity of one or more Foreign Subsidiaries.

“Dollars” or “$” shall mean dollars of the United States.

“Dollar Equivalent” shall mean, at any time, (a) with respect to any amount denominated in Dollars, such amount and (b) with respect to any amount denominated in any currency other than Dollars, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date or other relevant date of determination) for the purchase of Dollars with such other currency.

“Domestic Subsidiary” shall mean any Subsidiary of the Borrower incorporated or organized under the laws of the United States, any state thereof or the District of Columbia.

“Dutch Auction” shall have the meaning given such term on Exhibit G hereof.

“Eligible Assignee” shall mean any Person that is (i) a Lender, an affiliate of any Lender or an Approved Fund (any two or more Approved Funds being treated as a single Eligible Assignee for all purposes hereof), (ii) a commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans in the ordinary course of business or (iii) subject to the requirements of Section 12.07(d) with respect to Term Loans, Holdings, the Borrower or any of its Subsidiaries and any of their respective Affiliates; provided, that “Eligible Assignee” shall not include any (i) natural Person, (ii) Disqualified Institution or (iii) Defaulting Lender.

“Engagement Letter” shall mean the letter from the Arrangers to the Borrower, dated as of September 24, 2014, relating, among others, to certain fees payable in respect of the transactions contemplated by this Agreement.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of its business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law (collectively, “Claims”), including, without limitation, (i) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Substances or arising from alleged injury or threat of injury to human health or the environment.

“Environmental Laws” shall mean any and all foreign, federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, rules of common law and orders of courts or Governmental Authorities, relating to pollution, protection of the environment or protection of health and safety from exposure to Hazardous Substances, now or hereafter in effect and in each case as amended from time to time, including, without limitation, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, registration, authorization, permitting, investigation or remediation of Hazardous Substances.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, and all rules and regulations from time to time promulgated thereunder.

“ERISA Affiliate” shall mean any Person (including any trade or business, whether or not incorporated) that would be deemed to be under “common control” with, or a member of the same “controlled group” as any Credit Party or any Subsidiary of any Credit Party, within the meaning of Sections 414 of the Code or Section 4001 of ERISA.

“ERISA Event” shall mean any of the following with respect to a Plan or Multiemployer Plan, as applicable: (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA with respect to any Plan unless the 30-day notice requirement has been waived by the PBGC or by regulation, (ii) an application for a minimum funding waiver pursuant to Section 412 of the Code, (iii) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA), (iv) the withdrawal by any Credit Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, (v) imposition of a lien under Section 303(k) of ERISA or Section 430(k) of the Code with respect to any Plan, (vi) the adoption of an amendment to a Plan that results in the loss of tax exempt status pursuant to Section 401(a)(29) of the Code, (vii) a complete or partial withdrawal by any Credit Party or any ERISA Affiliate from a Multiemployer Plan or the receipt by any Credit Party or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA, (viii) the distribution by any Credit Party or any ERISA Affiliate under Section 4041 or 4041A of ERISA of a notice of intent to terminate any Plan or the taking of any action to terminate any Plan, (ix) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042(a)(1) through (4) of ERISA that would reasonably be expected to result in the termination of, or the appointment of a trustee to administer, such Plan, (x) the institution of a proceeding by any fiduciary of any Multiemployer Plan against any Credit Party or any ERISA Affiliate to enforce Section 515 of ERISA, which is not dismissed within 30 days, (xi) the imposition upon any Credit Party or any ERISA Affiliate of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, or the imposition or threatened imposition of any Lien upon any assets of any Credit Party or any ERISA Affiliate as a result of any alleged failure to comply with the Code or ERISA in respect of any Plan, (xii) receipt from the Internal Revenue Service of final notice of the failure of any Plan to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Plan to qualify for exemption from taxation under Section 501(a) of the Code, or (xiii) the imposition of a penalty tax under Section 4975 of the Code in respect of a nonexempt Prohibited Transaction which would reasonably be expected to result in liability to any Credit Party.

“Euro” or “€” shall mean the lawful currency of the Participating Member States.

“Event of Default” shall have the meaning given to such term in Section 9.01.

“Excess Cash Flow” shall mean for any fiscal year of the Borrower, an amount (if positive) equal to:

(a) the sum, without duplication, of

(i) Consolidated Net Income for such fiscal year; plus

(ii) the amount of all non-Cash charges or expenses deducted in calculating Consolidated Net Income including for depreciation and amortization (excluding any non-Cash charge to the extent that it represents an accrual or reserve for potential Cash charge in any future period or amortization of a prepaid Cash gain that was paid in a prior period) for such fiscal year; plus

(iii) an amount equal to any decrease in Consolidated Working Capital from the first day to the last day of such fiscal year; plus

(iv) the aggregate net amount of any non-Cash loss on Dispositions of property by the Borrower and its Restricted Subsidiaries during such fiscal year (other than Dispositions in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income; plus

(v) Cash income or gain (actually received in Cash) of the type described in clauses (iii), (iv), (v), (vii) and (xi) of the definition of “Consolidated Net Income”, to the extent excluded from the calculation of Consolidated Net Income for such fiscal year pursuant to the definition thereof (other than in respect of sales or Dispositions to the extent the Borrower is permitted to reinvest such proceeds or is required to prepay the Loans with such proceeds, in each case, pursuant to Section 2.06(f)), plus

(vi) expenses deducted from Consolidated Net Income during such fiscal year in respect of expenditures made during any prior period for which a deduction from Excess Cash Flow was made in such prior period pursuant to clause (b) below, minus

(b) the sum (without duplication), of:

(i) Capital Expenditures for such fiscal year to the extent paid in Cash and not financed from the proceeds of long-term Indebtedness (other than revolving Indebtedness) incurred for that purpose; plus

(ii) to the extent included, or not deducted in arriving at such Consolidated Net Income and without duplication of amounts deducted from Excess Cash Flow in respect of a prior period, the aggregate consideration actually paid in Cash by the Borrower or any of its Restricted Subsidiaries during such period or after such period and prior to the relevant date of such Excess Cash Flow Prepayment Date required by Section 2.10(g) with respect to Investments permitted under Section 8.05 (and not financed with long-term Indebtedness (other than revolving Indebtedness)) (other than (A) Investments under Section 8.05(o) and (B) Investments (x) in Cash and Cash Equivalents or (y) in the Borrower or any of its Restricted Subsidiaries); plus

(iii) without duplication of amounts deducted from Excess Cash Flow in respect of a prior period, the amount of Restricted Junior Payments pursuant to clauses (d), (e), (f), (g), (h), (j), (l) (only if such Investment is not of the type excluded under each of the parentheticals set forth at the end of clause (ii) above) and (m) of Section 8.06 (or otherwise consented to by the Required Lenders) made in Cash during such period or after such period and prior to the relevant date of such Excess Cash Flow Prepayment Date, except, in each case, to the extent financed with long term Indebtedness (other than revolving Indebtedness), plus;

(iv) an amount equal to any increase in Consolidated Working Capital from the first day to the last day of such fiscal year; plus

(v) in the event the Borrower or any of its Restricted Subsidiaries receive Cash proceeds in connection with the Radford Sale, the amount of such proceeds; plus

(vi) to the extent included or not deducted in arriving at such Consolidated Net Income, the amount of management or similar fees paid in Cash in such period pursuant to Section 8.07(c); plus

(vii) any required up-front Cash payments in respect of Hedge Agreements to the extent not financed with the proceeds of long-term Indebtedness (other than revolving Indebtedness) and not deducted in arriving at such Consolidated Net Income; plus

(viii) without duplication of amounts deducted in calculating the prepayment under Section 2.06(g), the aggregate amount of all principal payments and purchase of Indebtedness of the Borrower and its Restricted Subsidiaries made during such period (including (A) scheduled principal payments with respect to Indebtedness pursuant to Section 2.06(a) and (b) (or any equivalent provision in any Refinancing Amendment with respect to the Term Loans), (B) the principal component of payments in respect of Capital Leases, (C) the amount of any mandatory prepayment of Term Loans pursuant to this Agreement (other than Section 2.06(g)) and (D) the amount of any purchases of any Term Loans by the Borrower (calculated based on consideration paid in cash by the Borrower for such Term Loans) or the Restricted Subsidiaries in respect of any assignment made in accordance with Section 12.07(d) or (e) of this Agreement (including in connection with any Dutch Auction) (or any equivalent provision in any Refinancing Amendment with respect to the Term Loans) but excluding (1) all other prepayments of the Term Loans, (2) all repayments of any revolving credit facility arrangements (except to the extent there is an equivalent permanent reduction in commitments thereunder that is not being made in connection with a refinancing or replacement thereof and other than in respect of the Revolving Loans and the Revolving Credit Commitments which, for the avoidance of doubt, shall be permitted to be deducted in calculating the prepayment under Section 2.06(g) as and to the extent provided therein)), and (3) in each case any such payments and purchases to the extent financed with the proceeds of long-term Indebtedness (other than revolving Indebtedness); plus;

(ix) the amount of (A) any non-Cash gains and income included in calculating Consolidated Net Income for such fiscal year, (B) all Cash expenses, charges and losses excluded in arriving at such Consolidated Net Income, in each case, to the extent not financed with the proceeds of long-term Indebtedness (other than revolving Indebtedness) and (C) the portion of Consolidated Net Income attributable to any Foreign Subsidiaries, except to the extent of any Cash actually repatriated to the Borrower or any of its Restricted Subsidiaries that are Domestic Subsidiaries; plus

(x) the amount, if any, for such Tax period by which the sum of (x) Taxes (including pursuant to any Tax sharing arrangements) and Tax Distributions pursuant to Section 8.06(c) paid in Cash in such period and (y) any reserves required to be set aside in accordance with applicable accounting standards in respect of Taxes that are payable (including by way of any Tax sharing arrangements and Tax Distributions pursuant to Section 8.06(c)) within the four consecutive fiscal quarters following such period exceeds the amount of Tax and Tax Distribution expense deducted in arriving at Consolidated Net Income for such period; provided that, to the extent the amount of any reserve described in the foregoing clause (y) is less than the amount actually paid in Cash during such subsequent four consecutive fiscal quarters in respect of such Taxes, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of the subsequent four fiscal quarters; plus

(xi) any Cash payments actually made during such fiscal year that represent a non-Cash charge deducted in calculating Consolidated Net Income in a previous fiscal year; plus

(xii) the aggregate amount of expenditures actually made by Holdings, the Borrower or any of its Restricted Subsidiaries in Cash during such period for the payment of financing fees, rent and pension and other retirement benefits to the extent that such expenditures are not expensed during such period (with such expenditures to be included in the period in which they are expensed); plus

(xiii) without duplication of amounts deducted from Excess Cash Flow in respect of a prior period, at the option of the Borrower, the aggregate consideration (including earn-outs) required to be paid in Cash by the Borrower or its Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to capital expenditures, acquisitions or Investments permitted by Section 8.05 or otherwise consented to by the Required Lenders (other than (A) Investments under Section 8.05(o) and (B) Investments (x) in Cash and Cash Equivalents or (y) in the Borrower or any of its Restricted Subsidiaries) to be consummated or made during the period of four consecutive fiscal quarters of the Borrower following the end of such period (except, in each case, to the extent financed with long-term Indebtedness (other than revolving Indebtedness)); provided that to the extent the aggregate amount actually utilized in Cash to finance such capital expenditures, acquisitions or Investments during such subsequent period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such subsequent period of four consecutive fiscal quarters.

“Excess Cash Flow Prepayment Date” shall have the meaning given to such term in Section 2.06(g).

“Exchange Act” shall mean the Securities Exchange Act of 1934, and all rules and regulations from time to time promulgated thereunder.

“Excluded Assets” shall mean, (i) with respect to Realty, (x) all leasehold interests (including requirements to deliver landlord lien waivers, estoppels and collateral access letters), (y) all fee-owned Realty located outside the United States and (z) with respect to all other fee-owned Realty, (i) to the extent owned as of the Closing Date, all such Realty that is not specified on Schedule 1.01(b) and (ii) to the extent acquired after the Closing Date, all such Realty having a fair market value of less than $7,500,000 as of the date such Realty was acquired, (ii) all motor vehicles and other assets subject to certificates of title, letter of credit rights having a fair market value of less than $7,500,000 (except to the extent a security interest therein can be perfected by filing a UCC financing statement) and any commercial tort claims involving a claim for less than $7,500,000, (iii) any asset to the extent a grant of a security interest therein is prohibited or restricted by applicable Requirements of Law or that would require the consent of any Governmental Authority or third party to such pledge or the grant of such security interest, unless such consent has been obtained, in each case, except to the extent such prohibition or restriction is ineffective under the applicable UCC (other than proceeds thereof, the assignment of which is expressly deemed effective under the applicable UCC notwithstanding such prohibition or restriction), (iv) Margin Stock, (v) all leases, contracts, agreements, licenses, franchises and permits to the extent the grant of a security interest therein is prohibited or is restricted by applicable Requirements of Law or by the terms thereof or that would require the consent of any Governmental Authority or third party to such pledge or security interest, unless such consent has been obtained, in each case except to the extent such prohibition or restriction is ineffective under the applicable UCC (other than proceeds thereof, the assignment of which is expressly deemed effective under the applicable UCC notwithstanding such prohibition), (vi) equipment and assets that are subject to a lien securing a purchase money or Capital Lease obligation permitted to be incurred under the Credit Documents, if the underlying contract or other agreement prohibits or restricts the creation of any other lien on such equipment (including any requirement to obtain the consent of a third party) or the granting of a lien on such assets would trigger the termination (or a right of termination) of any such purchase money or capital lease agreement pursuant to any “change of control” or similar provision or the ability for any third party to amend any rights, benefits and/or obligations of the Credit Parties in respect of those assets or which require any Credit Party or any subsidiary of any Credit Party to take any action materially adverse to the interests of that subsidiary or any Credit Party, except to the extent such prohibition or restriction is ineffective under the applicable UCC (other than the proceeds thereof, with respect to which the collateral assignment in favor of the Secured Parties is expressly deemed effective under the applicable UCC notwithstanding such prohibition), (vii) those assets as to which the Administrative Agent and the Borrower reasonably agree that the cost, burden or consequences (including adverse tax consequences) of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby, (viii) Capital Stock in (A) any partnership, joint venture and any non-Wholly Owned Subsidiary to the extent not permitted or restricted by the terms of such Person’s Organization Documents or other agreements with the other holders of Capital Stock in such Person, or would require the consent of any third party to such pledge or security interest, unless such consent has been obtained and (B) any Excluded Subsidiary of the type referred to in clauses (b), (d), (e), (j) and (f) of the definition of “Excluded Subsidiary”, (ix) Capital Stock of any Foreign Subsidiary of the Borrower or Disregarded Domestic Subsidiary of the Borrower, other than 65% of the issued and outstanding Capital Stock entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the Capital Stock not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) of such Foreign Subsidiary or Disregarded Domestic Subsidiary, as applicable, (x) assets to the extent a security interest in such assets would result in material adverse tax consequences (including as a result of the operation of Section 956 of the Code or any similar law or regulation in any applicable jurisdiction), (xi) all foreign intellectual property and any “intent-to-use” trademark applications prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law, (xii) deposit accounts and securities accounts (including zero balance accounts consisting exclusively of funds used for payroll), (xiii) the Radford Assets and (xiv) such other assets with respect to which the Administrative Agent and the Borrower shall have reasonably determined shall constitute “Excluded Assets”.

“Excluded Contributions” shall mean the Net Cash Proceeds of Qualified Equity Issuances (other than any issuances of Permitted Cure Security) designated as Excluded Contributions pursuant to an officer’s certificate delivered to the Administrative Agent on or promptly after the date such Qualified Equity Issuances, as the case may be, which are excluded from amounts included in the Available Amount.

“Excluded Subsidiary” shall mean:

(a) any Restricted Subsidiary that is not a Wholly-Owned Subsidiary,

(b) any Immaterial Subsidiary,

(c) any Restricted Subsidiary that (i) is prohibited by (A) any Requirement of Law or (B) any contractual obligation that from providing a Guaranty (provided that in the case of the foregoing clause (B), such contractual obligation exists on the Closing Date or at the time such Restricted Subsidiary becomes a Subsidiary and shall not have been entered into in contemplation of such Restricted Subsidiary becoming a Subsidiary) or (ii) would require a governmental consent, approval, license or authorization (including any regulatory consent, approval, license or authorization) to provide a Guaranty,

(d) any not-for-profit subsidiary,

(e) captive insurance subsidiaries,

(f) any special purpose entity used for any permitted securitization or receivables facility or financing,

(g) any Foreign Subsidiary,

(h) any Disregarded Domestic Subsidiary,

(i) any Domestic Subsidiary that is a direct or indirect Subsidiary of a Foreign Subsidiary or a Disregarded Domestic Subsidiary,

(j) any Unrestricted Subsidiary, and

(k) any other Restricted Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the Borrower, the burden or cost of providing a Guaranty (including any materially adverse tax consequences) outweighs the benefits afforded thereby.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranties of such Guarantor of or the grant by such Guarantor of a Lien to secure, such Swap Obligation (or any Guaranties thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation (which for the avoidance of doubt shall be determined after giving effect to any “keepwell, support or other agreement” (as such terms are used under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the security interest of such Guarantor becomes effective with respect to such Swap Obligation). If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranties or security interest is or becomes illegal.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, any U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.20) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Letter of Credit” shall mean any letter of credit previously issued that (a) will remain outstanding on and after the Closing Date and (b) is listed on Schedule 1.01(a) hereto.

“Expected Cost Savings” has the meaning given to such term in the definition of Consolidated EBITDA.

“Extended Maturity Date” shall have the meaning given to such term in Section 12.06(c).

“Extension” shall have the meaning given to such term in Section 12.06(c).

“Extension Amendments” shall have the meaning given to such term in Section 12.06(g).

“Extension Offer” shall have the meaning given to such term in Section 12.06(c).

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement.

“Federal Funds Rate” shall mean, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent.

“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System or any successor thereto.

“Financial Covenant” shall mean the covenant contained in Section 7.01 of this Agreement.

“Financial Covenant Cross Acceleration” shall have the meaning given to such term in Section 9.01(b).

“First Lien Leverage Ratio” shall mean the ratio, as of any date of determination, of (a) Consolidated First Lien Debt as of such date (net of the Unrestricted Cash Amount as of such date) to (b) Consolidated EBITDA for the Test Period then most recently ended.

“Fixed Amounts” shall have the meaning given to such term in Section 1.02(b)(v).

“Floating Restricted Junior Payment Amount” shall mean, at any time the greater of $50,000,000 and 2.0% of Consolidated Total Assets of the last day of the most recently ended Test Period, minus the sum of (a) the amount of Restricted Junior Payments made by the Borrower or any Restricted Subsidiary in reliance on Section 8.06(d) and (b) the amount of outstanding Investments made by the Borrower or any Restricted Subsidiary in reliance on Section 8.05(m).

“Flood Hazard Property” shall mean any Realty subject to a Mortgage and located in an area designated by the Federal Emergency Management Agency as having special flood or mudslide hazards.

“Foreign Factoring Arrangement” shall mean any non-recourse factoring arrangement entered into by any Foreign Subsidiary with respect to accounts receivable of such entity pursuant to customary terms, in each case, under which none of the Borrower, any Credit Party or any Restricted Subsidiary that is a Domestic Subsidiary shall have any Contingent Obligation, provided that the aggregate recourse and exposure of any Foreign Subsidiaries in respect to all such arrangements shall not at any time exceed $75,000,000.

“Foreign Lender” shall mean a Lender that is not a U.S. Person.

“Foreign Subsidiary” shall mean any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Fronting Exposure” shall mean at any time there is a Defaulting Lender, (a) with respect to the Issuing Lender, such Defaulting Lender’s Applicable Percentage of the outstanding Obligations with respect to Letters of Credit issued by the Issuing Lender other than such Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to any Swingline Lender, such Defaulting Lender’s Applicable Percentage of outstanding Swingline Loans made by such Swingline Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.

“Funded Debt” shall mean, with respect to any Person, without duplication, (i) all Indebtedness of such Person for borrowed money, (ii) all purchase money Indebtedness of such Person, including without limitation the principal portion of all obligations of such Person under Capital Leases (iii) all Contingent Obligations of such Person with respect to Funded Debt of another Person and (iv) all unreimbursed obligations with respect to standby letters of credit or bankers’ acceptances issued or created for the account of such Person (but excluding, for the avoidance of doubt, the face amount of any issued and undrawn letters of credit and bankers’ acceptances).

“GAAP” shall mean generally accepted accounting principles, as set forth in the statements, opinions and pronouncements of the Accounting Principles Board, the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained, as in effect from time to time (subject to the provisions of Section 1.02).

“Governmental Authority” shall mean the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory or self-regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantors” shall mean, collectively, each of Holdings and the Subsidiary Guarantors, and each, a “Guarantor”.

“Guaranty” shall mean the guaranty set forth in Article 11 of this Agreement made by Holdings and each Subsidiary Guarantor in favor of the Administrative Agent and the Secured Parties.

“Hazardous Substances” shall mean any substances or materials (i) that are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants or toxic substances under any Environmental Law, (ii) that are defined or regulated by any Environmental Law as toxic, explosive, corrosive, ignitable, infectious, radioactive, mutagenic or otherwise hazardous, (iii) the presence of which require investigation or response under any Environmental Law, or (iv) that contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or wastes, crude oil, nuclear fuel, toxic mold, natural gas or synthetic gas.

“Hedge Agreement” shall mean any agreement with respect to any Derivative Transaction between any Credit Party or any Restricted Subsidiary and any other Person.

“Hedging Obligation” shall mean, with respect to any Person, the obligations of such Person under any Hedge Agreement.

“Holdings” shall have the meaning given to such term in the introductory paragraph to this Agreement.

“Immaterial Subsidiary” shall mean any Restricted Subsidiary of the Borrower as to which, as of any relevant date of determination, (a) the consolidated total assets of such Restricted Subsidiary and its Subsidiaries (on a consolidated basis and giving effect to intercompany eliminations) and all other Immaterial Subsidiaries as of such date (and their respective Subsidiaries (on a consolidated basis and giving effect to intercompany eliminations), do not exceed an amount equal to 5.0% of the consolidated total assets (giving effect to intercompany eliminations) of the Borrower and its Subsidiaries as of the last day of the most recently ended fiscal quarter and (b) the revenues of such Restricted Subsidiary and its Subsidiaries (on a consolidated basis and giving effect to intercompany eliminations) for such fiscal quarter and all other Immaterial Subsidiaries as of such date (on a consolidated basis and giving effect to intercompany eliminations) for such fiscal quarter do not exceed an amount equal to 5.0% of the consolidated revenues (giving effect to intercompany eliminations) of the Borrower and its Subsidiaries for such quarter, unless in either case, the Borrower shall have designated that such Restricted Subsidiary shall not be an Immaterial Subsidiary.

“Incremental Cap” shall mean (a) $550,000,000 (less any amounts incurred in reliance on clause (r)(a) of Section 8.02) plus (b) the aggregate amount of any voluntary prepayment of Term Loans, senior secured Indebtedness that is secured on a pari passu basis or Revolving Loans (to the extent accompanied by a corresponding permanent reduction of the Revolving Credit Commitments) to the extent the relevant prepayment or reduction is not funded or effected with any long term Indebtedness; plus (c) an unlimited amount so long as, in the case of this clause (c), (x) if such Indebtedness is secured on a first lien basis, the First Lien Leverage Ratio would not exceed 2.25:1.00; (y) if such Indebtedness is secured on a second or junior lien basis, the Total Secured Leverage Ratio would not exceed 2.25:1.00; and (z) if such Indebtedness is unsecured, the Total Leverage Ratio would not exceed 4.00:1.00, in each case calculated on a Pro Forma Basis as of the last day of the most recently ended Test Period and, in the case of any Incremental Revolving Facility, assuming a full drawing of such Incremental Revolving Facility.

“Incremental Commitment” shall mean any commitment made by a lender to provide all or any portion of any Incremental Facility or Incremental Loan.

“Incremental Facility” shall have the meaning given to such term in Section 2.22.

“Incremental Facility Agreement” shall mean an agreement in form and substance reasonably satisfactory to the Administrative Agent containing the terms of any Incremental Facility incurred pursuant to Section 2.22.

“Incremental Loan” shall have the meaning given to such term in Section 2.22.

“Incremental Revolving Credit Facility” shall have the meaning given to such term in Section 2.22.

“Incremental Revolving Lender” shall mean, with respect to any Incremental Revolving Facility, each Revolving Lender providing any portion of such Incremental Revolving Facility.

“Incremental Revolving Facility” shall have the meaning given to such term in Section 2.22.

“Incremental Revolving Loan” shall have the meaning given to such term in Section 2.22.

“Incremental Term Facility” shall have the meaning given to such term in Section 2.22.

“Incremental Term Loans” shall have the meaning given to such term in Section 2.22.

“Incurrence-Based Amounts” shall have the meaning given to such term in Section 1.02(b)(v).

“Indebtedness” shall mean, with respect to any Person (without duplication), (i) all indebtedness and obligations of such Person for borrowed money or in respect of loans or advances of any kind, (ii) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments to the extent the same would appear as a liability on a balance sheet in conformity with GAAP, (iii) all reimbursement obligations of such Person with respect to surety bonds, letters of credit and bankers’ acceptances (in each case, whether or not drawn or matured and in the stated amount thereof), (iv) all obligations of such Person to pay the deferred purchase price of property or services (other than services provided by employees and individual independent contractors) (excluding (w) any earn-out obligation or purchase price adjustments until such obligation becomes a liability on the balance sheet (excluding the footnotes thereto) in accordance with GAAP and has not been paid within 30 days after becoming due and payable, (x) any such obligations incurred under ERISA, (y) accrued expenses and trade accounts payable in the ordinary course of business (including on an inter-company basis) and (z) liabilities associated with customer prepayments and deposits), which purchase price is (i) due more than six months from the date of incurrence of the obligation in respect thereof or (ii) evidenced by a note or similar written instrument to the extent the same would appear as a liability on a balance sheet prepared in accordance with GAAP; provided, however, that all such obligations and liabilities that are limited in recourse solely to such property shall be included in Indebtedness only to the extent of the book value of such property as would be shown on a balance sheet prepared in accordance with GAAP, (v) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person; provided, however, that all such obligations and liabilities that are limited in recourse solely to such property shall be included in Indebtedness only to the extent of the book value of such property as would be shown on a balance sheet prepared in accordance with GAAP, (vi) all obligations of such Person as lessee under leases that are or are required to be, in accordance with GAAP, recorded as Capital Leases, to the extent such obligations are required to be so recorded, (vii) all obligations and liabilities of such Person incurred in connection with any transaction or series of transactions providing for the financing of assets through one or more securitizations or in connection with, or pursuant to, any synthetic lease or similar off-balance sheet financing, (viii) all Disqualified Capital Stock issued by such Person, with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any (for purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the board of directors or other governing body of the issuer of such Disqualified Capital Stock), (ix) Contingent Obligations of such Person, (x) all net obligations of such Person in respect of any Derivative Transaction, including any Hedge Agreement, whether or not entered into for hedging or speculative purposes; provided that in no event shall obligations under any Derivative Transaction be deemed “Indebtedness” for any calculation of financial ratio under this Agreement and (xi) all indebtedness of the type referred to in clauses (i) through (x) above (A) of any partnership or unincorporated joint venture in which such Person is a general partner or joint venturer to the extent such Person is liable therefor or (B) secured by any Lien on any property or asset owned or held by such Person regardless of whether or not the indebtedness secured thereby shall have been incurred or assumed by such Person or is nonrecourse to the credit of such Person; provided, however, the amount of any indebtedness of others that constitutes Indebtedness of such Person solely by reason of this clause (B) shall not for purposes of this Agreement exceed the fair market value of the properties or assets subject to such Lien. Notwithstanding anything herein to the contrary, the term “Indebtedness” shall not include, and shall be calculated without giving effect to, (y) the effects of Accounting Standards Codification Topic 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose hereunder as a result of accounting for any embedded derivatives created by hereunder but for the application of this proviso shall not be deemed an incurrence of Indebtedness hereunder and (z) the effects of Statement of Financial Account Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivative created by the terms of such Indebtedness and any such amounts that would have constituted Indebtedness under this Agreement but for the application of this sentence shall not be deemed to be an incurrence of Indebtedness under this Agreement. For the avoidance of doubt, Indebtedness shall exclude ordinary course intercompany payables among the Borrower and its Restricted Subsidiaries.

“Indemnified Costs” shall have the meaning given to such term in Section 12.02.

“Indemnified Person” shall have the meaning given to such term in Section 12.02.

“Indemnified Taxes” shall mean (a) Taxes imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes, other than, in the case of clauses (a) and (b), Excluded Taxes.

“Information Memorandum” shall mean the Confidential Information Memorandum dated September 2014, relating to the Borrower and its Subsidiaries and the Transactions.

“Initial Revolving Credit Commitments” shall mean, with respect to any Initial Revolving Lender, the amount set forth on such Lender’s signature page under the caption “Revolving Credit Commitment” on the Closing Date or, if such Lender has entered into one or more Assignment and Acceptances, the amount set forth for such Lender at such time in the Register maintained by the Administrative Agent pursuant to Section 12.07(b) as such Lender’s “Revolving Credit Commitment”, as such amount may be reduced or increased at or prior to such time pursuant to the terms hereof. The aggregate amount of Initial Revolving Credit Commitments of all Initial Revolving Lenders shall be $250,000,000 on the Closing Date.

“Initial Revolving Credit Exposure” shall mean, with respect to any Lender as of any date of determination, (i) prior to the termination of the Initial Revolving Credit Commitments, that Lender’s Initial Revolving Credit Commitment; and (ii) after the termination of the Initial Revolving Credit Commitments, the sum of (a) the aggregate outstanding principal amount of the Initial Revolving Loans of that Lender, (b) in the case of the Issuing Lender, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (net of any participations by Lenders in such Letters of Credit), (c) the aggregate amount of all participations by that Lender in any outstanding Letters of Credit or any unreimbursed drawing under any Letter of Credit, (d) in the case of the Swingline Lender, the aggregate outstanding principal amount of all Swingline Loans (net of any participations therein by other Lenders), and (e) the aggregate amount of all participations therein by that Lender in any outstanding Swingline Loan.

“Initial Revolving Lender” shall mean a Lender with an Initial Revolving Credit Commitment or any Initial Revolving Credit Exposure.

“Initial Revolving Credit Maturity Date” shall mean the date that is five years after the Closing Date.

“Initial Revolving Loans” shall mean the revolving loans made by the Initial Revolving Lenders to the Borrower pursuant to Section 2.01(b).

“Initial Term Lender” shall mean any Lender having an Initial Term Loan Commitment and/or holding outstanding Initial Term Loans.

“Initial Term Loan Commitment” shall mean, with respect to any Term Lender the amount set forth on such Term Lender’s signature page under the caption “Term Loan Commitment” on the Closing Date or, if such Term Lender has entered into one or more Assignment and Acceptances or Affiliate Assignment Agreements, the amount set forth for such Term Lender at such time in the Register maintained by the Administrative Agent pursuant to Section 12.07(b) as such Lender’s “Term Loan Commitment,” as such amount may be reduced at or prior to such time pursuant to the terms hereof. The aggregate amount of the Initial Term Loan Commitments of all Term Lenders shall be $1,350,000,000 on the Closing Date.

“Initial Term Loan Maturity Date” shall mean the date that is seven years after the Closing Date.

“Initial Term Loans” shall have the meaning given to such term in Section 2.01(a).

“Intellectual Property” shall have the meaning given to such term in the Security Agreement.

“Interest Period” shall have the meaning given to such term in Section 2.10.

“Investments” shall have the meaning given to such term in Section 8.05.

“IRS” shall mean the United States Internal Revenue Service.

“Issuer Documents” shall mean with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the Issuing Lender and the Borrower (or any Restricted Subsidiary) or in favor of the Issuing Lender and relating to such Letter of Credit.

“Issuing Lender” shall mean, unless the context requires otherwise, (i) Bank of America, N.A., in its capacity as an issuer of Letters of Credit and (ii) any other Revolving Lender designated as the “Issuing Lender” by the Administrative Agent, such Revolving Lender and the Borrower, in its capacity as issuer of Letters of Credit, and its successors in such capacity. In the event there is more than one Issuing Lender, the relevant provisions herein and in the other Credit Documents shall be construed accordingly to refer to the applicable Issuing Lenders, as appropriate.

“Knowledge” shall mean, with respect to any Person, the actual knowledge of a Responsible Officer of such Person.

“Latest Maturity Date” shall mean, at any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time.

“Latest Revolving Credit Maturity Date” shall mean, as of any date of determination, the latest maturity or expiration date applicable to any Revolving Loan or Revolving Credit Commitment hereunder at such time.

“Latest Term Loan Maturity Date” shall mean, as of any date of determination, the latest maturity or expiration date applicable to any Term Loan or Term Loan Commitment hereunder at such time.

“Lender” shall mean each financial institution signatory hereto and each other financial institution that becomes a “Lender” hereunder pursuant to Section 12.07 or Section 2.22, as applicable.

“Lending Office” shall mean, with respect to any Lender, the office of such Lender designated as its “Lending Office” on its signature page hereto or in an Assignment and Acceptance or Affiliate Assignment Agreement, or such other office as may be otherwise designated in writing from time to time by such Lender to the Borrower and the Administrative Agent. A Lender may designate separate Lending Offices as provided in the foregoing sentence for the purposes of making or maintaining different Types of Loans.

“Letter of Credit Application” shall mean an application and agreement for the issuance or amendment of a Letter of Credit in the form of Exhibit I or such other form as shall be agreed by the Borrower and the applicable Issuing Lender.

“Letter of Credit Exposure” shall mean, with respect to any Lender at any time, such Lender’s ratable share (based on the proportion that its Revolving Credit Commitment bears to the aggregate Revolving Credit Commitments at such time) of the sum of (i) the aggregate Stated Amount of all Letters of Credit outstanding at such time and (ii) the aggregate amount of all Reimbursement Obligations outstanding at such time.

“Letter of Credit Notice” shall have the meaning given to such term in Section 3.02.

“Letter of Credit Usage” shall mean, as at any date of determination, the sum of (i) the maximum aggregate amount which is, or at any time thereafter may become, available for drawing under all Letters of Credit then outstanding, (including without limitation, any and all Letters of Credit for which documents have been presented that have not been honored or dishonored) and (ii) the aggregate amount of all drawings under Letters of Credit honored by the Issuing Lender and not theretofore reimbursed by or on behalf of the Borrower.

“Letters of Credit” shall have the meaning given to such term in Section 3.01(b).

“LIBOR Loan” shall mean, at any time, any Loan that bears interest at such time at the applicable Adjusted LIBOR Rate.

“LIBOR Rate” shall mean, with respect to each LIBOR Loan comprising part of the same Borrowing for any Interest Period, the higher of:

(x) in respect of the Initial Term Loans only, 1.00% per annum; and

(y) (a) in the case of any LIBOR Loan denominated in Dollars, Sterling or another Alternate Currency (other than Euros or Canadian Dollars):

(i) the rate per annum equal to the rate determined by reference to the ICE Benchmark Administration London Interbank Offered Rate (as provided by any service which has been nominated by the ICE Benchmark Administration as an authorized information vendor for the purpose of displaying such rate) for deposits in Dollars, Sterling or such Alternate Currency, as applicable (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period,

(ii) if the rate referenced in the preceding clause (a)(i) does not appear on such page or service or such page or service is not available, the rate per annum equal to the rate reasonably determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average ICE Benchmark Administration London Interbank Offered Rate for deposits in Dollars or an average ICE Benchmark Administration London Interbank Offered Rate for deposits in Sterling or such Alternate Currency, as applicable, offered in the London interbank market (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period or

(iii) if the rates referenced in the preceding clauses (a)(i) and (a)(ii) are not available, the rate per annum reasonably determined by the Administrative Agent as the rate of interest at which deposits in Dollars, Sterling or such Alternate Currency, as applicable, for delivery on the first day of such Interest Period in immediately available funds in the approximate amount of the LIBOR Loan being made, continued or converted by the Administrative Agent and with a term equivalent to such Interest Period would be offered by a London-based Affiliate of the Administrative Agent to major banks in the London interbank market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period or, if different in the case of LIBOR Loans denominated in such Alternate Currency other than Sterling, the date on which quotations would customarily be provided by leading banks in the London interbank market for deposits of amounts in the relevant currency for delivery on the first day of such Interest Period;

(b) in the case of any LIBOR Loan denominated in Euros:

(i) the rate per annum equal to the offered rate as published by Bloomberg (or another commercially available source providing quotations of the Banking Federation of the European Union Interest Settlement Rate for deposits in Euros as designated by the Administrative Agent with the consent of the Borrower from time to time) for deposits in Euros (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (Brussels time) two Business Days prior to the first day of such Interest Period,

(ii) if the rate referenced in the preceding clause (b)(i) does not appear on such page or service or such page or service is not available, the rate per annum equal to the rate reasonably determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average Banking Federation of the European Union Interest Settlement Rate for deposits in Euros (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period or

(iii) if the rates referenced in the preceding clauses (b)(i) and (b)(ii) are not available, the rate per annum reasonably determined by the Administrative Agent as the rate of interest at which deposits in Euros for delivery on the first day of such Interest Period in immediately available funds in the approximate amount of the LIBOR Loan being made, continued or converted by the Administrative Agent and with a term equivalent to such Interest Period would be offered by a London-based Affiliate of the Administrative Agent to major banks in the European interbank market at their request at approximately 11:00 a.m. (Brussels time) two Business Days prior to the first day of such Interest Period; and

(c) in the case of any LIBOR Loan denominated in Canadian Dollars, the BA Rate.

provided that if any of the rates set forth above shall be less than zero percent per annum, such rate shall be deemed to be zero percent per annum for purposes of this Agreement.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, collateral assignment, lien (statutory or otherwise), preference, priority, charge or other encumbrance of any nature, whether voluntary or involuntary, including, without limitation, the interest of any vendor or lessor under any conditional sale agreement, title retention agreement, capital lease or any other lease or arrangement having substantially the same effect as any of the foregoing.

“Limited Condition Acquisition” shall mean any acquisition or similar Investment (including the assumption or incurrence of Indebtedness in connection therewith) in each case whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

“Loans” shall mean any or all of the Term Loans, the Revolving Loans and the Swingline Loans.

“London Banking Day” shall mean any day on which dealings in Dollar or Sterling deposits, as applicable, are conducted by and between banks in the London interbank market.

“Management Investors” shall mean the officers, directors, managers, employees and members of management of the Borrower or any Parent Company.

“Management Consulting Agreements” shall mean those certain management consulting agreements entered into by each of ASP HHI Holdings, Inc., MD Investors Corporation and ASP Grede Intermediate Holdings LLC with the Sponsor in connection with the original acquisitions of HHI, Metaldyne and Grede.

“Margin Stock” shall have the meaning given to such term in Regulation U.

“Material Adverse Effect” shall mean a material adverse effect upon (i) the condition (financial or otherwise), results of operations, business or assets of Holdings, the Borrower and its Restricted Subsidiaries, taken as a whole, (ii) the ability of Holdings, the Borrower or any Restricted Subsidiary to perform its material obligations under this Agreement or any of the other Credit Documents to which it is a party or (iii) the legality, validity or enforceability of this Agreement or any of the other Credit Documents or the rights and remedies of the Administrative Agent and the Lenders hereunder and thereunder.

“Material Subsidiary” shall mean any Subsidiary that is not an Immaterial Subsidiary.

“Maturity Date” shall mean (a) with respect to the Initial Revolving Credit Commitments, the Initial Revolving Credit Maturity Date, (b) with respect to the Initial Term Loans, the Initial Term Loan Maturity Date, (c) with respect to any Refinancing Term Loans or Replacement Revolving Credit Commitments, the final maturity date for such Refinancing Term Loans or Replacement Revolving Credit Commitments, as the case may be, as set forth in the applicable Refinancing Amendment, (d) with respect to any Incremental Facility, the final maturity date set forth in the applicable Incremental Facility Agreement, and (e) with respect to any Revolving Credit Commitment or Term Loan that is extended pursuant to Section 12.06, the final maturity date set forth in the applicable Extension Amendment.

“Mexican Subsidiary” shall mean any Subsidiary of the Borrower or any of its Subsidiaries incorporated or organized under the laws of Mexico.

“Minimum Collateral Amount” shall mean, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103% of the Dollar Equivalent of the Fronting Exposure of the Issuing Lender with respect to Letters of Credit issued and outstanding at such time and (ii) otherwise, an amount determined by the Administrative Agent and the Issuing Lender in their sole discretion.

“Minimum Extension Condition” shall have the meaning given to such term in Section 12.06(e).

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgaged Property” shall mean, initially, each owned real property of the Credit Parties specified on Schedule 1.01(b) and shall include each other Realty (other than Realty that qualifies as Excluded Assets) and improvements thereto with respect to which a Mortgage is required to be granted pursuant to Section 6.09(b).

“Mortgages” shall mean any mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, on any Realty (other than Realty that qualifies as Excluded Assets) (it being understood and agreed that any requirement for Mortgages shall be subject to the provisions of Section 4.01, Section 6.09 and the applicable provisions of Section 2(d) of the Security Agreement).

“Multiemployer Plan” shall mean a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Credit Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or, within any of the preceding six years, has made or accrued an obligation to make contributions, and with respect to which any Credit Party has or would reasonably be expected to have any obligation or liability.

“Multiple Employer Plan” shall mean a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Credit Party or any ERISA Affiliate and at least one Person other than the Credit Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Credit Party or any ERISA Affiliate could be reasonably expected to have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Net Cash Proceeds” shall mean (i) in the case of any issuance of Capital Stock or Debt Issuance, the aggregate cash payments received by Holdings, the Borrower and its Restricted Subsidiaries less customary fees, taxes (including Tax Distributions and pursuant to any Tax sharing arrangements) and expenses (including investment banking fees, costs, underwriting discounts and commissions) incurred by the Borrower and its Restricted Subsidiaries in connection therewith, (ii) in the case of any Casualty Event, the aggregate cash proceeds of insurance, condemnation awards and other compensation received by the Borrower and its Restricted Subsidiaries in respect of such Casualty Event less (y) fees and expenses incurred by the Borrower and its Restricted Subsidiaries in connection therewith and (z) contractually required repayments of Indebtedness to the extent secured by Liens on the property subject to such Casualty Event (excluding (A) Loans and (B) obligations constituting Permitted External

Refinancing Debt) and any income taxes (including Tax Distributions and pursuant to any Tax sharing arrangements) or transfer taxes paid or reasonably estimated by the Borrower to be payable by the Borrower and its Restricted Subsidiaries as a result of such Casualty Event, and (iii) in the case of any Prepayment Asset Sale, the aggregate amount of all cash payments received by the Borrower and its Restricted Subsidiaries in connection with such Prepayment Asset Sale less (w) fees and expenses incurred by the Borrower and its Restricted Subsidiaries in connection therewith, (x) Indebtedness to the extent the amount thereof is secured by a Lien on the property that is the subject of such Prepayment Asset Sale (excluding (A) Loans and (B) obligations constituting Permitted External Refinancing Debt) and the transferee of (or holder of the Lien on) such Property requires that such Indebtedness be repaid as a condition to such Prepayment Asset Sale, (y) any liability or obligation associated with such asset or assets which are the subject of such Prepayment Asset Sale, which liability or obligation has been retained by the Borrower or any of its Restricted Subsidiaries, including (A) pension and other post-employment benefit obligations and (B) in the case of any Prepayment Asset Sale consummated by a Restricted Subsidiary that is not Wholly-Owned, any amounts owed to minority investors as a result of such Prepayment Asset Sale and (z) any income taxes (including Tax Distributions and pursuant to any Tax sharing arrangements) or transfer taxes paid or reasonably estimated by the Borrower to be payable by Holdings and its Restricted Subsidiaries as a result of such Prepayment Asset Sale; provided, however, that any amount of the purchase price in connection with any Prepayment Asset Sale that is held in escrow shall not be deemed to be received by the Borrower or any of its Restricted Subsidiaries until such amount is paid to the Borrower or such Subsidiary out of escrow. Net Cash Proceeds received by the Borrower or any Wholly Owned Subsidiary of the Borrower shall equal 100% of the proceeds received by the Borrower or such Subsidiary pursuant to clause (i), (ii) or (iii) above. Net Cash Proceeds received by any Restricted Subsidiary other than a Wholly Owned Subsidiary of the Borrower shall equal a percentage of the proceeds received by such Subsidiary pursuant to clause (i), (ii) or (iii) above equal to the percentage of such Restricted Subsidiary’s total outstanding Capital Stock owned by the Borrower and its Restricted Subsidiaries.

“Non-Credit Party” shall mean any Restricted Subsidiary of the Borrower that is not a Credit Party.

“Non-Credit Party Investment Amount” shall mean, at any time the greater of $125,000,000 and 4.00% of Consolidated Total Assets of the last day of the most recently ended Test Period, minus the sum of (a) the amount of outstanding Contingent Obligations incurred by the Borrower or any Restricted Subsidiary in reliance on Section 8.02(m)(iii) and (b) the amount of outstanding Investments made by the Borrower or any Restricted Subsidiary in reliance on Section 8.05(g)(iii).

“Non-Debt Fund Affiliate” shall mean the Sponsor and any Affiliate of the Sponsor, other than any Affiliated Debt Fund.

“Non-Defaulting Lender” shall mean, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Public Information” shall mean material non-public information (within the meaning of United States federal securities laws) with respect to Holdings, the Borrower and its Restricted Subsidiaries or each of their respective Securities.

“Not Otherwise Applied” shall mean, with reference to any Net Cash Proceeds of any cash capital contributions or Net Cash Proceeds from the sale or issuance of any Capital Stock that is proposed to be applied to a particular use or transaction, that such amount was not previously applied or is not simultaneously being applied, to any other use, payment or transaction other than such particular use, payment or transaction.

“Notes” shall mean any or all of the Term Notes, the Revolving Notes and the Swingline Note.

“Notice of Borrowing” shall have the meaning given to such term in Section 2.02(b).

“Notice of Conversion/Continuation” shall have the meaning given to such term in Section 2.11(b).

“Notice of Swingline Borrowing” shall have the meaning given to such term in Section 2.02(d).

“Obligations” shall mean all obligations of every nature of each Credit Party, including obligations from time to time owed to Agents, Lenders or any of them, that arise under any Credit Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), the aggregate Letter of Credit Exposure of all Lenders, fees, expenses, indemnification or otherwise.

“OFAC” shall have the meaning given to such term in Section 5.20(a).

“Organization Documents” shall mean: (i) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-United States jurisdiction); (ii) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (iii) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Applicable Indebtedness” shall have the meaning given to such term in Section 2.06(f).

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment, but including such Taxes that are Other Connection Taxes imposed with respect to an assignment made pursuant to Section 2.20.

“Parent Company” shall mean (a) Holdings and (b) any other Person of which the Borrower is a direct or indirect Wholly Owned Subsidiary.

“Participant” shall have the meaning given to such term in Section 12.07(g).

“Participant Register” shall have the meaning given to such term in Section 12.07(h).

“Participating Member State” shall mean any member state of the European Union that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“PATRIOT Act” shall have the meaning given to such term in Section 4.01(k).

“PBGC” shall mean the Pension Benefit Guaranty Corporation and any successor thereto.

“Pending Transaction” shall mean any Limited Condition Acquisition in respect of which a definitive agreement has been entered into and remains in full force and effect and with respect to which the calculation of compliance with certain financial ratios required for the permitted consummation thereof hereunder (or the incurrence of Indebtedness in connection therewith) is being made at the time of signing of such definitive agreement.

“Perfection Certificate” shall mean the Perfection Certificate substantially in the form of Exhibit B to the Security Agreement.

“Permitted Acquisition” shall have the meaning given to such term in Section 8.05(h).

“Permitted Cure Security” shall mean a common equity security issued by Holdings, the cash proceeds of which are contributed as cash common equity by Holdings to the Borrower, in connection with any exercise of the Cure Right under, and pursuant to, Section 7.02.

“Permitted External Refinancing Debt” shall mean any Permitted External Refinancing Loans and Permitted External Refinancing Notes.

“Permitted External Refinancing Loans” shall mean any Indebtedness incurred by the Borrower to refinance, refund or replace all or a portion of any existing Class of Term Loans or all of any existing Class of Revolving Loans in the form of loans; provided that (i) the final maturity date of any such Indebtedness shall not be earlier than the final maturity of the Indebtedness being refinanced, refunded or replaced and, other than with respect to revolving Indebtedness, such Indebtedness shall have an Average Life equal to or greater than the Average Life of the Indebtedness being refinanced, refunded or replaced; (ii) such Indebtedness may be (A) secured by the Collateral on a pari passu basis with the Secured Obligations (provided that such Indebtedness shall be subject to the provisions of an intercreditor agreement on reasonable and customary terms reasonably satisfactory to the Administrative Agent reflecting the pari passu lien status of the Liens securing such Indebtedness and shall not be secured by any property or assets other than the Collateral), (B) secured by the Collateral on a junior basis with the Secured Obligations (provided that such Indebtedness shall be subject to the provisions of a junior lien intercreditor agreement on reasonable and customary terms and reasonably satisfactory to the Administrative Agent reflecting the second (or more junior) lien status of the Liens securing such Indebtedness and shall not be secured by any property or assets other than the Collateral) or (C) unsecured; (iii) if such Indebtedness is unsecured or secured on a junior basis, such Indebtedness shall not have any amortization and shall mature at least six months after the maturity date of the Indebtedness being refinanced, refunded or replaced; (iv) the terms and conditions (excluding maturity, pricing and optional prepayment or redemption terms) of such Indebtedness shall be substantially identical to, or no more favorable to the Persons providing such Indebtedness, than those applicable to the Indebtedness being refinanced, refunded or replaced, except for covenants or other provisions applicable only to periods after the Latest Maturity Date applicable to the Indebtedness being refinanced, refunded or replaced; (v) none of the obligors or guarantors with respect to such Indebtedness shall be a Person that is not a Credit Party; (vi) such Indebtedness shall be incurred under (and pursuant to) documentation other than this Agreement; (vii) the principal amount of such Indebtedness does not exceed the principal amount of the Indebtedness being refinanced, refunded or replaced except by an amount equal to unpaid accrued interest and premiums (including tender premiums) thereon plus underwriting discounts, other reasonable and customary fees, commissions, costs and expenses (including upfront fees, original issue discount or initial yield payments) incurred in connection with such refinancing or replacement; (viii) any Permitted External Refinancing Loans shall share ratably or less than ratably in (or if junior in right of payment or as to security, on a junior basis with respect to) any payments or prepayments in respect of the Term Loans and (ix) in the case of any Permitted External Refinancing Loans that are revolving loans, the definitive documentation with respect thereto shall include provisions to govern pro rata payment, prepayment, borrowings, letter of credit participation and commitment reductions.

“Permitted External Refinancing Notes” shall mean any Indebtedness incurred by the Borrower to refinance, refund or replace all or a portion of any existing Class of Term Loans in the form of one or more series of secured or unsecured debt securities; provided that (i) (A) the final maturity date of any such Indebtedness shall not be earlier than the final maturity of the Indebtedness being refinanced, refunded or replaced, (B) such Indebtedness shall have an Average Life equal to or greater than the Average Life of the Indebtedness being refinanced, refunded or replaced and (C) if such Indebtedness is unsecured or secured on a junior basis, such Indebtedness shall not have any amortization; (ii) such Indebtedness may be (A) secured by the Collateral on a pari passu basis with the Secured Obligations (provided that such Indebtedness shall be subject to the provisions of an intercreditor agreement on customary terms reasonably satisfactory to the Administrative Agent reflecting the pari passu lien status of the Liens securing such Indebtedness and shall not be secured by any property or assets other than the Collateral), (B) secured by the Collateral on a junior basis with the Secured Obligations (provided that such Indebtedness shall be subject to the provisions of a junior lien intercreditor agreement on customary terms reasonably satisfactory to the Administrative Agent reflecting the second (or more junior) lien status of the Liens securing such Indebtedness and shall not be secured by any property or assets other than the Collateral) or (C) unsecured, (iii) the terms and conditions (excluding, maturity, pricing and optional prepayment or redemption terms) taken as a whole of such Indebtedness shall be substantially identical to, or no more favorable to the Persons providing such Indebtedness than, those applicable to the Indebtedness being refinanced, refunded or replaced, except for covenants or other provisions applicable only to periods after the Latest Maturity Date applicable to the Indebtedness being refinanced, refunded or replaced; (iv) none of the obligors or guarantors with respect to such Indebtedness shall be a Person that is not a Credit Party; (v) such Indebtedness shall be incurred under (and pursuant to) documentation other than this Agreement, (vi) the principal amount of such Indebtedness does not exceed the principal amount of the Indebtedness being refinanced, refunded or replaced except by an amount equal to unpaid accrued interest and premiums (including tender premiums) thereon plus any committed but undrawn amounts and underwriting discounts, other reasonable and customary fees, commissions, costs and expenses (including upfront fees, original issue discount or initial yield payments) incurred in connection with such refinancing or replacement and (vii) shall share ratably or less than ratably in (or junior in right of payment or as to security, on a junior basis with respect to) any payments or prepayments in respect of the Term Loans. Permitted External Refinancing Notes shall include any Registered Equivalent Notes issued in exchange therefor, which Registered Equivalent Notes shall comply with the requirements of this definition of “Permitted External Refinancing Notes”.

“Permitted Holders” shall mean (a) Sponsor, (b) all Controlled Investment Affiliates of Sponsor, (c) Management Investors and (d) any Person with which one or more of the foregoing Persons set forth in clauses (a), (b) and (c) hereof (such Persons described in clauses (a), (b) and (c), the “Group Investors”) form a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) so long as, in the case of this clause (d), the relevant Group Investors directly or indirectly beneficially own more than 50% of the relevant voting power of the voting stock of the Borrower or any of its direct or indirect parent companies.

“Permitted Liens” shall have the meaning given to such term in Section 8.03.

“Person” shall mean any corporation, association, joint venture, partnership, limited liability company, organization, business, individual, trust, government or agency or political subdivision thereof or any other legal entity.

“Plan” shall mean a Single Employer Plan or a Multiple Employer Plan.

“Platform” shall have the meaning given such term in Section 6.01.

“Prepayment Asset Sale” shall mean any Disposition (other than as a result of a Casualty Event) by the Borrower or any Restricted Subsidiary to any other Person (other than to the Borrower or to a Subsidiary Guarantor), whether in one transaction or in a series of related transactions, of any of its assets, business units or other properties made pursuant to clauses (f), (i) and (o) of Section 8.04 and, to the extent Net Cash Proceeds in respect of the Radford Sale exceeds $10,000,000, clause (w) of Section 8.04.

“Prepayment Percentage” shall mean (i) for any fiscal year for which the First Lien Leverage Ratio as of the last day of such fiscal year was greater than or equal to 1.80:1.00, 50%, (ii) for any fiscal year for which the First Lien Leverage Ratio as of the last day of such fiscal year was less than 1.80:1.00, but greater than or equal to 1.30:1.00, 25% and (iii) for any fiscal year for which the First Lien Leverage Ratio as of the last day of such fiscal year was less than 1.30:1.00, 0%.

“Pro Forma Basis” shall mean with respect to any determination of the Total Leverage Ratio, the First Lien Leverage Ratio, the Total Secured Leverage Ratio, Consolidated EBITDA or Consolidated Total Assets (including, in each case, component definitions thereof) that all Subject Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable Test Period (or, in the case of Consolidated Total Assets, as of the last day of such Test Period) with respect to any test or covenant for which such calculation is being made:

(a) income statement items (whether positive or negative and including any Expected Cost Savings) attributable to the property or Person subject to such Subject Transaction, (i) in the case of (x) a Disposition of all or substantially all of the Capital Stock of any Subsidiary of the Borrower or any business line, unit or division of the Borrower or any of its Subsidiaries, (y) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary or (z) the implementation of any Cost Saving Initiative, shall be excluded, and (ii) in the case of a Permitted Acquisition, Investment or designation of an Unrestricted Subsidiary as a Restricted Subsidiary described in the definition of the term “Subject Transaction”, shall be included; it being understood that the foregoing pro forma adjustments described in this clause (a) above may be applied to any such test or covenant solely to the extent that such adjustments are consistent with the definition of “Consolidated EBITDA”,

(b) any retirement or repayment of Indebtedness (other than normal fluctuations in revolving Indebtedness incurred for working capital purposes),

(c) any Indebtedness incurred or assumed by the Borrower or any of its Restricted Subsidiaries in connection therewith, provided that, (x) if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness at the relevant date of determination (taking into account any interest hedging arrangements applicable to such Indebtedness), (y) interest on any obligations with respect to Capital Leases shall be deemed to accrue at an interest rate reasonably determined by a Responsible Officer of the Borrower to be the rate of interest implicit in such obligation in accordance with GAAP and (z) interest on any Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate or other rate shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Borrower or such Restricted Subsidiary may designate, and

(d) the acquisition of any assets included in calculating Consolidated Total Assets, whether pursuant to any Subject Transaction or any Person becoming a Subsidiary or merging, amalgamating or consolidating with or into the Borrower or any of its Subsidiaries, or the Disposition of any business line, unit or division included in calculating Consolidated Total Assets described in the definition of Subject Transaction.

“Pro Forma Financial Statements” shall have the meaning given to such term in Section 5.11(b).

“Prohibited Person” shall have the meaning given to such term in Section 12.07(k).

“Prohibited Transaction” shall mean any transaction described in (i) Section 406 of ERISA that is not exempt by reason of Section 408 of ERISA or by reason of a Department of Labor prohibited transaction individual or class exemption or (ii) Section 4975(c) of the Code that is not exempt by reason of Section 4975(c)(2) or 4975(d) of the Code.

“Projections” shall mean the projections of the Borrower and its Subsidiaries included in the Information Memorandum (or a supplement thereto).

“Proposed Change” shall have the meaning given to such term in Section 2.20.

“Proposed IPO” shall mean the proposed initial public offering of the common Capital Stock of Holdings pursuant to the Registration Statement on Form S-1 (File No. 333-198316), as amended from time to time, and initially filed with the SEC on August 22, 2014.

“Public Company Costs” shall mean charges associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and charges relating to compliance with the provisions of the Securities Act and the Exchange Act (and, in each case, similar Requirements of Law under other jurisdictions), as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, listing fees, directors’, officers’ or managers’ and other employees’ compensation, fees and expense reimbursement, charges relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance and other executive costs and compensation, legal and other professional fees and/or other costs or expenses associated with being a public company.

“Public Lenders” shall mean Lenders that do not wish to receive Non-Public Information with respect to Holdings, the Borrower, and each of their Affiliates and/or Subsidiaries or their respective Securities.

“Qualified Capital Stock” of any Person shall mean any Capital Stock of such Person that is not Disqualified Capital Stock.

“Qualifying Equity Issuances” shall mean any equity issuance by Holdings or any other Parent Company the net Cash proceeds of which are contributed to the common equity of the Borrower.

“Qualifying IPO” shall mean an underwritten public offering by Holdings or any other Parent Company of its common Capital Stock (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act, including, for the avoidance of doubt, the Proposed IPO.

“Radford Assets” shall mean any real or intangible personal property located at the Borrower’s former foundry in Radford, Virginia that was valued in the Radford Valuation Report.

“Radford Sale” shall mean any sale to third parties after April 8, 2014 of the Radford Assets.

“Radford Valuation Report” shall mean that certain report, dated December 5, 2012, provided by Stout Risius Ross to the Borrower with respect to Stout Risius Ross’s valuation of certain real and tangible personal property located at the Borrower’s former foundry in Radford, Virginia.

“Ratio Debt” shall have the meaning given to such term in Section 8.02(r).

“Realty” shall mean all real property and interests in real property now or hereafter acquired or leased by the Borrower or any Restricted Subsidiary.

“Recipient” shall mean (a) the Administrative Agent, (b) any Lender or (c) any Issuing Lender, as applicable.

“Refinanced Term Loans” shall have the meaning assigned to such term in Section 2.23.

“Refinancing” shall mean the repayment in full of all Indebtedness outstanding under, and the termination of the commitments under (and all Liens and security relating to) (a) that certain Credit Agreement, dated as of June 2, 2014, among Grede Holdings LLC, a Delaware limited liability company, as borrower, ASP Grede AcquisitionCo LLC, a Delaware limited liability company, GSC RIII-Grede Corp., a Delaware corporation, Shop IV Subsidiary Investment (Grede), Inc., a Delaware corporation, certain subsidiaries from time to time party thereto, as guarantors, the lenders party thereto from time to time, and General Electric Capital Corporation, as administrative agent and collateral agent and the other parties thereto, as amended, restated, amended and restated, supplemented or otherwise modified, (b) that certain Credit Agreement, dated as of December 18, 2012, among MD Investors Corporation, a Delaware corporation, Metaldyne, LLC, a Delaware limited liability company, as borrower, the lenders party hereto from time to time, Bank Of America, N.A., as administrative agent and the other parties thereto, as amended, restated, amended and restated, supplemented or otherwise modified and (c) that certain Credit Agreement, dated as of October 5, 2012, among ASP HHI Acquisition Co., Inc., a Delaware corporation, as borrower, ASP HHI Intermediate Holdings II, Inc., a Delaware corporation, certain subsidiaries from time to time party hereto, as guarantors the lenders from time to time party thereto and Goldman Sachs Bank USA, as administrative agent and the other parties thereto, as amended, restated, amended and restated, supplemented or otherwise modified.

“Refinancing Amendment” shall mean an amendment to this Agreement (which may be in the form of an amendment and restatement of this Agreement) providing for any Refinancing Term Loans and/or Replacement Revolving Credit Commitments pursuant to Section 2.23, which shall be consistent with the applicable provisions of this Agreement and otherwise reasonably satisfactory to the Administrative Agent and the Borrower. Each Refinancing Amendment shall be executed by the Administrative Agent and, solely to the extent Section 12.06 would require their consent for the amendments effected in such Refinancing Amendment, each Issuing Lender and/or the Swingline Lender, respectively, the Credit Parties and the other parties specified in Section 2.23 (but not any other Lender).

“Refinancing Term Loan Commitment” shall mean the commitment of any Lender, established pursuant to Section 2.23, to make Refinancing Term Loans to the Borrower.

“Refinancing Term Loans” shall mean one or more new Classes of Term Loans that result from a Refinancing Amendment in accordance with Section 2.23.

“Refunded Swingline Loans” shall have the meaning given to such term in Section 2.02(e).

“Register” shall have the meaning given to such term in Section 12.07(b).

“Registered Equivalent Notes” shall mean, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act, substantially identical notes (having the same guarantees) issued in exchange therefor pursuant to an exchange offer registered with the SEC.

“Regulations T, U and X” shall mean Regulations T, U and X, respectively, of the Federal Reserve Board, and any successor regulations.

“Reimbursement Obligation” shall have the meaning given to such term in Section 3.04.

“Related Party” shall mean, with respect to any Person, any Affiliate of such Person and such Person’s and such Affiliate’s directors, officers, employees, agents and advisors.

“Relevant Type” shall have the meaning given to such term in Section 2.16(c).

“Replaced Lender” shall have the meaning given to such term in Section 2.20.

“Replaced Revolving Credit Commitments” shall have the meaning assigned to such term in Section 2.23.

“Replacement Effective Date” shall have the meaning given to such term in Section 2.20.

“Replacement Lender” shall have the meaning given to such term in Section 2.20.

“Replacement Revolving Credit Commitments” shall mean one or more new Classes of Revolving Credit Commitments established pursuant to a Refinancing Amendment in accordance with Section 2.23.

“Replacement Revolving Lender” shall mean a Lender with a Replacement Revolving Credit Commitment or an outstanding Replacement Revolving Loan.

“Replacement Revolving Loans” shall mean Revolving Loans made pursuant to Replacement Revolving Credit Commitments.

“Representatives” shall have the meaning given to such term in Section 12.13.

“Repricing Transaction” shall mean the refinancing or repricing (including by way of amendment) by the Borrower of all or any portion of the Initial Term Loans the primary purpose of which is to reduce the All-in-Yield applicable to the Initial Term Loans (x) with the proceeds of any secured term loans incurred by the Borrower or any Subsidiary Guarantor or (y) in connection with any amendment, waiver or consent to this Agreement, in either case, (i) having or resulting in an All-in-Yield that is (and not by virtue of any fluctuations in any “base” rate) less than the All-in-Yield then applicable to the Initial Term Loans as of the date of such refinancing or repricing and (ii) in the case of a refinancing of the Initial Term Loans, the proceeds of which are used to repay, in whole or in part, the principal of outstanding Initial Term Loans, but excluding, in any such case, any refinancing or repricing of Initial Term Loans in connection with any significant acquisition or similar investment or any transaction that results in a Change in Control.

“Required Lenders” shall mean, at any time, the Lenders holding outstanding Loans and unutilized Commitments (or, after the termination of the Revolving Credit Commitments, outstanding Loans and Letter of Credit Exposure) representing more than 50% of the aggregate at such time of all outstanding Loans and unutilized Commitments (or, after the termination of the Revolving Credit Commitments, the aggregate at such time of all outstanding Loans and Letter of Credit Exposure); provided that the aggregate amount of all outstanding Loans and unutilized Commitments shall be determined with respect to any Defaulting Lender by disregarding the outstanding Loans and unutilized Commitments of such Defaulting Lender.

“Required Revolving Lenders” shall mean, at any time, the Lenders holding outstanding Revolving Loans and unutilized Revolving Credit Commitments (or, after the termination of the Revolving Credit Commitments, outstanding Revolving Loans and Letter of Credit Exposure) representing more than 50% of the aggregate at such time of all outstanding Revolving Loans and unutilized Revolving Credit Commitments (or, after the termination of the Revolving Credit Commitments, the aggregate at such time of all outstanding Revolving Loans and Letter of Credit Exposure); provided that the aggregate amount of all outstanding Revolving Loans and unutilized Revolving Credit Commitments shall be determined with respect to any Defaulting Lender by disregarding the outstanding Revolving Loans and unutilized Revolving Credit Commitments of such Defaulting Lender.

“Requirement of Law” shall mean, with respect to any Person, any statute, law, common law, and all federal, state, local, foreign, multinational or international laws, statutes, codes, standards, guidelines, ordinances, treaty, rule, regulation, order, decree, writ, judgment, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserve Requirement” shall mean, with respect to any Interest Period applicable to any LIBOR Loan (other than any LIBOR Loan denominated in Canadian Dollars), the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors or other applicable banking regulator. Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable LIBOR Rate or any other interest rate of a Loan is to be determined, or (ii) any category of extensions of credit or other assets which include LIBOR Loans. A LIBOR Loan (other than any LIBOR Loan denominated in Canadian Dollars) shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on LIBOR Loans (other than any LIBOR Loan denominated in Canadian Dollars) shall be adjusted automatically on and as of the effective date of any change in the Reserve Requirement.

“Responsible Officer” of any Person shall mean, the chief executive officer, the president, executive vice president, any senior vice president, any vice president, the chief operating officer, the chief financial officer, vice president—finance, principal accounting officer, finance director or treasurer or any other executive officer of such Person and any other individual or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.

“Restricted Amount” shall have the meaning given to such term in Section 2.06(j).

“Restricted Debt Payment” has the meaning set forth in the definition of Restricted Junior Payment.

“Restricted Junior Payment” shall mean (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of the Borrower, except a dividend payable solely in shares of that class of stock to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of the Borrower; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of the Borrower (clauses (i), (ii) and (iii) together, “Restricted Payments”); and (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in substance or legal defeasance), sinking fund or similar payment with respect to any Subordinated Debt or any Senior Notes (such clause (iv), “Restricted Debt Payments”).

“Restricted Payment” has the meaning set forth in the definition of Restricted Junior Payment.

“Restricted Subsidiary” shall mean, as to any Person, any Subsidiary of such Person that is not an Unrestricted Subsidiary. Unless otherwise specified, “Restricted Subsidiary” shall mean any Restricted Subsidiary of the Borrower.

“Revaluation Date” shall mean (a) with respect to any Revolving Loan denominated in any Alternate Currency, each of the following: (i) the date of the Borrowing of such Revolving Loan and (ii) each date of a continuation of such Revolving Loan pursuant to the terms of this Agreement; (b) with respect to any Letter of Credit denominated in an Alternate Currency, each of the following: (i) the date on which such Letter of Credit is issued, (ii) the first Business Day of each calendar month and (iii) the date of any amendment of such Letter of Credit that has the effect of increasing the face amount thereof; and (c) any additional date as the Administrative Agent may determine at any time when (i) an Event of Default exists or (ii) to the extent that, and for so long as, the aggregate Revolving Credit Exposure (for such purpose, using the Dollar Equivalent in effect for the most recent Revaluation Date) exceeds 75% of the total Revolving Credit Commitment.

“Revolving Credit Commitment” shall mean, the Initial Revolving Credit Commitments and the Additional Revolving Credit Commitments.

“Revolving Credit Exposure” shall mean, with respect to any Lender as of any date of determination, (i) prior to the termination of the Revolving Credit Commitments, that Lender’s Revolving Credit Commitment; and (ii) after the termination of the Revolving Credit Commitments, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of that Lender, (b) in the case of the Issuing Lender, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (net of any participations by Lenders in such Letters of Credit), (c) the aggregate amount of all participations by that Lender in any outstanding Letters of Credit or any unreimbursed drawing under any Letter of Credit, (d) in the case of Swingline Lender, the aggregate outstanding principal amount of all Swingline Loans (net of any participations therein by other Lenders), and (e) the aggregate amount of all participations therein by that Lender in any outstanding Swingline Loans.

“Revolving Lender” shall mean any Lender having a Revolving Credit Commitment and/or holding outstanding Revolving Loans.

“Revolving Facility Test Condition” shall mean, as of any date of determination, without duplication, that the aggregate outstanding amount of (a) all Revolving Loans and (b) the Letter of Credit Usage (excluding (i) the aggregate face amount of any Letters of Credit to the extent cash collateralized or backstopped in an amount equal to 103% of the then available face amount thereof and (ii) the Letter of Credit Usage in respect of any other Letters of Credit in an aggregate amount at any time outstanding of up to $15,000,000), exceeds an amount equal to 35% of the aggregate Revolving Credit Commitments.

“Revolving Loans” shall mean, collectively, the Initial Revolving Loans and include the Additional Revolving Loans.

“Revolving Notes” shall mean the promissory notes of the Borrower in substantially the form of Exhibit A-2.

“S&P” shall mean Standard & Poor’s Financial Services, LLC, a subsidiary of The McGraw-Hill Companies, Inc.

“Sale and Lease-Back Transaction” shall have the meaning set forth in Section 8.14.

“SEC” shall mean the Securities and Exchange Commission.

“Secured Cash Management Agreement” shall mean any Cash Management Agreement that (a) is in effect on the Closing Date between the Borrower and a counterparty that is an Arranger or a Lender or an Affiliate of any Arranger or a Lender as of the Closing Date or (b) is entered into after the Closing Date by the Borrower with any counterparty that is an Arranger or a Lender or an Affiliate of any Arranger or a Lender at the time such arrangement is entered into, in each case, that has been designated to the Administrative Agent in writing by the Borrower as being a Secured Cash Management Agreement for the purposes of the Credit Documents, it being understood that each counterparty thereto shall be deemed to appoint the Administrative Agent as its agent under the applicable Credit Documents.

“Secured Cash Management Obligations” shall mean all Cash Management Obligations under any Secured Cash Management Agreement.

“Secured Hedging Obligations” shall mean all Hedging Obligations (other than Excluded Swap Obligations) under each Hedge Agreement that (a) is in effect on the Closing Date between the Borrower or any other Credit Party and a Designated Counterparty or (b) is entered into after the Closing Date between the Borrower or any other Credit Party and any Designated Counterparty, in each case that has been designated to the Administrative Agent by written notice from the Borrower as being a Secured Hedging Obligation for the purpose of the Credit Documents (which notice may designate all Derivative Transactions under a specified ISDA Master Agreement as Secured Hedging Obligations), it being understood that each Designated Counterparty thereto shall be deemed to appoint the Administrative Agent as its agent under the applicable Credit Documents, provided that Secured Hedging Obligations shall not include Excluded Swap Obligations.

“Secured Obligation” shall mean all Obligations together with (a) Secured Cash Management Obligations and (b) Secured Hedging Obligations.

“Secured Party” shall mean each of the Administrative Agent, the Arrangers, the Lenders (including the Issuing Lender and the Swingline Lender in their capacities as such), the Designated Counterparties and the Administrative Agent, from time to time.

“Securities Act” shall mean the Securities Act of 1933.

“Security Agreement” shall mean the pledge and security agreement made by Holdings, the Borrower and the Subsidiary Guarantors in favor of the Administrative Agent and the Secured Parties, as amended, modified and supplemented from time to time.

“Security Documents” shall mean the Security Agreement, and all other pledge or security agreements, the Mortgages, charges, assignments or other similar agreements or instruments executed and delivered by Holdings, the Borrower or any of its Restricted Subsidiaries pursuant to this Agreement, including Sections 6.09 and 6.12.

“Senior Note Documents” shall mean the Senior Note Indenture under which the Senior Notes are issued and all other instruments, agreements and other documents evidencing the Senior Notes or providing for any guarantee or other right in respect thereof.

“Senior Notes” shall mean the senior notes due 2022 in the aggregate principal amount equal to $600,000,000, as reduced by any repayment, redemption or retirement thereof (and includes any Registered Equivalent Notes issued in exchange therefor).

“Senior Notes Indenture” shall mean the Indenture for the Senior Notes, dated October 20, 2014, between Holdings, the Borrowers, each subsidiary of the Borrower party thereto and Wilmington Trust, National Association, as trustee.

“Single Employer Plan” shall mean a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Credit Party or any ERISA Affiliate and no Person other than the Credit Parties and the ERISA Affiliates or (b) was, within the past six years, so maintained and in respect of which any Credit Party or any ERISA Affiliate would reasonably be expected to have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Solvency Certificate” shall mean, a fully completed and duly executed certificate, substantially in the form of Exhibit E.

“Sponsor” shall mean American Securities LLC, a New York limited liability company.

“Spot Rate” shall mean, for any currency, on any Revaluation Date or other relevant date of determination, the rate determined by the Administrative Agent or the Issuing Lender, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date that is two Business Days prior to the date as of which the foreign exchange computation is made; provided, that the Administrative Agent or the Issuing Lender may obtain such spot rate from another financial institution designated by the Administrative Agent or the Issuing Lender if it does not have as of the date of determination a spot buying rate for any such currency.

“Stated Amount” shall mean, with respect to any Letter of Credit at any time, the Dollar Equivalent of the aggregate amount available to be drawn thereunder at such time (regardless of whether any conditions for drawing could then be met); provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the Stated Amount thereof, the Stated Amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum Stated Amount is in effect at such time.

“Sterling” or “£” shall mean the lawful currency of the United Kingdom.

“Subject Person” shall have the meaning set forth in the definition of “Consolidated Net Income.”

“Subject Transaction” shall mean, with respect to any Test Period, (a) the Transactions, (b) any Permitted Acquisition or the making of other Investments not prohibited by this Agreement (including any Investment in a Restricted Subsidiary or any acquisition or Investment in any joint venture for the purpose of purchasing any or all of the interests of any joint venture partner), (c) any Disposition of all or substantially all of the assets or stock of a Restricted Subsidiary (or any business unit, line of business or division of Holdings, the Borrower or a Restricted Subsidiary) not prohibited by this Agreement, (d) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary or an Unrestricted Subsidiary as a Restricted Subsidiary, (e) the implementation of any Cost Saving Initiative or (f) any other event that by the terms of the Credit Documents requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a pro forma basis.

“Subordinated Debt” shall mean Indebtedness of the Borrower or any of its Restricted Subsidiaries that is expressly subordinated in right of payment to the Obligations or secured on a junior basis to the Obligations.

“Subsidiary” shall mean, with respect to any Person, any corporation or other Person of which more than 50% of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors, board of managers or other governing body of such Person, is at the time, directly or indirectly, owned or controlled by such Person and one or more of its other Subsidiaries or a combination thereof (irrespective of whether, at the time, securities of any other class or classes of any such corporation or other Person shall or might have voting power by reason of the happening of any contingency). When used without reference to a parent entity, the term “Subsidiary” shall be deemed to refer to a Subsidiary of the Borrower.

“Subsidiary Guarantor” shall mean any Subsidiary of the Borrower that (i) executes this Agreement as a Subsidiary Guarantor on the Closing Date or (ii) executes a joinder to this Agreement pursuant to Section 6.09(a), in each case, until such time as the relevant Subsidiary is released from its obligations under the Guaranty in accordance with the terms and provisions hereof.

“Successor Borrower” shall have the meaning given to such term in Section 8.01(a).

“Successor Holdings” shall have the meaning given to such term in Section 8.15(d).

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swingline Commitment” shall mean $25,000,000 or, if less, the aggregate Revolving Credit Commitments at the time of determination, as such amount may be reduced at or prior to such time pursuant to the terms hereof.

“Swingline Exposure” shall mean at any time the aggregate principal amount at such time of all outstanding Swingline Loans. The Swingline Exposure of any Revolving Lender at any time shall equal its Applicable Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” shall mean Goldman Sachs Bank USA, in its capacity as maker of Swingline Loans, and its successors in such capacity.

“Swingline Loans” shall have the meaning given to such term in Section 2.01(d).

“Swingline Note” shall mean the promissory note of the Borrower in substantially the form of Exhibit A-3.

“TARGET Day” shall mean any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Tax Distribution” shall mean, with respect to any period, a distribution by the Borrower to Holdings that is used by Holdings to pay Taxes attributable to Borrower and its Subsidiaries for such period.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Lender” shall mean any Lender having a Term Loan Commitment and/or holding outstanding Term Loans.

“Term Loan Commitment” shall mean the Initial Term Commitments and the Additional Term Commitments.

“Term Loans” shall mean, collectively, the Initial Term Loans and include the Additional Term Loans.

“Term Notes” shall mean the promissory notes of the Borrower in substantially the form of Exhibit A-1.

“Termination Date” shall have the meaning assigned to such term in the lead-in to Article 6.

“Test Period” shall mean, at any time, the four consecutive fiscal quarters of Borrower then last ended (in each case taken as one accounting period) for which financial statements have been or are required to be delivered pursuant to Section 6.01(a) or (b).

“Threshold Amount” shall mean $65,000,000.

“Total Leverage Ratio” shall mean the ratio, as of any date of determination, of (a) Consolidated Funded Debt as of such date (net of the Unrestricted Cash Amount as of such date) to (b) Consolidated EBITDA for the Test Period then most recently ended.

“Total Secured Debt” shall mean, at any date, the aggregate principal amount of Consolidated Funded Debt that is secured by a Lien on property of the Borrower or any of its Restricted Subsidiaries at such date.

“Total Secured Leverage Ratio” shall mean, as of the date of determination, the ratio of (i) Total Secured Debt as of such date (net of the Unrestricted Cash Amount as of such date) to (ii) Consolidated EBITDA for the applicable Test Period.

“Transactions” shall mean (a) the execution, delivery and performance by the Credit Parties of the Credit Documents to which they are a party and the borrowing of Loans and obtaining of Letters of Credit hereunder, (b) the issuance of the Senior Notes, (c) the Refinancing, (d) the Proposed IPO, (e) the Reorganization, (f) the distribution of a 5.1% interest in Metaldyne Grundstucks, GbR to Holdings, and (g) the payment of the fees, premiums, expenses and other transaction costs (including original issue discount and upfront fees) payable or otherwise borne by Holdings, any Parent Company, the Borrower and its subsidiaries in connection with the foregoing transactions and the transactions contemplated thereby.

“Type” shall have the meaning given to such term in Section 1.03.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the grant or perfection of security interests.

“Undisclosed Administration” shall mean in relation to a Lender or its direct or indirect parent company, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or such parent company is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.

“Unfunded Pension Liability” shall mean the excess of a Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan’s assets, determined in accordance with the assumptions used for funding the Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” shall mean the United States of America.

“Unrestricted Cash Amount” shall mean, as of any date of determination, the amount of (a) unrestricted Cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries whether or not held in an account pledged to the Administrative Agent and (b) Cash and Cash Equivalents restricted in favor of the Credit Facilities (which may also include Cash and Cash Equivalents securing other Indebtedness secured by a Lien on the Collateral along with the Credit Facilities).

“Unrestricted Subsidiaries” shall mean any Subsidiary of the Borrower designated by the Borrower as an Unrestricted Subsidiary on the Closing Date or after the Closing Date pursuant to Section 6.11.

“Unutilized Revolving Credit Commitment” shall mean, with respect to any Revolving Lender at any time, such Revolving Lender’s Revolving Credit Commitment at such time less the sum of (i) the aggregate principal amount of all Revolving Loans made by such Revolving Lender that are outstanding at such time, (ii) such Revolving Lender’s Letter of Credit Exposure at such time and (iii) except for the purpose of Section 2.09(b), such Revolving Lender’s Swingline Exposure at such time.

“Unutilized Swingline Commitment” shall mean, with respect to the Swingline Lender at any time, the Swingline Commitment at such time less the aggregate principal amount of all Swingline Loans that are outstanding at such time.

“U.S. Person” shall mean any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in paragraph (iii) of Section 2.17(g).

“Voting Stock” shall mean, with respect to any Person, any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such Person.

“Wholly Owned” shall mean, with respect to any Subsidiary of any Person, that 100% of the outstanding Capital Stock (other than directors qualifying shares) of such Subsidiary is owned, directly or indirectly, by such Person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02. Accounting Terms; GAAP; Financial Ratios.

(a) All financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and, except as otherwise expressly provided herein, all terms of an accounting or financial nature that are used in calculating the Total Leverage Ratio, the First Lien Leverage Ratio, the Total Secured Leverage Ratio, Consolidated EBITDA, Consolidated Net Income or Consolidated Total Assets shall be construed and interpreted in accordance with GAAP, as in effect on the Closing Date; provided that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date of delivery of the financial statements described in Section 5.11(a) in GAAP (including the conversion to IFRS as described below) or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change becomes effective until such notice shall have been withdrawn or such provision amended in accordance herewith; provided, further, that if such an amendment is requested by the Borrower or the Required Lenders, then the Borrower and the Administrative Agent shall negotiate in good faith to enter into an amendment of the relevant affected provisions (without the payment of any amendment or similar fee to the Lenders) to preserve the original intent thereof in light of such change in GAAP or the application thereof subject to the approval of the Required Lenders (not to be unreasonably withheld, conditioned or delayed); provided, further, that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value,” as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof. If the Borrower notifies the Administrative Agent that the Borrower (or any Parent Company) is required to report under IFRS or has elected to do so through an early adoption policy, “GAAP” shall mean international financial reporting standards pursuant to IFRS (provided that after such conversion, the Borrower cannot elect to report under GAAP).

(b)	Notwithstanding anything to the contrary in this Agreement:

(i) all financial ratios and tests (including the Total Leverage Ratio, the First Lien Leverage Ratio, the Total Secured Leverage Ratio, Consolidated EBITDA, Consolidated Net Income and Consolidated Total Assets) contained in this Agreement that are calculated with respect to any Test Period during which any Subject Transaction occurs or, solely in the case of the calculation of Total Leverage Ratio, the First Lien Leverage Ratio, the Total Secured Leverage Ratio (and any component definitions used in deriving such ratios (solely to derive such ratios and not for any other purpose)), during which a Pending Transaction exists, in each case, shall be calculated with respect to such Test Period and such Subject Transaction or Pending Transaction, as applicable, on a Pro Forma Basis; provided, that, solely with respect to any such calculation in connection with a Restricted Junior Payment that is subject to compliance with a financial ratio or test, for purposes of calculating whether such Restricted Junior Payment may be made during the period between the signing of the definitive agreement with respect to a Pending Transaction and consummating (or terminating or abandoning) such Pending Transaction, the calculation of compliance with such financial ratios and tests, shall be calculated both (i) giving pro forma effect to such Limited Condition Acquisition, and (ii) assuming such Limited Condition Acquisition is not consummated (and such Restricted Junior Payment must be permitted under both such calculations),

(ii) unless otherwise specified or unless the context otherwise requires, references to Consolidated Net Income, Consolidated EBITDA and Consolidated Interest Expense shall be deemed to be references to the Consolidated Net Income, Consolidated EBITDA and Consolidated Interest Expense of the Borrower and its Restricted Subsidiaries,

(iii) if since the beginning of any such Test Period and on or prior to the date of any required calculation of any financial ratio or test (x) any Subject Transaction has occurred or (y) any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of its Restricted Subsidiaries or any joint venture since the beginning of such Test Period has consummated any Subject Transaction, then, in each case, any applicable financial ratio or test shall be calculated on a Pro Forma Basis for such Test Period as if such Subject Transaction had occurred at the beginning of the applicable Test Period,

(iv) to the extent that the terms of this Agreement requires (x) compliance with any financial ratio or test (including, without limitation, the Total Leverage Ratio, the First Lien Leverage Ratio and the Total Secured Leverage Ratio) and/or any cap expressed as a percentage of Consolidated Total Assets or (y) the absence of a Default or Event of Default (or any type of Default or Event of Default) as a condition to the consummation of any transaction in connection with any Limited Condition Acquisition (including the assumption or incurrence of Indebtedness in connection therewith), the determination of whether the relevant condition is satisfied may be made, at the election of the Borrower, at the time of (or on the basis of the financial statements for the most recently ended Test Period at the time of) either (x) the execution of the definitive agreement with respect to such acquisition or Investment or (y) the consummation of such acquisition or Investment, in each case, on a Pro Forma Basis after giving effect to such transaction and any other Pending Transactions,

(v) with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio or test (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that require compliance with a financial ratio or test (including the Total Leverage Ratio, the First Lien Leverage Ratio and the Total Secured Leverage Ratio) (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that the Fixed Amounts shall be disregarded in the calculation of the financial ratio or test applicable to such Incurrence-Based Amounts, and

(vi) in the case of any calculation of the Total Leverage Ratio, the First Lien Leverage Ratio, the Total Secured Leverage Ratio, Consolidated EBITDA or Consolidated Total Assets for any of the events described above that occur prior to the date on which financial statements have been (or are required to be) delivered for the fiscal quarter ended on or about December 31, 2014, such calculation shall be made on a “Pro Forma Basis” and shall use the financial statements with respect to the Borrower for the fiscal quarter ended on or about September 30, 2014.

Notwithstanding anything to the contrary set forth in this clause (b), for the avoidance of doubt, when calculating the First Lien Leverage Ratio for purposes of the definitions of “Applicable Margin Percentage” and “Commitment Fee Rate” and for purposes of Section 7.01 (other than for the purpose of determining pro forma compliance with Section 7.01 as a condition to taking any action under this Agreement), the events described in the definition of “Pro Forma Basis” that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect

(c) Notwithstanding anything to the contrary contained in paragraph (a) above or in the definition of “Capital Lease,” in the event of an accounting change requiring all leases to be capitalized, only those leases (assuming for purposes hereof that such leases were in existence on the date hereof) that would constitute Capital Leases in conformity with GAAP on the date hereof shall be considered Capital Leases, and all calculations and deliverables under this Agreement or any other Credit Document shall be made or delivered, as applicable, in accordance therewith (provided that together with all financial statements delivered to the Administrative Agent in accordance with the terms of this Agreement after the date of any such accounting change, the Borrower shall deliver a schedule showing the adjustments necessary to reconcile such financial statements with GAAP as in effect immediately prior to such accounting change).

(d) For purposes of determining the permissibility of any action, change, transaction or event that by the terms of the Credit Documents requires a calculation of any financial ratio or test (including Article 7, the Total Leverage Ratio, the First Lien Leverage Ratio, the Total Secured Leverage Ratio, Consolidated EBITDA, Consolidated Net Income or Consolidated Total Assets), such financial ratio or test shall be calculated at the time such action is taken, such change is made, such transaction is consummated or such event occurs (in each case unless otherwise specified herein, in which case at the time of determination so specified), as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such financial ratio or test occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be. For purposes of determining whether the incurrence of any Indebtedness is in compliance with any applicable leverage ratio based test set forth in this Agreement (including for purposes of calculating compliance with clause (b) of the definition of Incremental Cap and Sections 8.02(l) and 8.02(r)), such test shall be calculated on a Pro Forma Basis for the incurrence of such Indebtedness without netting the Net Cash Proceeds of such Indebtedness but in the case of any such Indebtedness constituting revolving Indebtedness or delayed draw indebtedness, assuming that such Indebtedness is fully drawn.

Section 1.03. Types of Borrowings. Borrowings and Loans hereunder are distinguished by “Class” (e.g., an Initial Term Loan, Term Loan, Incremental Term Loan, Refinancing Term Loan, Initial Revolving Loan, Revolving Loan and Incremental Revolving Loan) and “Type” (e.g., Base Rate Loan or LIBOR Loan). The term “Borrowing” refers to the portion of the aggregate principal amount of Loans of any Class outstanding hereunder which bears interest of a specific Type and for a common Interest Period. Borrowings and Loans may (but need not) be identified both by Class and Type (e.g., a “Base Rate Revolving Loan” is a loan that bears interest at the Base Rate and is a Revolving Loan).

Section 1.04. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein or in any Credit Document shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified or extended, replaced or refinanced (subject to any restrictions or qualifications on such amendments, restatements, amendment and restatements, supplements or modifications or extensions, replacements or refinancings set forth herein), (b) any reference to any law in any Credit Document shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law, (c) any reference herein or in any Credit Document to any Person shall be construed to include such Person’s successors and permitted assigns, (d) the words “herein,” “hereof” and “hereunder,” and words of similar import, when used in any Credit Document, shall be construed to refer to such Credit Document in its entirety and not to any particular provision hereof, (e) all references herein or in any Credit Document to Articles, Sections, clauses, paragraphs, Exhibits and Schedules shall be construed to refer to Articles, Sections, clauses and paragraphs of, and Exhibits and Schedules to, such Credit Document, (f) in the computation of periods of time in any Credit Document from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” mean “to but excluding” and the word “through” means “to and including” and (g) the words “asset” and “property”, when used in any Credit Document, shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including Cash, securities, accounts and contract rights.

Section 1.05. Effectuation of Transactions. Each of the representations and warranties of the Credit Parties contained in this Agreement and the other Credit Documents (and all corresponding definitions) are made after giving effect to the Transactions, unless the context otherwise requires.

Section 1.06. Timing of Payment of Performance; Times of Day. When payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day, and in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Unless otherwise specified herein, all references to times of day shall be references to New York City time (daylight or standard, as applicable).

Section 1.07. Exchange Rates; Currencies Generally.

(a) For purposes of any determination under Section 2.22(a), Article 6 and Article 8 or Article 9 with respect to the amount of any Indebtedness, Lien, Restricted Junior Payment, Investment, Prepayment Asset Sale, Disposition, Sale and Lease-Back Transaction, Affiliate transaction or other transaction, event or circumstance, or any determination under any other provision of this Agreement, (any of the foregoing, a “specified transaction”), in a currency other than Dollars, (i) the Dollar equivalent amount of a specified transaction in a currency other than Dollars shall be calculated based on the rate of exchange quoted by the Bloomberg Foreign Exchange Rates & World Currencies Page (or any successor page thereto, or in the event such rate does not appear on any Bloomberg Page, by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower) for such foreign currency, as in effect at 11:00 a.m. (London time) on the date of such specified transaction (which, in the case of any Restricted Junior Payment, shall be deemed to be the date of the declaration or giving irrevocable notice (which may be conditional) in respect thereof, as applicable, and, in the case of the incurrence of Indebtedness, shall be deemed to be on the date first committed); provided that if any Indebtedness is incurred (and, if applicable, associated Lien granted) to refinance or replace other Indebtedness denominated in a currency other than Dollars, and the relevant refinancing or replacement would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing or replacement, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing or replacement Indebtedness (and, if applicable, associated Lien granted) does not exceed an amount sufficient to repay the principal amount of such Indebtedness being refinanced or replaced, except by an amount equal to (x) unpaid accrued interest and premiums (including tender premiums) thereon plus any committed but undrawn amounts and underwriting discounts, other reasonable and customary fees, commissions, costs and expenses (including upfront fees, original issue discount or initial yield payments) incurred in connection with such refinancing or replacement, (y) any existing commitments unutilized thereunder and (z) additional amounts permitted to be incurred under Section 8.02 and (ii) for the avoidance of doubt, no Default or Event of Default shall be deemed to have occurred solely as a result of a change in the rate of currency exchange occurring after the time of any specified transaction so long as such specified transaction was permitted at the time incurred, made, acquired, committed, entered or declared as set forth in clause (i). For purposes of the Financial Covenant or any financial ratio for purposes of taking any action hereunder, on any relevant date of determination, amounts denominated in currencies other than Dollars shall be translated into Dollars at the applicable currency exchange rate used in preparing the financial statements delivered pursuant to Section 6.01(a) or (b), as applicable (or, prior to the first such delivery to in Section 5.11(a)), for the relevant Test Period and will, with respect to any Indebtedness, reflect the currency translation effects, determined in accordance with GAAP, of any Hedge Agreement permitted hereunder in respect of currency exchange risks with respect to the applicable currency in effect on the date of determination for the Dollar equivalent amount of such Indebtedness. Notwithstanding the foregoing or anything to the contrary herein, to the extent that the Borrower would not be in compliance with the Financial Covenant if any Indebtedness denominated in a currency other than in Dollars were to be translated into Dollars on the basis of the applicable currency exchange rate used in preparing the financial statements delivered pursuant to Section 6.01(a) or (b), as applicable, for the relevant Test Period, but would be in compliance with the Financial Covenant if such Indebtedness that is denominated in a currency other than in Dollars were instead translated into Dollars on the basis of the average relevant currency exchange rates over such Test Period (taking into account the currency translation effects, determined in accordance with GAAP, of any Hedge Agreement permitted hereunder in respect of currency exchange risks with respect to the applicable currency in effect on the date of determination for the Dollar equivalent amount of such Indebtedness), then, solely for purposes of compliance with the Financial Covenant, the First Lien Leverage Ratio as of the last day of such Test Period shall be calculated on the basis of such average relevant currency exchange rates.

(b) The Administrative Agent or the Issuing Lender, as applicable, shall determine the Spot Rate as of each Revaluation Date to be used for calculating the Dollar Equivalent amount of Revolving Loans and Letters of Credit that are denominated in any Alternate Currency. The Spot Rate shall become effective as of such Revaluation Date and shall be the Spot Rate employed in converting any amount between any Alternate Currency and Dollars until the next occurring Revaluation Date.

(c) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the Borrower’s consent to appropriately reflect a change in currency of any country and any relevant market convention or practice relating to such change in currency.

Section 1.08. Additional Alternate Currencies.

(a) The Borrower may from time to time request that Revolving Loans be made and/or Letters of Credit issued in a currency other than those specifically listed in the definition of “Alternate Currency”; provided that the requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Revolving Loans, such request shall be subject to the approval of the Administrative Agent and the Revolving Lenders (such approval not to be unreasonably withheld or delayed); and, in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent, the Revolving Lenders and the applicable Issuing Lender (such approval not to be unreasonably withheld or delayed, provided that the applicable Issuing Lender may withhold such approval in the event that it does not issue letters of credit in such currency).

(b) Any such request shall be made to the Administrative Agent not later than 1:00 p.m. 5 Business Days prior to the date of the desired Borrowing or Letter of Credit (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the relevant Issuing Lender). In the case of any such request pertaining to Revolving Loans, the Administrative Agent shall promptly notify each Revolving Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify each Revolving Lender and the relevant Issuing Lender thereof. Each such Revolving Lender or the relevant Issuing Lender (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 1:00 p.m., 2 Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Revolving Loans or the issuance of Letters of Credit in the requested currency.

(c) Any failure by any Revolving Lender or the relevant Issuing Lender, as the case may be, to respond to such request within the time period specified in the preceding paragraph (b) shall be deemed to be a refusal by such Revolving Lender or Issuing Lender, as the case may be, to permit Revolving Loans to be made or Letters of Credit to be issued in the requested currency. If the Administrative Agent and each Revolving Lender that would be obligated to make Revolving Loans denominated in the requested currency consent to making Revolving

Loans in the requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternate Currency hereunder for purposes of any Borrowing of Revolving Loans; and if the Administrative Agent, the Revolving Lenders and the relevant Issuing Lender consent to the issuance of Letters of Credit in the requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternate Currency hereunder for purposes of the issuance of any Letter of Credit issued by such Issuing Lender. If the Administrative Agent fails to obtain the requisite consent to any request for an additional currency under this Section 1.08, the Administrative Agent shall promptly so notify the Borrower.

Section 1.09. Cashless Rolls. Notwithstanding anything to the contrary contained in this Agreement or in any other Credit Document, to the extent that any Lender voluntarily extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans with Incremental Loans, Refinancing Term Loans, Loans in connection with any Replacement Revolving Credit Commitments, Replacement Revolving Loans, Loans in connection with any Extension pursuant to Section 12.06(c) or loans incurred under a new credit facility, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Credit Document that such payment be made “in Dollars”, “in immediately available funds”, “in Cash” or any other similar requirement.

ARTICLE 2

AMOUNT AND TERMS OF THE LOANS

Section 2.01. Commitments. (a) Each Initial Term Lender severally agrees, subject to and on the terms and conditions of this Agreement, to make a loan in Dollars (each, an “Initial Term Loan” and collectively, the “Initial Term Loans”) to the Borrower on the Closing Date in a principal amount not to exceed its Initial Term Loan Commitment. To the extent repaid, Term Loans may not be reborrowed.

(b) Each Initial Revolving Lender severally agrees, subject to and on the terms and conditions of this Agreement, to make revolving loans in Dollars or in one or more Alternate Currencies (each, a “Initial Revolving Loan,” and collectively, the “Initial Revolving Loans”) to the Borrower, from time to time on any Business Day during the period from and including, subject to Section 2.01(c), the Closing Date to but not including the Initial Revolving Credit Maturity Date, provided that no Borrowing of Initial Revolving Loans shall be made if, immediately after giving effect thereto and the application of the proceeds therefrom:

(i) the sum of (y) the aggregate principal amount of Initial Revolving Loans of such Lender outstanding at such time and (z) such Lender’s Letter of Credit Exposure at such time would exceed its Initial Revolving Credit Commitment at such time; or

(ii) the sum of (x) the aggregate principal amount of Initial Revolving Loans outstanding at such time, (y) the aggregate principal amount of Swingline Loans outstanding at such time and (z) the aggregate Letter of Credit Exposure of all Revolving Lenders at such time would exceed the aggregate Initial Revolving Credit Commitments at such time.

Subject to and on the terms and conditions of this Agreement, the Borrower may borrow, repay and reborrow Initial Revolving Loans.

(c) Subject to the terms and conditions of this Agreement, the Initial Revolving Loans shall be available on the Closing Date in an aggregate principal amount of up to $25,000,000 to finance a portion of the Transactions and for working capital needs and other general corporate purposes.

(d) The Swingline Lender agrees, subject to and on the terms and conditions of this Agreement, to make loans in Dollars to the Borrower (each, a “Swingline Loan,” and collectively, the “Swingline Loans”), from time to time on any Business Day during the period from the Business Day following the Closing Date to but not including the Initial Revolving Credit Maturity Date, in an aggregate principal amount at any time outstanding not exceeding the Swingline Commitment, notwithstanding that the aggregate principal amount of Swingline Loans outstanding at any time, when added to the aggregate principal amount of the Revolving Loans made by the Swingline Lender in its capacity as a Lender outstanding at such time and its Letter of Credit Exposure at such time, may exceed its Revolving Credit Commitment at such time; provided that no Borrowing of Swingline Loans shall be made if immediately after giving effect thereto and the application of the proceeds therefrom, the sum of (x) the aggregate principal amount of Revolving Loans outstanding at such time, (y) the aggregate Letter of Credit Exposure of all Revolving Lenders at such time and (z) the aggregate principal amount of Swingline Loans outstanding at such time would exceed the aggregate Revolving Credit Commitments at such time. Subject to and on the terms and conditions of this Agreement, the Borrower may borrow, repay (including by means of a Borrowing of Revolving Loans pursuant to Section 2.02(e)) and reborrow Swingline Loans.

(e) Subject to the terms and conditions of this Agreement and any applicable Refinancing Amendment or Incremental Facility Agreement, each Lender with any Additional Revolving Credit Commitment or Additional Term Commitments, as the case may be, of a given Class, severally and not jointly, agrees to make Additional Revolving Loans and/or Additional Term Loans, as the case may be, of such Class to the Borrower, which Loans shall not exceed for any such Lender at the time of any incurrence thereof the Additional Revolving Credit Commitment or Additional Term Commitment, as the case may be, of such Class of such Lender as set forth in the applicable Refinancing Amendment or Incremental Facility Agreement.

(f) Each Revolving Lender, may, at its option, make any Revolving Loan by causing any domestic or foreign branch or Affiliate of such Revolving Lender to make such Revolving Loan; provided, that (i) any exercise of such option shall not affect in any manner the obligation of the Borrower to repay such Revolving Loan in accordance with the terms of this Agreement and (ii) such domestic or foreign branch or Affiliate of such Revolving Lender shall not be entitled to any greater payment, indemnification or reimbursement under Section 2.16 or Section 2.17 with respect to such Revolving Loan than that which the applicable Revolving Lender was entitled on the date on which such Revolving Loan was made.

Section 2.02. Borrowings. (a) Subject to the terms and conditions of this Agreement, the Loans shall, at the option of the Borrower, be either Base Rate Loans or LIBOR Loans, provided, however, that all Loans comprising the same Borrowing shall, unless otherwise specifically provided herein, be of the same Type and Class. The Swingline Loans shall be made and maintained as Base Rate Loans at all times.

(b) In order to make a Borrowing (other than (w) Borrowings of Swingline Loans, which shall be made pursuant to Section 2.02(d), (x) Borrowings for the purpose of repaying Refunded Swingline Loans, which shall be made pursuant to Section 2.02(e), (y) Borrowings for the purpose of repaying unpaid Reimbursement Obligations, which shall be made pursuant to Section 3.05, and (z) Borrowings involving continuations or conversions of outstanding Loans, which shall be made pursuant to Section 2.11), the Borrower will give the Administrative Agent written notice not later than 12:00 p.m., three (3) Business Days prior to each Borrowing (or, in the case of any Borrowing of Base Rate Loans, 12:00 p.m. on the Business Day of such Borrowing); provided, however, that notwithstanding the foregoing, the Term Loans borrowed on the Closing Date may, at the election of the Borrower, be borrowed as LIBOR Loans and any Loans to be made on the Closing Date may, at the discretion of the Administrative Agent, be given later than the times specified hereinabove. Each such notice (each, a “Notice of Borrowing”) shall be irrevocable, shall be given in substantially the form of Exhibit B-1 and shall specify (i) the currency and aggregate principal amount, Class and initial Type of the Loans to be made pursuant to such Borrowing, (ii) in the case of a Borrowing of LIBOR Loans, the initial Interest Period to be applicable thereto and (iii) the requested date of such Borrowing (the “Borrowing Date”), which shall be a Business Day. Upon its receipt of a Notice of Borrowing, the Administrative Agent will promptly notify each Term Lender or Revolving Lender, as applicable, of the proposed Borrowing. Notwithstanding anything to the contrary contained herein:

(i) the aggregate principal amount of the Borrowing of Term Loans shall be in the amount of the aggregate Term Loan Commitments;

(ii) the aggregate principal amount of each Borrowing comprised of Base Rate Loans shall not be less than $250,000 (or, in the case of any Base Rate Loan denominated in any Alternate Currency, the equivalent of $250,000 denominated in such Alternate Currency) or, if greater, an integral multiple of $100,000 (or, in the case of any Base Rate Loan denominated in any Alternate Currency, the equivalent of $100,000 denominated in such Alternate Currency) in excess thereof (or, in the case of a Borrowing of Revolving Loans, if less, in the amount of the aggregate Unutilized Revolving Credit Commitments), the aggregate principal amount of each Borrowing comprised of LIBOR Loans shall not be less than $1,000,000 (or, in the case of any LIBOR Loan denominated in any Alternate Currency, the equivalent of $1,000,000 denominated in such Alternate Currency) or, if greater, an integral multiple of $500,000 (or, in the case of any LIBOR Loan denominated in any Alternate Currency, the equivalent of $500,000 denominated in such Alternate Currency) in excess thereof,

(iii) if the Borrower shall have failed to designate the Type of Loans, then it shall be deemed to have requested a Borrowing comprised of Base Rate Loans;

(iv) if the Borrower shall have failed to select the duration of the Interest Period to be applicable to any Borrowing of LIBOR Loans, then the Borrower shall be deemed to have selected an Interest Period with a duration of three months; and

(v) if the Borrower shall have failed to select the currency applicable to any Borrower, then the Borrower shall be deemed to have selected a Borrowing of Loans denominated in Dollars.

(c) In the case of each Borrowing of Loans, not later than 10:00 a.m. (or in the case of any Base Rate Loan requested on the same day, not later than 1:00 p.m.) on the requested Borrowing Date (which shall be the Closing Date, in the case of the Initial Term Loans), each Lender will make available to the Administrative Agent at its office referred to in Section 12.05 (or at such other location as the Administrative Agent may designate) an amount, in Dollars or the applicable Alternate Currency and in immediately available funds, equal to the amount of the Loan to be made by such Lender. Subject to the satisfaction or waiver of applicable conditions to lending hereunder, the Administrative Agent will make the aggregate of such amounts available to the Borrower in accordance with Section 2.03 and in like funds as received by the Administrative Agent.

(d) In order to make a Borrowing of a Swingline Loan, the Borrower will give the Administrative Agent and the Swingline Lender written notice not later than 2:00 p.m. on the date of such Borrowing. Each such notice (each, a “Notice of Swingline Borrowing”) shall be irrevocable, shall be given in substantially the form of Exhibit B-2 and shall specify (i) the principal amount of the Swingline Loan to be made pursuant to such Borrowing (which shall not be less than (A) $50,000 and, if greater, shall be in an integral multiple of $50,000 in excess thereof (or, if less, in the amount of the Unutilized Swingline Commitment)) and (ii) the requested Borrowing Date, which shall be a Business Day. Not later than 3:00 p.m. on the requested Borrowing Date, the Swingline Lender will make available to the Administrative Agent at its office (or at such other location as the Administrative Agent may designate) an amount, in immediately available funds, equal to the amount of the requested Swingline Loan. To the extent the Swingline Lender has made such amount available to the Administrative Agent as provided hereinabove, the Administrative Agent will make such amount available to the appropriate Borrower in accordance with Section 2.03 and in like funds as received by the Administrative Agent.

(e) With respect to any outstanding Swingline Loans, the Swingline Lender may at any time (whether or not an Event of Default has occurred and is continuing) in its sole and absolute discretion, and is hereby authorized and empowered by the Borrower to, cause a Borrowing of Revolving Loans to be made for the purpose of repaying such Swingline Loans by delivering to the Administrative Agent (if the Administrative Agent is different from the Swingline Lender) and each other Revolving Lender (on behalf of, and with a copy to, the Borrower), not later than 11:00 a.m., one Business Day prior to the proposed Borrowing Date therefor, a notice (which shall be deemed to be a Notice of Borrowing given by the Borrower) requesting the Revolving Lenders to make Revolving Loans (which shall be made initially as Base Rate Loans) on such Borrowing Date in an aggregate amount equal to the amount of such Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date such notice is given that the Swingline Lender requests to be repaid. Not later than 2:00 p.m. on the requested

Borrowing Date, each Revolving Lender (other than the Swingline Lender) will make available to the Administrative Agent at its office referred to in Section 12.05 (or at such other location as the Administrative Agent may designate) an amount, in Dollars and in immediately available funds, equal to the amount of the Revolving Loan to be made by such Lender. To the extent the Revolving Lenders have made such amounts available to the Administrative Agent as provided hereinabove, the Administrative Agent will make the aggregate of such amounts available to the Swingline Lender in like funds as received by the Administrative Agent, which shall apply such amounts in repayment of the Refunded Swingline Loans. Notwithstanding any provision of this Agreement to the contrary, on the relevant Borrowing Date, the Refunded Swingline Loans (including the Swingline Lender’s ratable share thereof, in its capacity as a Lender) shall be deemed to be repaid with the proceeds of the Revolving Loans made as provided above (including a Revolving Loan deemed to have been made by the Swingline Lender), and such Refunded Swingline Loans deemed to be so repaid shall no longer be outstanding as Swingline Loans but shall be outstanding as Revolving Loans. If any portion of any such amount repaid (or deemed to be repaid) to the Swingline Lender shall be recovered by or on behalf of the Borrower from the Swingline Lender in any bankruptcy, insolvency or similar proceeding or otherwise, the loss of the amount so recovered shall be shared ratably among all the Revolving Lenders in the manner contemplated by Section 2.15(b).

(f) If, as a result of any bankruptcy, insolvency or similar proceeding with respect to the Borrower, Revolving Loans are not made pursuant to subsection (e) above in an amount sufficient to repay any amounts owed to the Swingline Lender in respect of any outstanding Swingline Loans, or if the Swingline Lender is otherwise precluded for any reason from giving a notice on behalf of the Borrower pursuant to Section 2.02(e), the Swingline Lender shall be deemed to have sold without recourse, representation or warranty, and each Lender shall be deemed to have purchased and hereby agrees to purchase, a participation in such outstanding Swingline Loans in an amount equal to its ratable share (based on the proportion that its Revolving Credit Commitment bears to the aggregate Revolving Credit Commitments at such time, whether or not the Revolving Credit Commitments are then in effect and if the Revolving Credit Commitments have ceased to be in effect, then pursuant to the Revolving Credit Commitments as in effect immediately prior to such cessation) of the unpaid amount thereof together with accrued interest thereon at the rate then payable on Loans that bear interest by reference to the Base Rate. Upon one Business Day’s prior notice from the Swingline Lender, each Lender (other than the Swingline Lender) will make available to the Administrative Agent at its office referred to in Section 12.05 (or at such other location as the Administrative Agent may designate) an amount, in Dollars and in immediately available funds, equal to its respective participation. To the extent the Lenders have made such amounts available to the Administrative Agent as provided hereinabove, the Administrative Agent will make the aggregate of such amounts available to the Swingline Lender in like funds as received by the Administrative Agent. In the event any such Lender fails to make available to the Administrative Agent the amount of such Lender’s participation as provided in this subsection (f), the Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with interest thereon for each day from the date such amount is required to be made available for the account of the Swingline Lender until the date such amount is made available to the Swingline Lender at the Federal Funds Rate for the first Business Day and thereafter at the Adjusted Base Rate applicable to Revolving Loans. Promptly following its receipt of any payment by or on behalf of the Borrower in respect of a Swingline Loan, the Swingline Lender will pay to each Lender that has acquired a participation therein such Lender’s ratable share of such payment.

(g) Notwithstanding any provision of this Agreement to the contrary, the obligation of each Revolving Lender (other than the Swingline Lender) to make Revolving Loans for the purpose of repaying any Refunded Swingline Loans pursuant to subsection (e) above and each such Lender’s obligation to purchase a participation in any unpaid Swingline Loans pursuant to subsection (f) above shall be absolute and unconditional and shall not be affected by any circumstance or event whatsoever, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right that such Revolving Lender may have against the Swingline Lender, the Administrative Agent, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of any Default or Event of Default, (iii) any adverse change in the condition (financial or otherwise) of any Credit Party and (iv) any other act or omission to act or delay of any kind of any Secured Party or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.02, constitute a legal or equitable discharge of any obligation of the Borrower or any Revolving Lender hereunder.

Section 2.03. Disbursements; Funding Reliance; Domicile of Loans. (a) The Borrower hereby authorizes the Administrative Agent to disburse the proceeds of each Borrowing in accordance with the terms of any Notice of Borrowing or other written instructions from any Responsible Officer of the Borrower.

(b) Unless the Administrative Agent has received, prior to 10:00 a.m. (or in the case of any Base Rate Loan requested on the same day, prior to 1:00 p.m.) on the relevant Borrowing Date, written notice from a Lender that such Lender will not make available to the Administrative Agent such Lender’s ratable portion, if any, of the relevant Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent in immediately available funds on such Borrowing Date in accordance with the applicable provisions of Section 2.02, and the Administrative Agent may, in reliance upon such assumption, but shall not be obligated to, make a corresponding amount available to the Borrower on such Borrowing Date. If and to the extent that such Lender shall not have made such portion available to the Administrative Agent, and the Administrative Agent shall have made such corresponding amount available to the Borrower, such Lender, on the one hand, and the Borrower, on the other, severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount, together with interest thereon for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, (i) in the case of such Lender, at the Federal Funds Rate (or (A) in the case of a Borrowing denominated in Canadian Dollars, the Canadian Prime Rate and (B) in the case of a Borrowing denominated in any Alternate Currency other than Canadian Dollars, the Administrative Agent’s customary rate for interbank advances in the Alternate Currency in which such Borrowing is denominated); and (ii) in the case of the Borrower, at the rate of interest applicable at such time to the Type and Class of Loans comprising such Borrowing, as determined under the provisions of Section 2.08. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement. The failure of any Lender to make any Loan required to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan as part of such Borrowing, but, except as otherwise provided herein, no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender as part of any Borrowing.

Section 2.04. Notes. (a) If so requested by any Lender by written notice to the Borrower (with a copy to the Administrative Agent) at least five Business Days prior to the Closing Date, or at any time after the Closing Date, the Loans made by such Lender shall be evidenced (i) in the case of Term Loans, by a Term Note appropriately completed, (ii) in the case of Revolving Loans, by a Revolving Note appropriately completed, (iii) in the case of the Swingline Loans, by a Swingline Note appropriately completed; it being understood and agreed that such Lender (and/or its applicable registered assigns) shall be required to return such Note to the Borrower for cancellation in accordance with Section 12.07(c) and upon the Termination Date.

(b) Each Lender will record on its internal records the amount and Type of each Loan made by it and each payment received by it in respect thereof and will, in the event of any transfer of any of its Notes, either endorse on the reverse side thereof or on a schedule attached thereto (or any continuation thereof) the outstanding principal amount and Type of the Loans evidenced thereby as of the date of transfer or provide such information on a schedule to the Assignment and Acceptance or Affiliate Assignment Agreement relating to such transfer; provided, however, that the failure of any Lender to make any such recordation or provide any such information, or any error therein, shall not affect the Borrower’s obligations under this Agreement or the Notes.

Section 2.05. Termination and Reduction of Commitments and Swingline Commitment. (a) The Initial Term Loan Commitments shall be automatically and permanently terminated on the Closing Date. The Initial Revolving Credit Commitments shall be automatically and permanently terminated on the Initial Revolving Credit Maturity Date. The Swingline Commitment shall be automatically and permanently terminated on the Latest Revolving Credit Maturity Date, unless sooner terminated pursuant to any other provision of this Section or Section 9.02. The Additional Term Commitments of any Class shall automatically terminate upon the making of the Additional Term Loans of such Class and, if any such Additional Term Commitment is not drawn on the date that such Additional Term Commitment is required to be drawn pursuant to the applicable Refinancing Amendment or Incremental Facility Agreement, the undrawn amount thereof shall automatically terminate and the Additional Revolving Credit Commitments of any Class shall automatically terminate on the Maturity Date specified therefor in the applicable Refinancing Amendment or Incremental Facility Agreement.

(b) At any time and from time to time after the Closing Date, upon not less than one Business Day’s prior written notice to the Administrative Agent (and, in the case of a termination or reduction of the Unutilized Swingline Commitment, the Swingline Lender), the Borrower may terminate in whole or reduce in part the aggregate Unutilized Revolving Credit Commitments and/or the Unutilized Swingline Commitment, provided that any such partial reduction shall be in an aggregate amount of not less than $1,000,000 in the case of the Unutilized Revolving Credit Commitments ($100,000 in the case of the Unutilized Swingline Commitment) or, if greater, an integral multiple of $1,000,000 in the case of the Unutilized Revolving Credit Commitments ($100,000 in the case of the Unutilized Swingline Commitment) in excess thereof. The amount of any termination or reduction made under this subsection (b) may not thereafter be reinstated.

(c) Each reduction of the Revolving Credit Commitments pursuant to this Section shall be applied ratably among the Revolving Lenders according to their respective Revolving Credit Commitments; provided, that any Incremental Revolving Facility may provide that the Borrower may terminate the commitments of such Incremental Revolving Facility on a less than pro rata basis with any other existing Revolving Credit Commitments. Notwithstanding any provision of this Agreement to the contrary, any reduction of the Revolving Credit Commitments pursuant to this Section that has the effect of reducing the aggregate Revolving Credit Commitments to an amount less than the amount of the Swingline Commitment, at such time shall result in an automatic corresponding reduction of the Swingline Commitment to the amount of the aggregate Revolving Credit Commitments (as so reduced), without any further action on the part of the Borrower or the Swingline Lender (and shall require immediate prepayment of the Swingline Loans to the extent that the Swingline Commitment is reduced below the amount of Swingline Loans then outstanding).

Section 2.06. Mandatory Payments and Prepayments. (a) Except to the extent due or paid sooner pursuant to the provisions of this Agreement, the Borrower will repay the aggregate principal amount of the Initial Term Loans, (A) commencing with the first full fiscal quarter beginning after the Closing Date, on the last day of each fiscal quarter of the Borrower and each subsequent fiscal quarter of the Borrower ending prior to the Initial Term Loan Maturity Date, in each case in an amount equal to 0.25% of the original principal amount of the Initial Term Loans made on the Closing Date (as such payments may be reduced from time to time as a result of the application of prepayments in accordance with this Section 2.06, Section 2.07 or purchases in accordance with 12.07(d) or increased as a result of any increase in the amount of the Initial Term Loans pursuant to Section 2.22(a)) and (B) on the Initial Term Loan Maturity Date, the remainder of the principal amount of the Initial Term Loans outstanding on such date.

(b) The Borrower shall repay the Additional Term Loans of any Class in such scheduled amortization installments and on such date or dates as shall be specified therefor in the applicable Refinancing Amendment, Incremental Facility Agreement or Extension Amendment (as such payments may be reduced from time to time as a result of the application of prepayments in accordance with this Section 2.06 or purchases in accordance with 12.07(d)).

(c) Except to the extent due or paid sooner pursuant to the provisions of this Agreement, the Borrower shall pay the aggregate outstanding principal of all Initial Revolving Loans (in Dollars or the relevant Alternate Currency) and Swingline Loans in full on the Initial Revolving Credit Maturity Date.

(d) In the event that, on any Revaluation Date, the sum of (x) the Dollar Equivalent of the aggregate principal amount of Revolving Loans of any Class outstanding at such time, (y) the Dollar Equivalent of the aggregate Letter of Credit Exposure of all Revolving Lenders at such time and (z) the aggregate principal amount of Swingline Loans outstanding at such time (excluding the aggregate amount of any Loans to be repaid on the date of determination) shall exceed an amount equal to 105% of the aggregate Revolving Credit Commitments at such time (after giving effect to any concurrent termination or reduction thereof), the Borrower will promptly, and in any event within five Business Days, at the Borrower’s option: (i) prepay Swingline Loans, (ii) prepay Revolving Loans and/or (iii) Cash Collateralize the Letter of Credit Exposure, in the aggregate amount of such excess, after receiving written notice from the Administrative Agent of such excess.

(e) Promptly upon (and in any event not later than five Business Days after) the receipt thereof by the Borrower, or any Restricted Subsidiary, the Borrower will prepay, in accordance with Section 2.06(h), the outstanding principal amount of the Term Loans in an amount equal to 100% of the Net Cash Proceeds from any Debt Issuance.

(f) Subject to the last sentence of this Section 2.06(f), promptly upon (and in any event not later than 30 Business Days after) the receipt thereof of Net Cash Proceeds from any Prepayment Asset Sale or Casualty Event, in each case, in excess of (i) $17,500,000 in a single transaction or a series of related transactions or (ii) $60,000,000 in the aggregate for all such transactions after the Closing Date by the Borrower or any Restricted Subsidiary and subject to the Borrower’s right to reinvest such Net Cash Proceeds as provided below, the Borrower will prepay, in accordance with Section 2.06(h), the outstanding principal amount of the Term Loans in an amount equal to 100% of the Net Cash Proceeds received with respect thereto in excess of such threshold. Notwithstanding the foregoing, (A) the Borrower or any Restricted Subsidiary shall have the option (to be exercised by the Borrower notifying the Administrative Agent of its intention to reinvest prior to the date any such prepayment is required to be made), directly or through one or more of their Subsidiaries, to reinvest the Net Cash Proceeds from any such Prepayment Asset Sale or Casualty Event, as the case may be, in assets of the general type used or useful in the business of the Borrower and its Subsidiaries, (x) within one year of receipt thereof or (y) if the Borrower or such Restricted Subsidiary has committed to so reinvest such Net Cash Proceeds during such one-year period and such Net Cash Proceeds are so reinvested, not more than six months after the expiration of such one-year period and (B) if, at the time that any such prepayment would be required hereunder, the Borrower or any of its Restricted Subsidiaries is required to repay or repurchase any other Indebtedness (or offer to repay or repurchase such Indebtedness) that is secured on a pari passu basis with any Secured Obligation pursuant to the terms of the documentation governing such Indebtedness with the Net Cash Proceeds from any such Prepayment Asset Sale or Casualty Event (such Indebtedness required to be so repaid or repurchased (or offered to be repaid or repurchased), the “Other Applicable Indebtedness”), then the relevant Person may apply such Net Cash Proceeds on a pro rata basis to the prepayment of the Term Loans and to the repurchase or repayment of the Other Applicable Indebtedness (determined on the basis of the aggregate outstanding principal amount of the Term Loans and the Other Applicable Indebtedness (or accreted amount if such Other Applicable Indebtedness is issued with original issue discount) at such time); it being understood that (1) the portion of such Net Cash Proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such Net Cash Proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, (and the remaining amount, if any, of such Net Cash Proceeds shall be allocated to the Term Loans in accordance with the terms hereof), and the amount of the prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.06(f) shall be reduced accordingly and (2) to the extent the holders of the Other Applicable Indebtedness decline to have such Indebtedness prepaid or repurchased, the declined amount shall promptly (and in any event within ten Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof.

(g) Within 10 Business Days after the date that the annual consolidated financial statements of the Borrower and its Subsidiaries are required to be delivered pursuant to Section 6.01(b) after the end of each fiscal year ending after the Closing Date (the “Excess Cash Flow Prepayment Date”), beginning with the fiscal year ending on or about December 31, 2015, the Borrower will prepay, in accordance with Section 2.06(h), the outstanding principal amount of the Term Loans in an amount equal to (x) the Prepayment Percentage of Excess Cash Flow, if any, for such fiscal year minus (y) other than to the extent made from Net Cash Proceeds from any Permitted Cure Securities or Indebtedness (other than revolving Indebtedness), (i) voluntary repayments of the Loans during such fiscal year or thereafter prior to the Excess Cash Flow Prepayment Date (without duplication between fiscal years) (solely, in the case of Revolving Loans, to the extent accompanied by a permanent reduction of the Revolving Credit Commitments) and (ii) the amount of any reduction in the outstanding amount of any Term Loans resulting from any assignment made in accordance with Section 12.07(d) or (e) of this Agreement (including in connection with any Dutch Auction) on a dollar for dollar basis (it being understood that any such reduction pursuant to clause (i) or (ii) above made at a discount to par will only reduce such payment or prepayment pursuant to this clause (g) by the amount of cash actually paid).

(h) In the event that the obligation of the Borrower to prepay the Term Loans shall arise pursuant to subsections (e) through (g) above, except as otherwise provided in any Refinancing Amendment, any Incremental Facility Agreement or any Extension Amendment, the Borrower shall prepay the outstanding principal amount of the Term Loans in the amount of such prepayment obligation within the applicable time periods specified in subsections (e) through (g) above, with such prepayment to be applied to the Term Loans pro rata in direct order of maturity for the next eight scheduled principal payments on the Term Loans and, thereafter, on a pro rata basis according to the amount of each such scheduled amortization payment; provided, that any prepayment of Term Loans with the Net Cash Proceeds of any Refinancing Indebtedness, Incremental Term Facility, Permitted External Refinancing Debt or Refinancing Term Loans shall be applied to the applicable Class of Term Loans being refinanced or replaced. Each payment or prepayment pursuant to the provisions of this Section shall be applied ratably among the Lenders holding the Loans being prepaid, in proportion to the principal amount held by each, and shall be applied (1) first, to prepay all Base Rate Loans, and (2) second, to the extent of any excess remaining after application as provided in clause (1) above, to prepay all LIBOR Loans (and as among LIBOR Loans, (A) first to prepay those LIBOR Loans, if any, having Interest Periods ending on the date of such prepayment, and (B) thereafter, to the extent of any excess remaining after application as provided in clause (A) above, to prepay LIBOR Loans in the manner that minimizes the amount of any payments required to be made pursuant to Section 2.18).

(i) Each payment or prepayment of a LIBOR Loan made pursuant to the provisions of this Section on a day other than the last day of the Interest Period applicable thereto shall be made together with all amounts required under Section 2.18 to be paid as a consequence thereof.

(j) Notwithstanding any provision under this Section 2.06 to the contrary, (i) any amounts that would otherwise be required to be paid by the Borrower pursuant to Section 2.06(f) and (g) above shall not be required to be so prepaid to the extent any such Excess Cash Flow is generated by a Foreign Subsidiary or such Net Cash Proceeds are received by a Foreign

Subsidiary, for so long as the repatriation to the United States of any such amounts would be prohibited under any Requirement of Law or conflict with the fiduciary duties of such Foreign Subsidiary’s directors, or result in, or could reasonably be expected to result in, a material risk of personal or criminal liability for any officer, director, employee, manager, member of management or consultant of such Foreign Subsidiary (the Borrower agreeing to cause the applicable Foreign Subsidiary to promptly take all commercially reasonable actions required by the applicable local law to permit such repatriation), and once such repatriation of any such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable Requirement of Law and, to the extent applicable, would no longer conflict with the fiduciary duties of such director, or result in, or could reasonably be expected to result in, a material risk of personal or criminal liability for the Persons described above, such repatriation will be promptly effected and such repatriation of Net Cash Proceeds or Excess Cash Flow, as applicable, will be promptly (and in any event not later than three Business Days after such repatriation) applied (net of additional Taxes payable or reserved against as a result thereof) to the repayment of the Loans pursuant to this Section 2.06(j) to the extent provided herein (without regard to this clause (j)); and (ii) if the repatriation by a Foreign Subsidiary to the United States of any amount required to mandatorily prepay the Loans pursuant to Section 2.06(f) and (g) above would result in material adverse cash tax consequences to the Borrower (including pursuant to any Tax sharing arrangements or any Tax Distribution), any of the Borrower’s direct or indirect equity owners or its Restricted Subsidiaries, taking into account any foreign tax credits or benefits actually realized in connection with such repatriation (such amount, a “Restricted Amount”), as reasonably determined by the Borrower, the amount the Borrower shall be required to mandatorily prepay pursuant to Section 2.06(f) and (g) above, as applicable, shall be reduced by the Restricted Amount until such time as it may repatriate to the United States such Restricted Amount without incurring such material adverse cash tax liability; provided that to the extent that the repatriation of any Net Cash Proceeds or Excess Cash Flow from such Foreign Subsidiary would no longer have a material adverse cash tax consequence, an amount equal to the Net Cash Proceeds or Excess Cash Flow, as applicable, not previously applied pursuant to preceding clauses (i) and (ii), shall be promptly applied to the repayment of the Loans pursuant to Section 2.06 as otherwise required above (without regard to this clause (j)).

(k) Each Lender may elect, by notice to the Administrative Agent at or prior to the time, and in the manner specified by the Administrative Agent, of any prepayment of Loans required to be made by the Borrower pursuant to this Section 2.06 (except any prepayment required pursuant to Section 2.06(e)), to decline all (but not a portion) of its Applicable Percentage of such prepayment (such declined amounts, the “Declined Proceeds”), in which case, such Declined Proceeds may be retained by the Borrower and shall be added to the calculation of the Available Amount. If a Lender fails to deliver a notice of election declining receipt of its applicable percentage of such mandatory prepayment to the Administrative Agent within the time frame specified by the Administrative Agent, any such failure will be deemed to constitute an acceptance of such Lender’s Applicable Percentage of the total amount of such mandatory prepayment of the Loans.

Section 2.07. Voluntary Prepayments; Premium. (a) At any time and from time to time, the Borrower shall have the right to prepay the Loans, in whole or in part, without premium or penalty (except as provided in subclause (ii) below and subject to the provisions of clause (c) below), upon written notice (or telephonic notice if followed promptly by written notice) given to the Administrative Agent not later than 1:00 p.m., three Business Days prior to each intended prepayment (or, in the case of a prepayment of a Base Rate Loan, on the date of such prepayment), provided that (i) each partial prepayment of Base Rate Loans shall be in an aggregate principal amount of not less than $250,000 (or, in the case of any Base Rate Loan denominated in any Alternate Currency, the equivalent of $250,000 denominated in such Alternate Currency) or, if greater, an integral multiple of $100,000 (or, in the case of any Base Rate Loan denominated in any Alternate Currency, the equivalent of $100,000 denominated in such Alternate Currency) in excess thereof, each partial prepayment of LIBOR Loans shall be in an aggregate principal amount of not less than $1,000,000 (or, in the case of any LIBOR Loan denominated in any Alternate Currency, the equivalent of $1,000,000 denominated in such Alternate Currency) or, if greater, an integral multiple of $500,000 (or, in the case of any LIBOR Loan denominated in any Alternate Currency, the equivalent of $500,000 denominated in such Alternate Currency) in excess thereof and (ii) unless made together with any amounts required under Section 2.18 to be paid as a consequence of such prepayment, a prepayment of a LIBOR Loan may be made only on the last day of the Interest Period applicable thereto. Each such notice shall specify the proposed date of such prepayment and the aggregate principal amount, Class and Type of the Loans to be prepaid (and, in the case of LIBOR Loans, the Borrowing pursuant to which made and the Interest Period applicable thereto), and shall be irrevocable and shall bind the Borrower to make such prepayment on the terms specified therein (except as otherwise provided in Section 2.07(d)). Revolving Loans and Swingline Loans (but not Term Loans) prepaid pursuant to this Section 2.07 may be reborrowed, subject to the terms and conditions of this Agreement.

(b) Each prepayment of the Term Loans made pursuant to clause (a) above shall be applied to the scheduled principal payments of such Loans as directed by the Borrower and in the absence of such direction, in the direct order of maturity. Each prepayment of the Loans made pursuant to subsection (a) above shall be applied ratably among the Lenders holding the Loans being prepaid, in proportion to the principal amount held by each.

(c) If, prior to the 6 month anniversary of the Closing Date, the Borrower (i) repays, prepays, refinances or replaces any Initial Term Loans in connection with a Repricing Transaction or (ii) effects any amendment, modification or waiver of, or consent under, this Agreement that results in a Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each Lender with an outstanding Initial Term Loan (x) in the case of clause (i), a premium equal to 1.00% of the aggregate principal amount of Initial Term Loans so prepaid, repaid, refinanced or replaced and (y) in the case of clause (ii) a fee equal to 1.00% of the aggregate principal amount of the Initial Term Loans that are the subject of such Repricing Transaction outstanding immediately prior to such amendment, modification, waiver or consent. If prior to the 6 month anniversary of the Closing Date all or any portion of the Initial Term Loans held by any Lender are prepaid, repaid, refinanced or replaced pursuant to Section 2.20 as a result of, or in connection with, such Lender not agreeing or otherwise consenting to any amendment, modification, waiver or consent referred to in clause (ii) above, such prepayment, repayment, refinancing or replacement will be made at 101% of the principal amount so prepaid, repaid, refinanced or replaced. All such amounts shall be due and payable on the effective date of the applicable Repricing Transaction.

(d) Any notice in respect of a prepayment of the Credit Facilities (including in connection with a Change in Control or issuance of Indebtedness) (an “Original Prepayment Notice”) may be conditioned upon the effectiveness of other transactions, in which case such notice may be revoked by the Borrower by providing notice to the Administrative Agent on or prior to the date of prepayment as specified in such Original Prepayment Notice, and the failure to make a prepayment pursuant to such an Original Prepayment Notice shall not constitute an Event of Default.

Section 2.08. Interest. (a) Each Loan will bear interest in respect of the unpaid principal amount thereof from the date of Borrowing thereof until such principal amount shall be paid in full as follows:

(i) each Base Rate Borrowing of Term Loans shall bear interest at the Adjusted Base Rate;

(ii) each Adjusted LIBOR Rate Borrowing of Term Loans shall bear interest at the Adjusted LIBOR Rate for the Interest Period in effect for such Borrowing;

(iii) each Base Rate Borrowing of Revolving Loans that are denominated in Dollars or Canadian Dollars shall bear interest at the Adjusted Base Rate; and

(iv) each Adjusted LIBOR Rate Borrowing of Revolving Loans that are denominated in Dollars or any Alternate Currency shall bear interest at the Adjusted LIBOR Rate for the Interest Period in effect for such Borrowing; and

(v) each Borrowing of Swingline Loans shall bear interest at the Adjusted Base Rate.

(b) Upon the occurrence and during the continuance of an Event of Default pursuant to Section 9.01(a) (solely with respect to payments of principal, interest or fees due under this Agreement), (f) or (g), the principal amount of all Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Loans or any fees hereunder, upon the written request of the Administrative Agent to the Borrower, shall bear interest at a rate per annum equal to (i) in the case of overdue principal or interest of any Loan, 2.00% plus the interest rate applicable from time to time thereafter to such Loans (whether the Adjusted Base Rate or the Adjusted LIBOR Rate), or (ii) in the case of fees, 2.00% plus the rate then applicable to Loans bearing interest at the Adjusted Base Rate. To the greatest extent permitted by law, interest shall continue to accrue after the filing by or against the Borrower of any petition seeking any relief under any Debtor Relief Law.

(c) Accrued (and theretofore unpaid) interest shall be payable as follows:

(i) in respect of each Base Rate Loan (including any Base Rate Loan or portion thereof paid or prepaid pursuant to the provisions of Section 2.06, except as provided herein below), in arrears on the last Business Day of each fiscal quarter, beginning with the first such day to occur after the Closing Date; provided that, in the event the Loans are repaid or prepaid in full and the Commitments have been terminated, then accrued interest in respect of all Base Rate Loans shall be payable together with such repayment or prepayment on the date thereof;

(ii) in respect of each LIBOR Loan (including any LIBOR Loan or portion thereof paid or prepaid pursuant to the provisions of Section 2.06, except as provided herein below), in arrears (y) on the last Business Day of the Interest Period applicable thereto and (z) in addition, in the case of a LIBOR Loan with an Interest Period having a duration of more than three months, each three month anniversary of the first day of such Interest Period (or, if any such day is not a Business Day, the next succeeding Business Day); provided that, in the event any LIBOR Loans are repaid or prepaid, the accrued interest in respect of such LIBOR Loans shall be payable together with such repayment or prepayment on the date thereof;

(iii) interest accrued pursuant to paragraph (b) of this Section 2.08 shall be payable on demand by the Administrative Agent or the Administrative Agent acting at the direction of the Required Lenders; and

(iv) in respect of any Loan, at maturity (whether pursuant to acceleration or otherwise).

(d) Nothing contained in this Agreement or in any other Credit Document shall be deemed to establish or require the payment of interest, including in the case of default interest, to any Lender at a rate in excess of the maximum rate permitted by applicable law. If the amount of interest payable for the account of any Lender on any interest payment date would exceed the maximum amount permitted by applicable law to be charged by such Lender, the amount of interest payable for its account on such interest payment date shall be automatically reduced to such maximum permissible amount. In the event of any such reduction affecting any Lender, if from time to time thereafter the amount of interest payable for the account of such Lender on any interest payment date would be less than the maximum amount permitted by applicable law to be charged by such Lender, then the amount of interest payable for its account on such subsequent interest payment date shall be automatically increased to such maximum permissible amount, provided that at no time shall the aggregate amount by which interest paid for the account of any Lender has been increased pursuant to this sentence exceed the aggregate amount by which interest paid for its account has theretofore been reduced pursuant to the previous sentence.

(e) The Administrative Agent shall promptly notify the Borrower and the Lenders upon determining the interest rate for each Borrowing of LIBOR Loans after its receipt of the relevant Notice of Borrowing or Notice of Conversion/Continuation; provided, however, that the failure of the Administrative Agent to provide the Borrower or the Lenders with any such notice shall neither affect any obligations of the Borrower or the Lenders hereunder nor result in any liability on the part of the Administrative Agent to the Borrower or any Lender. Each such determination (including each determination of the Reserve Requirement) shall, absent manifest error, be conclusive and binding on all parties hereto.

Section 2.09. Fees. The Borrower agrees to pay:

(a) To the Arrangers, for their own respective accounts, on the Closing Date, the fees described in Section 1 of the Engagement Letter, in the amounts set forth therein as due and payable on such date and to the extent not theretofore paid to it.

(b) To the Administrative Agent, for the account of each Revolving Lender (other than a Defaulting Lender), a commitment fee for each fiscal quarter (or portion thereof) for the period from the Closing Date to the date on which such Lender’s Revolving Credit Commitment of such Class terminates, equal to the Commitment Fee Rate applicable to the Revolving Credit Commitment of such Class, on such Revolving Lender’s Applicable Percentage times the average daily aggregate Unutilized Revolving Credit Commitments, payable in arrears (i) on the last Business Day of each fiscal quarter, beginning with the first such day to occur after the Closing Date, and (ii) on the date on which the Revolving Credit Commitments of the applicable Class terminate.

(c) To the Administrative Agent, for the account of each Lender with a Revolving Credit Commitment, a letter of credit fee for each fiscal quarter (or portion thereof) in respect of all Letters of Credit outstanding during such quarter, at a per annum rate equal to the Applicable Margin Percentage in effect from time to time during such quarter for Revolving Loans that are maintained as LIBOR Loans, on such Lender’s Applicable Percentage of the daily average aggregate Stated Amount of such Letters of Credit, payable in arrears (i) on the last Business Day of each fiscal quarter, beginning with the first such day to occur after the Closing Date, and (ii) on the later of the date on which such Revolving Lender’s Revolving Credit Commitment of such Class terminates and the date of termination of the last outstanding Letter of Credit.

(d) To each Issuing Lender, for its own account, a fronting fee, in respect of each Letter of Credit issued by such Issuing Lender, for each fiscal quarter (or portion thereof) in respect of all such Letters of Credit outstanding during such quarter, at a per annum rate agreed by such Issuing Lender and the Borrower (but in any event not to exceed 0.20% per annum), on the daily average aggregate Stated Amount of such Letters of Credit, payable in arrears (i) on the last Business Day of each fiscal quarter, beginning with the first such day to occur after the Closing Date, and (ii) on the later of the date on which such Revolving Lender’s Revolving Credit Commitment of such Class terminates and the date of termination of the last outstanding of such Letters of Credit.

(e) To each Issuing Lender, for its own account, such reasonable commissions, issuance fees, transfer fees and other fees and charges incurred in connection with the issuance and administration of each Letter of Credit as are customarily charged from time to time by such Issuing Lender for the performance of such services in connection with similar letters of credit, but without duplication of amounts payable under subsection (d) above.

(f) To the Administrative Agent, for its own account, the annual administrative fee described in the Agency Fee Letter, on the terms, in the amount and at the times set forth therein.

Section 2.10. Interest Periods. Concurrently with the giving of a Notice of Borrowing or Notice of Conversion/Continuation in respect of any Borrowing of LIBOR Loans, any conversion of Base Rate Loans, LIBOR Loans, or any continuation of LIBOR Loans as LIBOR Loans, the Borrower shall have the right to elect, pursuant to such notice, the interest period (each, an “Interest Period”) to be applicable to such LIBOR Loans, which Interest Period shall, at the option of the Borrower, be a one, two, three or six-month period (or if available to all relevant Lenders, 12 months or less than one month period (as selected by the Borrower)); provided, however, that:

(i) all LIBOR Loans comprising a single Borrowing shall at all times have the same Interest Period;

(ii) the initial Interest Period for any LIBOR Loan shall commence on the date of the Borrowing of such LIBOR Loan (including the date of any continuation of, or conversion into, such LIBOR Loan), and each successive Interest Period applicable to such LIBOR Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;

(iii) LIBOR Loans may not be outstanding under more than 10 separate Interest Periods at any one time (for which purpose Interest Periods shall be deemed to be separate even if they are coterminous);

(iv) if any Interest Period otherwise would expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless such next succeeding Business Day falls in another calendar month, in which case such Interest Period shall expire on the next preceding Business Day;

(v) no Borrower may select any Interest Period that expires after (1) the applicable Maturity Date (with respect to LIBOR Loans that are Term Loans) or (2) the applicable Maturity Date (with respect to LIBOR Loans that are Revolving Loans); and

(vi) if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period would otherwise expire, such Interest Period shall expire on the last Business Day of such calendar month.

Section 2.11. Conversions and Continuations. (a) The Borrower shall have the right, on any Business Day occurring on or after the Closing Date, to elect (i) to convert all or a portion of the outstanding principal amount of any Base Rate Loans of any Class into LIBOR Loans of the same Class, or to convert any LIBOR Loans of any Class the Interest Periods for which end on the same day into Base Rate Loans of the same Class, or (ii) upon the expiration of any Interest Period, to continue all or a portion of the outstanding principal amount of any LIBOR Loans of any Class, the Interest Periods for which end on the same day, for an additional Interest Period, provided that (w) any such conversion of LIBOR Loans into Base Rate Loans shall involve an aggregate principal amount of not less than $500,000 (or, in the case of any Base Rate Loan denominated in any Alternate Currency, the equivalent of $500,000 denominated in such Alternate Currency) or, if greater, an integral multiple of $500,000 (or, in the case of any Base Rate Loan denominated in any Alternate Currency, the equivalent of $500,000 denominated in such Alternate Currency) in excess thereof; any such conversion of Base Rate Loans into, or continuation of, LIBOR Loans shall involve an aggregate principal amount of not less than $1,000,000 (or, in the case of any LIBOR Loan denominated in any Alternate Currency, the equivalent of $1,000,000 denominated in such Alternate Currency) or, if greater, an integral multiple of $500,000 (or, in the case of any LIBOR Loan denominated in any Alternate Currency, the equivalent of $500,000 denominated in such Alternate Currency) in excess thereof; and no partial conversion of LIBOR Loans made pursuant to a single Borrowing shall reduce the outstanding principal amount of such LIBOR Loans to less than $1,000,000 (or, in the case of any LIBOR Loan denominated in any Alternate Currency, the equivalent of $1,000,000 denominated in such Alternate Currency) or to any greater amount not an integral multiple of $500,000 (or, in the case of any LIBOR Loan denominated in any Alternate Currency, the equivalent of $500,000 denominated in such Alternate Currency) in excess thereof, (x) except as otherwise provided in Section 2.16(d), LIBOR Loans may be converted into Base Rate Loans only on the last day of the Interest Period applicable thereto, (y) no such conversion or continuation shall be permitted with regard to any Base Rate Loans that are Swingline Loans and (z) no conversion of Base Rate Loans into LIBOR Loans or continuation of LIBOR Loans shall be permitted during the continuance of an Event of Default.

(b) The Borrower shall make each such election by giving the Administrative Agent written notice not later than 12:00 p.m., three Business Days prior to the intended effective date of any such conversion or continuation (or in the case of a conversion of any Loan into a Base Rate Loan, on the date of such conversion). Each such notice (each, a “Notice of Conversion/Continuation”) shall be irrevocable, shall be given in the form of Exhibit B-3 and shall specify (x) the date of such conversion or continuation (which shall be a Business Day), (y) in the case of a conversion into, or a continuation of, LIBOR Loans, the Interest Period to be applicable thereto, and (z) the currency and aggregate principal amount, Class and Type of the Loans being converted or continued. Upon the receipt of a Notice of Conversion/Continuation, the Administrative Agent will promptly notify each Lender having a Commitment for Loans (or outstanding Loans) of the relevant Class of the proposed conversion or continuation. In the event that the Borrower shall fail to deliver a Notice of Conversion/Continuation as provided herein with respect to any outstanding LIBOR Loans, such LIBOR Loans shall be continued at the end of its Interest Period as a LIBOR Loan with an Interest Period of one month. In the event the Borrower shall have failed to select in a Notice of Conversion/Continuation the duration of the Interest Period to be applicable to any conversion into, or continuation of, LIBOR Loans, then the Borrower shall be deemed to have selected an Interest Period with a duration of three months.

Section 2.12. Method of Payments; Computations. (a) All payments by the Borrower hereunder shall be made without setoff, counterclaim or other defense and in immediately available funds to the Administrative Agent, for the account of the Lenders entitled to such payment or the Swingline Lender, as the case may be (except as otherwise expressly provided herein as to payments required to be made directly to the Issuing Lender and the Lenders), (i) in the case of payments of principal and interest with respect to any Loan, in the currency in which such Loan is denominated, and in the case of payments of fees, expenses and any other amounts due hereunder or under any other Credit Document, in Dollars, in each case to the Administrative Agent at its office referred to in Section 12.05, prior to 1:00 p.m. on the date payment is due. Any payment made as required hereinabove, but after 1:00 p.m. shall be deemed to have been made on the next succeeding Business Day. If any payment falls due on a day that is not a Business Day, then such due date shall be extended to the next succeeding Business Day (except that in the case of LIBOR Loans to which the provisions of clause (iv) in Section 2.10 are applicable, such due date shall be the next preceding Business Day), and such extension of time shall then be included in the computation of payment of interest, fees or other applicable amounts.

(b) The Administrative Agent will distribute to the Lenders like amounts relating to payments made to the Administrative Agent for the account of the Lenders as follows: (i) if the payment is received by 1:00 p.m. in immediately available funds, the Administrative Agent will make available to each relevant Lender on the same date, by wire transfer of immediately available funds, such Lender’s ratable share of such payment (based on the percentage that the amount of the relevant payment owing to such Lender bears to the total amount of such payment owing to all of the relevant Lenders), and (ii) if such payment is received after 1:00 p.m. or in other than immediately available funds, the Administrative Agent will make available to each such Lender its ratable share of such payment by wire transfer of immediately available funds on the next succeeding Business Day (or in the case of uncollected funds, as soon as practicable after collected). If the Administrative Agent shall not have made a required distribution to the appropriate Lenders as required hereinabove after receiving a payment for the account of such Lenders, the Administrative Agent will pay to each such Lender, on demand, its ratable share of such payment with interest thereon for each day from the date such amount was required to be disbursed by the Administrative Agent until the date repaid to such Lender at the Federal Funds Rate (or (A) in the case of a payment in respect of a Borrowing denominated in Canadian Dollars, the Canadian Prime Rate and (B) in the case of a payment in respect of a Borrowing denominated in any Alternate Currency other than Canadian Dollars, the Administrative Agent’s customary rate for interbank advances in the Alternate Currency in which such Borrowing is denominated). The Administrative Agent will distribute to the Issuing Lender like amounts relating to payments made to the Administrative Agent for the account of the Issuing Lender in the same manner, and subject to the same terms and conditions, as set forth hereinabove with respect to distributions of amounts to the Lenders.

(c) Unless the Administrative Agent shall have received written notice from the Borrower prior to the date on which any payment is due to any Lender hereunder that such payment will not be made in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date, and the Administrative Agent may, in reliance on such assumption, but shall not be obligated to, cause to be distributed to such Lender on such due date an amount equal to the amount then due to such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, and without limiting the obligation of the Borrower to make such payment in accordance with the terms hereof, such Lender shall repay to the Administrative Agent forthwith on demand such amount so distributed to such Lender, together with interest thereon for each day from the date such amount is so distributed to such Lender until the date repaid to the Administrative Agent at the Federal Funds Rate (or (A) in the case of a payment in respect of a Borrowing denominated in Canadian Dollars, the Canadian Prime Rate and (B) in the case of a payment in respect of a Borrowing denominated in any Alternate Currency other than Canadian Dollars, the Administrative Agent’s customary rate for interbank advances in the Alternate Currency in which such Borrowing is denominated) for the first Business Day and thereafter at the rate applicable to Base Rate Loans under the applicable Class of Loan.

(d) All computations of interest and fees hereunder (including computations of the Reserve Requirement) shall be made on the basis of a year consisting of (i) in the case of interest on Base Rate Loans or Swingline Loans, 365/366 days, as the case may be, or (ii) in all other instances, 360 days; and in each case under (i) and (ii) above, with regard to the actual number of days (including the first day, but excluding the last day) elapsed.

Section 2.13. Recovery of Payments. (a) The Borrower agrees that to the extent the Borrower makes a payment or payments to or for the account of the Administrative Agent, any Lender or the Issuing Lender, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law, common law or equitable cause, then, to the extent of such payment or repayment, the Obligation intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been received.

(b) If any amounts distributed by the Administrative Agent to any Lender are subsequently returned or repaid by the Administrative Agent to the Borrower or its representative or successor in interest, whether by court order or by settlement approved by the Lender in question, such Lender will, promptly upon receipt of notice thereof from the Administrative Agent, pay the Administrative Agent such amount. If any such amounts are recovered by the Administrative Agent from the Borrower or its representative or successor in interest, the Administrative Agent will redistribute such amounts to the Lenders on the same basis as such amounts were originally distributed.

Section 2.14. [Reserved].

Section 2.15. Pro Rata Treatment. (a) Except in the case of Swingline Loans, all fundings, continuations and conversions of Loans of any Class shall be made by the Lenders pro rata on the basis of their respective Commitments to provide Loans of such Class (in the case of the initial funding of Loans of such Class pursuant to Section 2.02) or on the basis of their respective outstanding Loans of such Class (in the case of continuations and conversions of Loans of such Class pursuant to Section 2.11, and additionally in all cases in the event the Commitments have expired or have been terminated), as the case may be from time to time. Except as otherwise provided herein, all payments on account of principal of or interest on any Loans, fees or any other Obligations owing to or for the account of any one or more Lenders shall be apportioned ratably among such Lenders in proportion to the amounts of such principal, interest, fees or other Obligations owed to them respectively.

(b) Each Lender agrees that if it shall receive any amount hereunder (whether by voluntary payment, realization upon security, exercise of the right of setoff or banker’s lien, counterclaim or cross action, or otherwise) applicable to the payment of any of the Obligations that exceeds its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of such Obligations due and payable to all Lenders at such time) of payments on account of such Obligations then or therewith obtained by all the Lenders to which such payments are required to have been made, such Lender shall forthwith purchase from the other Lenders such participations in such Obligations as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each such other Lender shall be rescinded and each such other Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery, together with an amount equal to such other Lender’s ratable share (according to the proportion of (i) the amount of such other Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to the provisions of this subsection may, to the fullest extent permitted by law, exercise any and all rights of payment (including, without limitation, setoff, banker’s lien or counterclaim) with respect to such participation as fully as if such participant were a direct creditor of the Borrower in the amount of such participation. If under any applicable Debtor Relief Law, any Lender receives a secured claim in lieu of a setoff to which this subsection applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this subsection to share in the benefits of any recovery on such secured claim.

(c) The provisions of this Section 2.15 shall not be construed to apply to (i) any payment, prepayment, purchase, assignment or distribution made by the Borrower pursuant to and in accordance with the terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (ii) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Loans or other Obligations owed to it, including any payment made or deemed made in connection with Sections 2.22, 2.23 and 12.06(c) through (h).

Section 2.16. Increased Costs; Change in Circumstances; Illegality; Etc. (a) If the introduction of or any change in any applicable law, rule or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, in each case after the Closing Date, or compliance by any Lender with any guideline or request from any such Governmental Authority (whether or not having the force of law but which such Lender customarily complies with) given or made after the Closing Date, shall

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement (but excluding any reserves to the extent actually included within the Reserve Requirement in the calculation of any LIBOR Rate) against assets of, deposits with or for the account of, or credit extended by, such Lender or its applicable Lending Office; or

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on such Lender or its applicable Lending Office any other condition (other than Taxes) affecting this Agreement or LIBOR Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loans or issuing or participating in Letters of Credit or to reduce the amount of any sum received or receivable by such Lender hereunder (including in respect of Letters of Credit), in an amount deemed by such Lender to be material, then the Borrower will, within 30 days after the Borrower’s receipt of the certificate contemplated by Section 2.21(a), pay to such Lender such additional amounts as shall compensate such Lender for such increase in costs or reduction in return; provided that the Borrower shall not be liable for such compensation if the relevant introduction, change or compliance occurs on a date prior to the date such Lender becomes a party hereto; provided, further, that the Borrower shall only be liable for such compensation in the case of requests for reimbursement under clause (iii) above, if the relevant introduction, change or compliance results from a market disruption and (A) the relevant circumstances are generally affecting the banking market or (B) the applicable request has been made by the Required Lenders.

(b) If any Lender shall have reasonably determined that the introduction of or any change in any applicable law, rule or regulation regarding capital adequacy or liquidity or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, in each case after the Closing Date, or compliance by such Lender with any guideline or request from any such Governmental Authority (whether or not having the force of law) given or made after the Closing Date, has or would have the effect, as a consequence of such Lender’s Commitment, Loans or issuance of or participations in Letters of Credit hereunder, of reducing the rate of return on the capital of such Lender or any Person controlling such Lender to a level below that which such Lender or controlling Person could have achieved but for such introduction, change or compliance (taking into account such Lender’s or controlling Person’s policies with respect to capital adequacy or liquidity), the Borrower will, within 30 days after the Borrower’s receipt of the certificate contemplated by Section 2.21(a), pay to such Lender such additional amounts as will compensate such Lender or controlling Person for such reduction in return.

(c) If, on or prior to the first day of any Interest Period, (x) the Administrative Agent or the Required Lenders shall have determined that by reason of circumstances affecting interbank markets generally, deposits in Eurodollars in the applicable amounts in the applicable currency are not being quoted or offered to the Administrative Agent or the Lenders for such Interest Period, (y) the Administrative Agent shall have determined that adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate for such Interest Period, or (z) the Administrative Agent shall have received written notice from the Required Lenders of their determination that the rate of interest referred to in the definition of “LIBOR Rate” upon the basis of which the applicable LIBOR Rate for the applicable currency for such Interest Period is to be determined will not adequately and fairly reflect the cost to such Lenders of making or maintaining the relevant Type of LIBOR Loans during such Interest Period, the Administrative Agent will forthwith so notify the Borrower and the Lenders. Upon such notice, (i) all then outstanding LIBOR Loans of each Interest Period type specified in such notice (each, a “Relevant Type”) shall automatically, on the expiration date of the respective Interest Periods applicable thereto, be converted into Base Rate Loans (or, in the case of any Borrowing denominated in any Alternate Currency other than Canadian Dollars, the Borrower and the Revolving Lenders shall establish a mutually acceptable alternative rate) or prepaid in full and (ii) the obligation of the Lenders to make, to convert Loans into, or to continue, LIBOR Loans of each Relevant Type shall be suspended (including pursuant to the Borrowing to which such Interest Period applies), in each case until the Administrative Agent or the Required Lenders, as the case may be, shall have determined that the circumstances giving rise to such suspension no longer exist, and upon such determination the Required Lenders (if making such determination) shall so notify the Administrative Agent, and the Administrative Agent shall so notify the Borrower and the Lenders.

(d) Notwithstanding any other provision in this Agreement, if, at any time after the Closing Date and from time to time, any Lender shall have determined in good faith that the introduction of or any change in any applicable law, rule or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance with any guideline or request from any such Governmental Authority (whether or not having the force of law), has or would have the effect of making it unlawful for such Lender to make or to continue to make or maintain LIBOR Loans, such Lender will forthwith so notify the Administrative Agent and the Borrower. Upon receipt of such notice, (i) each of such Lender’s then outstanding LIBOR Loans of each Relevant Type shall automatically, on the expiration date of the respective Interest Period applicable thereto (or, to the extent any such LIBOR Loan may not lawfully be maintained as a LIBOR Loan until such expiration date, upon such notice), be converted into a Base Rate Loan (or, in the case of any Borrowing denominated in any Alternate Currency other than Canadian Dollars, the Borrower and the Revolving Lenders shall establish a mutually acceptable alternative rate), (ii) the obligation of such Lender to make, to convert Base Rate Loans into, or to continue, LIBOR Loans of each Relevant Type shall be suspended (including pursuant to any Borrowing for which the Administrative Agent has received a Notice of Borrowing but for which the Borrowing Date has not arrived), and (iii) any Notice of Borrowing or Notice of Conversion/Continuation given at any time thereafter with respect to LIBOR Loans of each Relevant Type shall, as to such Lender, be deemed to be a request for a Base Rate Loan (or, in the case of a pending request for a Borrowing denominated in any Alternate Currency other than Canadian Dollars, the Borrower and the Revolving Lenders shall establish a mutually acceptable alternative rate), in each case until such Lender shall have determined that the circumstances giving rise to such suspension no longer exist and shall have so notified the Administrative Agent, and the Administrative Agent shall have so notified the Borrower. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith determination of such lender; otherwise be materially disadvantageous to such Lender.

(e) Determinations by the Administrative Agent or any Lender for purposes of this Section of any increased costs, reduction in return, market contingencies, illegality, additional interest or any other matter shall, absent manifest error, be conclusive, provided that such determinations are made in good faith. Except as provided in Section 2.21(c), no failure by the Administrative Agent or any Lender at any time to demand payment of any amounts payable under this Section shall constitute a waiver of its right to demand payment of any additional amounts arising at any subsequent time. Nothing in this Section shall require or be construed to require the Borrower to pay any interest, fees, costs or other amounts in excess of that permitted by applicable law.

For the avoidance of doubt, (i) subsections (a) through (e) of this Section 2.16 shall apply to all requests, rules, guidelines or directives concerning liquidity and capital adequacy issued by any United States (or, in the case of clause (y), foreign) regulatory authority (x) under or in connection with the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act and (y) in connection with the implementation of the recommendations of the Bank for International Settlements or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority), regardless of the date adopted, issued, promulgated or implemented, and (ii) this Section 2.16 shall not apply to Taxes imposed in respect of any payments of principal, interest, fees or any other amount payable hereunder, which, for the avoidance of doubt, shall be governed exclusively by Section 2.17.

Section 2.17. Taxes.

(a) Defined Terms. For purposes of this Section 2.17, the term “Lender” includes any Issuing Lender.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Borrower. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Borrower. The Credit Parties shall jointly and severally indemnify each Recipient, within 20 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability (together with a reasonable explanation thereof) delivered to the Borrower by a Recipient (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.07(h) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 2.17, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(g)(ii)(A), (B) and (D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed copies of IRS Form W-8BEN or W-8BEN-E (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or W-8BEN-E (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed copies of IRS Form W-8ECI or W-8EXP (or any successor form);

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E (or any successor form); or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY (or any successor form), accompanied by IRS Form W-8ECI, W-8EXP, W-8BEN or W-8BEN-E (or any successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9 (or any successor form), and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if it becomes aware any form or certification it previously delivered has expired or become obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party (incurred in connection with such refund) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

Section 2.18. Compensation. The Borrower will compensate each Lender for the actual amount of any actual losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund or maintain LIBOR Loans but excluding loss of anticipated profit) that such Lender may incur or sustain (a) if for any reason (other than a default by such Lender) a Borrowing or continuation of, or conversion into, a LIBOR Loan by or to the Borrower does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation, (b) if any repayment, prepayment or conversion of any LIBOR Loan by the Borrower occurs on a date other than the last day of an Interest Period applicable thereto (including as a consequence of acceleration of the maturity of the Loans pursuant to Section 9.02), (c) if any prepayment of any LIBOR Loan by the Borrower is not made on any date specified in a notice of prepayment given by the Borrower or (d) as a consequence of any other failure by the Borrower to make any payments with respect to any LIBOR Loan when due hereunder. The Borrower will, within 30 days after the Borrower’s receipt of the certificate contemplated by Section 2.21(a), pay such Lender such additional amounts as will compensate such Lender for such losses, expenses or liabilities.

Section 2.19. Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 9 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.03 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lender or the Swingline Lender hereunder; third, to Cash Collateralize Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.19(d); fourth, as the Borrower may request (so long as no Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Lender’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.19(d); sixth, to the payment of any amounts owing to the

Lenders, the Issuing Lender or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lender or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Reimbursement Obligations with respect to Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied and waived, such payment shall be applied solely to pay the Loans of, and Reimbursement Obligations with respect to Letters of Credit owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Reimbursement Obligations with respect to Letters of Credit owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letters of Credit and Swingline Loans are held by the Lenders pro rata in accordance with the applicable Commitments without giving effect to Section 2.19(a)(iii). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.19(a)(i) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(ii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any fee pursuant to Section 2.09(b) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) No Defaulting Lender shall be entitled to receive fees pursuant to Section 2.09(c) for any period during which that Lender is a Defaulting Lender except to the extent allocable to its Applicable Percentage of the Stated Amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.19(d). With respect to any fees not required to be paid to any Defaulting Lender pursuant to the foregoing sentence, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit that has been reallocated to such Non-Defaulting Lender pursuant to clause (iii) below, (y) pay to the Issuing Lender the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iii) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letters of Credit and Swingline Loans shall be automatically reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, after and so long as the Administrative Agent has provided written notice to the Borrower of such reallocation, unless the Borrower shall otherwise notify the Administrative Agent that such conditions are not satisfied at the time of such reallocation within three Business Days of receiving such notice, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(iv) Cash Collateral. If the reallocation described in clause (iii) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lenders’ Fronting Exposure and (y) second, Cash Collateralize the Issuing Lender’s Fronting Exposure in accordance with the procedures set forth in Section 2.19(d).

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swingline Lender and the Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the applicable Commitments (without giving effect to Section 2.19(a)(iii)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

(c) New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that the participations therein will be fully allocated among Non-Defaulting Lenders in a manner consistent with clause (a)(iii) above and the Defaulting Lender shall not participate therein and (ii) Issuing Lender shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that the participations in any existing Letters of Credit as well as the new, extended, renewed or increased Letter of Credit has been or will be fully allocated among the Non-Defaulting Lenders in a manner consistent with clause (a)(iii) above and such Defaulting Lender shall not participate therein except to the extent such Defaulting Lender’s participation has been or will be fully Cash Collateralized in accordance with Section 2.19(d).

(d) Cash Collateral. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or the Issuing Lender (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize the Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.19(a)(iii) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(i) Grant of Security Interest. The Borrower, and to the extent provided by (or being held pursuant to Section 2.19(a)(i) in lieu of distribution to) any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Lender, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letters of Credit, to be applied pursuant to clause (ii) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Lender as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(ii) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.19 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(iii) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Lender’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.19 following (A) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender) or (B) the determination by the Administrative Agent and the Issuing Lender that there exists excess Cash Collateral; provided that, subject to the other provisions of this Section 2.19, the Person providing Cash Collateral and the Issuing Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations; provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Credit Documents.

Section 2.20. Replacement of Lenders.

The Borrower may, at any time, replace any Lender (a) that has requested compensation from the Borrower under Section 2.16 or 2.17, (b) the obligation of which to make or maintain LIBOR Loans has been suspended under Section 2.16(d), (c) that has refused to consent to any proposed amendment, modification, waiver or discharge or termination of, or consent to any departure (each, a “Proposed Change”) by the Borrower from any provision of this Agreement that, pursuant to Section 12.06 (a)(i), requires the consent of such Lender and with respect to which Lenders constituting the Required Lenders or Required Revolving Lenders, as applicable, have consented to the Proposed Change, or (d)(x) that shall become and continue to be a Defaulting Lender and (y) such Defaulting Lender shall fail to cure the default pursuant to Section 2.19(b) within five Business Days after the Borrower’s request that it cure such default, by written notice to such Lender and the Administrative Agent and identifying one or more Persons each of which shall be an Eligible Assignee (each, a “Replacement Lender” and collectively, the “Replacement Lenders”) to replace such Lender (the “Replaced Lender”); provided, however, that (i) the notice from the Borrower to the Replaced Lender and the Administrative Agent provided for hereinabove shall specify an effective date for such replacement (the “Replacement Effective Date”), (ii) as of the relevant Replacement Effective Date, each Replacement Lender shall enter into an Assignment and Acceptance or Affiliate Assignment Agreement with the Replaced Lender pursuant to Section 12.07 (but shall not be required to pay the processing fee otherwise payable to the Administrative Agent pursuant to Section 12.07, which fee, for purposes hereunder, shall be waived), pursuant to which such Replacement Lenders collectively shall acquire, in such proportion among them as they may agree with the Borrower and the Administrative Agent, all (but not less than all) of the Commitment and outstanding Loans of the Replaced Lender affected by the Proposed Change or other condition described above, and, in connection therewith, shall pay (x) to the Replaced Lender, as the purchase price in respect thereof, an amount equal to the sum as of the Replacement Effective Date (without duplication) of (1) the unpaid principal amount of, and all accrued but unpaid interest on, all outstanding Loans of the Replaced Lender affected by the Proposed Change or other condition described above (unless the Borrower agrees with such Replacement Lender to pay such accrued but unpaid interest directly to the Replaced Lender concurrently with the effectiveness of such Assignment and Acceptance or Affiliate Assignment Agreement) and (2) the Replaced Lender’s ratable share of all accrued but unpaid fees owing to the Replaced Lender under Section 2.09(b), (y) to the Administrative Agent, for its own account, any amounts owing to the Administrative Agent by the Replaced Lender under Section 2.03(b) and (z) to the Administrative Agent, for the account of the Swingline Lender, any amounts owing to the Swingline Lender under Section 2.02(f), and (iii) all other obligations of the Borrower owing to the Replaced Lender (other than those specifically described in clause (ii) above in respect of which the assignment purchase price has been, or is concurrently being, paid), including, without limitation, amounts payable under Sections 2.16 and Section 2.17 which give rise to the replacement of such Replaced Lender and amounts payable under Section 2.18 as a result of the actions required to be taken under this Section 2.20, shall be paid in full by the Borrower to the Replaced Lender on or prior to the Replacement Effective Date. Each Lender agrees that if the Borrower exercises its option hereunder to cause an assignment by such Lender as a Replaced Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 12.07. In the event that a Lender does not comply with the requirements of the immediately preceding sentence within one Business Day after receipt of such notice, each Lender hereby authorizes and directs the Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 12.07 on behalf of a Replaced Lender and any such documentation so executed by the Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 12.07.

Section 2.21. Mitigation; Etc. (a) Any Lender or Issuing Lender claiming reimbursement, compensation or indemnity under Sections 2.16, 2.17 or 2.18, shall be required to deliver to the Borrower a certificate (i) setting forth in reasonable detail the amount payable to it necessary to compensate such Lender or Issuing Lender or the holding company thereof, as applicable, (ii) setting forth in reasonable detail the manner in which such amount was determined and (iii) certifying that such Lender or Issuing Lender is generally charging such amounts to similarly situated borrowers, which certificate shall be conclusive and binding on the Borrower in the absence of manifest error.

(b) Any Recipient claiming any amounts pursuant to Section 2.16 or 2.17 shall use reasonable efforts (consistent with legal and regulatory restrictions) to avoid any costs, reductions or Taxes in respect of which such amounts are claimed, including the filing of any certificate or document reasonably requested by the Borrower or the changing of the jurisdiction of its Lending Office if such efforts would avoid the need for or reduce any such amounts that would thereafter accrue and would not, in the sole determination of such Recipient, as applicable, result in any additional costs, expenses or risks to such Recipient or be otherwise materially disadvantageous to such Recipient.

(c) Failure or delay on the part of any Lender to demand compensation or indemnification pursuant to Section 2.16 or Section 2.17 shall not constitute a waiver of such Lender’s right to demand such compensation or indemnification; provided that the Borrower shall not be required to compensate or indemnify a Lender pursuant to Section 2.16 for any increased costs, reductions or any other amount incurred (or, in the case of Section 2.17, for any interest, penalties or additions to Tax incurred), more than 180 days prior to the date that such Lender notifies the Borrower of the event giving rise to such claim and of such Lender’s intention to claim compensation therefor; provided further that, if the event giving rise to such claim is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.22. Incremental Loans. (a) At any time prior to (i) the Latest Term Loan Maturity Date, the Borrower may add one or more additional tranches of incremental term facilities and/or increase the principal amount of the Term Loans of any existing Class by requesting new term loan commitments to provide such Term Loans (any such new tranche or increase, an “Incremental Term Facility” and any loans made pursuant to an Incremental Term Facility, “Incremental Term Loans”) and/or (ii) the Latest Revolving Credit Maturity Date, the Borrower may add one or more additional tranches of incremental revolving facilities and/or increase the aggregate amount of the Revolving Credit Commitments of any existing Class by requesting new revolving loan commitments to provide Revolving Loans (any such new tranche or increase, an “Incremental Revolving Facility” and, together with any Incremental Term Facility, the “Incremental Facilities”; and the loans thereunder, “Incremental Revolving

Loans” and any Incremental Revolving Loans, together with any Incremental Term Loans, “Incremental Loans”); provided that the Aggregate Incremental Amount does not exceed the Incremental Cap. The Borrower may invite (A) any Lender, any Affiliate of any Lender and/or any Approved Fund, and/or (B) any other Person that would be an Eligible Assignee to provide all or a portion of the Incremental Commitments (any such Person, an “Incremental Lender”); provided, that the Administrative Agent shall have a right to consent to any Person becoming an Incremental Lender pursuant to clause (B) above (such consent not to be unreasonably withheld or delayed) to the extent such consent would be required under Section 12.07(a)(i)(B). Any existing Lender offered or approached to provide a portion of the Incremental Commitments or any Incremental Loan may elect or decline, in its sole discretion, to provide a portion of the Incremental Commitments or any Incremental Loans and any existing Lender may elect to provide Incremental Commitments or Incremental Loan without the consent of any other Lender.

(b) The Incremental Facilities shall be subject to the following provisions, as applicable:

(i) subject to, and except as otherwise provided in, clause (ix) below, no Default or Event of Default shall exist immediately prior to or after giving effect to such Incremental Facility;

(ii) solely in the case of an Incremental Facility that is being incurred pursuant to clause (c) of the definition of “Incremental Cap,” the Administrative Agent shall have received reasonable supporting detail (including a reconciliation of consolidated net income on a GAAP basis to Consolidated Net Income and Consolidated EBITDA) with respect to the calculation of the applicable leverage ratio;

(iii) the Incremental Loans (A) may rank pari passu or junior in right of payment and/or with respect to security with the Secured Obligations or may be unsecured (subject, if applicable, to an intercreditor agreement on customary terms reasonably satisfactory to the Administrative Agent), (B) if secured, may not be secured by any assets other than Collateral and (C) if guaranteed, may not be guaranteed by any Person who is not a Credit Party. Any Incremental Facility that is secured on a second lien or junior lien basis to the Secured Obligations or is unsecured will be documented in a separate facility;

(iv) any Incremental Term Loans will not have (A) a maturity date earlier than the Latest Term Loan Maturity Date or (B) a shorter Average Life to maturity than the remaining Average Life to maturity of the Term Loans;

(v) any Incremental Revolving Loans will not have a maturity date earlier than the Latest Revolving Credit Maturity Date;

(vi) the All-in-Yield (and the components thereof) applicable to any Incremental Term Facility shall be determined by the applicable Incremental Lenders providing such Incremental Term Facility and the Borrower; provided, that the All-in-Yield in respect of such Incremental Term Facility shall not exceed the All-in-Yield for the Initial Term Loans as in effect on the date of such calculation, plus 0.50% per annum, unless the All-in-Yield then in effect for such Initial Term Loans, is increased by an amount equal to the difference between (A) the All-in-Yield in respect of such Incremental Term Facility and (B) the All-in-Yield for each of the Initial Term Loans, less 0.50% per annum in each case;

(vii) (A) all terms (other than with respect to margin, pricing, maturity or fees) applicable to any Incremental Term Facility (other than any terms which are applicable only after the Latest Term Loan Maturity Date) shall be no more favorable to the Lenders providing such Incremental Facility (taken as a whole) than to the Lenders providing the Initial Term Loans and (B) the terms of any Incremental Revolving Facility (other than any terms which are applicable only after the Latest Revolving Credit Maturity Date) shall be no more favorable to the Lenders providing such Incremental Facility (taken as a whole) than to the Lenders providing the Initial Revolving Credit Commitments, unless, in each case, otherwise reasonably acceptable to the Administrative Agent, and, to the extent such Lender’s respective Commitments will be extended therewith, the Swingline Lender and the Issuing Lender;

(viii) any prepayment (other than scheduled amortization payments) of Incremental Term Loans that are pari passu in right of payment and pari passu with respect to security shall be made on a pro rata basis with all Initial Term Loans (and all then-existing Additional Term Loans requiring ratable prepayment), except that the Borrower and the Lenders in respect of such Incremental Term Loans shall be permitted, in their sole discretion, to elect to prepay or receive, as applicable, any prepayments on a less than pro rata basis (but not on a greater than pro rata basis); and

(ix) notwithstanding anything to the contrary in this Section 2.22 or in any other provision of any Credit Document, if the proceeds of any Incremental Facility are intended to be applied to finance an acquisition or other similar Investment and the Lenders providing such Incremental Facility so agree (and, in the case of any Incremental Revolving Facility, the Required Revolving Lenders so agree), the availability thereof shall (x) not be subject to the requirements set forth in clause (i) above and/or (y) be subject to customary “SunGard” or “certain funds” conditionality.

(c) Any Incremental Facility shall be effected pursuant to an Incremental Facility Agreement executed and delivered by the Borrower, the Administrative Agent and the applicable Incremental Lenders, which Incremental Facility Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.22. The Lenders hereby irrevocably authorize the Administrative Agent to enter into any Incremental Facility Agreement and any amendment to any of the other Credit Documents with the Credit Parties as may be necessary in order to establish new tranches or sub-tranches in respect of Loans or Commitments increased or extended pursuant to this Section 2.22 and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section 2.22, including any changes to Section 2.06(a) necessary to ensure such Incremental Term Facilities are fungible with the existing Term Facility if such facility is intended to be of the same Class as the relevant existing Term Facility.

(d) The Borrower shall deliver or cause to be delivered any customary legal opinions or other documents (including, without limitation, a resolution duly adopted by its Board of Directors authorizing the applicable Incremental Facility) reasonably requested by Administrative Agent in connection with any Incremental Facility.

(e) On the effective date of any Incremental Commitment, each Incremental Lender that has agreed to provide such Incremental Commitments shall become a Lender hereunder.

(f) On the date of the making of any Incremental Term Loans that will be of the same Class as any then-existing Class of Term Loans, and notwithstanding anything to the contrary set forth in Section 2.08, such Incremental Term Loans shall be added to (and constitute a part of and be of the same Type as and have, if applicable, the same Interest Period as) each Borrowing of outstanding Term Loans of such Class on a pro rata basis (based on the relative sizes of such Borrowings), so that each Term Lender providing such Incremental Term Loans will participate proportionately in each then outstanding Borrowing of Term Loans of such Class.

(g) To the extent the Borrower elects to implement any Incremental Revolving Facility that establishes Revolving Credit Commitments of a new Class, then notwithstanding any other provision of this Agreement to the contrary, (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on the Revolving Credit Commitments (and related outstandings), (B) repayments required upon the Maturity Date of any Revolving Loan, and (C) repayments made in connection with a permanent repayment and termination of the Revolving Loans or Revolving Credit Commitments (subject to clause (3) below)) of Revolving Loans after the effective date of such Incremental Revolving Facility shall be made on a pro rata basis with all other Revolving Loans, (2) all Swingline Loans and Letters of Credit shall be participated on a pro rata basis by all Revolving Lenders and (3) the permanent repayment of Revolving Loans with respect to, and reduction and termination of Revolving Credit Commitments after the effective date of such Incremental Revolving Facility shall be made on a pro rata basis with all other Revolving Loans, except that the Borrower shall be permitted to permanently repay the Revolving Loans of any Class and reduce or terminate the Revolving Credit Commitments of any Class on a greater than pro rata basis as compared to the Revolving Loans of any other Class or Revolving Credit Commitments of any other Class with a later Maturity Date than such Revolving Loans of such Class or such Revolving Credit Commitments of such Class.

(h) Upon the implementation of any Incremental Revolving Facility pursuant to this Section 2.22 that establishes Revolving Credit Commitments of the same Class as any then-existing Class of the Revolving Credit Commitments, (i) each Revolving Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each relevant Incremental Revolving Lender, and each relevant Incremental Revolving Lender will automatically and without further act be deemed to have assumed a portion of such Revolving Lender’s participations hereunder in outstanding Letters of Credit and Swingline Loans, if applicable, such that, after giving effect to each deemed assignment and assumption of participations, all of the Revolving Lenders’ (including each Incremental Revolving Lender) (A)

participations hereunder in Letters of Credit and (B) participations hereunder in Swingline Loans shall be held on a pro rata basis on the basis of their respective Revolving Credit Commitments (after giving effect to any increase in the Revolving Credit Commitment pursuant to Section 2.22) and (ii) the existing Revolving Lenders of the applicable Class shall assign Revolving Loans to certain other Revolving Lenders of such Class (including the Revolving Lenders providing the relevant Incremental Revolving Facility), and such other Revolving Lenders (including the Revolving Lenders providing the relevant Incremental Revolving Facility) shall purchase such Revolving Loans, in each case to the extent necessary so that all of the Revolving Lenders of such Class participate in each outstanding Borrowing of Revolving Loans pro rata on the basis of their respective Revolving Credit Commitments of such Class (after giving effect to any increase in the Revolving Credit Commitments pursuant to this Section 2.22); it being understood and agreed that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(i) Effective on the date of each Incremental Revolving Facility, (i) the maximum amount of Letter of Credit Exposure permitted hereunder shall increase by an amount, if any, agreed upon by the Administrative Agent, the Issuing Lenders and the Borrower and (ii) the maximum amount of Swingline Loans permitted hereunder shall increase by an amount, if any, agreed upon by the Administrative Agent, the Swingline Lender and the Borrower.

(j) This Section 2.22 shall supersede any provisions in Section 2.15 or 12.06 to the contrary.

Section 2.23. Credit Agreement Refinancing Facilities. (a) The Borrower may, by written notice to the Administrative Agent from time to time, request (x) Replacement Revolving Credit Commitments to replace all or a portion of any existing Class of Revolving Credit Commitments (the “Replaced Revolving Credit Commitments”) in an aggregate amount not to exceed the aggregate amount of the Replaced Revolving Credit Commitments plus any accrued interest and premium (including tender premiums) thereof, any committed but undrawn amounts, underwriting discounts, fees, commissions, costs and expenses related thereto (including upfront fees, original issue discount or initial yield payments), and (y) Refinancing Term Loans to refinance all or a portion of any existing Class of Term Loans (the “Refinanced Term Loans”) in an aggregate principal amount not to exceed the aggregate principal amount of the Refinanced Term Loans plus any accrued interest and premium (including tender premiums) thereof, any committed but undrawn amounts, underwriting discounts, fees, commissions, costs and expenses related thereto (including upfront fees, original issue discount or initial yield payments). Such notice shall set forth (i) the amount of the applicable Credit Agreement Refinancing Facility, (ii) the date on which the applicable Credit Agreement Refinancing Facility is to become effective and (iii) whether such Credit Agreement Refinancing Facilities are Replacement Revolving Credit Commitments or Refinancing Term Loans. The Borrower may seek Credit Agreement Refinancing Facilities from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) or any Additional Lender.

(b) It shall be a condition precedent to the effectiveness of the Credit Agreement Refinancing Facility and the incurrence of any Refinancing Term Loans that (i) no Event of Default shall have occurred and be continuing immediately prior to or immediately after giving effect to such Credit Agreement Refinancing Facility or the incurrence of such Refinancing Term Loans, as applicable, (ii) the terms of the Credit Agreement Refinancing Facility shall comply with Section 2.23(c) and (iii) (x) substantially concurrently with the incurrence of any such Refinancing Term Loans, 100% of the proceeds thereof shall be applied to repay the Refinanced Term Loans (including accrued interest, fees and premiums (if any) payable in connection therewith) and (y) substantially concurrently with the effectiveness of such Replacement Revolving Credit Commitments, all or an equivalent portion of the Revolving Credit Commitment in effect immediately prior to such effectiveness shall be terminated, and all or an equivalent portion of the Revolving Loans then outstanding, together with interest thereon and all other amounts accrued for the benefit of the Revolving Lenders, shall be repaid or paid.

(c) The terms of any Credit Agreement Refinancing Facility shall be determined by the Borrower and the applicable Credit Agreement Refinancing Facility Lenders and set forth in a Refinancing Amendment; provided that (i) the final Maturity Date of any Refinancing Term Loans or Replacement Revolving Credit Commitments shall not be earlier than the Maturity Date of the applicable Refinanced Term Loans or Replaced Revolving Credit Commitments, respectively, (ii) there shall be no scheduled amortization of the Replacement Revolving Credit Commitments, (iii) the Average Life to maturity of the Refinancing Term Loans shall be no shorter than the remaining Average Life to maturity of the Refinanced Term Loans, (iv) the Credit Agreement Refinancing Facilities will rank pari passu in right of payment and/or of security with the Revolving Loans and the Term Loans, as applicable, and none of the obligors or guarantors with respect thereto shall be a Person that is not a Credit Party, (v) any Refinancing Term Loans that are pari passu with the Initial Term Loans in right of payment and security may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayment or prepayment in respect of the Initial Term Loans, in each case as agreed by the Borrower and the Lenders providing the relevant Refinancing Term Loans, (vi) such Indebtedness shall not be secured by any assets other than the Collateral and shall be subject to customary intercreditor agreement reasonably acceptable to the Administrative Agent, (vii) the interest rate margin, rate floors, fees, original issue discount, premiums and optional prepayments applicable to the Credit Agreement Refinancing Facilities shall be determined by the Borrower and the applicable Credit Agreement Refinancing Facility Lenders, (viii) the extent the terms of the Credit Agreement Refinancing Facilities (other than (x) as set forth in clauses (i) through (vii) above, and (y) covenants or other provisions applicable only to periods after the Latest Maturity Date (in each case in this clause (y), as of the date of incurrence of the relevant Refinancing Term Loans or Replacement Revolving Credit Commitments)) shall be substantially identical to, or no more favorable to the Persons providing such Credit Agreement Refinancing Facilities than to the Persons providing the applicable Refinanced Term Loans or Replaced Revolving Credit Commitments, respectively, at the time of such refinancing and (ix) in the case of any Replacement Revolving Credit Commitments, the definitive documentation therefor shall include provisions governing pro rata payments, repayments, borrowings, letter of credit participations and commitment reductions, except that the Borrower shall be permitted to permanently repay the Revolving Loans of any Class and reduce or terminate the Revolving Credit Commitments of any Class on a greater than pro rata basis as compared to the Revolving Loans of any other Class or Revolving Credit Commitments of any other Class with a later Maturity Date than such Revolving Loans of such Class or such Revolving Credit Commitments of such Class.

(d) In connection with any Credit Agreement Refinancing Facility pursuant to this Section 2.23, the Borrower, the Administrative Agent and each applicable Lender or Additional Lender shall execute and deliver to the Administrative Agent a Refinancing Amendment and such other documentation as the Administrative Agent shall reasonably specify to evidence such Credit Agreement Refinancing Facilities. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. A Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.23, including any amendments necessary to establish the applicable Credit Agreement Refinancing Facility as a new Class or tranche of Term Loans or Revolving Credit Commitments (as applicable) and such other technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such Classes or tranches (including to preserve the pro rata treatment of the refinanced and non-refinanced tranches and to provide for the reallocation of Letter of Credit Exposure or Swingline Exposure upon the expiration or termination of the commitments under any Class or tranche), in each case on terms consistent with this Section 2.23. Upon effectiveness of any Replacement Revolving Credit Commitments pursuant to this Section 2.23, each Revolving Lender with a Revolving Credit Commitment immediately prior to such effectiveness will automatically and without further act be deemed to have assigned to each Replacement Revolving Lender, and each such Replacement Revolving Lender will automatically and without further act be deemed to have assumed, a portion of such existing Revolving Lender’s participations hereunder in outstanding Letters of Credit and Swingline Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding participations hereunder in Letters of Credit and Swingline Loans held by each Revolving Lender (including each such Replacement Revolving Lender) will equal its Applicable Percentage. If, on the date of such increase, there are any Revolving Loans outstanding, such Revolving Loans shall upon the effectiveness of such Replacement Revolving Credit Commitment be prepaid from the proceeds of additional Revolving Loans made hereunder (reflecting such refinancing of the Revolving Credit Commitments), which prepayment shall be accompanied by accrued interest on the Revolving Loans being prepaid and any costs incurred by any Revolving Lender in accordance with Section 2.18. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

ARTICLE 3

LETTERS OF CREDIT

Section 3.01. Issuance. (a) [Reserved].

(b) Subject to and upon the terms and conditions herein set forth, the Issuing Lender will, at any time and from time to time on and after the Closing Date and prior to the fifth Business Day prior to the Latest Revolving Credit Maturity Date, and upon request by the Borrower in accordance with the provisions of Section 3.02, issue for the account of the Borrower and/or any Restricted Subsidiary one or more irrevocable commercial letters of credit or standby letters of credit, denominated in Dollars or in one or more Alternate Currencies, and in a form customarily used or otherwise approved by the applicable Issuing Lender (together with all amendments, modifications and supplements thereto, substitutions therefor and renewals and restatements thereof, collectively, the “Letters of Credit”), amend or renew Letters of Credit previously issued by it and honor drafts under the Letters of Credit. On and after the Closing Date, each Existing Letter of Credit shall be deemed to be a Letter of Credit issued hereunder on the Closing Date for all purposes under this Agreement and the other Credit Documents.

(c) Notwithstanding anything to the contrary in Section 3.01(b):

(i) No Letter of Credit shall be issued if the Stated Amount upon issuance of which (A) when added to the Dollar Equivalent of the aggregate Letter of Credit Exposure of the Lenders with respect to the Letters of Credit at such time, would exceed $40,000,000 or (B) when added to the sum of (1) the Dollar Equivalent of the aggregate Letter of Credit Exposure of all Lenders at such time, (2) the Dollar Equivalent of the aggregate principal amount of all Revolving Loans then outstanding and (3) the aggregate principal amount of all Swingline Loans then outstanding, would exceed the aggregate Revolving Credit Commitments at such time;

(ii) No Letter of Credit shall be issued that by its terms expires later than the earlier of (A) the fifth Business Day prior to the Latest Revolving Credit Maturity Date and (B) the date that is one year after its date of issuance; provided, however, that a Letter of Credit may, if requested by the Borrower, provide by its terms, and on terms acceptable to the Issuing Lender, for renewal for successive periods of one year or less (but not beyond the fifth Business Day prior to the Latest Revolving Credit Maturity Date), unless and until the Issuing Lender shall have delivered a notice of nonrenewal to the beneficiary of such Letter of Credit and the Borrower; and provided further that notwithstanding anything to the contrary in the foregoing, a Letter of Credit may be issued that by its terms expires after the fifth Business Day prior to the Latest Revolving Credit Maturity Date if the Borrower shall have delivered to the Administrative Agent cash equal to 100% of the Stated Amount of such Letter of Credit to be held in the Cash Collateral Account; and

(iii) The Issuing Lender shall be under no obligation to issue any Letter of Credit if, at the time of such proposed issuance (i) any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain the Issuing Lender from issuing such Letter of Credit, or any Requirement of Law applicable to the Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Lender with respect to such Letter of Credit any restriction or reserve or capital requirement (for which the Issuing Lender is not otherwise compensated) not in effect on the Closing Date, or any unreimbursed loss, cost or expense that was not applicable, in effect or known to the Issuing Lender as of the Closing Date and that the Issuing Lender in good faith deems material to it or (ii) the Issuing Lender shall have actual knowledge, or shall have received notice from any Lender, prior to the issuance of such Letter of Credit that one or more of the conditions specified in Section 4.01 (if applicable) or 4.02 are not then satisfied (or have not been waived in writing), or that the issuance of such Letter of Credit would violate the provisions of this Section 3.01(c) above.

(iv) the Issuing Lender shall not be under any obligation to issue any Letter of Credit if any fee due in connection with, and on or prior to, such issuance has not been paid.

(v) the Borrower shall remain primary liable under any Letter of Credit issued for the account of any Restricted Subsidiary.

(d) Unless otherwise expressly agreed by the Issuing Lender and the Borrower herein or when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP 98—International Standby Practices shall apply to each standby Letter of Credit, and (ii) the rules of the ICC Uniform Customs and Practice for Documentary Credits 2007 (UCP600), shall apply to each commercial Letter of Credit.

(e) In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

Section 3.02. Notices. Whenever the Borrower desires the issuance of a Letter of Credit, the Borrower will give the Issuing Lender written notice (with a copy to the Administrative Agent) not later than 12:00 p.m., three Business Days (or such shorter period as is acceptable to the Issuing Lender in any given case) prior to the requested date of issuance thereof. Each such notice (each, a “Letter of Credit Notice”) shall be irrevocable, shall be given in the form of Exhibit B-4, or such other form provided by the Issuing Lender and in a form and substance reasonably acceptable to the Administrative Agent and the Borrower and shall specify (i) the requested date of issuance, which shall be a Business Day, (ii) the requested currency and Stated Amount and expiry date of the Letter of Credit and (iii) the name and address of the requested beneficiary or beneficiaries of the Letter of Credit. The Borrower, as the account party, will complete any application procedures and documents required by the Issuing Lender in connection with the issuance of any Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement or document submitted by the Borrower to, or entered into by the Borrower with, the applicable Issuing Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control. No Letter of Credit, letter of credit application or other document entered into by the Borrower with the applicable Issuing Lender relating to any Letter of Credit shall contain any representations or warranties, covenants or events of default not set forth in this Agreement (and to the extent inconsistent herewith, shall be rendered null and void or reformed automatically, without further action by any Person, to match this Agreement, as applicable) and all representations and warranties, covenants and events of default set forth therein shall contain standards, qualifications, thresholds and exceptions for materiality or otherwise consistent with those set forth in this Agreement (and, to the extent inconsistent herewith, shall be deemed to automatically incorporate the applicable standards, qualifications, thresholds and exceptions set forth herein without action by any Person). Each Issuing Lender agrees to provide the Administrative Agent (which, after receipt, the Administrative Agent shall provide to each Revolving Lender), in form and substance satisfactory to the Administrative

Agent, each of the following on the following dates: (i) on or prior to (A) any issuance of any Letter of Credit by such Issuing Lender, (B) any drawing under any such Letter of Credit or (C) any payment (or failure to pay when due) by the Borrower of any related Reimbursement Obligation, written notice thereof (with a copy to the Borrower), which shall contain a reasonably detailed description of such issuance, drawing or payment and (ii) upon the request of the Administrative Agent (or any Revolving Lender through the Administrative Agent), copies of any Letter of Credit issued by such Issuing Lender and such other documents and information as may reasonably be requested by the Administrative Agent and (iii) upon the request of the Administrative Agent (or any Revolving Lender through the Administrative Agent), a schedule of the Letters of Credit issued by such Issuing Lender, in form and substance reasonably satisfactory to the Administrative Agent, setting forth the Letter of Credit Exposure for the applicable Letters of Credit then outstanding.

Section 3.03. Participations. Immediately upon the issuance of any Letter of Credit, the Issuing Lender shall be deemed to have sold and transferred to each Lender, and each Lender shall be deemed irrevocably and unconditionally to have purchased and received from the Issuing Lender, without recourse or warranty (regardless of whether the conditions set forth in Section 4.02 shall have been satisfied), an undivided interest and participation, pro rata (based on the percentage of the aggregate Revolving Credit Commitments represented by such Lender’s Revolving Credit Commitment), in such Letter of Credit, each drawing made thereunder and the obligations of the Borrower or the Borrower under this Agreement with respect thereto and any Collateral or other security therefor or guaranty pertaining thereto; provided, however, that the fees relating to Letters of Credit described in Section 2.09(d) and (e) shall be payable directly to the Issuing Lender as provided therein, and the Lenders shall have no right to receive any portion thereof. Upon any change in the Revolving Credit Commitments of any of the Lenders pursuant to Section 12.07, with respect to all outstanding Letters of Credit and Reimbursement Obligations there shall be an automatic adjustment to the participations pursuant to this Section to reflect the new pro rata shares of the assigning Lender and the Eligible Assignee.

Section 3.04. Reimbursement. The Borrower hereby agrees to reimburse the Issuing Lender by making payment to the Issuing Lender, in immediately available funds, for any payment made by the Issuing Lender under any Letter of Credit (each such amount so paid until reimbursed, together with interest thereon payable as provided herein below, a “Reimbursement Obligation”) immediately after, and in any event within one Business Day after its receipt of notice of, such payment (provided that any such Reimbursement Obligation shall be deemed timely satisfied (but nevertheless subject to the payment of interest thereon as provided herein below) if satisfied pursuant to a Borrowing of Revolving Loans made on or prior to the next Business Day following the date of the Borrower’s receipt of notice of such payment), together with interest on the amount so paid by the Issuing Lender, to the extent not reimbursed prior to 1:00 p.m., on the date of such payment or disbursement, for the period from the date of the respective payment to the date the Reimbursement Obligation created thereby is satisfied, at the Adjusted Base Rate applicable to Revolving Loans as in effect from time to time during such period, such interest also to be payable on demand. The Issuing Lender will provide the Administrative Agent and the Borrower with prompt notice of any payment or disbursement made under any Letter of Credit, although the failure to give, or any delay in giving, any such notice shall not release, diminish or otherwise affect the Borrower’s obligations under this Section or any other provision of this Agreement.

Section 3.05. Payment by Revolving Loans. In the event that the Issuing Lender makes any payment under any Letter of Credit and the Borrower shall not have timely satisfied in full its Reimbursement Obligation to the Issuing Lender pursuant to Section 3.04, and to the extent that any amounts then held in the Cash Collateral Account established pursuant to Section 3.08 shall be insufficient to satisfy such Reimbursement Obligation in full, the Issuing Lender will promptly notify the Administrative Agent, and the Administrative Agent will promptly notify each Lender, of such failure. If the Administrative Agent gives such notice prior to 11:00 a.m., on any Business Day, each Lender will make available to the Administrative Agent, for the account of the Issuing Lender, its pro rata share (based on the percentage of the aggregate Revolving Credit Commitments represented by such Lender’s Revolving Credit Commitment, whether or not the Revolving Credit Commitments are then in effect and if the Revolving Credit Commitments have ceased to be in effect, then pursuant to the Revolving Credit Commitments as in effect immediately prior to such cessation) of the amount of such payment on such Business Day in immediately available funds. If the Administrative Agent gives such notice after 11:00 a.m., on any Business Day, each such Lender shall make its pro rata share of such amount available to the Administrative Agent on the next succeeding Business Day. If and to the extent any Lender shall not have so made its pro rata share of the amount of such payment available to the Administrative Agent, such Lender agrees to pay to the Administrative Agent, for the account of the Issuing Lender, forthwith on demand such amount, together with interest thereon at the Federal Funds Rate for the first Business Day (or (A) in the case of any Letter of Credit denominated in Canadian Dollars, the Canadian Prime Rate and (B) in the case of any Letter of Credit denominated in any Alternate Currency other than Canadian Dollars, the Administrative Agent’s customary rate for interbank advances in the Alternate Currency in which such Letter of Credit is denominated) and thereafter, in the case of Letters of Credit denominated in Dollars or Canadian Dollars, at the rate applicable to Revolving Loans that are Base Rate Loans and, in the case of Letters of Credit denominated in any Alternate Currency other than Canadian Dollars, at the rate applicable to Revolving Loans that are LIBOR Loans denominated in such Alternate Currency, in each case until the date such amount is paid to the Administrative Agent. The failure of any Lender to make available to the Administrative Agent its pro rata share of any payment under any Letter of Credit shall not relieve any other Lender of its obligation hereunder to make available to the Administrative Agent its pro rata share of any payment under any Letter of Credit on the date required, as specified above, but no Lender shall be responsible for the failure of any other Lender to make available to the Administrative Agent such other Lender’s pro rata share of any such payment. Each such payment by a Lender under this Section of its pro rata share of an amount paid by the Issuing Lender shall constitute a Revolving Loan by such Lender (which, in the case of Letters of Credit denominated in Dollars or Canadian Dollars, shall be Base Rate Loans and, in the case of Letters of Credit denominated in any Alternate Currency other than Canadian Dollars, LIBOR Loans denominated in such Alternate Currency) (the Borrower being deemed to have given a timely Notice of Borrowing therefor) and shall be treated as such for all purposes of this Agreement; provided that for purposes of determining the aggregate Unutilized Revolving Credit Commitments immediately prior to giving effect to the application of the proceeds of such Revolving Loans, the Reimbursement Obligation being satisfied thereby shall be deemed not to be outstanding at such time; provided, further, that in the event that as a result of any bankruptcy, insolvency or similar proceeding with respect to the Borrower, Revolving Loans cannot be made pursuant to this Section 3.05, then any such payment by a Lender shall be deemed to be a payment in purchase of the participation granted to such Lender pursuant to Section 3.03. Promptly following the Issuing Lender’s receipt of any payment by or on behalf of the Borrower in respect of any Reimbursement Obligation in which a Lender has so purchased and paid for its participation, the Issuing Lender shall pay to such Lender that has acquired a participation therein such Lender’s ratable share of such payment.

Section 3.06. Payment to Lenders. Whenever the Issuing Lender receives a payment in respect of a Reimbursement Obligation as to which the Administrative Agent has received, for the account of the Issuing Lender, any payments from the Lenders pursuant to Section 3.05, the Issuing Lender will promptly pay to the Administrative Agent, and the Administrative Agent will promptly pay to each Lender that has paid its pro rata share thereof, in immediately available funds, an amount equal to such Lender’s ratable share (based on the proportionate amount funded by such Lender to the aggregate amount funded by all Lenders) of such Reimbursement Obligation.

Section 3.07. Obligations Absolute. The Reimbursement Obligations of the Borrower, and the obligations of the Lenders under Section 3.05 to make payments to the Administrative Agent, for the account of the Issuing Lender, with respect to Letters of Credit, shall be irrevocable, shall remain in effect until the Issuing Lender shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit, and, except to the extent resulting from the gross negligence, bad faith or willful misconduct of, or material breach of any Credit Document by the Issuing Lender, shall not be subject to counterclaim, setoff or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(a) Any lack of validity or enforceability of this Agreement, any of the other Credit Documents or any documents or instruments relating to any Letter of Credit;

(b) Any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations in respect of any Letter of Credit or any other amendment, modification or waiver of or any consent to departure from any Letter of Credit or any documents or instruments relating thereto, in each case whether or not the Borrower has notice or knowledge thereof;

(c) The existence of any claim, setoff, defense or other right that the Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Issuing Lender, any Lender or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated hereby or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in any such Letter of Credit);

(d) Any draft, certificate or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect (provided that such draft, certificate or other document appears on its face to comply with the terms of such Letter of Credit), any errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, telecopier or otherwise, or any errors in translation or in interpretation of technical terms;

(e) Any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit (provided that such draft, certificate or other document appears on its face to comply with the terms of such Letter of Credit), any nonapplication or misapplication by the beneficiary or any transferee of the proceeds of such drawing or any other act or omission of such beneficiary or transferee in connection with such Letter of Credit;

(f) The exchange, release, surrender or impairment of any Collateral or other security for the Obligations;

(g) The occurrence of any Default or Event of Default; or

(h) Any other circumstance or event whatsoever, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or a guarantor. Any action taken or omitted to be taken by the Issuing Lender under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence, bad faith, material breach of the Credit Documents or willful misconduct (as finally determined by a court of competent jurisdiction), shall be binding upon the Borrower and each Lender and shall not create or result in any liability of the Issuing Lender to the Borrower or any Lender. Nothing contained herein shall excuse Issuing Lender for liability to the extent such liability has resulted from the gross negligence, bad faith or willful misconduct of Issuing Lender or material breach of the Credit Documents as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

Section 3.08. Cash Collateral Account. At any time and from time to time (a) after the occurrence and during the continuance of an Event of Default, the Administrative Agent, at the direction or with the consent of the Required Revolving Lenders, may require the Borrower to deliver to the Administrative Agent such amount of cash as is equal to the Minimum Collateral Amount of all Letters of Credit at any time outstanding (whether or not any beneficiary under any Letter of Credit shall have drawn or be entitled at such time to draw thereunder) and (b) in the event of a prepayment under Section 2.06(d) or to the extent any amount of a required prepayment under any of Sections 2.06(e) and 2.06(g) remains after prepayment of all outstanding Loans and Reimbursement Obligations and termination of the Commitments, as contemplated by Section 2.06(h), the Administrative Agent will retain such amount as may then be required to be retained, such amounts in each case under clauses (a) and (b) above to be held by the Administrative Agent in a cash collateral account (the “Cash Collateral Account”). The Borrower hereby grants (or, if registration thereof is required in any applicable jurisdiction, shall grant) to the Administrative Agent, for the benefit of the Issuing Lender and the Lenders, a Lien upon and security interest in the Cash Collateral Account and all amounts held therein from time to time as security for Letter of Credit Exposure, and for application to the Borrower’s Reimbursement Obligations as and when the same shall arise. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest on the investment of such amounts in Cash Equivalents, which investments shall be made at the direction of the Borrower (unless an Event of Default shall have occurred and be continuing, in which case the determination as to investments shall be made at the option and in the discretion of the Administrative Agent and the Administrative Agent shall have no liability in respect of any losses or other returns in respect of any such investments), amounts in the Cash Collateral Account shall not bear interest. Interest and profits, if any, on such investments shall accumulate in such account. In the event of a drawing, and subsequent payment by the Issuing Lender, under any Letter of Credit at any time during which any amounts are held in the Cash Collateral Account, the Administrative Agent will deliver to the Issuing Lender an amount equal to the Reimbursement Obligation created as a result of such payment (or, if the amounts so held are less than such Reimbursement Obligation, all of such amounts) to reimburse the Issuing Lender therefor. Any amounts remaining in the Cash Collateral Account after the expiration of all Letters of Credit and reimbursement in full of the Issuing Lender for all of its obligations thereunder shall be promptly returned to the Borrower; provided that if an Event of Default is then continuing, such amounts shall not be returned to Borrower but shall be applied against the Obligations in such order and manner as the Administrative Agent may direct. If the Borrower is required to provide cash collateral pursuant to Section 2.06, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower on demand, provided that (i) after giving effect to such return the sum of (x) the aggregate principal amount of all Revolving Loans outstanding at such time, (y) the aggregate principal amount of all Swingline Loans outstanding at such time and (z) the aggregate Letter of Credit Exposure of all Lenders at such time would not exceed the aggregate Revolving Credit Commitments at such time and (ii) no Event of Default then exists. If the Borrower is required to provide Cash Collateral as a result of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after such Event of Default has been cured or waived.

Section 3.09. Effectiveness. Notwithstanding any termination of the Revolving Credit Commitments or repayment of the Loans, or both, the obligations of the Borrower under this Article shall remain in full force and effect until the Issuing Lender and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.

Section 3.10. Defaulting Lender. Notwithstanding anything else to the contrary herein, no Issuing Lender shall be obligated to issue, extend, renew or increase any Letter of Credit under the circumstances set forth in Section 2.19(c).

Section 3.11. Appointment; Resignation and Removal of Issuing Lender. A Revolving Lender may be appointed as an Issuing Lender hereunder by written notice to the Administrative Agent from such Revolving Lender and the Borrower. Any Issuing Lender may resign as Issuing Lender upon 30 days prior written notice to the Administrative Agent, the Lenders and the Borrower. Any Issuing Lender may be removed or replaced at any time by written agreement among the Borrower, the Administrative Agent and, in the case of a replacement, the successor Issuing Lender. The Administrative Agent shall notify the Lenders of any such removal or replacement of such Issuing Lender. At the time any such removal, replacement or resignation shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the removed or replaced Issuing Lender. From and after the effective date of any such removal, replacement or resignation, (a) any successor Issuing Lender shall have all the rights and obligations of the Issuing Lender under this Agreement with respect to Letters of

Credit to be issued thereafter and (b) references herein to the term “Issuing Lender” shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context shall require. After the removal, replacement or resignation of an Issuing Lender hereunder, the removed, replaced or resigned Issuing Lender shall remain a party hereto to the extent that Letters of Credit issued by it remain outstanding and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit issued by it prior to such removal, replacement or resignation, but shall not be required to issue additional Letters of Credit.

ARTICLE 4

CONDITIONS OF BORROWING

Section 4.01. Conditions of Initial Borrowing. The obligation of each Lender to make Loans in connection with the initial Borrowing hereunder, and the obligation of the Issuing Lender to issue Letters of Credit hereunder on the Closing Date, is subject to the satisfaction or written waiver of the following conditions precedent:

(a) The Administrative Agent shall have received the following, each dated as of the Closing Date (unless otherwise specified):

(i) from each Credit Party party thereto a counterpart signed by such Credit Party (or written evidence satisfactory to the Administrative Agent (which may include a copy transmitted by facsimile or other electronic method) that such party has signed a counterpart) of (A) this Agreement and (B) the Security Agreement;

(ii) subject to the last paragraph of this Section 4.01, any certificates evidencing the Capital Stock required to be pledged pursuant to the Security Agreement as of the Closing Date, together with undated stock powers or similar instruments of transfer, duly executed in blank; and

(iii) a customary written opinion of (i) Weil, Gotshal and Manges LLP, (ii) Ruder Ware, L.L.S.C., (iii) Baker & Hostetler LLP, each as special counsel to the applicable Credit Parties.

(b) The Administrative Agent shall have received a certificate dated the Closing Date and executed by a Responsible Officer of each of the Credit Parties, certifying (A)(x) that attached thereto is a true and complete copy of the articles or certificate of incorporation or other comparable organizational documents of such Credit Party, certified by the relevant authority of the jurisdiction of organization of such Credit Party and a true and complete copy of the bylaws, operating or comparable governing document of such Credit Party and (y) that such documents or agreements have not been amended (except as otherwise attached to such certificate and certified therein as being the only amendments thereto as of such date) and (B)(x) that attached thereto is a true and complete copy of resolutions or written consents of its shareholders or Board of Directors, as the case may be, authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party, and that such resolutions or written consents have not been modified, rescinded or amended and are in full force and effect without amendment, modification or rescission, and (y) as to the incumbency and genuineness of the signature of the officers, directors, managers or other authorized signatories of each Credit Party, executing this Agreement and the other Credit Documents to which it is a party.

(c) The Administrative Agent shall have received a certificate as of a recent date of the good standing (or equivalent) of each of the Credit Parties under the laws of its jurisdiction of organization from the relevant authority of its jurisdiction of organization.

(d) The Administrative Agent shall have received certified reports from an independent search service reasonably satisfactory to it listing any judgment or tax lien filing or UCC financing statement that names any Credit Party as debtor in any of the jurisdictions listed beneath its name on the Perfection Certificate.

(e) Each UCC financing statement and, subject to Section 6.12, each document required by any Security Document or any applicable Requirements of Law to be filed, registered or recorded in order to create in favor the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral required to be delivered pursuant to each Security Document, shall be in proper form for filing, registration or recording.

(f) The Administrative Agent shall have received certificates of insurance evidencing the insurance coverages described in Section 6.06.

(g) The Borrower shall have paid all fees and expenses of the Lenders, the Administrative Agent and the Arrangers required to be paid on the Closing Date pursuant to the Engagement Letter and the Agency Fee Letter, to the extent invoiced at least three Business Days prior to the Closing Date (or such later date as Holdings may reasonably agree), which amounts may be offset against the proceeds of the Loans.

(h) The Administrative Agent shall have received (i) the audited consolidated balance sheets of Holdings as of December 31, 2013 and audited consolidated statements of operations, comprehensive income (loss), stockholders’ equity (deficit) and cash flows of Holdings for the year ended December 31, 2013, (ii) the unaudited consolidated balance sheets of Holdings as of June 29, 2014 and unaudited consolidated statements of operations, comprehensive income (loss), stockholders’ equity (deficit) and cash flows of Holdings for the six month periods ended June 29, 2014 and (iii) a pro forma consolidated balance sheet and related statements of income of Holdings as of and for the 12 month period ending on June 29, 2014 prepared after giving effect to the Transactions as if the Transactions occurred on such date.

(i) Prior to or substantially concurrently with the initial funding of the Loans hereunder, and the issuance of the Senior Notes in an aggregate principal amount equal to $600,000,000, the Refinancing shall have been consummated.

(j) The Administrative Agent shall have received the Solvency Certificate from the chief financial officer of the Borrower certifying as to the matters set forth therein.

(k) At least 3 Business Days prior to the Closing Date, the Administrative Agent shall have received all information with respect to the Credit Parties reasonably requested by it in writing at least 10 Business Days prior to the Closing Date under applicable “know-your-customer” and anti-money laundering rules and regulations, including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”).

Section 4.02. Conditions of All Borrowings. The obligation of each Lender to make any Loans hereunder (but excluding Revolving Loans made for the purpose of repaying Refunded Swingline Loans pursuant to Section 2.02(e) or Reimbursement Obligations pursuant to Section 3.05), and the obligation of the Issuing Lender to issue, amend (other than an amendment in respect of a then outstanding Letter of Credit that does not increase the face amount thereof) or extend any Letters of Credit hereunder, is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date or date of issuance:

(a) The Administrative Agent shall have received a Notice of Borrowing in accordance with Section 2.02(b) (together with the Swingline Lender) a Notice of Swingline Borrowing in accordance with Section 2.02(d) or (together with the Issuing Lender) a Letter of Credit Notice in accordance with Section 3.02, as applicable;

(b) Each of the representations and warranties contained in Article V and in the other Credit Documents shall be true and correct in all material respects on and as of such Borrowing Date or date of issuance with the same effect as if made on and as of such date, both immediately before and after giving effect to the Loans to be made or Letter of Credit to be issued on such date (other than any such representations or warranties that are made as of a specific date, which shall be true and correct in all material respects as of such date) (without duplication of any materiality qualifiers with respect to any such representation or warranty already qualified by materiality or Material Adverse Effect); and

(c) No Default or Event of Default shall have occurred and be continuing on such date, both immediately before and after giving effect to the Loans to be made or Letter of Credit to be issued on such date.

Each giving of a Notice of Borrowing, a Notice of Swingline Borrowing or a Letter of Credit Notice, and the consummation of each Borrowing or issuance of a Letter of Credit, shall be deemed to constitute a representation by the Borrower that the statements contained in subsections (b) and (c) above are true as of the relevant Borrowing Date or date of issuance; provided, however that the conditions set forth in paragraphs (b) and (c) of this Section 4.02 shall not apply to (A) any Incremental Loan made in connection with any acquisition or other similar Investment permitted by this Agreement and/or (B) any extension of credit under any Refinancing Amendment and/or Extension Amendment unless the lenders in respect thereof (and, in the case of any Incremental Revolving Facility provided in connection with any acquisition or other similar Investment permitted by this Agreement, the Required Revolving Lenders so agree) have required satisfaction of the same in the applicable Incremental Facility Agreement, Refinancing Amendment or Extension Amendment, as applicable.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

On the dates and to the extent required pursuant to the terms hereof, including on the Closing Date and any Borrowing Date, except as expressly provided below, each of Holdings (solely with respect to Sections 5.01, 5.02, 5.03, 5.04, 5.06, 5.07, 5.08, 5.09, 5.15 and 5.20), the Borrower and each Subsidiary Guarantor represents and warrants to the Administrative Agent and the Lenders that:

Section 5.01. Corporate Organization and Power. Each of Holdings, the Borrower and its Restricted Subsidiaries (i) is (x) duly organized or incorporated, (y) validly existing and (z) in good standing (where such concept is applicable) under the laws of the jurisdiction of its organization or incorporation, (ii) has the full power and authority to execute, deliver and perform the Credit Documents to which it will be a party, to own and hold its property and to engage in its business as presently conducted, and (iii) is duly qualified to do business as a foreign corporation (or equivalent thereof) and is in good standing (where such concept is applicable) in each jurisdiction where the nature of its business or the ownership of its properties requires it to be so qualified, except, in each case (other than with respect to the Borrower, clause (i)(x) and (y) and (ii)), where the failure to do so would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

Section 5.02. Authorization; Enforceability. Each of Holdings, the Borrower and its Restricted Subsidiaries has taken, or on the Closing Date will have taken, all necessary action to execute, deliver and perform each of the Credit Documents to which it is or will be a party, and has, or on the Closing Date (or any later date of execution and delivery) will have, validly executed and delivered each of the Credit Documents to which it is or will be a party. This Agreement constitutes, and each of the other Credit Documents upon execution and delivery thereof will constitute, the legal, valid and binding obligation of each of Holdings, the Borrower and its Restricted Subsidiaries that is a party hereto or thereto, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, by general equitable principles or by principles of good faith and fair dealing.

Section 5.03. No Violation. The execution, delivery and performance by each of Holdings, the Borrower and its Restricted Subsidiaries of this Agreement and each of the other Credit Documents to which it is or will be a party, and compliance by it with the terms hereof and thereof, do not and will not (i) violate any provision of the Organization Documents of such Person, (ii) subject to the receipt of the approvals and consents listed on Schedule 5.03, contravene any material Requirement of Law applicable to it (except to the extent such contravention would not reasonably be expected to have a Material Adverse Effect) or (iii) conflict with, result in a breach of or constitute (with due notice, lapse of time or both) a default under (A) the Senior Notes Documents or (B) any other material agreement to which it is a party (except to the extent such conflict, breach or default would not reasonably be expected to have a Material Adverse Effect).

Section 5.04. Governmental and Third-Party Authorization; Permits. No material consent, approval, authorization or other action by, notice to, or registration or filing with, any Governmental Authority or other Person is or will be required as a condition to or otherwise in connection with the due execution, delivery and performance by each of Holdings, the Borrower and its Restricted Subsidiaries of this Agreement or any of the other Credit Documents to which it is or will be a party, other than (i) filings of UCC financing statements and other instruments and actions necessary to perfect the Liens created by the Security Documents, (ii) consents, authorizations and filings that have been (or on or prior to the Closing Date will have been) made or obtained and that are (or on the Closing Date will be) in full force and effect, (iii) any filings required to release Liens securing the Indebtedness being repaid in connection with the Refinancing and (iv) such consents, approvals, authorizations or other actions the failure of which to be obtained or made could not reasonably be expected to have a Material Adverse Effect.

Section 5.05. Litigation. There are no actions, investigations, suits or proceedings (including arbitration proceedings) pending or threatened in writing before any Governmental Authority or arbitrator (a) against or affecting the Borrower or any of its Restricted Subsidiaries or any of their respective properties or (b) with respect to this Agreement or any of the Credit Documents or the consummation of the transactions contemplated hereby or thereby, in the case of each of clauses (a) and (b) above, that would, if adversely determined, reasonably be expected to have a Material Adverse Effect.

Section 5.06. Taxes. Except as set forth in Schedule 5.06, each of Holdings, the Borrower and its Restricted Subsidiaries has timely filed all federal, state and other tax returns and reports, domestic and foreign (as applicable), required to be filed by it and has paid all Taxes, assessments, fees and other charges levied upon it or upon its properties that are due and payable, other than those that are being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP or the failure of which to be filed or paid could not reasonably be expected to result in a Material Adverse Effect.

Section 5.07. Subsidiaries. Schedule 5.07 sets forth a list, as of the Closing Date, of all of its Subsidiaries of Holdings and, as to each such Subsidiary, the ownership interest therein held by Holdings or the applicable Subsidiary and the type of entity of Holdings and its Subsidiaries. Except for the shares of Capital Stock expressly indicated on Schedule 5.07, as of the Closing Date there are no shares of Capital Stock, warrants, rights, options or other equity securities, or other Capital Stock of any Subsidiary of Holdings outstanding or reserved for any purpose. All outstanding shares of Capital Stock of each Subsidiary of Holdings are duly and validly issued, fully paid and non-assessable (except as expressly indicated otherwise in Schedule 5.07) and are owned by Holdings or the Borrower, directly or indirectly, free and clear of all Liens other than (a) the Liens created pursuant to the applicable Security Documents and (b) Permitted Liens.

Section 5.08. Full Disclosure. Holdings represents and warrants that (a) as of the Closing Date, all written information concerning Holdings and its Subsidiaries (other than the Projections, other forward-looking information and information of a general economic or general industry nature) included in the Information Memorandum or otherwise prepared by or on behalf of Holdings or any of its respective representatives and made available to any Lender on or before the Closing Date (the “Information”), when taken as a whole, did not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time provided on or prior to the Closing Date) and (b) the Projections have been prepared in good faith based upon assumptions believed by Holdings to be reasonable at the time furnished (it being understood that the Projections are as to future events and are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond the control of Holdings, that no assurance can be given that any particular financial projection will be realized, that actual results may differ from projected results and that such differences may be material).

Section 5.09. Margin Regulations. None of Holdings, the Borrower nor any of its Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock. No proceeds of the Loans will be used, directly or indirectly, to purchase or carry any Margin Stock, to extend credit for such purpose or for any other purpose that would violate or be inconsistent with Regulations T, U or X.

Section 5.10. No Material Adverse Effect. Since December 31, 2013, there has been no event, condition or state of facts that has resulted, or would reasonably be expected to result, in a Material Adverse Effect.

Section 5.11. Financial Matters. (a) The Borrower has heretofore furnished to the Administrative Agent copies of the financial statements referred to in Section 4.01(h). Each of the financial statements described in 4.01(h)(i) and 4.01(h)(ii), has been prepared in accordance with GAAP and fairly presents in all material respects the consolidated financial condition of the Holdings as of its respective date and the consolidated results of operations or cash flows, as the case may be, of Holdings for the period covered thereby, subject, in the case of the financial statements described in clause (ii) above, to the absence of footnote disclosure and to normal year-end adjustments.

(b) The unaudited pro forma financial statements referred to in Section 4.01(h)(iii), a copy of which has heretofore been delivered to the Administrative Agent, gives pro forma effect to the consummation of the Transactions, as if the Transactions had occurred as of June 29, 2014 (the “Pro Forma Financial Statements”). The Pro Forma Financial Statements have been prepared in good faith by Holdings and presents fairly in all material respects the financial condition of Holdings and its Subsidiaries.

(c) As of the Closing Date and after giving effect to the Transactions and the incurrence of Indebtedness in connection therewith under this Agreement and the Senior Notes Documents, (i) the sum of the debt (including contingent liabilities) of the Borrower and its Restricted Subsidiaries, taken as a whole, does not exceed the fair saleable value (on a going concern basis) of the assets of the Borrower and its Restricted Subsidiaries, taken as a whole; (ii) the capital of the Borrower and its Restricted Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Borrower and its Restricted Subsidiaries, taken as a whole, contemplated as of the Closing Date; and (iii) the Borrower and its Restricted Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debt as they mature in the ordinary course of business. For the purposes of the foregoing, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

Section 5.12. Ownership of Properties. Except as set forth on Schedule 5.12, the Borrower and each of its Restricted Subsidiaries (i) has good, valid fee simple title (or similar concept under any applicable jurisdiction) to all real property owned by it, (ii) holds interests as lessee under valid leases with respect to all material leased real property used in connection with its business, and (iii) has good title to its personal property used in connection with its business (except, in each case, (x) for defects in title that do not materially interfere with their ability to conduct their business as currently conducted or to utilize such properties and assets for their intended purposes or (y) where the failure to have such title would not reasonably be expected to have a Material Adverse Effect), and in each case under (i), (ii) and (iii) above free and clear of all Liens other than Permitted Liens. As of the Closing Date, Schedule 5.12 sets forth an accurate and complete list of all owned real property interests of the Credit Parties with a book value of more than $1,000,000 and all leased real property interests of the Credit Parties with aggregate annual lease payments of more than $100,000, indicating in each case, the address of the property and whether such interest is a fee ownership interest or a leasehold interest, and if such interest is a leasehold interest, whether any Credit Party is the lessor or the lessee.

Section 5.13. ERISA. (a) Except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other applicable federal or state laws.

(b) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Plan has any Unfunded Pension Liability; and (iii) neither any Credit Party or any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA; except, with respect to each of the foregoing clauses of this Section 5.13(b), as would not reasonably be expected to result in a Material Adverse Effect.

(c) There are no pending or, to the best knowledge of the any Credit Party or any ERISA Affiliate, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.

Section 5.14. Environmental Matters. (a) Except as would not be reasonably expected to result in a Material Adverse Effect, (i) no Hazardous Substances are or have been generated, used, located, released, treated, disposed of or stored by the Borrower or any of its Subsidiaries or, to the Knowledge of the Borrower or any of its Restricted Subsidiaries, by any other Person (including any predecessor in interest) or otherwise, in, on or under any portion of any real property, leased, owned operated or otherwise used by the Borrower and its Subsidiaries, except in compliance with all applicable Environmental Laws, (ii) no portion of any such real property or, to the Knowledge of the Borrower or any of its Restricted Subsidiaries, any other real property at any time leased, owned, operated or otherwise used by the Borrower and its

Subsidiaries or any of their respective predecessors in interest, has been contaminated by any Hazardous Substance; and (iii) no portion of any real property, leased, owned operated or otherwise used by the Borrower and its Subsidiaries has been or is presently the subject of an environmental audit, assessment, investigation or remedial action.

(b) Except as would not reasonably be expected to result in a Material Adverse Effect, no portion of any real property, leased, owned, operated or otherwise used by the Borrower or any of its Subsidiaries (i) has been used by the Borrower or any of its Subsidiaries or, to the Knowledge of the Borrower or any of its Restricted Subsidiaries, by any other Person, as or for a mine, a landfill, a dump or other disposal facility, a gasoline service station, or (other than for petroleum substances stored in the ordinary course of business) a petroleum products storage facility; or (ii) has, pursuant to any Environmental Law, been placed on the “National Priorities List” or “CERCLIS List” (or any similar federal, state, local or foreign list of sites subject to possible environmental problems).

(c) Each of the Borrower and its Restricted Subsidiaries and each of their respective activities and operations are in compliance with the requirements of all applicable Environmental Laws; each of the Borrower and its Restricted Subsidiaries has obtained all licenses and permits under Environmental Laws necessary to its respective operations; all such licenses and permits are being maintained in good standing; and each of the Borrower and its Restricted Subsidiaries is in compliance with all terms and conditions of such licenses and permits, except for any failure to comply with Environmental Laws or failure to obtain, maintain or comply with such licenses and permits which would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries is the subject of any suit, action or proceeding, or has received any notice, complaint or other request for information from any Governmental Authority or other Person, with respect to any actual or alleged Environmental Claims which would be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect; and, to the Knowledge of the Borrower or any of its Restricted Subsidiaries, there are no threatened actions, suits, proceedings or investigations with respect to any such Environmental Claims, nor any basis therefor.

Section 5.15. Compliance with Laws. Each of Holdings, the Borrower and its Restricted Subsidiaries is in compliance with all applicable Requirements of Law in respect of the conduct of its business and the ownership and operation of its properties, except for such Requirements of Law the failure to comply with which, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect.

Section 5.16. Investment Company Act. No Credit Party is an “investment company,” a company “controlled” by an “investment company,” or an “investment advisor,” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.17. Insurance. The properties of the Credit Parties are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Credit Party operates.

Section 5.18. Security Documents. Subject to Section 6.12, the provisions of this Agreement and the other Credit Documents are and will be effective to create in favor of the Administrative Agent, for its benefit and the benefit of the Secured Parties, a valid and enforceable security interest in and Lien upon the Collateral purported to be pledged, charged, mortgaged or assigned by it thereunder and described therein, subject, in the case of enforceability, to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and to general principles of equity and principles of good faith and fair dealing, and upon the making of such filings and the taking of such other actions required to be taken hereby or by the applicable Credit Documents (including (a) the filing of appropriate UCC financing statements and continuations thereof in the jurisdictions specified therein, (b) with respect to United States copyright registrations, United States patents and pending patent applications, and United States federal trademark registrations and trademark applications, in each case, the recordation of an appropriate short-form Intellectual Property Security Agreement in the U.S. Patent and Trademark Office or U.S. Copyright Office, as applicable, (c) the proper recordation of Mortgages and fixture filings with respect to the Mortgaged Properties and (d) the delivery to the Administrative Agent of any certificates evidencing the certificated securities required to be delivered pursuant to the applicable Credit Documents, duly endorsed or accompanied by duly executed stock powers (where applicable)), such security interest and Lien shall constitute a fully perfected Lien (with the priority such Liens are expressed to have under the relevant Security Document) upon such right, title and interest of the Credit Parties, in and to such Collateral (to the extent such Liens are required to be perfected under the terms of the Credit Documents), to the extent that such security interest and Lien can be perfected by such filings, actions, giving of notice and possession, subject only to Permitted Liens.

Section 5.19. Labor Matters. Except as set forth on Schedule 5.19 or as would not reasonably be expected to result in a Material Adverse Effect, there is no strike, lock-out, slowdown, stoppage, walkout or other material labor dispute pending or, to the Knowledge of the Borrower, threatened, against the Borrower or any of its Restricted Subsidiaries.

Section 5.20. Anti-Terrorism Laws.

(a) None of (x) Holdings, the Borrower or any of its Restricted Subsidiaries, or any director, officer or employee of the foregoing nor (y) to the Knowledge of the Borrower, any agent or Affiliate of Holdings, the Borrower or any of its Restricted Subsidiaries, is (i) a Person on the list of “Specially Designated Nationals and Blocked Persons” or (ii) currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department (“OFAC”); and the Borrower will not directly or indirectly use the proceeds of the Loans or any Letter of Credit or otherwise make available such proceeds to any Person for the purposes of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC, except to the extent licensed or otherwise approved by OFAC.

(b) To the extent applicable, each Credit Party is in compliance, in all material respects with the (i) Trading with the Enemy Act and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) and any other enabling legislation or executive order relating thereto, and (ii) the PATRIOT Act.

(c) No part of the proceeds of any Loan or any Letter of Credit will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the U.S. Foreign Corrupt Practices Act of 1977.

(d) The representations and warranties contained in this Section 5.20 made with respect to any Foreign Subsidiary, solely with respect to such Foreign Subsidiary, are subject to any Requirements of Law applicable to such Foreign Subsidiary; provided that to the extent any of the representations or warranties contained in clauses (a), (b) or (c) above with respect to such Foreign Subsidiary is prohibited, as a result of Requirements of Law, from being made, then such Foreign Subsidiary shall be in compliance in all material respects with the equivalent Requirements of Law, if any, relating to anti-terrorism, anti-corruption or money laundering applicable to such Foreign Subsidiary in its local jurisdiction.

Section 5.21. Intellectual Property. Except as set forth on Schedule 5.21, the Borrower and each of its Restricted Subsidiary possesses or has rights to use all patents, copyrights, trademarks, service marks, trade names, domain name registrations and licenses to use any of the foregoing (“Intellectual Property”), that are material to the operation of their respective business as currently conducted and the use of Intellectual Property by such Person is not infringing upon any Intellectual Property rights held by any other Person, except in each case, as could not reasonably be expected to have a Material Adverse Effect.

ARTICLE 6

AFFIRMATIVE COVENANTS

Until the date that all Revolving Credit Commitments have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Credit Document (other than contingent indemnification obligations for which no claim or demand has been made) have been paid in full in Cash and all Letters of Credit have expired or have been terminated (or have been collateralized or back-stopped by a letter of credit or otherwise in a manner reasonably satisfactory to the applicable Issuing Lender) and all Reimbursement Obligations shall have been reimbursed (such date, the “Termination Date”), each of Holdings solely with respect to Sections 6.03(a), 6.05 and 6.09 and the Borrower covenant and agree that:

Section 6.01. Financial Statements and Reports. The Borrower will deliver to the Administrative Agent for delivery to each Lender:

(a) as soon as available, and in any event within 45 days (or, to the extent a Qualifying IPO has not been consummated, in the case of the fiscal quarter ending March 31, 2015, 60 days), after the end of each of the first three fiscal quarters of each fiscal year commencing with the first full fiscal quarter ending after the Closing Date; provided that, unaudited consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such fiscal quarter and related statements of income and cash flows for the Borrower and its Subsidiaries for the fiscal quarter then ended, in each case setting forth comparative consolidated figures (including calculation of Consolidated EBITDA) for the corresponding period in the preceding fiscal year (provided that the Borrower shall not be required to provide such comparative figures until the financial statements for the fiscal quarter ended on or about September 30, 2015 have been delivered), all in reasonable detail and prepared in accordance with GAAP (subject to the absence of notes required by GAAP and subject to normal year-end adjustments);

(b) as soon as available and in any event within 90 days (or, to the extent a Qualifying IPO has not been consummated, in the case of the fiscal year ending December 31, 2014, 120 days), after the end of each fiscal year commencing after the Closing Date, an audited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and related statements of income and cash flows for the Borrower and its Subsidiaries for the fiscal year then ended, including the notes thereto, in each case setting forth comparative figures (including calculation of Consolidated EBITDA) as of the end of and for the preceding fiscal year (provided that the Borrower shall not be required to provide such comparative figures until the financial statements for the fiscal year ended on or about December 31, 2015 have been delivered), all in reasonable detail and certified by an independent certified public accounting firm of recognized national standing, together with (y) a report thereon by such accountants that is not qualified as to going concern or scope of audit (except for any such qualification pertaining to impending debt maturities of any Indebtedness occurring within 12 months of such audit or any breach of any financial covenant) and to the effect that such financial statements present fairly the consolidated financial condition and results of operations of the Borrower and its Subsidiaries as of the dates and for the periods indicated in accordance with GAAP;

(c) as soon as available, and in any event within 60 days after the beginning of each fiscal year commencing after the Closing Date, consolidated financial projections of the Borrower and its Subsidiaries (showing such financial projections on a quarterly basis for each fiscal quarter in such fiscal year, including forecasted consolidated balance sheets and forecasted consolidated statements of income and cash flows); and

(d) concurrently with each delivery of the financial statements described in Sections 6.01(a) and 6.01(b), a customary narrative report describing the financial condition and results of operation for such fiscal quarter (or fiscal year, as applicable) and with regard to quarterly financial statements, the then elapsed portion of the fiscal year, in each case, with a comparison against the corresponding period in the prior fiscal year.

The Borrower and each Lender acknowledge that certain of the Lenders may be Public Lenders and, if documents or notices required to be delivered pursuant to this Section 6.01 or otherwise are being distributed through IntraLinks/IntraAgency, SyndTrak Online or another relevant secure website or other secure electronic information platform (the “Platform”), any document or notice that the Borrower has indicated contains Non-Public Information shall not be posted on that portion of the Platform designated for such Public Lenders. The Borrower agrees, upon the reasonable written request of the Administrative Agent, to clearly designate all information provided to the Administrative Agent by or on behalf of the Borrower which is suitable to make available to Public Lenders. If the Borrower has not indicated whether a document or notice delivered pursuant to this Section 6.01 contains Non-Public Information, the Administrative Agent shall post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material Non-Public Information with respect to the Borrower and its Subsidiaries and their securities.

Notwithstanding the foregoing, the obligations in paragraphs (a) through (d) of this Section 6.01 may be satisfied by furnishing (A) the applicable financial statements, narrative reports or other information required by such paragraphs of Holdings (or any other Parent Company) and/or (B) the Borrower’s or Holdings’ (or any other Parent Company thereof), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC or otherwise made available to the Administrative Agent for delivery to each Lender, in each case, within the time periods specified in such paragraphs; provided, that with respect to each of clauses (A) and (B) hereof, (i) to the extent such financial statements relate to any Parent Company, such financial statements shall be accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such Parent Company, on the one hand, and the information relating to the Borrower and its Restricted Subsidiaries on a standalone basis, on the other hand, which consolidating information shall be certified by a Responsible Officer of the Borrower as having been fairly presented in all material respects and (ii) to the extent such financial statements are in lieu of statements required to be provided under Section 6.01(b), such statements shall be accompanied by a report of an independent certified public accounting firm of recognized national standing, which report shall satisfy the requirements set forth in Section 6.01(b) as if references in such Section 6.01(b) to the Borrower were references to such Parent Company.

Section 6.02. Other Business and Financial Information. The Borrower will deliver to the Administrative Agent for delivery to each Lender:

(a) concurrently with each delivery of the financial statements described in Section 6.01(a) and (b), a Compliance Certificate (including a reconciliation of consolidated net income on a GAAP basis to Consolidated Net Income and Consolidated EBITDA) executed by a Responsible Officer of the Borrower;

(b) [Reserved];

(c) following consummation of a Qualifying IPO, promptly upon the sending, filing or receipt thereof, copies of (i) all financial statements, reports, notices and proxy statements that Holdings or any of its Subsidiaries shall send or make available generally to its shareholders, (ii) all regular, periodic and special reports, registration statements and prospectuses (other than on Form S-8) that Holdings or any of its Subsidiaries shall render to or file with the Securities and Exchange Commission, the National Association of Securities Dealers, Inc. or any national securities exchange, and (iii) all press releases and other statements made available generally by Holdings or any of its Subsidiaries to the public concerning material developments in the business of Holdings or any of its Subsidiaries;

(d) promptly upon any Responsible Officer of the Borrower obtaining knowledge thereof, written notice of any of the following:

(i) the occurrence of any Default or Event of Default, together with a written statement of a Responsible Officer of the Borrower specifying the nature of such Default or Event of Default, and the action that the Borrower has taken and proposes to take with respect thereto;

(ii) the institution or threatened institution of any action, suit, investigation or proceeding against or affecting the Borrower or any of its Restricted Subsidiaries, including any such investigation or proceeding by any Governmental Authority (other than routine periodic inquiries, investigations or reviews) or any material development in any such action, suit, investigation or proceeding, in each case that would, if adversely determined, be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect (but excluding any privileged information);

(iii) the occurrence of any ERISA Event that would reasonably be expected to result in a Material Adverse Effect, together with (x) a written statement of a Responsible Officer of the applicable Credit Party specifying the details of such ERISA Event and the action that the Borrower has taken or proposes to take with respect thereto, (y) a copy of any notice with respect to such ERISA Event that may be required to be filed with the PBGC, IRS or U.S. Department of Labor and (z) a copy of any notice delivered by the PBGC, IRS or U.S. Department of Labor to such Credit Party or such ERISA Affiliate with respect to such ERISA Event;

(iv) the occurrence of any of the following: (x) the assertion of any Environmental Claim against or affecting the Borrower, any of its Restricted Subsidiaries or any of their respective real property, leased, operated or owned; (y) the receipt by the Borrower or any of its Restricted Subsidiaries of notice of any alleged violation of or noncompliance with or liability under any Environmental Laws; or (z) the taking of any remedial action by the Borrower, any of its Restricted Subsidiaries or any other Person in response to the actual or alleged generation, storage, release, disposal or discharge of any Hazardous Substances on, to, upon or from any real property, leased, operated or owned by Holdings or any of its Subsidiaries, in each case the extent to which the same would be reasonably expected to have a Material Adverse Effect; and

(v) the occurrence of any other event that has, or would be reasonably expected to have, a Material Adverse Effect, together with a written statement of a Responsible Officer of the Borrower setting forth the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto (but excluding any privileged information); and

(e) such other information about the business or financial condition of the Borrower or any of its Restricted Subsidiaries as the Administrative Agent may from time to time reasonably request.

Section 6.03. Existence; Maintenance of Properties. Except as otherwise permitted under Section 8.01, each of Holdings (with respect to clause (a)) and the Borrower will, and the Borrower will cause each of its Restricted Subsidiaries to, (a) maintain and preserve in full force and effect its legal existence and registration in the jurisdiction of its incorporation, except as expressly permitted otherwise by Section 8.01, (b) obtain, maintain and preserve in full force and effect all other rights, franchises, licenses, permits, certifications, approvals and authorizations required by Governmental Authorities and necessary for the enforceability against it of each Credit Document to which it is a party, or to enable it to perform its obligations under each Credit Document to which it is a party, to the ownership, occupation or use of its properties or the conduct of its business except to the extent failure to do so would not be reasonably expected to have a Material Adverse Effect; provided, that in the case of clauses (a) and (b), none of Holdings, the Borrower nor any of its Restricted Subsidiaries, as applicable, shall be required to preserve any such existence (other than with respect to the preservation of existence of the Borrower), right or franchise, licenses, permits, certifications, approvals or authorizations if such Person or such Person’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to the Lenders, and (c) keep all material properties necessary to the normal conduct of business of the Borrower and its Restricted Subsidiaries in good working order and condition (normal wear and tear and damage by casualty or condemnation excepted) and from time to time make all necessary repairs to and renewals and replacements of such properties, except to the extent that (x) any of such properties are obsolete or are being replaced in the ordinary course of business, (y) the Borrower or any of its Restricted Subsidiaries determine in good faith that the continued maintenance, repair, renewal or replacement of any of its properties is no longer commercially practicable and is in the best interest of the Borrower or any of its Restricted Subsidiaries or (z) the failure to maintain such properties or make such repairs, renewals or replacements could not reasonably be expected to have a Material Adverse Effect.

Section 6.04. Compliance with Laws. (a) The Borrower will, and will cause each of its Restricted Subsidiaries to, comply in all respects with all Requirements of Law applicable in respect of the conduct of its business and the ownership and operation of its properties (including OFAC, PATRIOT Act and the U.S. Foreign Corrupt Practices Act of 1977) except to the extent failure to so comply would not reasonably be expected to have a Material Adverse Effect; provided that no Foreign Subsidiary shall be required to comply with Requirements of Law relating to any anti-terrorism, anti-corruption or money laundering of any jurisdiction other than the laws applicable in its jurisdiction of organization if such compliance would cause such Person to violate the laws of its jurisdiction of organization. Holdings and the Borrower will, and will cause each of the Guarantors to, provide such information as is reasonably requested by the Administrative Agent (or by any Lender through the Administrative Agent) to the extent such information is necessary for such Person to maintain compliance with the PATRIOT Act or any similar “know your customer” law applicable to the Administrative Agent or such Lender.

(b) Without limiting Section 6.04(a) in any way, the Borrower will, and will cause each of its Restricted Subsidiaries to, (i) comply in all respects with all applicable Environmental Laws except to the extent the failure to so comply would not be reasonably expected to have a Material Adverse Effect and (ii) respond to, and take any investigatory, corrective or remedial actions with respect to, any releases or threatened releases of any Hazardous Substances on, to, upon or from any real property leased, operated or owned by Holdings or any of its Subsidiaries to the extent required for compliance with any applicable Environmental Laws, except where failure to so comply would not be reasonably expected to have a Material Adverse Effect.

Section 6.05. Payment of Taxes. Holdings and the Borrower will, and the Borrower will cause each of their Restricted Subsidiaries to, pay and discharge all taxes, assessments and governmental charges or levies imposed upon it, upon its income or profits or upon any of its properties, prior to the date on which penalties would attach thereto, and all lawful claims that, if unpaid, might become a Lien upon any of the properties of Holdings, the Borrower, or any of its Restricted Subsidiaries; provided, however, that neither Holdings, the Borrower nor any of its Restricted Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim (a) that is being contested in good faith and by proper proceedings and as to which Holdings, the Borrower or any of its Restricted Subsidiaries is maintaining adequate reserves with respect thereto in accordance with GAAP, or (b) where the failure to pay or discharge the same could not reasonably be expected to result in a Material Adverse Effect.

Section 6.06. Insurance. Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, the Borrower will, and will cause each of its Restricted Subsidiaries to, maintain with financially sound and reputable insurance companies insurance with respect to its assets, properties and business, against such hazards and liabilities, of such types and in such amounts, as is customarily maintained by companies in the same or similar businesses similarly situated, including flood insurance with respect to each Flood Hazard Property, in each case in compliance with the National Flood Insurance Act of 1969 and the Flood Disaster Protection Act of 1973 (where applicable). Subject to Section 6.12, each such policy of property or casualty insurance shall (i) name the Administrative Agent on behalf of the Lenders as an additional insured thereunder as its interests may appear and (ii) to the extent available from the relevant insurance carrier, in the case of each casualty insurance policy (excluding any business interruption insurance policy), contain a loss payable clause or endorsement that names the Administrative Agent, on behalf of the Lenders as the loss payee thereunder and, to the extent available, provide for at least 30 days’ prior written notice to the Administrative Agent of any modification or cancellation of such policy (or 10 days’ prior written notice in the case of the failure to pay any premiums thereunder).

Section 6.07. Maintenance of Books and Records; Inspection. The Borrower will, and will cause each of its Restricted Subsidiaries to, (a) maintain proper books, accounts and records, in which full, true and correct entries in all material respects shall be made of all material financial transactions in relation to its business and properties, and prepare all financial statements required under this Agreement, in each case in accordance with GAAP, and (b) permit employees or agents of the Administrative Agent to visit and inspect its properties and examine or inspect its books, and financial and accounting records, and make copies and memoranda of them, and to discuss its affairs, finances and accounts with its Responsible Officers and, upon notice to the Borrower, the independent public accountants of the Borrower and its Subsidiaries (and by this provision the Borrower authorizes such accountants to discuss the finances and affairs of the Borrower and its Subsidiaries, provided that a representative of the Borrower or any of its Subsidiaries shall be entitled to attend any such meetings with such independent public accountants), all at such reasonable times and from time to time, upon reasonable notice and during business hours, as may be reasonably requested; provided in no event shall the Borrower be required, prior to the continuance of an Event of Default, to pay any fees or expenses relating to any inspection contemplated hereby more than once in any calendar year; provided that (i) only the Administrative Agent on behalf of the Lenders may exercise the rights of the Administrative Agent and the Lenders under this Section 6.07(b) and (ii) except as expressly set forth in the proviso below during the continuance of an Event of Default, the Administrative Agent shall not exercise such rights more often than one time during any calendar year; provided, further, that if an Event of Default exists, the Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice; provided, further that notwithstanding anything to the contrary herein, neither the Borrower nor any Restricted Subsidiary shall be required to disclose, permit the inspection, examination or making of copies of or taking abstracts from, or discuss any document, information, or other matter (A) that constitutes non-financial trade secrets or non-financial proprietary information of the Borrower and its subsidiaries and/or any of its customers and/or suppliers, (B) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives or contractors) is prohibited by applicable Requirements of Law, (C) that is subject to attorney-client or similar privilege or constitutes attorney work product or (D) in respect of which Holdings, the Borrower or any Restricted Subsidiary owes confidentiality obligations to any third party.

Section 6.08. Use of Proceeds. The Borrower shall use the proceeds of the Initial Revolving Loans (a) on the Closing Date in an aggregate principal amount of up to $25,000,000 to finance a portion of the Transactions (including the payment of costs related to the Transactions) and for working capital needs and other general corporate purposes and (b) after the Closing Date, to finance the working capital needs and other general corporate purposes of the Borrower and its Subsidiaries (including for capital expenditures, acquisitions, working capital and/or purchase price adjustments, the payment of transaction fees and expenses, other Investments, Restricted Junior Payments and any other purpose not prohibited by the terms of the Credit Documents). The Borrower shall use the proceeds of the Swingline Loans made after the Closing Date to finance the working capital needs and other general corporate purposes of the Borrower and its Subsidiaries and any other purpose not prohibited by the terms of the Credit Documents. The Borrower shall use proceeds of the Initial Term Loans solely to finance a portion of the Transactions (including the payment of costs related to the Transactions). No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, (i) for any purpose that would entail a violation of Regulation T, U or X, (ii) to any Person for the purposes of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC, except to the extent licensed or otherwise approved by OFAC or (iii) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the U.S. Foreign Corrupt Practices Act of 1977. Letters of Credit may be issued (i) on the Closing Date in the ordinary course of business and to replace or provide credit support for any letters of credit, bank guarantees and/or surety, customs, performance or similar bonds of the Borrower and its subsidiaries or any of their Affiliates and/or to replace cash collateral posted by any of the foregoing Persons and (ii) after the Closing Date, for general corporate purposes of the Borrower and its subsidiaries and any other purpose not prohibited by the terms of the Credit Documents.

Section 6.09. Additional Collateral; Further Assurances.

(a) Subject to the provisions of Section 8.05, any Credit Party may from time to time create or acquire new Subsidiaries, including in connection with Permitted Acquisitions or otherwise, provided that in the case of any such Subsidiary that is a Restricted Subsidiary:

(i) within the later to occur of (x) the date that is 60 days thereafter or (y) the next date a Compliance Certificate is required to be delivered following the date of such formation or acquisition (or, in either case, such later date as the Administrative Agent may reasonably agree) of (A) the creation or direct or indirect acquisition of any new Restricted Subsidiary that is a Domestic Subsidiary (other than any Excluded Subsidiary) or (B) the designation of any Unrestricted Subsidiary that is a Domestic Subsidiary as a Restricted Subsidiary (other than any Excluded Subsidiary), the Borrower will cause such Domestic Subsidiary to (i) execute and deliver to the Administrative Agent (1) a joinder to this Agreement, pursuant to which such new Domestic Subsidiary shall become a party hereto and shall guarantee the payment in full of the Secured Obligations under this Agreement and the other Credit Documents substantially in the form attached as Exhibit F hereto and (2) a joinder to the Security Agreement, pursuant to which such new Domestic Subsidiary shall become a party thereto and shall subject to the terms of the Security Agreement grant to the Administrative Agent a first priority Lien upon and security interest in its assets that constitute Collateral (other than Excluded Assets) as security for its obligations under the Guaranty, subject only to Permitted Liens, and pursuant to which all of the Capital Stock (other than Capital Stock that qualifies as Disqualified Capital Stock or Excluded Assets) of such new Domestic Subsidiary shall be pledged to the Administrative Agent and (ii) take such actions as may be required by the terms hereof or of the applicable Security Documents to grant and perfect Liens to the Administrative Agent, for the benefit of itself and the Lenders and each other Secured Party in any property (subject to the limitations set forth herein and in the other Credit Documents) of such Credit Party which constitutes Collateral, on such terms as are required pursuant to the terms of the Security Documents, and upon execution and delivery thereof, each such Person shall automatically become a Subsidiary Guarantor hereunder and thereupon shall have all of the rights, benefits, duties and obligations in such capacity under the Credit Documents; and

(ii) the applicable Credit Party will deliver any such other documents, certificates and agreements, in form and substance reasonably satisfactory to the Administrative Agent, as the Administrative Agent may reasonably request in connection therewith and will take such other action as the Administrative Agent may reasonably request to create in favor of the Administrative Agent a perfected first priority security interest in the Collateral being pledged pursuant to the documents described above.

(b) In the event that any Credit Party acquires Realty (other than Realty that qualifies as Excluded Assets) and such interest in such Realty has not otherwise been made subject to the Lien of the Security Documents in favor of the Administrative Agent, then, in each case, the applicable Credit Party shall promptly (and in any event within 90 days after the acquisition thereof, or such longer period as the Administrative Agent may reasonably agree) cause such assets to be subjected to a Lien securing the Secured Obligations and will take such actions as shall be reasonably necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens. The Credit Parties shall, within 90 days following a written request by the Administrative Agent (or such longer period as the Administrative Agent may reasonably agree), cause to be executed and delivered, the relevant Mortgages to create in favor of the Administrative Agent, a valid and, subject to any filing and/or recording referred to herein, perfected, first-priority security interest in such Realty and, corresponding UCC fixture filings, flood hazard determination forms, title insurance policies (including any customary endorsements thereto), surveys (or survey updates to the extent sufficient to obtain survey coverage under the title policy), local counsel opinions and other documentation, that the Administrative Agent shall reasonably request.

Notwithstanding anything to the contrary in this Section 6.09 or any Security Document, no Credit Party shall be required to (x) grant any Lien on, or take any other action with respect to a Lien on, any Excluded Assets or (y) take any other action or perfect any Lien as provided for in Section 2(d) of the Security Agreement. All Liens required to be granted or perfected pursuant to this Section 6.09 shall be subject to exceptions and limitations consistent with those set forth in the Security Documents.

Section 6.10. Maintenance of Ratings. The Borrower shall use commercially reasonable efforts to maintain (a) a public corporate family rating issued by Moody’s and a public corporate credit rating issued by S&P and (b) a public credit rating from each of Moody’s and S&P with respect to the Term Loans; provided that in no event shall the Borrower be required to maintain a specific rating with any such agency.

Section 6.11. Designation of Subsidiaries. The Borrower may at any time after the Closing Date designate (or redesignate) any Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Event of Default exists (including after giving effect to the reclassification of Investments in, Indebtedness of and Liens on the assets of, the applicable Restricted Subsidiary or Unrestricted Subsidiary) and (ii) the Borrower shall be in compliance with the Financial Covenant calculated on a Pro Forma Basis after giving effect to such designation (and determined on the basis of the financial statements for the most recently ended Test Period at or prior to such time), (iii) no Subsidiary may be designated as an Unrestricted Subsidiary if such Subsidiary is not similarly characterized as an unrestricted subsidiary under the Senior Notes Documents or any debt subject to a junior lien (to the extent the documentation therefor provides for the ability to designate restricted and unrestricted subsidiaries) and (iv) the designation of any Restricted Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower or its applicable Restricted Subsidiary at the date of designation in an amount equal to the portion of the fair market value of the net assets of such Restricted Subsidiary attributable to the Borrower’s or its applicable Restricted Subsidiary’s equity interest therein as reasonably estimated by the Borrower (and such designation shall only be permitted to the extent such Investment is permitted under Section 8.05). The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence or making, as applicable, at the time of designation of any then-existing Investment, Indebtedness or Lien of such Restricted Subsidiary, as applicable; provided that upon a redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have an Investment in the resulting Restricted Subsidiary in an amount (if positive) equal to (a) the Borrower’s Investment in such Restricted Subsidiary at the time of such re designation, less (b) the portion of the fair market value of the net assets of such Restricted Subsidiary attributable to the Borrower’s equity therein at the time of such re designation.

Section 6.12. Post-Closing Covenants. The Borrower will, and will cause each of its Restricted Subsidiaries to, take each of the actions set forth on Schedule 6.12 within the time period prescribed therefor on such schedule (as such time period may be extended by the Administrative Agent in its sole discretion exercised reasonably).

Section 6.13. Lender Calls. Following delivery (or, if later, required delivery) of the quarterly or annual financial statements pursuant to Sections 6.01(a) or (b), as applicable, promptly following the reasonable request therefor by the Administrative Agent, the Borrower will host a conference call, at a time selected by the Borrower and reasonably acceptable to the Administrative Agent, with the Lenders to review the financial information presented therein.

ARTICLE 7

FINANCIAL COVENANT

Until the Termination Date has occurred, the Borrower covenants and agrees that:

Section 7.01. Financial Covenant. Commencing with the last day of the first full fiscal quarter ending after the Closing Date, on the last day of each fiscal quarter on which the Revolving Facility Test Condition is then satisfied, the Borrower shall not permit the First Lien Leverage Ratio to be greater than 3.50:1.00.

Section 7.02. Right to Cure. (a) Notwithstanding anything to the contrary set forth in this Agreement (including Section 7.01), in the event that the Borrower shall have failed to comply with the Financial Covenant for any fiscal quarter with respect to which the Revolving Credit Test Condition is satisfied, the Borrower shall have the right (collectively, the “Cure Right”), at any time during such fiscal quarter or thereafter until the expiration of 15 Business Days after the date on which financial statements for such fiscal quarter are required to be delivered pursuant to Section 6.01(a) or (b), as applicable (the “Cure Expiration Date”), to issue Permitted Cure Securities or other equity (such other equity to be on terms reasonably satisfactory to the Administrative Agent) for Cash or otherwise receive Cash contributions in respect of Permitted Cure Securities, and upon the receipt by the Borrower of such Cash (the “Cure Amount”) pursuant to the exercise by the Borrower of such Cure Right, compliance with the Financial Covenant shall be recalculated giving effect to the following pro forma adjustment (notwithstanding the absence of a corresponding addback in the definition of Consolidated EBITDA): Consolidated EBITDA shall be increased, solely for the purpose of determining compliance with the Financial Covenant as of end of such fiscal quarter and for applicable subsequent periods that include such fiscal quarter, and not for any other purpose under this Agreement, by an amount equal to the Cure Amount and the use of proceeds therefrom will be disregarded for all other purposes under the Credit Documents (including calculating Consolidated EBITDA for purposes of determining basket levels and other items governed by reference to Consolidated EBITDA, the First Lien Leverage Ratio or the Total Leverage Ratio or the Total Secured Leverage Ratio).

(b) If, after giving effect to the foregoing recalculations (but not, for the avoidance of doubt, taking into account any immediate repayment of Indebtedness in connection therewith, except as provided in clause (c) below), the Borrower shall be in compliance with the Financial Covenant, then the Borrower shall be deemed to have satisfied the Financial Covenant as of the end of the relevant fiscal quarter with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Covenant that had occurred shall be deemed cured for all purposes of this Agreement.

(c) There shall be no pro forma or other reduction of the amount of Indebtedness by the amount of any Cure Amount for purposes of determining compliance with the Financial Covenant for the fiscal quarter in respect of which the Cure Right was exercised (other than, with respect to any future period, to the extent of any portion of such Cure Amount that is actually applied to repay Indebtedness). The Cure Amount shall not be included for purposes of determining Unrestricted Cash for purposes of the Financial Covenant for the relevant date of determination.

(d) Notwithstanding anything herein to the contrary, (i) in each four consecutive fiscal quarter period, there shall be at least two fiscal quarters in which the Cure Right is not exercised, (ii) the Cure Right shall be exercised on no more than five occasions during the term of this Agreement, (iii) the Cure Amount shall be no greater than the amount required for purposes of complying with the Financial Covenant and (iv) no Revolving Lender or Issuing Lender shall be required to make any Revolving Loans or issue any Letter of Credit hereunder if a violation of the Financial Covenant has occurred and is continuing until the expiration of the 15 Business Day period during which the Borrower may exercise a Cure Right, unless and until the Cure Amount is actually received.

ARTICLE 8

NEGATIVE COVENANTS

Until the Termination Date has occurred, Holdings (with respect to Section 8.15 only) and the Borrower covenant and agree that:

Section 8.01. Merger; Consolidation. The Borrower will not, and will not permit or cause any of its Restricted Subsidiaries to, liquidate, wind up or dissolve, or enter into any consolidation, merger or other combination, or agree to do any of the foregoing; provided, however, that:

(a) any Restricted Subsidiary of the Borrower may be merged or consolidated with and into the Borrower or any other Restricted Subsidiary, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, leased, transferred or otherwise disposed of in one transaction or series of transactions to the Borrower or any Subsidiary Guarantor; provided that (i) in the case of any such merger or consolidation with or into the Borrower, (A) the Borrower shall be the continuing or surviving Person or (B) if the Person formed by or surviving any such merger or consolidation is not the Borrower (any such Person, the “Successor Borrower”), (x) the Successor Borrower shall be an entity organized or existing under the law of the U.S., any state thereof or the District of Columbia, (y) the Successor Borrower shall expressly assume the Obligations of the Borrower in a manner reasonably satisfactory to the Administrative Agent and (z) except as the Administrative Agent may otherwise agree, each Guarantor, unless it is the other party to such merger or consolidation, shall have executed and delivered a customary reaffirmation agreement with respect to its obligations under the Guaranty and the other Credit Documents; it being understood and agreed that if the foregoing conditions under clauses (x) through (z) are satisfied, the Successor

Borrower will succeed to, and be substituted for, the Borrower under this Agreement and the other Credit Documents, and (ii) in the case of any such merger or consolidation with or into any Subsidiary Guarantor, either (x) a Subsidiary Guarantor (other than a merger or consolidation involving the Borrower) shall be the continuing or surviving Person or the continuing or surviving Person shall expressly assume the obligations of the relevant Subsidiary Guarantor in a manner reasonably satisfactory to the Administrative Agent or (y) the relevant transaction shall be treated as an Investment and shall comply with Section 8.05;

(b) Permitted Acquisitions shall be permitted;

(c) the Transactions shall be permitted;

(d) any Subsidiary that is not a Subsidiary Guarantor may merge or consolidate with another Person (other than any Credit Party) so long as (x) the surviving entity is a Subsidiary of the Borrower, (y) such merger or consolidation shall constitute or be necessary to effectuate a Permitted Acquisition and the applicable conditions and requirements of Sections 6.10 and 6.11 shall be satisfied and (z) immediately after giving effect thereto, no Event of Default would exist;

(e) in connection with any acquisition or similar Investment permitted under Section 8.05, any Restricted Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that (A) the Person surviving such merger shall be a Wholly Owned Subsidiary of the Borrower and (B) in the case of any such merger to which any Credit Party (other than the Borrower) is a party, such Credit Party is the surviving Person; and

(f) the following transactions shall be permitted: (i) the liquidation or dissolution of any Restricted Subsidiary if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower, is not materially disadvantageous to the Lenders and the Borrower or any Restricted Subsidiary receives any assets of any dissolved or liquidated Restricted Subsidiary; provided that in the case of any liquidation or dissolution of any Credit Party that results in a distribution of assets to any Restricted Subsidiary that is not a Credit Party, such distribution shall be treated as an Investment and shall comply with Section 8.05 (other than in reliance on clause (o) thereof); (ii) any merger, dissolution, liquidation or consolidation, the purpose of which is to effect (A) any Disposition otherwise permitted under this Section 8.01 (other than clause (a), (b), or this clause (f)) or (B) any Investment permitted under Section 8.05; and (iii) the conversion of Holdings, the Borrower or any Restricted Subsidiary into another form of entity, so long as such conversion does not adversely affect the value of the Guaranty or Collateral, if any; provided, however, that after giving effect thereto (i) any Domestic Subsidiary remains a Domestic Subsidiary and (ii) any Credit Party remains a Credit Party.

Section 8.02. Indebtedness. The Borrower will not, and will not permit or cause any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness other than:

(a) Indebtedness incurred under the Credit Documents, the Secured Hedging Obligations and the Secured Cash Management Obligations;

(b) Indebtedness existing on the Closing Date and described in Schedule 8.02 and intercompany Indebtedness outstanding on the Closing Date;

(c) accrued expenses (including salaries, accrued vacation and other compensation), current trade or other accounts payable and other current liabilities arising in the ordinary course of business and not past due more than 90 days except to the extent being contested in good faith and by appropriate proceedings;

(d) Indebtedness of the Borrower owed to any Restricted Subsidiary and of any Restricted Subsidiary owed to the Borrower or any other Restricted Subsidiary, provided that:

(i) in the case of any Indebtedness of a Restricted Subsidiary that is a Non-Credit Party owing to any Credit Party, other than to Holdings, such Indebtedness shall be permitted as an Investment by Section 8.05; and

(ii) all such Indebtedness of any Credit Party owing to any Restricted Subsidiary that is a Non-Credit Party must be subordinated to the Secured Obligations of such Credit Party on terms reasonably satisfactory to the Administrative Agent, which subordination terms shall permit all payments permitted by Section 8.06(k);

(e) Indebtedness of the Borrower and any Subsidiary under Derivative Transactions entered into in the ordinary course of business and not for speculative purposes;

(f) purchase money Indebtedness and Indebtedness with respect to Capital Leases incurred prior to or within 270 days of the acquisition or lease or completion of construction, repair or replacement of, or improvement to or installation of, assets which Indebtedness shall not exceed the greater of (i) $90,000,000 and (ii) 3.0% of Consolidated Total Assets as of the most recently ended Test Period, in aggregate principal amount outstanding at any time;

(g) Indebtedness of any Person that becomes a Restricted Subsidiary, or is merged into or consolidated with a Restricted Subsidiary (in each case, other than as a result of redesignation of, or a merger with, an Unrestricted Subsidiary) or Indebtedness assumed in connection with an acquisition permitted hereunder after the Closing Date, but only to the extent that (A) such Indebtedness existed at the time such Person became a Restricted Subsidiary or the assets subject to such Indebtedness were acquired, (B) such Indebtedness was not incurred in contemplation thereof and (C)(i) no Event of Default exists or would result from the consummation of such acquisition and (ii) the Borrower is in compliance with the Financial Covenant;

(h) Indebtedness evidencing a refunding, refinancing, replacing, renewal or extension of the Indebtedness pursuant to clauses (b), (f), (g), (k), (l), (o), (r), (t) and (y) of this Section 8.02 (in any case, including any refinancing Indebtedness incurred with respect thereof, “Refinancing Indebtedness”) and any subsequent Refinancing Indebtedness in respect thereof; provided that at the time of such Refinancing Indebtedness (i) the principal amount of such Indebtedness does not exceed the principal amount of the Indebtedness being refinanced, refunded, renewed, or replaced, except (A) by an amount equal to unpaid accrued interest and premiums (including tender premiums) thereon plus any committed but undrawn amounts and underwriting discounts, other reasonable and customary fees, commissions, costs and expenses

(including upfront fees, original issue discount or initial yield payments) incurred in connection with such refinancing or replacement and (B) by an amount equal to any existing commitments unutilized thereunder, (ii) the Liens, if any, securing such refunded, renewed, refinanced, replaced, or extended Indebtedness do not attach to any assets in addition to those assets, if any, securing the Indebtedness to be refunded, renewed, refinanced, replaced, or extended, (iii) such Indebtedness to be incurred shall not mature prior to the stated maturity of such Indebtedness being refunded, renewed, refinanced, replaced or extended, (iv) other than in the case of Refinancing Indebtedness with respect to Indebtedness incurred pursuant to clauses (b), (f), (g) and (z) of this Section 8.02, such Indebtedness to be incurred shall have an Average Life equal to or greater than the Average Life of such Indebtedness being refunded, renewed, refinanced, replaced or extended, (v) the obligors and guarantors in respect of such Refinancing Indebtedness to be incurred shall be the same such obligors and guarantors in respect of the Indebtedness being refunded, renewed, refinanced, replaced or extended and (vi) the terms of such refunding, renewal, refinancing, replacement or extension are not, taken as a whole (as reasonably determined by the Borrower), materially less favorable to such Person, the Administrative Agent or the Lenders than the original Indebtedness (other than any covenants or any other provisions applicable only to periods after the Latest Maturity Date as of such date);

(i) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations (including contingent earn-out obligations) incurred in connection with any disposition permitted hereunder, any acquisition or other purchase of assets or Capital Stock permitted hereunder, and Indebtedness arising from guaranties, letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments securing the performance of the Borrower or any such Restricted Subsidiary pursuant to such agreement;

(j) Indebtedness (i) which may be deemed to exist pursuant to any performance and completion guaranties or customs, stay, performance, bid, surety, statutory, appeal, performance and return of money bonds, tenders, statutory obligations, leases, governmental contracts, trade contracts or other similar obligations incurred in the ordinary course of business or (ii) in respect of any letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments to support any of the foregoing items;

(k) the Senior Notes;

(l) Indebtedness incurred to finance acquisitions permitted hereunder after the Closing Date; provided that (A) no Event of Default exists (or would result therefrom), (B) the Borrower is in compliance with the Financial Covenant whether or not then in effect and calculated on a Pro Forma Basis after giving effect thereto and (C) if such Indebtedness is (x) secured on a first lien basis, the First Lien Leverage Ratio shall not exceed 2.25:1.00, (y) secured on a second lien or junior basis, the Total Secured Leverage Ratio shall not exceed 2.25:1.00 and (z) unsecured, the Total Leverage Ratio shall not exceed 4.00:1.00, in each case calculated on a Pro Forma Basis as of the last day of the most recently ended Test Period; provided that in the case of any such Indebtedness of the Credit Parties incurred pursuant to clause (C)(x) above, (i) if such Indebtedness is borrowed or issued by any Credit Party, it shall not be guaranteed by any Person that is not a Credit Party or secured by any assets other than the Collateral, (ii) such Indebtedness shall not have a shorter Average Life than the remaining Average Life of the Term Loans or a maturity date earlier than the then-existing Latest Term Loan Maturity Date, (iii) such

Indebtedness shall rank pari passu in right of payment and pari passu with respect to security with the Secured Obligations and (iv) in the case of such Indebtedness that is in the form of loans, the All-in-Yield for such loans shall be subject to the “most favored nation” requirements set forth in Section 2.22(b)(vi), as applicable; and provided, further, that in the case of any such Indebtedness of the Credit Parties incurred pursuant to clause (C)(y) above, (i) if such Indebtedness is borrowed or issued by any Credit Party, it shall not be guaranteed by any Person that is not a Credit Party or secured by any assets other than the Collateral and (ii) such Indebtedness shall not have a shorter Average Life than the remaining Average Life of the Term Loans or a maturity date prior to the date that is 91 days after the then-existing Latest Term Loan Maturity Date; provided, further, that if such Indebtedness incurred pursuant to clause (C)(z) above, such Indebtedness shall not mature or require any scheduled amortization or scheduled payments of principal or be subject to any mandatory redemption, repurchase, repayment or sinking fund obligation (other than (x) payments as part of an “applicable high yield discount obligation” catch up payment, (y) customary offers to repurchase in connection with any change of control, Disposition or Casualty Event and (z) customary acceleration rights after an event of default), in each case, prior to the date that is 91 days after the then-existing Latest Term Loan Maturity Date.

(m) Contingent Obligations (i) incurred by the Borrower or any Restricted Subsidiary in respect of Indebtedness of a Credit Party, other than Holdings, that is permitted under this Section 8.02 or other obligations of a Credit Party, other than Holdings, that are not prohibited by this Agreement, (ii) incurred by any Non-Credit Party in respect of Indebtedness of a Non-Credit Party that is permitted under this Section 8.02 or other obligations of a Non-Credit Party that are not prohibited by this Agreement and (iii) incurred by any Credit Party, other than Holdings, in respect of Indebtedness of a Non-Credit Party that is permitted under this Section 8.02 or other obligations of a Non-Credit Party that are not prohibited by this Agreement, in the case of this clause (iii), in an aggregate outstanding amount not to exceed the portion, if any, of the Non-Credit Party Investment Amount, on the relevant date of determination that the Borrower elects to apply pursuant to this clause (m)(iii);

(n) [Reserved].

(o) Indebtedness of Non-Credit Parties in an aggregate outstanding principal amount not to exceed the greater of $75,000,000 and 2.5% of Consolidated Total Assets as of the last day of the most recently ended Test Period;

(p) Indebtedness in respect of premium financing arrangements; provided that the aggregate principal amount of such Indebtedness shall not exceed the annual premium amount and shall be secured only by the Lien described in Section 8.03(y);

(q) Permitted External Refinancing Debt;

(r) senior, senior subordinated or subordinated Indebtedness (the Indebtedness incurred pursuant to this clause (r), the “Ratio Debt”) not to exceed (a) $550,000,000 (less any amounts incurred relying on clause (a) of the definition of Incremental Cap) plus (b) an additional amount so long as (A) no Event of Default exists (or would result therefrom) and (B)(x) if such Indebtedness is secured on a first lien basis, the First Lien Leverage Ratio would not exceed 2.25:1.00; (y) if such Indebtedness is secured on a second or junior lien basis, the Total Secured Leverage Ratio would not exceed 2.25:1.00; and (z) if such Indebtedness is unsecured or secured by assets of Non-Credit Parties that are not part of the Collateral, the Total Leverage Ratio would not exceed 4.00:1.00, in each case calculated on a Pro Forma Basis as of the last day of the most recently ended Test Period; provided, that the aggregate principal amount at any time outstanding of any such Indebtedness of Non-Credit Parties under this clause (r) shall not exceed the greater of $75,000,000 and 2.5% of Consolidated Total Assets as of the last day of the most recently ended Test Period; provided, further, that in the case of any such Indebtedness of the Credit Parties incurred pursuant to clause (B)(x) above, (i) if such Indebtedness is borrowed or issued by any Credit Party, it shall not be guaranteed by any Person that is not a Credit Party or secured by any assets other than the Collateral, (ii) such Indebtedness shall not have a shorter Average Life than the remaining Average Life of the Term Loans or a maturity date earlier than the then-existing Latest Term Loan Maturity Date, (iii) such Indebtedness shall rank pari passu in right of payment and pari passu with respect to security with the Secured Obligations and (iv) in the case of such Indebtedness that is in the form of loans, the All-in-Yield for such loans shall be subject to the “most favored nation” requirements set forth in Section 2.22(b)(vi), as applicable; and provided, further, that in the case of any such Indebtedness of the Credit Parties incurred pursuant to clause (B)(y) above, (i) if such Indebtedness is borrowed or issued by any Credit Party, it shall not be guaranteed by any Person that is not a Credit Party or secured by any assets other than the Collateral and (ii) such Indebtedness shall not have a shorter Average Life than the remaining Average Life of the Term Loans or a maturity date prior to the date that is 91 days after the then-existing Latest Term Loan Maturity Date; provided, further, that if such Indebtedness incurred pursuant to clause (B)(z) above, such Indebtedness shall not mature or require any scheduled amortization or scheduled payments of principal or be subject to any mandatory redemption, repurchase, repayment or sinking fund obligation (other than (x) payments as part of an “applicable high yield discount obligation” catch up payment, (y) customary offers to repurchase in connection with any change of control, Disposition or Casualty Event and (z) customary acceleration rights after an event of default), in each case, prior to the date that is 91 days after the then-existing Latest Term Loan Maturity Date.

(s) Indebtedness consisting of unsecured guarantees by the Borrower of operating leases of Subsidiary Guarantors;

(t) other Indebtedness of the Borrower and/or any Restricted Subsidiary in an aggregate outstanding principal amount not to exceed the greater of $125,000,000 and 4.00% of Consolidated Total Assets as of the last day of the most recently ended Test Period;

(u) Indebtedness in respect of commercial credit cards, stored value cards, employee credit cards, purchasing cards and treasury management services (including Cash Management Obligations) and other netting services, overdraft protections, automated clearing-house arrangements, employee credit card programs, controlled disbursement, ACH transactions, return items, interstate depository network service, Society for Worldwide Interbank Financial Telecommunication transfers, cash pooling and operational foreign exchange management, and, in each case, similar arrangements and otherwise in connection with cash management or customary banking arrangements, including cash management arrangements among Holdings and its Subsidiaries, and Deposit Accounts, in each case to the extent incurred in the ordinary course of business;

(v) Indebtedness representing deferred compensation to employees of the Borrower and its Subsidiaries;

(w) Indebtedness incurred constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to such similar reimbursement-type obligations; provided that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed with 30 days following such drawing or incurrence;

(x) (i) Indebtedness in respect of guarantees of the obligations of suppliers, customers and licensees in the ordinary course of business, (ii) Indebtedness incurred in the ordinary course of business in respect of obligations of the Borrower or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services and (iii) Indebtedness in respect of any letter of credit, bankers’ acceptance, bank guaranties or similar instrument supporting trade payables, warehouse receipts or similar facilities entered into in the ordinary course of business;

(y) Indebtedness of the Borrower and/or any Restricted Subsidiary incurred in connection with Sale and Lease-Back Transactions permitted pursuant to Section 8.14;

(z) Indebtedness in respect of any letter of credit or bank guarantee issued in favor of any Issuing Lender or the Swingline Lender to support any Defaulting Lender’s participation in Letters of Credit issued or Swingline Loans;

(aa) Indebtedness supported by a Letter of Credit in a principal amount not to exceed the face amount of such Letter of Credit;

(bb) unfunded pension fund and other employee benefit plan obligations and liabilities incurred in the ordinary course of business to the extent that the unfunded amounts would not otherwise cause an Event of Default;

(cc) Indebtedness in an aggregate principal or face amount at any time outstanding not to exceed $25,000,000 in respect of letters of credit, bank guaranties, surety bonds, performance bonds and similar instruments issued for general corporate purposes;

(dd) Indebtedness consisting of obligations owing under any dealer, customer or supplier incentive, supply, license or similar agreements entered into in the ordinary course of business;

(ee) Indebtedness consisting of (i) take-or-pay obligations contained in supply arrangements and/or (ii) obligations to reacquire assets or inventory in connection with customer financing arrangements, in each case, in the ordinary course of business;

(ff) customer deposits and advance payments received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business;

(gg) without duplication of any other Indebtedness, all premiums (if any), interest (including post-petition interest and payment in kind interest), accretion or amortization of original issue discount, fees, expenses and charges with respect to Indebtedness permitted hereunder; and

(hh) to the extent constituting Indebtedness, obligations incurred in connection with Foreign Factoring Arrangements.

Section 8.03. Liens. The Borrower will not, and will not permit or cause any of its Restricted Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist, any Lien upon or with respect to any part of its property or assets, whether now owned or hereafter acquired, other than the following (collectively, “Permitted Liens”):

(a) Liens securing (i) the Secured Obligations created pursuant to the Credit Documents, any Secured Cash Management Obligations and any Secured Hedging Obligations and (ii) Permitted External Refinancing Debt that is secured, to the extent that such Permitted External Refinancing Debt is subject to an intercreditor agreement on customary terms reasonably satisfactory to the Administrative Agent;

(b) Liens in existence on the Closing Date and set forth on Schedule 8.03;

(c) Liens imposed by law, such as Liens of carriers, warehousemen, shippers, mechanics, materialmen and landlords, and other similar Liens incurred in the ordinary course of business for sums not constituting borrowed money that are not overdue for a period of more than 60 days or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP (if so required) or that do not materially detract from the value of the Borrower’s or such Person’s property or assets;

(d) Liens (i) (other than any Lien imposed by ERISA, the creation or incurrence of which would result in an Event of Default under Section 9.01(j)) incurred in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or (ii) to secure the performance of letters of credit, bank guaranties, surety bonds, performance bonds and similar instruments incurred pursuant to Section 8.02 (j) and (dd) and other letters of credit, bids, tenders, statutory obligations, surety, stay, customs and appeal bonds, trade contracts, leases, government contracts and other similar obligations (other than obligations for borrowed money) entered into in the ordinary course of business;

(e) Liens for taxes, assessments or other governmental charges or statutory obligations that are (i) not delinquent, (ii) remain payable without any penalty or (iii) not required to be paid pursuant to Section 6.05;

(f) Liens securing Indebtedness permitted under Section 8.02(f), provided that any such Lien shall not encumber any other property of the Borrower or any of its Restricted Subsidiaries other than the asset acquired with the proceeds of such Indebtedness and proceeds and products thereof, accessions thereto and improvements thereon (it being understood that individual financings of the type permitted under Section 8.02(f) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates);

(g) Liens securing Indebtedness permitted pursuant to Section 8.02(g) on assets acquired pursuant to a Permitted Acquisition or other permitted Investment, or on property or assets of a Restricted Subsidiary of the Borrower in existence at the time such Restricted Subsidiary is acquired pursuant to a Permitted Acquisition or other permitted Investment; provided that such Liens are not incurred in connection with or in anticipation of such Permitted Acquisition or other permitted Investment and do not attach to any other assets of the Borrower or any of its Restricted Subsidiaries other than the property and assets subject to such Liens at the time of such Permitted Acquisition or permitted Investment and the proceeds and products thereof and accessions thereto;

(h) any attachment or judgment Lien not constituting an Event of Default under Section 9.01(h) that is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP (if so required);

(i) purported Liens evidenced by the filing of UCC financing statements in respect of operating leases or consignment of goods;

(j) with respect to any real property occupied by the Borrower or any of its Subsidiaries, all easements, rights of way, covenants, licenses, agreements, declarations, restrictions, defects, encroachments, licenses and similar minor encumbrances on title that do not materially interfere with the ordinary conduct of business of the Borrower or its Subsidiaries, taken as a whole, and do not materially impair the use of such property for its intended purposes;

(k) Liens arising by operation of law under Article 4 of the UCC in connection with collection of items provided for therein or under Article 2 of the UCC in favor of a reclaiming seller of goods or buyer of goods;

(l) rights of setoff or bankers’ liens of banks or other financial institutions where the Borrower or any of its Subsidiaries maintain deposits in the ordinary course of business and which are within the general parameters customary in the banking industry;

(m) Liens attaching solely to (i) cash earnest money deposits in connection with any letter of intent or purchase agreement in connection with any Investment permitted hereunder and (ii) proceeds of an asset disposition permitted hereunder that are held in escrow to secure obligations under the sale documentation relating to such disposition;

(n) Liens in favor of customs and revenues authorities that secure payment of non-delinquent customs duties in connection with the importation of goods;

(o) any leases, subleases, licenses (including without limitation licenses of intellectual property) or sublicenses granted to others in the ordinary course of business of the Borrower and its Subsidiaries which do not materially interfere with the ordinary conduct of business of the Borrower and its Subsidiaries;

(p) the modification, refinancing, replacement, extension or renewal of any Lien permitted by Section 8.03(b) or 8.03(f); provided that such Lien shall at no time be extended to cover any assets or property other than such assets or property subject thereto on the Closing Date or the date such asset was acquired, as applicable;

(q) Liens on securities which are the subject of repurchase agreements referred to in the definition of Cash Equivalents granted under such repurchase agreements in favor of the counterparties thereto;

(r) any laws, regulations or ordinances now or hereafter in effect (including, but not limited to, zoning, building and environmental protection) as to the use, occupancy, subdivision or improvement of the Realty adopted or imposed by any Governmental Authority;

(s) Liens on assets and Capital Stock of Non-Credit Parties (including Capital Stock owned by such Persons) securing Indebtedness of Non-Credit Parties permitted pursuant to Section 8.02(g), (h) (solely with respect to the permitted refinancing of Indebtedness permitted pursuant to Sections 8.02(g), (l), (o), (r) and (t)), (l), (o), (r) and (t);

(t) (i) Liens in connection with Indebtedness permitted by Section 8.02(q) and (y) and (ii) Liens securing Indebtedness incurred pursuant to Section 8.02(l) and (r), provided that if secured by a Lien on the Collateral on a pari passu basis, such Indebtedness (or any permitted refinancing of such Indebtedness permitted under Section 8.02(h)) is subject to a pari passu debt intercreditor agreement, and if secured by a Lien on the Collateral on a junior basis, such Indebtedness is subject to a junior lien intercreditor agreement, in each case on customary terms reasonably satisfactory to the Administrative Agent;

(u) Liens of landlords under leases where the Borrower or any of its Restricted Subsidiaries is the tenant, securing performance by the tenant under the lease arising by statute or under any lease or related contractual obligation entered into in the ordinary course of business;

(v) other Liens securing obligations of the Borrower and its Restricted Subsidiaries not exceeding the greater of $75,000,000 and 2.5% of Consolidated Total Assets as of the last day of the most recently ended Test Period in aggregate amount outstanding at any time;

(w) Liens securing Indebtedness permitted pursuant to Section 8.02(h) (solely with respect to the permitted refinancing of Indebtedness permitted pursuant to Sections 8.02(b), (f), (g), (l), (r), (t) and (y)); provided that (i) no such Lien extends to any asset not covered by the Lien securing the Indebtedness that is being refinanced and (ii) if the Indebtedness being refinanced was subject to intercreditor arrangements, then (A) any refinancing Indebtedness in respect thereof shall be subject to intercreditor arrangements that are not materially less favorable to the relevant Secured Parties, taken as a whole, than the intercreditor arrangements governing the Indebtedness that is refinanced or (B) the intercreditor arrangements governing the relevant refinancing Indebtedness shall be otherwise reasonably acceptable to the Administrative Agent;

(x) (i) Liens that are customary contractual rights of setoff or netting relating to (A) the establishment of depositary relations with banks not granted in connection with the issuance of Indebtedness, (B) pooled deposit or sweep accounts of the Borrower or any Restricted

Subsidiary to permit satisfaction of overdraft or similar obligations or to secure negative cash balances in local accounts of Foreign Subsidiaries incurred in the ordinary course of business of the Borrower or any Restricted Subsidiary, (C) purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business and (D) commodity trading or other brokerage accounts incurred in the ordinary course of business, (ii) Liens encumbering reasonable customary initial deposits and margin deposits, (iii) bankers Liens and rights and remedies as to Deposit Accounts and (iv) Liens on the proceeds of any Indebtedness incurred in connection with any transaction permitted hereunder, which proceeds have been deposited into an escrow account on customary terms to secure such Indebtedness pending the application of proceeds to finance such transaction;

(y) Liens securing insurance premium financing arrangements; provided, that such Liens only encumber the insurance premiums, policies or dividends with respect to the policies that were financed with the funds advanced under such agreements;

(z) Liens on Cash or Cash Equivalents arising in connection with the defeasance, discharge or redemption of Indebtedness;

(aa) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business; and

(bb) Liens on Cash and Cash Equivalents securing Hedging Obligations (other than Secured Hedging Obligations); provided that the aggregate amount of all Cash and Cash Equivalents subject to such Liens may at no time exceed $5,000,000.

Section 8.04. Disposition of Assets. The Borrower will not, and will not permit or cause any of its Restricted Subsidiaries to, sell, assign, lease, convey, transfer or otherwise dispose (“Disposition” or “Dispose”) of (whether in one or a series of transactions), with a fair market value in excess of $12,500,000, all or any portion of its assets, business or properties (including, without limitation, any issuance or sale of Capital Stock of any Restricted Subsidiary of the Borrower to any Person other than the Borrower or any of its Restricted Subsidiaries), or enter into any arrangement with any Person providing for the lease by the Borrower or any of its Restricted Subsidiaries as lessee of any asset that has been sold or transferred by the Borrower or such Restricted Subsidiary to such Person, except for:

(a) Disposition of inventory, goods held for sale and other assets and licenses or leases of intellectual property (including on an intercompany basis), in each case in the ordinary course of business;

(b) the Disposition of used, obsolete, damaged, worn-out or surplus equipment, or property no longer useful in the conduct of the business or otherwise economically impracticable to maintain, whether now owned or hereafter acquired, in the ordinary course of business;

(c) Dispositions (including of Capital Stock) among the Borrower and/or any Restricted Subsidiary (upon voluntary liquidation or otherwise); provided that any such Disposition by a Credit Party to a Person that is a Non-Credit Party shall be (i) for fair market value (as reasonably determined by such Person) and at least 75.0% of the consideration for such Disposition consists of Cash or Cash Equivalents at the time of such Disposition or (ii) treated as an Investment and otherwise made in compliance with Section 8.05;

(d) any transaction permitted under Section 8.01 or 8.06;

(e) the settlement or write-off of accounts receivable or sale of overdue accounts receivable (including any discount or forgiveness thereof) for collection in the ordinary course of business;

(f) the Disposition of non-core or non-strategic assets acquired in connection with a Permitted Acquisition or similar investment; provided that (x) to the extent required by Section 2.06(f), such Net Cash Proceeds from any such sale are reinvested or applied in prepayment of the Loans in accordance with the provisions of Section 2.06(f), (y) immediately after giving effect thereto, no Event of Default would exist and (z) the fair market value of such non-core or non-strategic assets so Disposed shall not exceed 25% of the purchase price paid for all such assets acquired in such Permitted Acquisition;

(g) the Disposition of Cash or Cash Equivalents in the ordinary course of business;

(h) any Disposition of Realty to a Governmental Authority as a result of eminent domain, casualty, foreclosure or condemnation of such Realty; provided that the Net Cash Proceeds from any such Disposition are subject to the provisions of Section 2.06(e);

(i) the Disposition of other assets outside the ordinary course of business for fair market value; provided that with respect to any such Disposition (in a single transaction or in a series of related transactions) with a purchase price in an aggregate amount in excess of $12,500,000, at least 75.0% of the consideration for such Disposition shall consist of Cash or Cash Equivalents (provided that for purposes of the 75.0% Cash consideration requirement, (w) the amount of any Indebtedness or other liabilities (other than Indebtedness or other liabilities (I) that are subordinated to the Obligations, (II) that are unsecured or secured by Liens that are expressly junior to the Liens securing the Secured Obligations or (III) that are owed to Holdings, the Borrower or a Restricted Subsidiary) of the Borrower or any applicable Restricted Subsidiary (as shown on such Person’s most recent balance sheet or in the notes thereto) that are assumed by the transferee of any such assets and for which Holdings, the Borrower and its Restricted Subsidiaries shall have been validly released by all relevant creditors in writing), (x) the amount of any trade-in value applied to the purchase price of any replacement assets acquired in connection with such Disposition, (y) any securities received by the Borrower or any Restricted Subsidiary from such transferee that are converted by such Person into Cash or Cash Equivalents (to the extent of the Cash or Cash Equivalents received) within 180 days following the closing of the applicable Disposition and (z) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (z) that is at that time outstanding, not in excess of $15,000,000 as of the last day of the most recently ended Test Period shall be deemed to be Cash; provided, further, that (i) no Event of Default exists on the date on which the agreement governing such Disposition is executed or would result after giving effect to the consummation thereof and (ii) the Net Cash Proceeds of such Disposition shall be applied and/or reinvested as (and to the extent) required by Section 2.06(f);

(j) to the extent constituting or resulting in a Disposition of assets by the Borrower or any of its Restricted Subsidiaries, Investments permitted by Section 8.05, Permitted Liens and Sale and Lease-Back Transactions permitted by Section 8.14;

(k) the termination of a lease due to the default of the landlord thereunder or pursuant to any right of termination of the tenant under the lease;

(l) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such similar replacement property;

(m) the lease or sub-lease of any real property not used or necessary in the operations of the Borrower or any Restricted Subsidiary, and the termination or non-renewal of any real property lease not used or necessary to the operations of the Borrower or any Restricted Subsidiary;

(n) Dispositions in the ordinary course of business consisting of the abandonment of intellectual property rights which, in the reasonable good faith determination of the Borrower, are not material to the conduct of the business of the Borrower and its Subsidiaries, taken as a whole;

(o) Dispositions of Investments in joint ventures or any Restricted Subsidiaries that are not Wholly Owned Subsidiaries to the extent required by, or made pursuant to, buy/sell arrangements between joint venture or similar parties set forth in the relevant joint venture arrangements and/or similar binding arrangements;

(p) Dispositions or consignments of equipment, inventory or other assets (including leasehold interests in real property) with respect to facilities that are temporarily not in use, held for sale or closed;

(q) Dispositions in connection with the termination or unwinding of Derivative Transactions;

(r) Dispositions of Capital Stock or Indebtedness of Unrestricted Subsidiaries;

(s) Dispositions in connection with the Transactions;

(t) exchanges or swaps, including transactions covered by Section 1031 of the Code (or any comparable provision of any foreign jurisdiction), of property or assets so long as the exchange or swap is made for fair value (as reasonably determined by the Borrower) for like property or assets; provided that (i) within 90 days of any such exchange or swap, in the case of any Credit Party and to the extent such property does not constitute an Excluded Asset, the Administrative Agent has a perfected Lien having the same priority as any Lien held on the Realty so exchanged or swapped and (ii) any Net Cash Proceeds received as a “cash boot” in connection with any such transaction shall be applied and/or reinvested as (and to the extent) required by Section 2.06(f);

(u) any merger, consolidation, Disposition or conveyance, the sole purpose and effect of which is to reincorporate or reorganize (i) any Domestic Subsidiary in another jurisdiction in the U.S. or (ii) any Foreign Subsidiary in the U.S. or any other jurisdiction; provided, that any Credit Party involved in such transaction does not become an Excluded Subsidiary as a result of such transaction and any Restricted Subsidiary does not become an Unrestricted Subsidiary as a result of such transaction unless the designation of such Restricted Subsidiary as an Unrestricted Subsidiary is permitted under Section 8.05 at such time;

(v) the sale or Disposition of Capital Stock to qualify directors where required by applicable law or to satisfy Requirements of Law with respect to ownership of the Capital Stock;

(w) Dispositions in connection with the Radford Sale;

(x) Dispositions of accounts receivable and related assets of Foreign Subsidiaries pursuant to any Foreign Factoring Arrangement; and

(y) other Dispositions involving assets having a fair market value (as reasonably determined by the Borrower at the time of the relevant Disposition) in the aggregate of not more than the greater of $20,000,000 and 0.75% of Consolidated Total Assets as of the last day of the most recently ended Test Period.

Section 8.05. Investments. The Borrower will not, and will not permit or cause any of its Restricted Subsidiaries to, directly or indirectly, purchase, own, invest in or otherwise acquire any Capital Stock, evidence of indebtedness or security of any Person or any interest whatsoever in any other Person, or make or permit to exist any loans, advances or extensions of credit to, or any investment in cash or by delivery of property in, any other Person, or purchase or otherwise acquire (whether in one or a series of related transactions) any portion of the assets, business or properties of another Person (including pursuant to an acquisition), or create or acquire any Subsidiary, or become a partner or joint venturer in any partnership or joint venture (collectively, “Investments”), after the Closing Date, other than:

(a) Cash and Cash Equivalents (or Investments that were Cash Equivalents when made);

(b) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or licenses or leases of intellectual property and other assets, in each case in the ordinary course of business;

(c) Investments consisting of loans and advances to directors, officers and employees of Holdings or any Parent Company, the Borrower or any Restricted Subsidiary (i) for reasonable travel, relocation, entertainment and business expenses in the ordinary course of business, (ii) prepaid expenses incurred in the ordinary course of business and (iii) in connection with the purchase of Capital Stock in Holdings by such directors, employees and officers in an aggregate amount not to exceed the greater of $15,000,000 and 0.50% of Consolidated Total Assets as of the most recently ended Test Period outstanding at any time;

(d) Investments made in connection with the Transactions;

(e) Investments existing on, or contractually committed to as of, the Closing Date and described in Schedule 8.05 or consisting of intercompany Investments between or among the Borrower and its Subsidiaries outstanding on the Closing Date and any modification, replacement, renewal or extension thereof so long as such modification, renewal or extension thereof does not increase the amount of such Investment except, in the case of any such Investment described on Schedule 8.05, by the terms thereof as in effect on the date hereof or as otherwise permitted by this Section 8.05;

(f) Investments of the Borrower and any of its Restricted Subsidiaries under Derivative Transactions entered into in the ordinary course of business and not for speculative purposes;

(g) Investments between or among the Borrower and its Subsidiaries, provided that:

(i) the Borrower or such Restricted Subsidiary complies with Section 6.09, to the extent applicable;

(ii) in the case of Investments made by the Borrower and its Restricted Subsidiaries in Unrestricted Subsidiaries after the Closing Date, the excess of the aggregate principal amount of Investments after the Closing Date made by the Borrower and its Restricted Subsidiaries in Unrestricted Subsidiaries over the aggregate amount of return on capital by such Unrestricted Subsidiaries to the Borrower and its Restricted Subsidiaries after the Closing Date shall not exceed the greater of $75,000,000 and 2.50% of Consolidated Total Assets as of the last day of the most recently ended Test Period, as such amount may be increased by the Net Cash Proceeds of substantially concurrent Qualifying Equity Issuances which are Not Otherwise Applied; and

(iii) in the case of Investments made by the Credit Parties in Non-Credit Parties after the Closing Date, such Investment shall not exceed the portion, if any, of the Non-Credit Party Investment Amount, on the relevant date of determination that the Borrower elects to apply pursuant to this clause (g)(iii);

(h) any acquisition by the Borrower or any of its Restricted Subsidiaries of all or substantially all of the assets of, or a division or line of business of, or all or substantially all of the outstanding Capital Stock (including any Investment which serves to increase the Borrower’s respective equity ownership in any Restricted Subsidiary or in any joint venture, to the extent such Investment in such Restricted Subsidiary or joint venture results in ownership of all or substantially all of the equity ownership of such Person) in, a Person (any such Person referred to herein as the “Acquired Entity”; and any acquisition of an Acquired Entity meeting all the criteria of this Section 8.05(h) being referred to herein as a “Permitted Acquisition”) which becomes a Restricted Subsidiary; provided that at the time of the execution of the definitive documentation for such Permitted Acquisition both before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing; provided, that Investments in Acquired Entities that do not become Credit Parties shall not exceed (i) the greater of $90,000,000 and 3.00% of Consolidated Total Assets as of the last day of the most recently ended Test Period plus (ii) amounts otherwise available under Section 8.05; provided, further, that the limitation described in the immediately preceding proviso shall not apply to any

Permitted Acquisition to the extent (A) any such Investment is financed with the proceeds of sales of the Qualifying Equity Issuances or (B) each Person so acquired (or the Person owning the assets so acquired) becomes a Subsidiary Guarantor and all Subsidiaries of such Acquired Entity that are required to become Credit Parties pursuant to Section 6.09 shall become Credit Parties hereunder;

(i) Investments (including debt obligations and Capital Stock) (i) received by the Borrower or any of its Subsidiaries as a creditor pursuant to a bankruptcy, insolvency, receivership or plan of reorganization under any Debtor Relief Law of any Person of a composition or readjustment of the debts of such Person, (ii) in settlement of a dispute or delinquent account, (iii) upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment and/or (iv) as a result of the settlement, compromise, resolution of litigation, arbitration or other disputes;

(j) Investments consisting of deposits or prepaid expenses made or incurred in the ordinary course of business;

(k) any Investment received as non-cash consideration from any Disposition permitted by Section 8.04;

(l) Investments by the Borrower or any of its Restricted Subsidiaries after the Closing Date in joint ventures or non-Wholly Owned Subsidiaries in an aggregate amount not to exceed the greater of $50,000,000 and 2.00% of Consolidated Total Assets as of the last day of the most recently ended Test Period, as such amount may be increased by the Net Cash Proceeds of substantially concurrent Qualifying Equity Issuances which are Not Otherwise Applied;

(m) Investments in an aggregate outstanding amount not to exceed the portion, if any, of the Floating Restricted Junior Payment Amount, on the relevant date of determination that the Borrower elects to apply pursuant to this clause (m);

(n) Investments after the Closing Date in an aggregate amount, as valued at the time each such Investment is made, not exceeding at any one time outstanding the greater of $90,000,000 and 3.0% of Consolidated Total Assets as of the most recently ended Test Period;

(o) Investments by the Borrower or any of its Restricted Subsidiaries in an aggregate amount (valued at the time of the making thereof and without giving effect to any write-downs or write-offs thereof) equal to (i) the portion, if any, of the Available Amount on the date of such election that the Borrower elects to apply to this Section 8.05(o), plus (ii) the portion, if any, of the Available Starter Amount on the date of such election that the Borrower elects to apply to this Section 8.05(o); provided that no Default shall have occurred and be continuing or would result therefrom;

(p) Investments comprised of notes payable, or Capital Stock issued by account debtors to the Borrower or any Restricted Subsidiary pursuant to negotiated agreements with respect to settlement of such account debtor’s account in the ordinary course of business;

(q) Investments in any Mexican Subsidiary in an aggregate amount outstanding at any time not to exceed the greater of $50,000,000 and 2.00% of Consolidated Total Assets as of the last day of the most recently ended Test Period (it being understood that to the extent any such Investment has been repaid or otherwise returned to Holdings, the Borrower or any Restricted Subsidiary in Cash or Cash Equivalents and such returned amount shall not have been previously applied to increase any other capacity to incur Indebtedness, or make other Investments or Restricted Junior Payments hereunder, then such returned amount may be reinvested in any Mexican Subsidiary so long as at the time of such reinvestment, no Event of Default shall have occurred and be continuing);

(r) additional Investments so long as the Total Leverage Ratio will not exceed 2.00:1.00 calculated on a Pro Forma Basis as of the last day of the most recently ended Test Period;

(s) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(t) Investments in the Borrower, any Subsidiary and/or any joint venture in connection with intercompany cash management arrangements and related activities in the ordinary course of business;

(u) Investments (i) existing on the Closing Date in the Borrower or any Subsidiary, and (ii) by a Credit Party and/or any Restricted Subsidiary that is a Non-Credit Party in any Subsidiary which is a Non-Credit Party consisting of the contribution or Disposition of the Capital Stock of any Subsidiary which is not a Credit Party;

(v) Investments consisting of Indebtedness permitted under Section 8.02 (other than Indebtedness permitted under 8.02(d)(i) and (m)), Permitted Liens, Restricted Junior Payments permitted by Section 8.06 (other than Restricted Junior Payments permitted under Section 8.06(r)), and mergers, consolidations, amalgamations, liquidations, winding up, dissolutions or Dispositions permitted by Section 8.04 (other than Section 8.04(c) (if made in reliance on sub-clause (ii) thereof referring to this Section 8.05) and 8.04(j));

(w) Investments to the extent that payment for such Investments is made solely with Capital Stock of any Parent Company or, following a Qualifying IPO, the Borrower, in each case, to the extent Not Otherwise Applied and not resulting in a Change in Control;

(x) (i) Investments of any Restricted Subsidiary acquired after the Closing Date (other than as a result of a redesignation of any Unrestricted Subsidiary), or of any Person (other than an Unrestricted Subsidiary) acquired by, or merged into or consolidated or amalgamated with, the Borrower or any Restricted Subsidiary after the Closing Date, in each case pursuant to an Investment otherwise permitted by this Section 8.05 to the extent that such Investments of such Person were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation and (ii) any modification, replacement, renewal or extension of any Investment permitted under clause (i) of this Section 8.05(x) so long as any such modification, replacement, renewal or extension thereof does not increase the amount of such Investment except as otherwise permitted by this Section 8.05;

(y) Investments in Holdings or any Parent Company thereof in amounts and for purposes for which Restricted Junior Payments to Holdings or Parent Company are permitted under Section 8.06(c) and/or (f); provided that any such Investments made as provided above in lieu of such Restricted Junior Payments shall reduce availability under the applicable Restricted Junior Payment basket under Section 8.06(c) or (f), as applicable;

(z) Investments in any Subsidiary in connection with reorganizations and activities related to tax planning; provided that after giving effect to any such reorganization and related activities, the security interest of the Administrative Agent in the Collateral, taken as a whole, is not materially impaired and after giving effect to such Investment, the Borrower and its Subsidiaries shall otherwise be in compliance with Section 6.09;

(aa) (i) Contingent Obligations with respect to leases (other than Capital Leases) or of other obligations not constituting Indebtedness, (ii) Contingent Obligations with respect to the lease obligations of suppliers, customers, franchisees and licensees of the Borrower and/or its Restricted Subsidiaries and (iii) Contingent Obligations with respect to utility and raw material purchases by the Borrower and/or its Restricted Subsidiaries, in each case in the ordinary course of business;

(bb) any Investment made by any Unrestricted Subsidiary prior to the date on which such Unrestricted Subsidiary is designated as a Restricted Subsidiary so long as the relevant Investment was not made in contemplation of the designation of such Unrestricted Subsidiary as a Restricted Subsidiary; and

(cc) Investments in an amount, taken together with all Restricted Junior Payments made pursuant to Section 8.06(q) below, that does not exceed the amount of Excluded Contributions made since the Closing Date.

Section 8.06. Restricted Junior Payments. The Borrower will not, and will not permit or cause any of its Restricted Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment except that:

(a) the Borrower may (i) make Restricted Payments payable solely in the form of Capital Stock and (ii) purchase, redeem, retire, defease or otherwise acquire shares of its Capital Stock with the proceeds received contemporaneously from the issue of new shares of its Capital Stock;

(b) [Reserved].

(c) the Borrower may make Tax Distributions;

(d) the Borrower may make additional Restricted Junior Payments in an aggregate amount not to exceed the portion, if any, of the Floating Restricted Junior Payment Amount that the Borrower elects to apply pursuant to this clause (d);

(e) the Borrower may make additional Restricted Junior Payments so long as the Total Leverage Ratio, calculated on a Pro Forma Basis as of the date of declaration or giving irrevocable notice (which may be conditional) in respect thereof, as of the last day of the most recently ended Test Period, does not exceed 2.00:1.00 as of the last day of the most recently ended Test Period;

(f) the Borrower and any of its Restricted Subsidiaries may make Restricted Payments in Cash to any Parent Company to pay, or the proceeds of which are applied by such Parent Company to pay, cash dividends and distributions to any Parent Company (i) to the extent necessary to permit such Parent Company to pay legal, accounting and reporting expenses, (ii) to the extent necessary to permit such Parent Company to pay general administrative costs and expenses and to pay reasonable directors fees and expenses, (iii) to the extent necessary to permit any Parent Company to pay franchise fees or similar taxes and fees required to maintain its organizational existence, (iv) to the extent necessary to pay (x) fees and expenses related to debt or equity offerings, investments or acquisitions (whether or not consummated) and (y) after the consummation of an initial public offering or issuance of public debt securities, Public Company Costs, (v) for the payment of insurance premiums relating to the ownership or operations of any Parent Company and (vi) so long as no Event of Default shall have occurred or be continuing as of the date of declaration thereof, to repurchase, redeem, retire or otherwise acquire Capital Stock owned by future, present or former employees, officers, directors, members of management, managers or consultants (or any immediate family member of the foregoing) (to the extent the purchase price exceeds the amount of outstanding advances made to such individuals in connection with the purchase of Capital Stock) in an aggregate amount not to exceed the greater of $25,000,000 and 1.0% of Consolidated Total Assets (which shall increase to the greater of $50,000,000 and 2.0% of Consolidated Total Assets after a Qualifying IPO) as of the last day of the most recently ended Test Period (however, any Restricted Payments permitted to be made (but not made) pursuant to this clause (f)(vi) in a given fiscal year may be carried forward and made in the next succeeding fiscal year), plus the proceeds of (A) any key man life insurance policy and (B) any Capital Stock purchased by employees of the Borrower and its Restricted Subsidiaries following the Closing Date;

(g) the Borrower and any of its Restricted Subsidiaries may make Restricted Payments in Cash to Holdings to the extent necessary to facilitate any payments made on the Closing Date or substantially contemporaneously therewith in connection with the Transactions;

(h) to the extent constituting a Restricted Junior Payment, the Borrower and any Restricted Subsidiary may consummate any transaction permitted by Section 8.01 and Section 8.05 (other than Section 8.05(v));

(i) the Borrower or any Restricted Subsidiary may otherwise make any Restricted Junior Payments in an aggregate amount equal to (i) the portion, if any, of the Available Amount on the date of such election that the Borrower elects to apply this Section 8.06(i), plus (ii) the portion, if any, of the Available Starter Amount on the date of such election that the Borrower elects to apply this Section 8.06(i), provided that as of the date of declaration or giving irrevocable notice (which may be conditional) in respect of any such Restricted Junior Payment, no Default shall have occurred and be continuing or would result therefrom;

(j) the Borrower may make Restricted Payments in Cash to Holdings the proceeds of which shall be used to make cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of Holdings or their Subsidiaries; provided that any such cash payment shall not be for the purpose of evading the limitations set forth in this Section 8.06 (as determined in good faith by the Borrower or a Subsidiary of the Borrower);

(k) the Borrower or any Restricted Subsidiary may (i) make regularly scheduled payments of interest and fees, expenses and indemnification obligations in respect of any Subordinated Debt, the Senior Notes or Permitted External Refinancing Debt in accordance with the terms of, and to the extent permitted by, any subordination provisions contained in, the indenture or other agreement pursuant to which such Indebtedness was issued, (ii) purchase, defease, redeem, repurchase or otherwise acquire or retire Subordinated Debt, the Senior Notes or Permitted External Refinancing Debt in connection with any modification, exchange, refinancing, refunding, renewal, extension, or replacement, thereof permitted under Section 8.02 and (iii) make payments of interest in respect of Subordinated Debt, the Senior Notes or Permitted External Refinancing Debt in the form of payments in kind, accretion or similar payments;

(l) the Borrower may make Restricted Payments to Holdings (or any Parent Company) to finance any Investment permitted to be made pursuant to Section 8.05 as if such Investment were made by the Borrower or any Restricted Subsidiary; provided that (i) such Restricted Payments shall be made substantially concurrently with the closing of such Investment and (ii) Holdings (or such Parent Company) shall, promptly following the closing thereof, cause (A) all property acquired (whether assets or Capital Stock) to be contributed as equity to the Borrower or a Restricted Subsidiary or (B) the merger, consolidation or amalgamation (to the extent permitted hereunder) of the Person formed or acquired into the Borrower or a Restricted Subsidiary in order to consummate such Investment;

(m) following the consummation of the first Qualifying IPO, the Borrower may make (or may make Restricted Payments to any Parent Company to enable it to) Restricted Payments with respect to any Capital Stock in an amount up to the greater of (x) 6.00% per annum of the net Cash proceeds received by or contributed to the Borrower from any Qualifying IPO and (y) $30,000,000 in any calendar year;

(n) the Borrower or any of its Restricted Subsidiaries may make Restricted Debt Payments with respect to intercompany Indebtedness between the Borrower and its Subsidiaries permitted under Section 8.02, subject to the subordination provisions applicable thereto;

(o) (i) Restricted Debt Payments in exchange for, or with proceeds of any issuance of Capital Stock of Holdings (or Parent Company thereto) or Capital Stock (other than Disqualified Capital Stock) of the Borrower or any Subsidiary Guarantor (other than issuances to the Borrower or a Restricted Subsidiary) and/or any capital contribution in respect of Capital Stock (other than Disqualified Capital Stock) of the Borrower, in each case, that are Not Otherwise Applied in reliance on the Available Amount and (ii) to the extent constituting a Restricted Debt Payment, payment in kind interest with respect to any such debt that is permitted under Section 8.02;

(p) to the extent constituting a Restricted Junior Payment, the Borrower and any of its Restricted Subsidiaries may consummate the Transactions and the payment of the related costs associated therewith; and

(q) Restricted Junior Payments in an amount, taken together with all Investments made pursuant to Section 8.05(cc) above, that does not exceed the amount of Excluded Contributions made since the Closing Date.

Section 8.07. Transactions with Affiliates. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into any transaction (including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service) involving, pursuant to such transaction, payments in excess of $5,000,000 in any fiscal year, with any Affiliate of the Borrower, except upon terms that are no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person other than an Affiliate of the Borrower; provided, however, that nothing contained in this Section 8.07 shall prohibit:

(a) transactions described on Schedule 8.07;

(b) the payment of reasonable and customary fees to members of its board of directors (or similar governing body);

(c) transactions pursuant to the Management Consulting Agreements (or any replacement of all or any one of them on substantially similar terms) and the payment of management, monitoring, consulting, advisory and similar fees pursuant thereto; provided that during the continuance of an Event of Default under Sections 9.01(a), (f) or (g), no payment of such fees to the Sponsor shall be permitted under this Section 8.07(c) (but indemnification and reimbursement of out-of-pocket costs and expenses shall be permitted), provided, further, that such fees may be accrued during such Event of Default and may be paid when such Event of Default has been cured or waived;

(d) Restricted Junior Payments otherwise permitted by Section 8.06;

(e) transactions between or among Holdings, the Borrower and/or one or more Restricted Subsidiaries to the extent permitted or not restricted by this Agreement;

(f) transfers of property from any Credit Party or Restricted Subsidiary that is a Non-Credit Party to any Subsidiary to the extent otherwise permitted hereby;

(g) compensation and indemnification of and other employment agreements and arrangements, employee benefit plans and stock incentive plans with, directors, officers and employees of any Credit Party or Restricted Subsidiary that is a Non-Credit Party entered in the ordinary course of business;

(h) [Reserved];

(i) transactions with customers, clients, suppliers, joint ventures, purchasers or sellers of goods or services or providers of employees or other labor entered into in the ordinary course of business, which are fair to the Borrower and/or its applicable Restricted Subsidiary in the good faith determination of the board of directors (or similar governing body) of the Borrower or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(j) the payment of reasonable out-of-pocket costs and expenses related to registration rights and customary indemnities provided to shareholders under any shareholder agreement;

(k) any transaction in respect of which the Borrower delivers to the Administrative Agent a letter addressed to the board of directors (or equivalent governing body) of the Borrower from an accounting, appraisal or investment banking firm of nationally recognized standing stating that such transaction is on terms that are no less favorable to the Borrower or the applicable Restricted Subsidiary than might be obtained at the time in a comparable arm’s length transaction from a Person who is not an Affiliate;

(l) (i) any purchase by Holdings of the Capital Stock of (or contribution to the equity capital of) the Borrower and (ii) the making of any intercompany loans by Holdings to the Borrower or any Restricted Subsidiary;

(m) any issuance, sale or grant of securities or other payments, awards or grants in Cash, securities or otherwise pursuant to, or the funding of employment arrangements, stock options and stock ownership plans approved by a majority of the members of the board of directors (or similar governing body) or a majority of the disinterested members of the board of directors (or similar governing body) of the Borrower in good faith; and

(n) the Transactions including payment of the related costs associated therewith.

Section 8.08. Lines of Business. The Borrower will not, and will not permit or cause any Restricted Subsidiary to, engage in any business other than the businesses engaged in on the Closing Date and businesses and activities that are similar, complementary, ancillary, related reasonably related or incidental thereto.

Section 8.09. Certain Amendments. The Borrower will not, and will not permit or cause any Subsidiary Guarantor to, without the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), (a) amend, modify or change any provision of their respective Organization Documents and (b) amend, modify or change, or permit the amendment, modification or changing of any documents evidencing the Subordinated Debt, in each case that exceeds an aggregate principal amount equal to the Threshold Amount, other than, in each case, in a manner that is not materially adverse to the Lenders (taken as a whole); provided that, in the case of clause (a) above, for purposes of clarity, it is understood and agreed that the Borrower and/or any Subsidiary Guarantor may effect a change to its organizational form and/or consummate any other transaction that is permitted under Section 8.01; provided, further, that in the case of clause (b) above, for purposes of clarity, it is understood and agreed that the foregoing limitation shall not otherwise prohibit any Refinancing Indebtedness or Permitted External Refinancing Debt or any other replacement, refinancing, amendment, supplement, modification, extension, renewal, restatement or refunding of any such Indebtedness, in each case, that is permitted under this Agreement in respect thereof.

Section 8.10. Limitation on Restrictions on Subsidiary Distributions; Negative Pledges. Except as provided herein or in any other Credit Document, the Borrower shall not, and shall not permit, any of its Restricted Subsidiaries to, directly or indirectly, create or suffer to exist or become effective any agreement restricting the ability of (i) any Restricted Subsidiary of the Borrower to make any dividend payments or other distributions to the Borrower or any other Credit Party, (ii) any Restricted Subsidiary to make Cash loans or advances to the Borrower or any other Credit Party or (iii) any Credit Party to create, permit or grant a Lien on any of its properties or assets to secure the Secured Obligations, in each case other than restrictions:

(a) existing under or by reason of the Credit Documents or the Senior Notes Documents;

(b) set forth in any agreement evidencing (i) Indebtedness of a Restricted Subsidiary that is not a Credit Party permitted by Section 8.02, (ii) Indebtedness permitted by Section 8.02 that is secured by a Permitted Lien if the relevant restriction applies only to the Person obligated under such Indebtedness and its Restricted Subsidiaries or the property or assets intended to secure such Indebtedness and (iii) Indebtedness permitted pursuant to clauses (f), (g), (h) (as it relates to Indebtedness in respect of clauses (f), (g), (l), (o), (r) and/or (t) of Section 8.02), (l), (o), (q), (r) and/or (t) of Section 8.02;

(c) that are or were created by virtue of any Lien granted upon, transfer of, agreement to transfer or grant of, any option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement;

(d) arising under or as a result of applicable Requirements of Law or the terms of any license, authorization, concession or permit;

(e) arising under customary non-assignment provisions with respect to assignments, leases, subletting or other transfers (including the granting of any Lien) contained in leases, subleases, licenses, sublicenses, joint venture agreements and other agreements, in each case entered into in the ordinary course of business;

(f) imposed by customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements;

(g) that are assumed in connection with any acquisition of property or the Capital Stock of any Person, so long as the relevant encumbrance or restriction relates solely to the Person and its subsidiaries (including the Capital Stock of the relevant Person or Persons) and/or property so acquired and was not created in connection with or in anticipation of such acquisition;

(h) set forth in any agreement for any Disposition of any Restricted Subsidiary (or all or substantially all of the property and/or assets thereof) that restricts the payment of dividends or other distributions or the making of cash loans or advances by such Restricted Subsidiary pending such Disposition;

(i) set forth in agreements or instruments which prohibit the payment of dividends or the making of other distributions with respect to any class of Capital Stock of a Person other than on a pro rata basis;

(j) set forth in documents which exist on the Closing Date and were not created in contemplation thereof;

(k) on Cash, other deposits or net worth or similar restrictions imposed by Persons under contracts entered into in the ordinary course of business or for whose benefit such Cash, other deposits or net worth or similar restrictions exist;

(l) contained in any employment, compensation or separation agreement or arrangement entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(m) arising in any Hedge Agreement and/or any agreement relating to any Cash Management Obligation or obligations of the type referred to in Section 8.02(u);

(n) arising pursuant to an agreement or instrument relating to any Indebtedness permitted to be incurred hereunder if the relevant restrictions, taken as a whole, are not materially less favorable to the Lenders than the restrictions contained in this Agreement, taken as a whole (as determined in good faith by the Borrower);

(o) relating to any asset (or all of the assets) of and/or the Capital Stock of the Borrower and/or any Restricted Subsidiary which is imposed pursuant to an agreement entered into in connection with any Disposition of such asset (or assets) and/or all or a portion of the Capital Stock of the relevant Person that is permitted or not restricted by this Agreement;

(p) set forth in any agreement relating to any Permitted Lien that limit the right of the Borrower or any Restricted Subsidiary to Dispose of or encumber the assets subject thereto; and

(q) imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (p) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancing are, in the good faith judgment of the Borrower, no more restrictive with respect to such encumbrances and other restrictions, taken as a whole, than those in effect prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 8.11. [Reserved].

Section 8.12. Fiscal Year. The Borrower will not, and will not permit or cause any of its Restricted Subsidiaries to, change its fiscal year policy.

Section 8.13. [Reserved].

Section 8.14. Sale/Leaseback. The Borrower will not, and will not permit or cause any of its Restricted Subsidiaries to, directly or indirectly, after the Closing Date, become liable as lessee or as guarantor or other surety with respect to any lease of property, whether an operating lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (a) which the Borrower or any of its Restricted Subsidiaries has sold or transferred or is to sell or transfer to a Person which is not the Borrower or any Restricted Subsidiary of the Borrower or (b) which the Borrower or any Restricted Subsidiary of the Borrower intends to use for substantially the same purpose as any other property which has been sold or is to be sold or transferred by the Borrower or any Restricted Subsidiary of the Borrower to another Person which is not the Borrower or any Restricted Subsidiary of the Borrower in connection with such lease (such a transaction, a “Sale and Lease-Back Transaction”); provided that any Sale and Lease-Back Transaction shall be permitted so long as such Sale and Lease-Back Transaction is (A) permitted by Section 8.02(f) or (B)(1) made for Cash consideration, (2) the Borrower or its applicable Restricted Subsidiary would otherwise be permitted to enter into, and remain liable under, the applicable underlying lease and (3) the aggregate fair market value of the property sold pursuant to all such Sale and Lease-Back Transactions under this clause (B) shall not exceed the greater of $50,000,000 and 2.00% of Consolidated Total Assets as of the last day of the most recently ended Test Period.

Section 8.15. Business of Holdings.

(a) Holdings, shall not directly operate any material businesses; provided, that for the avoidance of doubt, the following activities shall not constitute the operation of a business and shall in all cases be permitted: (i) owning, directly or indirectly, the Equity Interests of the Borrower, any Subsidiary of the Borrower, any of its other subsidiaries and/or any other Person; (ii) entry into, and the performance of its obligations with respect to the Loan Documents and the Senior Notes, any documentation relating to any Permitted Refinancing of the foregoing; (iii) the consummation of the Transactions; (iv) the issuance of its own Equity Interests (including, for the avoidance of doubt, the making of any dividend or distribution on account of, or any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of, any shares of any class of its Equity Interests); (v) the payment of dividends and distributions, the making of contributions to the capital of its Subsidiaries and Guarantees of Indebtedness permitted to be incurred hereunder by the Borrower or any of the Restricted Subsidiaries; (vi) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance and performance of activities relating to its officers, directors, managers and employees and those of its Subsidiaries); (vii) the performing of activities in preparation for and consummating any public offering of its common stock or any other issuance or sale of its Equity Interests (other than Disqualified Equity Interests) including converting into another type of legal entity; (viii) holding director and shareholder meetings, preparing organizational records and other organizational activities required to maintain its separate organizational structure or to comply with applicable Requirements of Law; (ix) the participation in tax, accounting and other administrative matters as a member of the consolidated group of Holdings, including compliance with applicable Laws and legal, tax and accounting matters related thereto and activities relating to its officers, directors, managers and employees; (x) the holding of any cash and Cash Equivalents; (xi) the holding of any other property received by it as a distribution from any of its subsidiaries; (xii) the entry into and performance of its obligations with respect to contracts and other arrangements, including the providing of indemnification to officers, managers, directors and employees; (xiii) the filing of Tax reports and paying Taxes and other customary obligations related thereto in the ordinary course (and contesting any Taxes); (xiv) the preparation of reports to Governmental Authorities and to its shareholders; (xv) the making of Investments and acquisitions, as applicable, in the Borrower, its Subsidiaries and other Persons; (xvi) the performance of obligations under and compliance with its Organization Documents, any demands or requests from or requirements of a Governmental Authority or any applicable Requirement of Law, ordinance, regulation, rule, order, judgment, decree or permit, including without limitation as a result of or in connection with the activities of its Subsidiaries; and (xvii) any activities incidental to the foregoing.

(b) Holdings shall not create, incur, assume or suffer to exist any Lien on any Equity Interests of the Borrower (other than Liens pursuant to any Loan Document, non-consensual Liens arising solely by operation of Law and Liens pursuant to documentation relating to other secured Indebtedness permitted to be incurred by the Credit Parties that is permitted to be secured by the Collateral pursuant to Section 8.03).

(c) Holdings shall not incur any Indebtedness (other than in respect of any Indebtedness that (a) is not secured by the Equity Interests of the Borrower or any of its Subsidiaries, (b) is not guaranteed by, and does not otherwise have any recourse to, the Borrower or any of its Subsidiaries or their assets or (c) consists of Contingent Obligations relating to Indebtedness incurred by the Borrower and/or its Restricted Subsidiaries that is permitted pursuant to Section 8.02).

ARTICLE 9

EVENTS OF DEFAULT

Section 9.01. Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default”:

(a) The Borrower shall fail to pay (i) any principal of any Loan or any Reimbursement Obligation when due, or (ii) any interest on any Loan, any fee, or any other Obligation when due, and, in the case of clause (ii) only, such failure shall continue unremedied for a period of five Business Days;

(b) The Borrower shall fail to observe, perform or comply with any condition, covenant or agreement contained in any of Sections 6.02(d)(i), 6.03(a) (as it applies to the preservation of the existence of the Borrower), Section 7.01 or Article 8; provided that failure to comply with the Financial Covenant (after giving effect to the Cure Right) shall not constitute a Default or an Event of Default with respect to any Term Loans unless the Revolving Lenders have accelerated all Obligations in respect of Revolving Credit Commitments as a result thereof and/or have terminated their respective Revolving Credit Commitments thereunder pursuant to Section 9.02(c)(1)(ii) as a result thereof (such acceleration and/or termination, a “Financial Covenant Cross Acceleration”); and provided further, that in the event of a failure to comply with Section 7.01, upon the Administrative Agent’s receipt of a written notice from the Borrower that the Borrower intends to exercise the Cure Right until the Cure Expiration Date, neither the Lenders nor the Administrative Agent shall exercise any rights or remedies under Section 9.02 available during the continuance of an Event of Default on the basis of any actual or purported failure to comply with Section 7.01 (including to accelerate the Loans or terminate the Commitments or to foreclose on or take possession of the Collateral or any other right or remedy under the Credit Documents);

(c) Any Credit Party shall fail to observe, perform or comply with any condition, covenant or agreement contained in this Agreement or any of the other Credit Documents other than those enumerated in subsections (a) and (b) above, and such failure shall continue unremedied for a period of 30 days after the earlier of (y) the date on which the Borrower acquires Knowledge thereof and (z) the date on which written notice thereof is delivered by the Administrative Agent to the Borrower;

(d) Any representation or warranty made or deemed made by or on behalf of any Credit Party in this Agreement, any of the other Credit Documents or in any certificate, instrument, report or other document required to be delivered in connection herewith or therewith shall prove to have been untrue in any material respect as of the date made or deemed made;

(e) The Borrower or any of its Restricted Subsidiaries shall (i) fail to pay when due (whether by scheduled maturity, acceleration or otherwise and after giving effect to any applicable grace period) any principal of or interest on any Indebtedness (other than the Indebtedness incurred pursuant to this Agreement) having an aggregate principal amount exceeding the Threshold Amount or (ii) after giving effect to any applicable grace period, fail to observe, perform or comply with any condition, covenant or agreement contained in any agreement or instrument evidencing or relating to any such Indebtedness (other than, with respect to Indebtedness consisting of Hedging Obligations, termination events or equivalent events pursuant to the terms of the applicable Hedge Agreements and which is not as a result of any default thereunder by any Credit Party or any Restricted Subsidiary), and the effect of such failure is to cause, or permit the holder or holders of such Indebtedness (or a trustee or agent on its or their behalf) to cause (with the giving of notice or otherwise), such Indebtedness to become due, or to be prepaid, redeemed, purchased or defeased, prior to its stated maturity; provided, that clause (ii) of this paragraph (e) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property securing such Indebtedness if such sale or transfer is permitted hereunder; provided, further, that any such failure under clauses (i) or (ii) is unremedied and is not waived by the holders of such Indebtedness prior to any termination of the Commitments or acceleration of the Loans pursuant to Article 9;

(f) Any of Holdings, the Borrower or any Restricted Subsidiary that is a Material Subsidiary shall (i) file a voluntary petition or commence a voluntary case seeking liquidation, winding-up, reorganization, dissolution, moratorium of indebtedness, arrangement, administration, readjustment of debts, suspension of payment or any other relief under any Debtor Relief Law now or hereafter in effect, (ii) consent to the institution of, or fail to controvert in a timely and appropriate manner, any petition (other than an administration petition) or case of the type described in subsection (g) below, (iii) apply for or consent to the appointment of or taking possession by a custodian, trustee, receiver, administrator, administrative receiver, compulsory manager or liquidator or similar official for or of itself or all or a substantial part of its properties or assets, (iv) fail generally, or admit in writing, its inability to pay its debts generally as they become due or (v) make a general assignment, composition compromise or arrangement for the benefit of creditors;

(g) Any involuntary petition or case shall be filed, presented or commenced against any of Holdings, the Borrower or any Restricted Subsidiary that is a Material Subsidiary seeking liquidation, winding-up, reorganization, dissolution, moratorium of any indebtedness, arrangement, readjustment of debts, suspension of payments, the appointment of a custodian, trustee, receiver, administrator, administrative receiver, compulsory manager or liquidator or similar official for it or all or a substantial part of its properties, or any other relief under any Debtor Relief Law now or hereafter in effect, and such petition (other than an administration petition) or case shall not be dismissed, vacated, bonded, discharged or stayed for a period of 60 consecutive days; or an order, judgment or decree approving or ordering any of the foregoing shall be entered in any such proceeding and such order, judgment or decree is not stayed; or any analogous procedure or step is taken with respect to Holdings, the Borrower or any Restricted Subsidiary that is a Material Subsidiary in any jurisdiction;

(h) Any one or more final money judgments, writs or warrants of attachment, executions or similar processes involving an aggregate amount (exclusive of amounts fully bonded or covered by insurance (including, if applicable, self-insurance) as to which a third party insurance company has been notified and not denied coverage) in excess of the Threshold Amount shall be entered or filed against Holdings, the Borrower or any Restricted Subsidiary or any of their respective properties and the same shall not be paid, dismissed, stayed, vacated, bonded or discharged for a period of 60 days;

(i) At any time after the execution and delivery thereof (in each case subject to (a) the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court and principles of good faith and fair dealing, (b) applicable Debtor Relief Laws, (c) the existence of timing limitations with respect to the bringing of claims under applicable limitation laws and the defenses of acquiescence, set-off or counterclaim and the possibility that an undertaking to assume liability for, or to indemnify a Person against, non-payment of stamp duty may be void, (d) the principle that the creation or purported creation of collateral over any contract or agreement which is subject to a prohibition on transfer, assignment or charging may be void, ineffective or invalid and may give rise to a breach of the contract or agreement over which security has purportedly been created, and (e) similar principles, rights and defenses under the Requirement of Law under any relevant jurisdiction), (i) any material Security Document to which Holdings, the Borrower or any Restricted Subsidiary is now or hereafter a party shall for any reason cease to be in full force and effect or cease to be effective to give the Administrative Agent a valid and perfected first priority security interest in and Lien upon the Collateral purported to be covered thereby, subject to no Liens other than Permitted Liens, in each case unless by reason of (A) any act or failure to act on the part of the Administrative Agent (including the failure of the Administrative Agent to maintain possession of any Collateral actually delivered to it or the failure of the Administrative Agent to file UCC continuation statements) or any Lender, (B) a release of Collateral is pursuant to and in accordance with the terms thereof or (C) the occurrence of the Termination Date or any other termination of such Security Document in accordance with the terms thereof; (ii) any Credit Party shall deny or disaffirm in writing such Credit Party’s (other than any Immaterial Subsidiary) obligations under the Guaranty (other than as a result of the discharge of such guarantor in accordance with the terms thereof) or any of the Guaranties shall cease to be in full force and effect, other than by reason of the occurrence of the Termination Date or unless any such cessation occurs in accordance with the terms thereof, as applicable; or (iii) the Obligations shall cease to constitute senior indebtedness under the subordination provisions of any documents or instruments evidencing any permitted Subordinated Debt in an aggregate amount in excess of the Threshold Amount or such subordination provision shall be invalidated or otherwise cease, for any reason, to be valid, binding and enforceable obligations of the parties thereto;

(j) (i) Any ERISA Event shall have occurred, which individually or in the aggregate, results or could reasonably be expected to result in liability of the Borrower or any of its Restricted Subsidiaries in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect or (ii) with respect to a Multiemployer Plan, any Credit Party or ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability but only to the extent such failure to make such payment would reasonably be expected to result in a Material Adverse Effect; and

(k) A Change in Control shall have occurred.

Section 9.02. Remedies: Termination Of Commitments, Acceleration, Etc. Upon and at any time after the occurrence and during the continuance of any Event of Default, the Administrative Agent shall at the direction, or may with the consent, of the Required Lenders, take any or all of the following actions at the same or different times:

(a) Except as otherwise set forth in Section 9.02(c) below, declare the Commitments, the Swingline Commitment, and the Issuing Lender’s obligation to issue Letters of Credit, to be terminated, whereupon the same shall terminate (provided that, upon the occurrence of an Event of Default pursuant to Section 9.01(f) or Section 9.01(g), the Commitments, the Swingline Commitment and the Issuing Lender’s obligation to issue Letters of Credit shall automatically be terminated);

(b) Except as otherwise set forth in Section 9.02(c) below, declare all or any part of the outstanding principal amount of the Loans to be immediately due and payable, whereupon the principal amount so declared to be immediately due and payable, together with all interest accrued thereon, any premium with respect thereto and all other amounts payable under this Agreement, the Notes and the other Credit Documents (but excluding any amounts owing under any Hedge Agreement or Secured Cash Management Agreements), shall become immediately due and payable without presentment, demand, protest, notice of intent to accelerate or other notice or legal process of any kind, all of which are hereby knowingly and expressly waived by the Borrower (provided that, upon the occurrence of an Event of Default pursuant to Section 9.01(f) or Section 9.01(g), all of the outstanding principal amount of the Loans and all other amounts described in this subsection (b) shall automatically become immediately due and payable without presentment, demand, protest, notice of intent to accelerate or other notice or legal process of any kind, all of which are hereby knowingly and expressly waived by the Borrower);

(c) Upon the occurrence of an Event of Default arising from a breach of Section 7.01 (with respect to which the Borrower has not exercised the Cure Right) that has occurred and is continuing, (1) the Required Revolving Lenders may (i) declare that such breach constitutes an Event of Default for purposes of Section 4.02 and (ii) subject to Section 7.02, may (x) terminate the Revolving Credit Commitments and/or (y) take the actions specified in Sections 9.02(a) and (b) in respect of the Revolving Credit Commitments and the Revolving Loans and (2) upon the occurrence of a Financial Covenant Cross Acceleration, the Required Lenders may take any of the actions specified in Sections 9.02(a) and (b).

(d) With the consent of the Required Lenders or, upon the occurrence of an Event of Default arising from a breach of Section 7.01 that has occurred and is continuing, the Required Revolving Lenders, direct the Borrower to deposit (and the Borrower hereby agrees, forthwith upon receipt of notice of such direction from the Administrative Agent, to deposit) with the Administrative Agent from time to time such additional amount of cash as is equal to the aggregate Stated Amount of all Letters of Credit then outstanding (whether or not any beneficiary under any Letter of Credit shall have drawn or be entitled at such time to draw thereunder) (minus the amount then on deposit in the Cash Collateral Account), such amount to be held by the Administrative Agent in the Cash Collateral Account as security for the Letter of Credit Exposure as described in Section 3.08; and

(e) Exercise all rights and remedies available to it under this Agreement, the other Credit Documents and applicable law.

Section 9.03. Remedies: Set-Off. In addition to all other rights and remedies available under the Credit Documents or applicable law or otherwise, upon and at any time after the occurrence and during the continuance of any Event of Default, each Lender may, and each is hereby authorized by the Borrower, at any such time and from time to time, to the fullest extent permitted by applicable law, without presentment, demand, protest or other notice of any kind, all of which are hereby knowingly and expressly waived by the Borrower, to set off and to apply any and all deposits (general or special, time or demand, provisional or final) and any other property at any time held (including at any branches or agencies, wherever located), and any other indebtedness at any time owing, by such Lender to or for the credit or the account of the Borrower against any or all of the Obligations of the Borrower to such Lender now or hereafter existing, whether or not such Obligations may be contingent or unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of set-off, (x) all amounts so set-off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.19 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lenders, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of set-off. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. Notwithstanding the foregoing, no Lender (other than the Administrative Agent in such capacity) shall exercise, or attempt to exercise, any right of setoff, banker’s lien, or the like, against any deposit account or property of the Borrower held by the Administrative Agent or any Lender, without the prior written consent of the Required Lenders, and any Lender violating this provision shall indemnify the Administrative Agent and the other Lenders from any and all costs, expenses, liabilities and damages resulting therefrom.

ARTICLE 10

THE AGENTS

Section 10.01. Appointment. Each Lender hereby irrevocably appoints and authorizes Goldman Sachs Bank USA to act as administrative agent and collateral agent hereunder and under the other Credit Documents and to take such actions as agent on its behalf hereunder and under the other Credit Documents, and to exercise such powers and trusts and to perform such duties, as are specifically delegated to the Administrative Agent by the terms hereof or thereof, together with such other powers and duties as are reasonably incidental thereto. In performing its functions and duties hereunder, the Administrative Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligations towards or relationship of agency or trust with or for Holdings or any of its Subsidiaries.

Section 10.02. Nature of Duties. The Administrative Agent shall have no duties or responsibilities other than those expressly set forth in this Agreement and the other Credit Documents. The Administrative Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. The Administrative Agent shall not have, by reason of this Agreement or any other Credit Document, a fiduciary relationship in respect of any Lender or any other Person; and nothing in this Agreement or any other Credit Document, express or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations or liabilities in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein. The Administrative Agent may execute any of its duties under this Agreement or any other Credit Document by or through agents or attorneys-in-fact and shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact that it selects with reasonable care. The Administrative Agent shall be entitled to consult with legal counsel, independent public accountants and other experts selected by it with respect to all matters pertaining to this Agreement and the other Credit Documents and its duties hereunder and thereunder and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. The Lenders hereby acknowledge that the Administrative Agent shall not be under any duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Credit Document unless it shall be requested in writing to do so by the Required Lenders (or, where a higher percentage of the Lenders is expressly required hereunder, such Lenders).

Section 10.03. Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, partners, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action taken or omitted to be taken by it or such Person under or in connection with the Credit Documents, except for its or such Person’s own gross negligence, willful misconduct, bad faith or material breach of the Credit Documents, as determined by a final, non-appealable judgment of a court of competent jurisdiction, (b) responsible in any manner to any Lender for any recitals, statements, information, representations or warranties herein or in any other Credit Document or in any written or oral statement, or in any financial or other statements, or any document, instrument, certificate, report or other writing delivered in connection herewith or therewith, for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any other Credit Document, or for the financial condition or business affairs of Holdings, its Subsidiaries or any other Person liable for the payment of any Obligations, or (c) required to ascertain or make any inquiry concerning the performance or observance of any of the terms, provisions, conditions, covenants or agreements contained in this Agreement or any other Credit Document or as to the use of the proceeds of the Loans or the existence or possible existence of any Default or Event of Default, or to inspect the properties, books or records of the Borrower or any of its Subsidiaries or to make any disclosure with respect to the foregoing. Notwithstanding anything contained herein to the contrary, the Administrative Agent shall not have any liability to any Lender arising from confirmation of the amount of outstanding Loans or the Letter of Credit Usage or the component amounts thereof.

Section 10.04. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any notice, statement, consent, instrument, document or other communication (including, without limitation, any thereof by telephone, telecopy, telex, telegram or cable) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Holdings and its Subsidiaries), accountants, experts and other professional advisors selected by it. The Administrative Agent may deem and treat each Lender as the owner of its interest hereunder for all purposes hereof unless and until a written notice of the assignment, negotiation or transfer thereof shall have been given to the Administrative Agent in accordance with the provisions of this Agreement. The Administrative Agent shall be entitled to refrain from taking or omitting to take any action in connection with this Agreement or any other Credit Document or from the exercise of any power, discretion or authority vested in it hereunder or thereunder (a) if such action or omission or exercise of power, discretion or authority would, in the reasonable opinion of the Administrative Agent, violate any applicable law or any provision of this Agreement or any other Credit Document or (b) unless and until it shall have received such instructions in respect thereof from the Required Lenders (or, where a higher percentage of the Lenders is expressly required hereunder, such Lenders) as it deems appropriate, and, upon receipt of such instructions from Required Lenders (or such other Lenders, as the case may be), the Administrative Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions, including for the avoidance of doubt refraining from any action that, in its opinion or the opinion of its counsel, may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law, or it shall first have been indemnified to its satisfaction by the Lenders against any and all liability and expense (other than liability and expense arising from its own gross negligence or willful misconduct) that may be incurred by it by reason of taking, continuing to take or omitting to take any such action. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent’s acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders (or, where a higher percentage of the Lenders is expressly required hereunder, such Lenders), and such instructions and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders (including all subsequent Lenders).

Section 10.05. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of Section 10.03 and of Section 10.08 shall apply to any Affiliates of the Administrative Agent and shall apply to their respective activities in connection with the syndication of the Credit Facilities as well as activities of the Administrative Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of Section 10.03 and of Section 10.08 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Any sub-agent and its Affiliates shall be required to comply with Section 12.13 and all other obligations contained in this Agreement as if it were the Administrative Agent hereunder. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Administrative Agent (a) with respect to this Article 10 only, such sub-agent shall be a third party beneficiary with respect to all rights, benefits and privileges (including exculpatory rights and rights to indemnification) of the Administrative Agent under this Article 10 and shall have all of the rights and benefits of a third party beneficiary with respect to this Article 10, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Credit Parties and the Lenders and (b) except as otherwise provided in this Section 10.05, such sub-agent shall only have obligations to the Administrative Agent and not to any Credit Party, Lender or any other Person and no Credit Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

Section 10.06. Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representation or warranty to it and that no act by the Administrative Agent or any such Person hereinafter taken, including any review of the affairs of any Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents and warrants to the Administrative Agent that (a) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, prospects, operations, properties, financial and other condition and creditworthiness of the Credit Parties and made its own decision to enter into this Agreement and extend credit to the Borrower hereunder and (b) it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action hereunder and under the other Credit Documents and to make such investigation as it deems necessary to inform itself as to the business, prospects, operations, properties, financial and other condition and creditworthiness of the Credit Parties. Except as expressly provided in this Agreement and the other Credit Documents, the Administrative Agent shall have no duty or responsibility, either initially or on a continuing basis, to make any investigation or appraisal on behalf of the Lenders or to provide any Lender with any credit or other information concerning the business, prospects, operations, properties, financial or other condition or creditworthiness of

Holdings, its Subsidiaries or any other Person that may at any time, before or after the making of the Loans, come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates, and the Administrative Agent shall not have any responsibility with respect to the accuracy of or completeness of any information provided to the Lenders.

Section 10.07. Lenders’ Acknowledgment. (a) Each Lender, by delivering its signature page to this Agreement, Assignment and Acceptance or an Affiliate Assignment Agreement shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Required Lenders, Required Revolving Lenders or Lenders, as applicable on the Closing Date or as of the date of funding of such Additional Term Loans and Additional Revolving Loans.

(b) Each Lender acknowledges that Holdings and certain Affiliates of the Credit Parties, including the Sponsor or entities controlled by the Sponsor, are Eligible Assignees hereunder and may purchase Loans and/or Commitments hereunder from Lenders from time to time, subject to the restrictions set forth in the definition of “Eligible Assignee” and Section 12.07.

Section 10.08. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent shall have received written notice from the Borrower or a Lender referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Administrative Agent shall (subject to Sections 10.04 and 12.06) take such action with respect to such Default or Event of Default as shall reasonably be directed by the Required Lenders; provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of the Required Lenders or all of the Lenders.

Section 10.09. Indemnification. To the extent the Administrative Agent is not reimbursed by or on behalf of the Borrower, and without limiting the obligation of the Borrower to do so, the Lenders agree (a) to indemnify the Administrative Agent and its officers, directors, employees, agents, attorneys-in-fact and Affiliates, ratably in proportion to their respective percentages as used in determining the Required Lenders as of the date of determination, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees or disbursements) or disbursements of any kind or nature whatsoever that may at any time (including, without limitation, at any time following the repayment in full of the Loans and the termination of the Commitments) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any other Credit Document or any documents contemplated by or referred to herein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing, and (b) to reimburse the Administrative Agent upon demand, ratably in proportion to their respective percentages as used in determining the Required Lenders as of the date of determination, for any expenses incurred by the Administrative Agent in connection with the preparation, negotiation, execution, delivery, administration, amendment, modification, waiver or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any of the other Credit Documents (including, without limitation, reasonable attorneys’ fees and expenses and compensation of agents and employees paid for services rendered on behalf of the Lenders). If any indemnity furnished to the Administrative Agent for any purpose shall, in the opinion of the Administrative Agent, be insufficient or become impaired, the Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify the Administrative Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s ratable portion of its respective percentage as used in determining the Required Lenders thereof; and provided, further, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from the gross negligence, bad faith, willful misconduct or material breach of the Credit Documents of the party to be indemnified, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

Section 10.10. The Administrative Agent In Its Individual Capacity. With respect to its Commitment, the Loans made by it, the Letters of Credit issued or participated in by it and the Note or Notes (if any) issued to it, the Administrative Agent in its individual capacity and not as Administrative Agent shall have the same rights and powers under the Credit Documents as any other Lender and may exercise the same as though it were not performing the agency duties specified herein; and the terms “Lenders,” “Required Lenders,” “Required Revolving Lenders,” “holders of Notes” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent and its Affiliates may accept deposits from, lend money to, make investments in, and generally engage in any kind of banking, trust, financial advisory or other business with Holdings, any of its Subsidiaries or any of their respective Affiliates as if the Administrative Agent were not performing the agency duties specified herein, and may accept fees and other consideration from any of them for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

Section 10.11. Successor Administrative Agent. The Administrative Agent may resign at any time by giving 30 days’ prior written notice to the Borrower and the Lenders. If the Administrative Agent is a Defaulting Lender or an Affiliate of a Defaulting Lender, either the Required Lenders or the Borrower may, upon 10 days’ notice, remove the Administrative Agent. Upon receipt of any such notice of removal or resignation, the Required Lenders shall have the right, with the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed; provided, that no consent of the Borrower shall be required if an Event of Default under Section 9.01(a), (f) or (g) has occurred and is continuing), to appoint a successor Administrative Agent which shall be a commercial bank or trust company with offices in the U.S. having combined capital and surplus in excess of $1,000,000,000. If no successor has been appointed as provided above and accepted such appointment within ten days after the retiring Administrative Agent gives notice of its resignation or the Administrative Agent receives notice of removal, then (a) in the case of a retirement, the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent meeting the qualifications set forth above (including, for the avoidance of doubt, the consent of the Borrower) or (b) in the case of a removal, the Borrower may, after consulting with the Required Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that (x) in the case of a retirement, if the Administrative Agent notifies the Borrower, the Lenders and the Issuing Lender that no qualifying Person has accepted such appointment or (y) in the case of a removal, the Borrower notifies the Required Lenders that no qualifying Person has accepted such appointment, then, in each case, such resignation or removal shall nonetheless become effective in accordance with such notice and (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent in its capacity as collateral agent for the Secured Parties for purposes of maintaining the perfection of the Lien on the Collateral securing the Secured Obligations, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations required to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Lender directly (and each Lender and each Issuing Lender will cooperate with the Borrower to enable the Borrower to take such actions), until such time as the Required Lenders or the Borrower, as applicable, appoint a successor Administrative Agent, as provided above in this Article 10. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this paragraph) other than its obligations under Section 12.13 and the retiring (or retired) or removed Administrative Agent under this Agreement shall promptly (i) transfer to such successor Administrative Agent all sums, Capital Stock and other items of Collateral held hereunder or under the Security Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under this Agreement and the Security Documents, and (ii) execute and deliver to such successor Administrative Agent or otherwise authorize the filing of such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Security Documents, whereupon such retiring or removed Administrative Agent shall be discharged from its duties and obligations under this Agreement and the Security Documents. Any retiring (or retired) or removed Administrative Agent that is also an Issuing Lender, automatically upon the effectiveness of such retirement or removal, be deemed to have been removed as Issuing Lender in accordance with Section 3.11, without the requirement of any consent of the Administrative Agent. After any retiring Administrative Agent’s resignation or removal as Administrative Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent. If no successor to the Administrative Agent has accepted appointment as Administrative Agent by the thirtieth day following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall thereafter perform all of the duties of the Administrative Agent hereunder and under the other

Credit Documents until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for hereinabove; provided that, until a successor Administrative Agent is so appointed by the Administrative Agent or the Required Lenders, any collateral security held by the Administrative Agent in its role as collateral agent on behalf of the Lenders or the Issuing Lender under any of the Credit Documents shall continue to be held by the retiring Administrative Agent as nominee until such time as a successor Administrative Agent is appointed.

Section 10.12. Collateral Matters. (a) The Administrative Agent is hereby authorized on behalf of the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time (but without any obligation) to take any action with respect to the Collateral and the Security Documents that may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to the Security Documents; provided that the Administrative Agent shall not owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of Obligations with respect to any Secured Hedging Obligations or Secured Cash Management Obligations.

(b) Each of the Lenders and the Issuing Lenders and the other Secured Parties hereby irrevocably authorize and instruct the Administrative Agent, to, and the Administrative Agent shall,

(i) release any Lien granted to or held by the Administrative Agent upon any Collateral (A) upon the occurrence of the Termination Date, (B) constituting property sold or to be sold or disposed of as part of or in connection with any Disposition permitted hereunder or under any other Credit Document or to which, subject to Section 10.04, the Required Lenders have consented, (C) that does not constitute (or ceases to constitute) Collateral, (D) if the property subject to such Lien is owned by a Subsidiary Guarantor, upon the release of such Subsidiary Guarantor from its Guaranty, (E) otherwise pursuant to and in accordance with the provisions of any applicable Credit Document or (F) if approved, authorized or ratified in writing by the Required Lenders subject to Section 12.06(a)(i)(C),

(ii) release any Subsidiary Guarantor from its obligations under the Guaranty if such Person ceases to be a Restricted Subsidiary (or becomes an Excluded Subsidiary) as a result of a single transaction or related series of transactions permitted hereunder, and

(iii) enter into any subordination, intercreditor and/or similar agreement contemplated hereunder, including with respect to Indebtedness that is (i) required or permitted to be subordinated in right of payment hereunder and/or (ii) secured by Liens and required or permitted to be pari passu with or junior to the Liens securing the Secured Obligations, and with respect to which Indebtedness, an intercreditor, subordination or similar agreement is contemplated under this Agreement.

Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Credit Party from its obligations under the Guaranty or its Lien on any Collateral pursuant to this subsection (b). In each case as specified in this Article 10, the Administrative Agent will (and each Lender, and each Issuing Lender hereby authorizes the Administrative Agent to), at the Borrower’s expense, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest therein, and/or to release such Credit Party from its obligations under the Guaranty, in each case in accordance with the terms of the Credit Documents and this Article 10.

(c) Anything contained in any of the Credit Documents to the contrary notwithstanding, the Borrower, the Administrative Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral, to enforce the Guaranty or take any other enforcement action hereunder or under any other Credit Document, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Credit Documents may be exercised solely by the Administrative Agent for the benefit of the Secured Parties in accordance with the terms hereof and thereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Administrative Agent for the benefit of the Secured Parties in accordance with the terms thereof, and (ii) in the event of a foreclosure or similar enforcement action by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition (including, without limitation, pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), the Administrative Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Administrative Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from the Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent at such sale or other disposition.

(d) The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

(e) No Hedge Agreement or Secured Cash Management Agreement will create (or be deemed to create) in favor of any Designated Counterparty that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Credit Documents except as expressly provided in the Security Agreement. By accepting the benefits of the Collateral, such Designated Counterparty shall be deemed to have appointed Administrative Agent, in its capacity as collateral agent, as its agent and agreed to be bound by the Credit Documents as a Secured Party, subject to the limitations set forth in this clause (e). The benefit of the provisions of the Credit Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not the Administrative Agent, a Lender or an Issuing Lender as long as, by accepting such benefits, such Secured Party agrees, as among the Administrative Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by the Administrative Agent, shall confirm such agreement in a writing in form and substance acceptable to the Administrative Agent) this Article 10, and Section 12.13, and the decisions and actions of the Administrative Agent and the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders) to the same extent a Lender is bound; provided that, notwithstanding the foregoing, (i) such Secured Party shall be bound by Section 10.03 and Section 10.09 only to the extent of liabilities, costs and expenses relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall be such Secured Party’s pro rata share (based on the amount of Obligations owing to such Secured Party relative to the aggregate amount of Obligations) of such liabilities, costs and expenses, (ii) except as set forth specifically herein, the Administrative Agent, the Lenders and the Issuing Lender shall be entitled to act in its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (iii) except as specifically set forth herein, such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Credit Document.

Section 10.13. [Reserved.]

Section 10.14. Acceptance of Title. The Administrative Agent in its capacity as collateral or otherwise may accept without inquiry such title as the Borrower or Subsidiary Guarantor may have to the assets secured pursuant to the Security Documents.

Section 10.15. No Obligation To Hold Title Deeds. The Administrative Agent in its capacity as collateral agent or otherwise shall not be under any obligation to hold any title deed, Security Documents or any other documents in connection with the Security Documents or any other documents in connection with the assets that are the subject of any Security Document or any other such security in its own possession or to take any steps to protect or preserve the same. The Administrative Agent may permit any Person to retain all such title deeds, Security Documents and other documents in its possession. The Administrative Agent will use all reasonable care to ensure the safe custody of all such title deeds, Security Documents and other documents in its possession but shall not be liable for the damage or destruction of any such deeds, Security Documents or documents except to the extent caused by the willful default or gross negligence of the Administrative Agent or any of its employees or agents. The Administrative Agent shall be at liberty to place any Security Document and any other instruments, documents or deeds delivered to it pursuant to them or in connection with them for the time being in its possession in any safe deposit, safe or receptacle selected by the Administrative Agent, or with any bank, any company whose business includes undertaking the safe custody of documents or any firm of lawyers of good repute and, in the absence of gross negligence, willful misconduct, bad faith or material breach of the Credit Documents on the part of the Administrative Agent, as applicable, the Administrative Agent shall not be responsible for any loss thereby incurred.

Section 10.16. [Reserved.]

Section 10.17. Arrangers. Notwithstanding any other provision of this Agreement or any of the other Credit Documents, the Arrangers are named as such for recognition purposes only, and in their capacities as such shall have no powers, rights, duties, responsibilities or liabilities with respect to this Agreement and the other Credit Documents and the transactions contemplated hereby and thereby.

Section 10.18. Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Laws relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or Obligation under a Letter of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;

(b) to file and prove a claim for the whole amount of the principal and interest and premium owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lender and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its respective agents and counsel and all other amounts due the Administrative Agent under Sections 2.09, 3.04, 12.01 and 12.02, allowed in such judicial proceeding); and

(c) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lender, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due to the Administrative Agent under Sections 2.09, 12.01 and 12.02. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Administrative Agent, its agents and counsel, and any other amounts due to the Administrative Agent under Sections 2.09, 12.01 and 12.02 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Lenders or the Issuing Lender may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 10.19. Credit Bid. Each of the Lenders hereby irrevocably authorizes (and by entering into a Hedge Agreement with respect to any Secured Hedging Obligation and/or by entering into documentation in connection with any Cash Management Obligation, each of the other Secured Parties hereby authorizes and shall be deemed to authorize) the Administrative Agent, on behalf of all Secured Parties to take any of the following actions upon the instruction of the Required Lenders:

(a) consent to the Disposition of all or any portion of the Collateral free and clear of the Liens securing the Secured Obligations in connection with any Disposition pursuant to the applicable provisions of the Bankruptcy Code, including Section 363 thereof;

(b) credit bid all or any portion of the Secured Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any Disposition of all or any portion of the Collateral pursuant to the applicable provisions of the Bankruptcy Code, including under Section 363 thereof;

(c) credit bid all or any portion of the Secured Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any Disposition of all or any portion of the Collateral pursuant to the applicable provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC;

(d) credit bid all or any portion of the Secured Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any foreclosure or other Disposition conducted in accordance with applicable law following the occurrence of an Event of Default, including by power of sale, judicial action or otherwise; and/or

(e) estimate the amount of any contingent or unliquidated Secured Obligations of such Lender or other Secured Party;

it being understood that no Lender shall be required to fund any amount in connection with any purchase of all or any portion of the Collateral by the Administrative Agent pursuant to the foregoing clauses (b), (c) or (d) without its prior written consent.

Each Secured Party agrees that the Administrative Agent is under no obligation to credit bid any part of the Secured Obligations or to purchase or retain or acquire any portion of the Collateral; provided that, in connection with any credit bid or purchase described under clauses (b), (c) or (d) of the preceding paragraph, the Secured Obligations owed to all of the Secured Parties (other than with respect to contingent or unliquidated liabilities as set forth in the next succeeding paragraph) may be, and shall be, credit bid by the Administrative Agent on a ratable basis.

With respect to each contingent or unliquidated claim that is a Secured Obligation, the Administrative Agent is hereby authorized, but is not required, to estimate the amount thereof for purposes of any credit bid or purchase described in the second preceding paragraph so long as the estimation of the amount or liquidation of such claim would not unduly delay the ability of the Administrative Agent to credit bid the Secured Obligations or purchase the Collateral in the relevant Disposition. In the event that the Administrative Agent, in its sole and absolute discretion, elects not to estimate any such contingent or unliquidated claim or any such claim cannot be estimated without unduly delaying the ability of the Administrative Agent to consummate any credit bid or purchase in accordance with the second preceding paragraph, then any contingent or unliquidated claims not so estimated shall be disregarded, shall not be credit bid, and shall not be entitled to any interest in the portion or the entirety of the Collateral purchased by means of such credit bid.

Each Secured Party whose Secured Obligations are credit bid under clauses (b), (c) or (d) of the third preceding paragraph shall be entitled to receive interests in the Collateral or any other asset acquired in connection with such credit bid (or in the Capital Stock of the acquisition vehicle or vehicles that are used to consummate such acquisition) on a ratable basis in accordance with the percentage obtained by dividing (x) the amount of the Secured Obligations of such Secured Party that were credit bid in such credit bid or other Disposition, by (y) the aggregate amount of all Secured Obligations that were credit bid in such credit bid or other Disposition.

ARTICLE 11

GUARANTY

Section 11.01. The Guaranty. (a) In order to induce the Lenders to enter into this Agreement and to extend credit hereunder and in recognition of the direct benefits to be received by each Guarantor from the extensions of credit hereunder, each Guarantor hereby unconditionally and irrevocably jointly and severally guaranties as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, by acceleration or otherwise, of any and all Secured Obligations to the Administrative Agent and the Secured Parties. If any or all of the Secured Obligations to the Administrative Agent and the Secured Parties becomes due and payable hereunder, each Guarantor unconditionally promises to pay such indebtedness to the Administrative Agent and the Secured Parties, on order, or demand, together with any and all reasonable expenses which may be incurred by the Administrative Agent or the Secured Parties in collecting any of the Secured Obligations. The guaranty of each Guarantor contained in this Article 11 is a guaranty of payment and not of collection.

(b) Notwithstanding any provision to the contrary contained herein or in any other Credit Document, to the extent the obligations of any Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of such Guarantor hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, any Debtor Relief Law).

Section 11.02. Bankruptcy. Additionally, each Guarantor unconditionally and irrevocably guaranties the payment of any and all Secured Obligations of the Borrower to the Secured Parties whether or not due or payable by the Borrower upon the occurrence of any of the events specified in Section 9.01(f) or 9.01(g), and unconditionally promises to pay such Secured

Obligations to the Administrative Agent for the account of the Secured Parties, or order, on demand. Each Credit Party further agrees that to the extent that the Borrower or a Guarantor shall make a payment or a transfer of an interest in any property to the Administrative Agent or any Secured Party, which payment or transfer or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, or otherwise is avoided, and/or required to be repaid to the Borrower or such Guarantor, the estate of the Borrower or such Guarantor, a trustee, receiver or any other party under any Debtor Relief Law, state or federal law, common law or equitable cause, then to the extent of such avoidance or repayment, the obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made.

Section 11.03. Nature of Liability. The liability of each Guarantor hereunder is exclusive and independent of any security for or other guaranty of the indebtedness of the Borrower and no Guarantor’s liability hereunder shall be affected or impaired by (a) any direction as to application of payment by the Borrower or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the indebtedness of the Borrower, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by the Borrower, or (e) any payment made to the Administrative Agent or the Secured Parties on the indebtedness which the Administrative Agent or such Secured Parties repay the Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each Guarantor hereby waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding. Notwithstanding anything to the contrary in this Agreement, the aggregate liability of the Guarantors and their respective Subsidiaries under the Credit Documents shall not exceed the aggregate amount of the Secured Obligations.

Section 11.04. Independent Obligation. The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor or the Borrower, and a separate action or actions may be brought and prosecuted against any Guarantor whether or not action is brought against any other Guarantor or the Borrower and whether or not any other Guarantor or the Borrower is joined in any such action or actions.

Section 11.05. Authorization. Each Guarantor authorizes the Administrative Agent and each Secured Party without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to (a) renew, compromise, extend, increase, accelerate or otherwise change the time for payment of, or otherwise change the terms of the indebtedness or any part thereof in accordance with this Agreement, including any increase or decrease of the rate of interest thereon, (b) take and hold security from any guarantor or any other party for the payment of these Guaranties or the indebtedness and exchange, enforce waive and release any such security, (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent and the Secured Parties in their discretion may determine and (d) release or substitute any one or more endorsers, guarantors, the Borrower or other obligors.

Section 11.06. Reliance. It is not necessary for the Administrative Agent or the Secured Parties to inquire into the capacity or powers of the Borrower or any Guarantor or the officers, directors, members, partners or agents acting or purporting to act on its behalf, and any indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

Section 11.07. Waiver. (a) Subject to Section 11.09, each Guarantor waives any right (except as shall be required by applicable statute and cannot be waived) to require the Administrative Agent or any Secured Party to (i) proceed against the Borrower, any other Guarantor or any other party, (ii) proceed against or exhaust any security held from the Borrower, any other Guarantor or any other party, or (iii) pursue any other remedy in the Administrative Agent’s or any Secured Party’s power whatsoever. Each Guarantor waives any defense based on or arising out of any defense of the Borrower, any other guarantor or any other party other than if such Guarantor is released pursuant to Section 11.09 hereof, including without limitation any defense based on or arising out of the disability of the Borrower, any other Guarantor or any other party, or the unenforceability of the indebtedness or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower other than if such Guarantor is released pursuant to Section 11.09 hereof. The Administrative Agent may, at its election, foreclose on any security held by the Administrative Agent or a Secured Party by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Administrative Agent and any Secured Party may have against the Borrower or any other party, or any security, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Obligations have been paid. Each Guarantor waives any defense arising out of any such election by the Administrative Agent and each of the Secured Parties, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against the Borrower or any other party or any security.

(b) Each Guarantor waives all presentments, demands for performance, protests and notices, including without limitation notices of nonperformance, notice of protest, notices of dishonor, notices of acceptance of these Guaranties, and notices of the existence, creation or incurring of new or additional indebtedness. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the indebtedness and the nature, scope and extent of the risks which each Guarantor assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any Secured Party shall have any duty to advise any Guarantor of information known to it regarding such circumstances or risks.

(c) Each Guarantor hereby agrees it will not exercise any rights of subrogation which it may at any time otherwise have as a result of these Guaranties (whether contractual, under Section 509 of Title 11, United States Code, or otherwise) to the claims of the Secured Parties against the Borrower or any other guarantor of the indebtedness of the Borrower owing to the Secured Parties (collectively, the “Other Parties”) and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from any Other Party which it may at any time otherwise have as a result of these Guaranties until such Guarantor is released pursuant to Section 11.09 hereof. Each Guarantor hereby further agrees not to exercise any right to enforce any other remedy which the Administrative Agent and the Secured Parties now have or may hereafter have against any Other Party, any endorser or any other guarantor of all or any part of the indebtedness of the Borrower and any benefit of, and any right to participate in, any security or collateral given to or for the benefit of the Secured Parties to secure payment of the indebtedness of the Borrower until such Guarantor is released pursuant to Section 11.09 hereunder.

Section 11.08. Limitation on Enforcement. The Secured Parties agree that these Guaranties may be enforced only by the action of the Administrative Agent acting upon the instructions of the Required Lenders and that no Secured Party shall have any right individually to seek to enforce or to enforce these Guaranties, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent for the benefit of the Secured Parties under the terms of this Agreement.

Section 11.09. Release of Guarantors. Notwithstanding anything in Section 12.06 to the contrary, a Subsidiary Guarantor shall automatically be released from its obligations hereunder and its Guaranty shall be automatically released (a) upon the consummation of any transaction or related series of transactions permitted hereunder if as a result thereof such Subsidiary Guarantor shall cease to be a Restricted Subsidiary (or constitutes an Excluded Subsidiary) or (b) upon the occurrence of the Termination Date. In connection with any such release, the Administrative Agent shall promptly execute and deliver to any Guarantor, at such Guarantor’s expense, all documents that such Guarantor shall reasonably request to evidence termination or release. Any execution and delivery of documents pursuant to the preceding sentence of this Section 11.09 shall be without recourse to or warranty by the Administrative Agent (other than as to the Administrative Agent’s authority to execute and deliver such documents).

Section 11.10. Keepwell. Each Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party to honor all of its obligations under this Guaranty in respect of Swap Obligations upon the occurrence of any event of default hereunder (provided, however, that each shall only be liable under this Section 11.10 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 11.10, or otherwise under this Guaranty, as it relates to such Credit Party, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Guarantor under this Section 11.10 shall remain in full force and effect until a discharge of Secured Obligations. Each Guarantor intends that this Section 11.10 constitute, and this Section 11.10 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE 12

MISCELLANEOUS

Section 12.01. Fees and Expenses. The Borrower agrees (a) to pay all reasonable and documented out-of-pocket costs and expenses of each Arranger, the Administrative Agent, each Issuing Lender and their respective Affiliates (but, except as otherwise expressly agreed in writing prior to the Closing Date with respect to legal fees incurred by the Administrative Agent prior to the Closing Date, limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees and expenses of one firm of outside counsel to all such

Persons taken as a whole and, if necessary, of one local counsel in any relevant jurisdiction to all such Persons, taken as a whole) in connection with the due diligence investigation in connection with, and the preparation, negotiation, execution, delivery and syndication of, this Agreement and the other Credit Documents, and any amendment, modification or waiver hereof or thereof or consent with respect hereto or thereto and the administration, monitoring and review of the Loans and the Collateral, and (b) to pay all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent, each Issuing Lender or the Lenders and each of their respective Affiliates (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees and expenses of one firm of outside counsel to all such Persons taken as a whole and, if necessary, of one local counsel in any relevant jurisdiction to such Persons, taken as a whole, and, solely in the case of an actual or perceived conflict of interest and to the extent notice thereof is provided to the Borrower, one additional counsel to all affected Persons taken as a whole and, if necessary, one additional local counsel in each relevant jurisdiction to all affected Persons taken as a whole) in connection with any refinancing or restructuring of the credit arrangement provided under this Agreement, whether in the nature of a “work-out,” in any insolvency or bankruptcy proceeding or otherwise and whether or not consummated, or in connection with the enforcement, attempted enforcement or preservation of any rights or remedies under this Agreement or any of the other Credit Documents, whether in any action, suit or proceeding (including any bankruptcy or insolvency proceeding) or otherwise. Other than to the extent required to be paid on the Closing Date, all amounts due under this Section 12.01 shall be payable by the Borrower within 30 days of receipt of an invoice relating thereto, setting forth such expenses in reasonable detail and together with reasonable backup documentation supporting such reimbursement requests.

Section 12.02. Indemnification. (a) The Borrower agrees to indemnify and hold the Administrative Agent, the Arrangers, the Issuing Lender and each other Lender and each of their Related Parties (each, an “Indemnified Person”) harmless from and against any and all actual out-of-pocket losses, liabilities, costs and expenses (but limited, in the case of legal fees and expenses, to the actual reasonable fees and documented out-of-pocket fees and expenses of one firm of outside counsel to the Indemnified Persons, taken as a whole and, if necessary, of one local counsel in each relevant jurisdiction to the Indemnified Persons, taken as a whole, and solely in the case of an actual or perceived conflict of interest, one additional legal counsel to all such affected Indemnified Persons, taken as a whole) (collectively, “Indemnified Costs”), that may at any time be imposed on, incurred by or asserted against any such Indemnified Person as a result of, arising from or in any way relating to the preparation, execution, performance or enforcement of this Agreement or any of the other Credit Documents, the syndication and administration of the facilities, any of the transactions contemplated herein or therein or any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Loans or Letters of Credit (including, without limitation, in connection with the actual or alleged generation, presence, discharge or release of any Hazardous Substances on, into or from, or the transportation of Hazardous Substances to or from, any real property at any time owned, operated or leased by Holdings or any of its Subsidiaries or any of their respective predecessors in interest (the “Covered Real Property”), any Environmental Claims against or relating to Holdings, any of its Subsidiaries or Covered Real Property, and any violation of or liability under any Environmental Law of or relating to Holdings or any of its Subsidiaries or with respect to any Covered Real Property), or any action, suit or proceeding (including any inquiry or investigation) by any Person, whether threatened or initiated, related to any of the foregoing, and in any case whether or not the Borrower or such Indemnified Person or their respective affiliates is a party to any such action, proceeding or suit or a subject of any such inquiry or investigation; provided, however, that no Indemnified Person shall have the right to be indemnified hereunder for any Indemnified Costs to the extent such Indemnified Costs (x) are determined by a final and nonappealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, willful misconduct, bad faith or material breach of the Credit Documents by, such Indemnified Person or any of its Related Parties or (y) arise in connection with a dispute, claim, litigation, investigation or proceeding brought by such Indemnified Person (or its Related Parties) against another Indemnified Person (or its Related Parties) (other than any dispute, claim, litigation, investigation or proceeding against the Administrative Agent or an Arranger, acting in its capacity as such under the Credit Facilities) that does not involve any act or omission of Holdings, the Borrower or any of its Subsidiaries. Each Indemnified Person shall be obligated to refund or return any and all amounts paid or reimbursed by the Borrower pursuant to this Section 12.02(a) to such Indemnified Person for any fees, expenses, or damages to the extent such Indemnified Person is not entitled to payment thereof in accordance with the terms hereof. All amounts due under this Section 12.02(a) shall be payable by the Borrower within 30 days (x) after receipt by the Borrower of a written demand therefor, in the case of any indemnification obligations and (y) in the case of reimbursement of costs and expenses, after receipt by the Borrower of an invoice setting forth such costs and expenses in reasonable detail, together with backup documentation supporting the relevant reimbursement request. This Section 12.02(a) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(b) To the extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim against any other party hereto, their respective Related Parties on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each party hereto hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor; provided that nothing contained in this clause (b) shall limit any Credit Party’s indemnification obligations set forth in clause (a) of this Section 12.02 to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which such Indemnified Person is entitled to indemnification hereunder.

Section 12.03. Governing Law; Consent to Jurisdiction. THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS HAVE BEEN EXECUTED, DELIVERED AND ACCEPTED IN, AND SHALL BE DEEMED TO HAVE BEEN MADE IN, NEW YORK AND SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICTS OF LAW PROVISIONS THEREOF); PROVIDED THAT EACH CREDIT DOCUMENT THAT HAS AN EXPRESS GOVERNING LAW PROVISION SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE

LAWS OF THE STATE PROVIDED FOR THEREIN. EACH PARTY HERETO HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE COURT WITHIN NEW YORK COUNTY, NEW YORK OR ANY FEDERAL COURT LOCATED WITHIN THE SOUTHERN DISTRICT OF NEW YORK FOR ANY PROCEEDING INSTITUTED HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS, OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS, OR ANY PROCEEDING TO WHICH THE ADMINISTRATIVE AGENT OR ANY LENDER OR ANY CREDIT PARTY IS A PARTY, INCLUDING ANY ACTIONS BASED UPON, ARISING OUT OF, OR IN CONNECTION WITH ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT OR ANY LENDER OR ANY CREDIT PARTY (OTHER THAN WITH RESPECT TO ACTIONS BY THE ADMINISTRATIVE AGENT IN RESPECT OF RIGHTS UNDER ANY SECURITY DOCUMENT GOVERNED BY A LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK OR WITH TO ANY COLLATERAL SUBJECT THERETO). EACH PARTY HERETO IRREVOCABLY AGREES TO BE BOUND (SUBJECT TO ANY AVAILABLE RIGHT OF APPEAL) BY ANY JUDGMENT RENDERED OR RELIEF GRANTED THEREBY AND FURTHER WAIVES ANY OBJECTION THAT IT MAY HAVE BASED ON LACK OF JURISDICTION OR IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY SUCH PROCEEDING. EACH PARTY HERETO CONSENTS THAT ALL SERVICE OF PROCESS BE MADE BY REGISTERED OR CERTIFIED MAIL DIRECTED TO IT AT ITS ADDRESS SET FORTH HEREIN BELOW, AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON THE EARLIER OF ACTUAL RECEIPT THEREOF OR FIVE DAYS AFTER DEPOSIT IN THE UNITED STATES MAILS, PROPER POSTAGE PREPAID AND PROPERLY ADDRESSED. NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY LENDER TO BRING ANY ACTION OR PROCEEDING AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

Section 12.04. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ITS RESPECTIVE RIGHTS TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS, OR ANY PROCEEDING TO WHICH THE ADMINISTRATIVE AGENT, THE BORROWER, ANY CREDIT PARTY OR ANY LENDER IS A PARTY, INCLUDING ANY ACTIONS BASED UPON, ARISING OUT OF, OR IN CONNECTION WITH ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER ORAL OR WRITTEN) OR ACTIONS OF HOLDINGS, THE BORROWER OR ANY LENDER. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including, without limitation, contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each of Holdings and the Borrower (i) acknowledges that this waiver is a material inducement to enter into a business relationship, that it has relied on this waiver in entering into this Agreement, and that it will continue to rely on this waiver in its related future dealings with the other parties hereto, and (ii) further warrants and represents that it has reviewed this waiver with its legal counsel and that, based upon such review, it knowingly and voluntarily waives its jury trial rights to the extent permitted by applicable law. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, MODIFICATIONS OR SUPPLEMENTS TO OR RESTATEMENTS OF THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 12.05. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for hereunder shall be in writing. Subject to Section 12.05(c), any notice or communication required to be delivered in writing may be delivered be delivered by hand, mail, facsimile or email (including as a “.pdf”, “.tif” or similar attachment) to the party to be notified as follows:

(i) if to any Credit Party, to such Credit Party in care of the Borrower at:

MPG Holdco I INC. Attention: Mark P. Blaufuss

47659 Halyard Drive

Plymouth, MI 48170

Fax: (734) 207-6475

Email: MarkBlaufuss@metaldyne.com

with copies to:

American Securities LLC

Attention: Eric Schondorf

299 Park Avenue, 34th Floor

New York, NY 10171

Tel: (212) 476-8078

Fax: (212) 697-5524

Email: eschondorf@american-securities.com

and

American Securities LLC

Attention: Loren Easton

299 Park Avenue, 34th Floor

New York, NY 10171

Tel: (212) 476-8029

Fax: (212) 697-5524

Email: leaston@american-securities.com

and

Weil, Gotshal & Manges LLP

Attention: Allison Liff

767 Fifth Avenue,

New York, NY 10153

Tel: (212) 310-8118

Fax: (212) 310-8007

Email: Allison.Liff@weil.com

if to the Administrative Agent, to:

Goldman Sachs Bank USA

Attention: Jerry Smay

Goldman, Sachs & Co.

200 West Street

New York, NY 10282

Tel: (972) 368-2579

Fax: (212) 428-9270

Email: jerry.smay@gs.com

with a copy to:

Latham & Watkins LLP

Attention: Scott Gottdiener

885 Third Avenue

New York, NY 10022

Tel: (212) 906-2960

Fax: (212) 751-4864

Email: i.scott.gottdiener@lw.com

(ii) if to any other Lender or Issuing Lender, to it at its addresses, facsimile number or email address set forth in its administrative questionnaire;

or in each case, to such other address as any party may designate for itself by like notice to the Administrative Agent and the Borrower. All such notices and communications shall be deemed to have been given (w) if mailed as provided above by any method other than overnight delivery service, on the fourth Business Day after deposit in the mails, (x) if mailed by overnight delivery service or facsimile transmission, when delivered for overnight delivery or transmitted by facsimile, respectively, (y) if delivered by hand, upon delivery; provided that notices and communications to the Administrative Agent under Article 2 shall not be effective until received by the Administrative Agent or (z) if sent to an email address, upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement).

(b) Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to information that is not made available through the “Public Side Information” portion of the Platform and that may contain Non-Public Information with respect to Holdings, its Subsidiaries or their securities for purposes of United States federal or state securities laws. In the event that any Public Lender has determined for itself to not access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) neither the Borrower nor any of its Affiliates nor the Administrative Agent has any responsibility for such Public Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Credit Documents.

(c) (i) Notices and other communications to any Agent, Lenders, the Swingline Lender and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e mail and secured Internet or intranet websites, including the Platform) pursuant to procedures set forth herein or approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Agent, any Lender, the Swingline Lender or the Issuing Lender pursuant to Article 2 if such Person has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or the Borrower may, in their discretion, agree to accept notices and other communications to them hereunder by electronic communications pursuant to procedures other than as set forth herein, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described clause (a) above of notification that such notice or communication is available and identifying the website address therefor.

(ii) Each Credit Party understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of the Administrative Agent, as determined by a final, nonappealable judgment of a court of competent jurisdiction.

(iii) The Platform and any Approved Electronic Communications are provided “as is” and “as available”. None of the Administrative Agent nor any of its respective officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Agent Affiliates in connection with the Platform or the Approved Electronic Communications.

(iv) Each Credit Party, each Lender, Issuing Lender and each Agent agrees that Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with the Administrative Agent’s customary document retention procedures and policies and subject to Section 12.13.

(v) Any notice of Default or Event of Default may be provided by telephone if confirmed promptly thereafter by delivery of written notice thereof.

Section 12.06. Amendments, Waivers, Etc. (a) Subject to clause (i) of this Section 12.06(a) and no amendment, modification, waiver or discharge or termination of, or consent to any departure by the Borrower or any Credit Party from, any provision of this Agreement or any other Credit Document, shall be effective unless in a writing signed by the Credit Parties party thereto and the Required Lenders (or by the Administrative Agent at the direction or with the consent of the Required Lenders), and then the same shall be effective only in the specific instance and for the specific purpose for which given; provided, however, notwithstanding the foregoing:

(i) unless agreed to by each of the Lenders directly and adversely affected thereby (but without requiring the consent of the Required Lenders) no such amendment, modification, waiver, discharge, termination or consent shall:

(A) increase any Commitment (other than with respect to any Incremental Facility pursuant to Section 2.22 in respect of which such Lender has agreed to be an Incremental Lender) or extend any Commitment (subject to Section 12.06(c)), in each case, of any Lender (it being understood that any amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Event of Default, Default, mandatory prepayment or mandatory reduction of the Commitments, shall not constitute such an increase or extension),

(B) change (x) any provision of this Section 12.06(a) or the definition of “Required Lenders” to reduce any voting percentage required to waive, amend or modify any right thereunder or make any determination or grant any consent thereunder or (y) any provision of Section 12.06(a)(ii) or 12.06(b) or the definition of “Required Revolving Lenders” without the prior written consent of each Revolving Lender (it being understood that neither the consent of the Required Lenders nor the consent of any other Lender shall be required in connection with any change to the definition of “Required Revolving Lenders”),

(C) release all or substantially all of the Collateral or all or substantially all of the value of the Guaranties (in each case, except as otherwise expressly provided herein or in any other Credit Document, including pursuant to Sections 10.12 or 11.10),

(D) waive, amend or modify the provisions of (i) Section 2.15 or the definition of “Applicable Percentage” in a manner that would by its terms alter the pro rata sharing of payments required thereby (except in connection with any transaction permitted under Sections 2.22, 2.23, 12.06(c) and/or 12.07(e) or as otherwise provided in this Agreement) or (ii) Section 14 of the Security Agreement;

(E) reduce the rate of interest (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.08(b), which shall only require the consent of the Required Lenders) or any fee payable hereunder; it being understood that no change in the definition of “First Lien Leverage Ratio” or any other ratio used in the calculation of the Applicable Margin Percentage or the Commitment Fee Rate, or in the calculation of any other interest or fee due hereunder (including any component definition thereof) shall constitute a reduction in any rate of interest or fee hereunder,

(F) extend (i) the time for payment of any such principal or interest hereunder with respect to any Loan held by such Lender or (ii) the scheduled final maturity of any Loan or the date of any scheduled payment of any fee payable to such Lender hereunder (in each case, other than any extension for administrative reasons agreed to by the Administrative Agent), and

(G) reduce the principal amount of any Loan owed to such Lender or waive, reduce or postpone any scheduled repayment (but not prepayment) of principal of any Loan,

(ii) solely with the consent of the Required Revolving Lenders (but without the consent of the Required Lenders or any other Lender), any agreement may waive, amend or modify any condition precedent set forth in Section 4.02 hereof as it pertains to any Revolving Loan; and

(iii) unless agreed to by the Issuing Lender, the Swingline Lender, or the Administrative Agent in addition to the Lenders required as provided hereinabove to take such action (including the amendment of this Section 12.06(a)(iii)), affect the respective rights or obligations of the Issuing Lender, the Swingline Lender, or the Administrative Agent, as applicable, hereunder or under any of the other Credit Documents.

Notwithstanding anything to the contrary contained in the foregoing or any other provision of this Agreement or any provision of any other Credit Document:

(iv) if the Administrative Agent and the Borrower have jointly identified any ambiguity, mistake, defect, inconsistency, obvious error or any error or omission of a technical nature or any necessary or desirable technical change, in each case, in any provision of this Agreement or the other Credit Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision without the input or need to obtain the consent of any Lender, and the Administrative Agent shall provide notice of such amendments to the Lenders,

(v) the Administrative Agent may, with the consent of the Borrower and the Issuing Lender, amend, modify or supplement Article 3 hereof pertaining to Letters of Credit to make such technical amendments as may be necessary or appropriate in the reasonable opinion of Issuing Lender relating to Letters of Credit and, solely with the consent of the relevant Issuing Lender, waive, amend or modify any condition precedent set forth in Section 4.02 as it pertains to the issuance of any Letter of Credit,

(vi) the Borrower and the Administrative Agent may, without the input or consent of any Lender, amend, supplement and/or waive any guaranty, collateral security agreement, pledge agreement and/or related document (if any) executed in connection with this Agreement to (A) comply with any Requirement of Law or the advice of counsel or (B) cause any such guaranty, collateral security agreement, pledge agreement or other document to be consistent with this Agreement and/or the relevant other Credit Documents,

(vii) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (i) any such amendment, waiver or consent to the extent that it relates to any matter that disproportionately affects any Defaulting Lender, (ii) the Commitment of any Defaulting Lender may not be increased or extended or (iii) any decrease, forgiveness or postponement in the payment of principal or interest of any Loan of any Defaulting Lender shall require the consent of such Defaulting Lender (it being understood that any Commitment or Loan held or deemed held by any Defaulting Lender shall be excluded from any vote hereunder that requires the consent of any Lender),

(viii) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit any extension of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the relevant benefits of this Agreement and the other Credit Documents and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders on substantially the same basis as the Lenders prior to such inclusion,

(ix) the Borrower and the Administrative Agent may, without the input or consent of any other Lender (other than the relevant Lenders (including Additional Lenders) providing Loans under such Sections), effect amendments to this Agreement and the other Credit Documents (x) as may be necessary in the reasonable opinion of the Borrower and the Administrative Agent to effect the provisions of Sections 2.22, 2.23 or 12.06(c) through (h) (or any other provision specifying that any waiver, amendment or modification may be made with only the consent or approval of the Administrative Agent) or as otherwise permitted pursuant to Section 2.22(j), 2.23(d) or 12.06(g) or (y) to add terms (including representations and warranties, conditions, prepayments, covenants or events of default), in connection with the addition of any additional facility hereunder, that are favorable to the then-existing Lenders, as reasonably determined by the Administrative Agent,

(x) if any amendment, modification, waiver or consent would materially adversely affect the holders of Loans or Commitments of a particular Class (the “affected Class”) relative to holders of Loans or Commitments of any other Class, then such amendment, modification, waiver or consent shall require the consent of Lenders holding more than 50% of the aggregate outstanding principal amount of all Loans and unused Commitments of the affected Class, and

(xi) the Borrower and the Issuing Lender may, without the input or consent of any Lender or the Administrative Agent, amend or otherwise modify any Letter of Credit or waive any rights thereunder (other than extensions of the stated expiration date of any Letter of Credit beyond the Revolving Credit Maturity Date).

(b) Notwithstanding the foregoing, solely with the consent of the Required Revolving Lenders (but without the consent of the Required Lenders or any other Lender), any agreement may (x) waive, amend or modify Section 7.01 (or the definition of “First Lien Leverage Ratio” or any component definition thereof, in each case, as any such definition is used solely for purposes of Section 7.01) (other than, in the case of Section 7.01(a), for purposes of determining compliance with such Section as a condition to taking any action under this Agreement) and/or (y) waive, amend or modify any condition precedent set forth in Section 4.02 as it pertains to any Revolving Loan or Letter of Credit.

(c) The Borrower may from time to time, pursuant to the provisions of this Section 12.06, agree with one or more of the Lenders holding Loans of any Class to extend the Maturity Date, and otherwise modify the economic terms of any such Class or any portion thereof (including, without limitation, by increasing the interest rate or fees payable and/or modifying the amortization schedule in respect of any Loans of such Class or any portion thereof) (each such modification an “Extension”) pursuant to one or more written offers (each an “Extension Offer”) made from time to time by the Borrower to all of the Lenders under any Class that is proposed to be extended pursuant to the terms of this Section 12.06, in each case on a pro rata basis (based on the relative principal amounts of the outstanding Loans of each Lender in such Class) and on the same terms to each such Lender. In connection with each Extension, the Borrower will provide notification to the Administrative Agent (for distribution to the Lenders of the applicable Class), of the requested new maturity date for the extended Loans of each such Class (each an “Extended Maturity Date”) and the due date for the Lender responses. In connection with any Extension, each Lender of the applicable Class wishing to participate in such Extension shall, prior to such due date, provide the Administrative Agent with a written notice thereof in a form reasonably satisfactory to the Administrative Agent. Any Lender that does not respond to an Extension Offer by the applicable due date shall be deemed to have rejected such Extension. After giving effect to any Extension, the Term Loans or Revolving Loans so extended shall cease to be a part of the Class they were a part of immediately prior to the Extension and shall be a new Class hereunder.

(d) Each Extension shall be subject to the following:

(i) no Event of Default shall exist at the time any Extension Offer is delivered to the Lenders or at the time of such Extension;

(ii) except (A) as to interest rates, fees, scheduled amortization, final maturity date and Incremental Loans under Section 2.22 (which shall, subject to clause (iii) below, be determined by the Borrower and set forth in the relevant Extension Offer), and (B) any covenants or other provisions applicable only to periods after the Latest Maturity Date, the Term Loans or Revolving Loans, as applicable, of any Lender extended pursuant to any Extension shall have the same terms as the Class of Term Loans or Revolving Loans, as applicable, subject to the related Extension Offer;

(iii) the final Maturity Date of any Term Loans or Revolving Loans of a Class to be extended pursuant to an Extension shall be later than the final Maturity Date of such Class, and the weighted average life to maturity of any Term Loans or Revolving Loans of a Class to be extended pursuant to an Extension shall be no shorter than the weighted average life to maturity of such Class;

(iv) if the aggregate principal amount of Term Loans or Revolving Loans of a Class in respect of which the Lenders shall have accepted an Extension Offer exceeds the maximum aggregate principal amount of Term Loans or Revolving Loans, as the case may be, of such Class offered to be extended by the Borrower pursuant to the relevant Extension Offer, then such Loans of such Class shall be extended ratably up to such maximum amount based on the relative principal amounts thereof (not to exceed any Lender’s actual holdings of record) with respect to which such Lenders accepted such Extension Offer;

(v) all documentation in respect of such Extension shall be consistent with the foregoing;

(vi) any applicable Minimum Extension Condition shall be satisfied or waived by the Borrower; and

(vii) no Extension shall become effective unless, on the proposed effective date of such Extension, the conditions set forth in Section 4.02 shall be satisfied (with all references in such Section to a Borrowing Date being deemed to be references to the Extension on the applicable date of such Extension) and the Administrative Agent shall have received a certificate to that effect dated the applicable date of such Extension and executed by a Responsible Officer of the Borrower.

(e) The consummation and effectiveness of any Extension may be conditioned upon a minimum amount (to be determined in the Borrower’s discretion and specified in the relevant Extension Offer, but in no event less than $2,000,000, unless another amount is agreed to by the Administrative Agent) of any Loans of such Class be extended (a “Minimum Extension Condition”), as set forth in the relevant Extension Offer. For the avoidance of doubt, it is understood and agreed that the provisions of Section 2.15 and Section 12.06(a) will not apply to Extensions of Term Loans or Revolving Loans, as applicable, pursuant to Extension Offers made pursuant to and in accordance with the provisions of this Section 12.06, including to any payment of interest or fees in respect of any Term Loans or Revolving Loans, as applicable, that have been extended pursuant to an Extension at a rate or rates different from those paid or payable in respect of Loans of any other Class, in each case as is set forth in the relevant Extension Offer.

(f) No Lender who rejects any request for an Extension shall be deemed a non-consenting Lender for purposes of Section 2.20; provided, however, that if so requested by the Borrower in an Extension Offer, the Required Lenders may approve an amendment to have such Lenders be deemed non-consenting Lenders and subject to the terms and conditions of Section 2.20.

(g) The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments (collectively, “Extension Amendments”) to this Agreement and the other Credit Documents as may be necessary in order establish new Classes of Term Loans or Revolving Loans, as applicable, created pursuant to an Extension, in each case on terms consistent with this Section 12.06 and all such Extension Amendments entered into with the Borrower by the Administrative Agent hereunder shall be binding on the Lenders. Without limiting the foregoing, in connection with any Extensions, the appropriate Credit Parties shall (at their expense) amend (and the Administrative Agent is hereby directed to amend) any Mortgage (or any other Credit Document that the Administrative Agent reasonably requests to be amended to reflect an Extension) that has a maturity date prior to the latest Extended Maturity Date so that such maturity date is extended to the then latest Extended Maturity Date (or such later date as may be advised by local counsel to the Administrative Agent).

(h) In connection with any Extension, the Borrower shall provide the Administrative Agent at least 10 Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures, if any, as may be reasonably established by, or reasonably acceptable to, the Administrative Agent to accomplish the purposes of this Section 12.06.

Section 12.07. Assignments, Participations. (a) No Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.07 (any attempted assignment or transfer not complying with the terms of this Section shall be null and void). Each Lender may assign to one or more other Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the outstanding Loans made by it, the Note or Notes held by it and its participations in Letters of Credit); provided, however, that:

(i) no assignment shall be made without the prior written consent of:

(A) the Borrower, not to be unreasonably withheld (except (I) during the existence of an Event of Default pursuant to Section 9.01(a), (f) or (g), (II) in the case of Term Loans, for an assignment to another Term Lender, an Affiliate of a Term Lender or an Approved Fund of a Term Lender or (III) in the case of any Revolving Credit Commitments or Revolving Loans, for an assignment to another Revolving Lender) (provided that the consent of the Borrower shall be deemed to have been given to any such assignment of Term Loans if the Borrower has not objected to such assignment by written notice to the Administrative Agent within 10 Business Days after receiving a written notice from the Administrative Agent for its consent to such assignment);

(B) the Administrative Agent (not to be unreasonably withheld or delayed and to be evidenced by its counter execution of the relevant Assignment and Acceptance), except for an assignment to another Lender, an Affiliate of a Lender or an Approved Fund of a Lender (provided, however, that such assignment shall not become effective until the assignee has delivered a duly completed Assignment and Acceptance to the Administrative Agent in respect of such assignment and such assignment shall have been recorded in the register pursuant to Section 12.07(c) below); and

(C) in the case of an assignment of any Revolving Credit Commitments or Revolving Loans, the Issuing Lender and Swingline Lender (in each case, not to be unreasonably withheld or delayed and to be evidenced by its counter execution of the relevant Assignment and Acceptance),

(ii) each such assignment shall be of a uniform, and not varying, percentage of all of the assigning Lender’s rights and obligations under this Agreement, and with respect to each Class of Loans, each such assignment by a Lender of any of its interests relating to Loans of a particular Class shall be made in such manner so that the same portion of its Commitment, Loans, Note or Notes and other interests under and with respect to such Class is assigned to the relevant Eligible Assignee,

(iii) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no such assignment shall be in an aggregate principal amount of Loans or Commitments of the assigning Lender subject to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) less than (x) in the case of Term Loans, $1,000,000 (or, if less, the full amount of the assigning Lender’s outstanding Term Loans) (provided that a series of assignments by or to any Eligible Assignee, its Affiliates and its Approved Funds on the same day shall be deemed to be one assignment for purposes of this clause (x)), (y) in the case of Revolving Credit Commitments and Revolving Loans, $2,500,000 (or, if less, the entire Revolving Credit Commitment or Revolving Loan of the assigning Lender) or (z) in the case of Swingline Loans, the entire Swingline Commitment and the full amount of the outstanding Swingline Loans, and

(iv) the parties to each such assignment will execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note or Notes subject to such assignment, and will pay a nonrefundable processing fee of $3,500 to the Administrative Agent for its own account; provided, however, that any series of assignments by or to any Eligible Assignee, its Affiliates and its Approved Funds on the same day shall be deemed to be one assignment for purposes of calculating this processing fee. Upon such execution, delivery, acceptance and recording of the Assignment and Acceptance, from and after the effective date specified therein, (A) the Eligible Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of the assigning Lender hereunder with respect thereto and (B) the assigning Lender shall, (I) to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than rights under the provisions of this Agreement and the other Credit Documents relating to indemnification or payment of fees, costs and expenses, to the extent such rights relate to the time prior to the date of such Assignment and Acceptance and subject to its obligations thereunder and under Section 12.13) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of such assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto). The terms and provisions of each Assignment and Acceptance shall, upon the effectiveness thereof, be incorporated into and made a part of this Agreement, and the covenants, agreements and obligations of each Lender set forth therein shall be deemed made to and for the benefit of the Administrative Agent and the other parties hereto as if set forth at length herein.

(b) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at its address for notices referred to herein a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount and stated interest of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by each Lender (with respect to (i) any entry relating to such Lender’s Loans and (ii) any entry relating to the Loans of Affiliated Lenders) and the Borrower at any reasonable time and from time to time upon reasonable prior notice.

(c) Upon its receipt of (I) a duly completed Assignment and Acceptance executed by an assigning Lender and an Eligible Assignee, (II) any written consent to such assignment required by paragraph (a) of this Section 12.07, (III) any surrendered Note or Notes subject to such assignment and (IV) the processing fee referred to in subsection (a) above, if applicable and not otherwise waived, the Administrative Agent will (i) accept such Assignment and Acceptance, (ii) on the effective date thereof, record the information contained therein in the Register and (iii) give notice thereof to the Borrower. Promptly after its receipt of such notice, the Borrower, at its own expense, if requested by any Eligible Assignee in writing, will execute and deliver to the Administrative Agent, in exchange for the surrendered Note or Notes, a new Note or Notes to such Eligible Assignee (and, if the assigning Lender has retained any portion of its rights and obligations hereunder, to the assigning Lender), prepared in accordance with the applicable provisions of Section 2.04 as necessary to reflect, after giving effect to the assignment, the Commitments (or outstanding Term Loans) of such Eligible Assignee and (to the extent of any retained interests) the assigning Lender, dated the date of the replaced Note or Notes and otherwise in substantially the form of Exhibits A-1, A-2 and A-3, as applicable.

(d) Notwithstanding anything to the contrary contained herein, each Lender shall have the right at any time to sell, assign or transfer all or a portion of its Term Loan Commitment and Term Loans owing to it (provided, however, that each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Term Loan and any related Term Loan Commitments) to any Affiliated Lender on a non pro rata basis through (x) one or more Dutch Auctions (provided that (A) notice of the Dutch Auction shall be made to all Lenders of the applicable Class and (B) the Dutch Auction shall be conducted pursuant to such procedures as the Auction Manager may establish which are consistent with the

Dutch Auction procedures set forth on Exhibit G and are otherwise reasonably acceptable to the Borrower and the Auction Manager) or (y) open market purchases, in each case with respect to clauses (x) and (y), without the consent of the Administrative Agent, and subject to the following additional limitations:

(i) any Term Loans acquired by Holdings, the Borrower or any of its Restricted Subsidiaries shall, to the extent permitted by applicable Requirements of Law, be retired and cancelled promptly upon the acquisition thereof; provided that upon any such retirement and cancellation, the aggregate outstanding principal amount of the Term Loans of the applicable Class shall be deemed reduced by the full par value of the aggregate principal amount of the Term Loans so retired and cancelled, and each principal repayment installment with respect to the Term Loans of such Class pursuant to Section 2.06(a) shall be reduced pro rata by the full par value of the aggregate principal amount of Term Loans so retired and cancelled;

(ii) any Term Loans acquired by any Non-Debt Fund Affiliate may (but shall not be required to) be contributed to Holdings, the Borrower or any of its Restricted Subsidiaries (it being understood that any such Term Loans shall, to the extent permitted by applicable Requirements of Law, be retired and cancelled promptly upon such contribution) and which may be converted into or exchanged for debt or equity securities that are permitted to be issued by such Person at such time; provided that upon any such cancellation, of the aggregate outstanding principal amount of the Term Loans of the applicable Class shall be deemed reduced, as of the date of such contribution, by the full par value of the aggregate principal amount of the Term Loans so contributed and cancelled, and each principal repayment installment with respect to the Term Loans of such Class pursuant to Section 2.06(a) shall be reduced pro rata by the full par value of the aggregate principal amount of Term Loans so contributed and cancelled;

(iii) the aggregate principal amount of Term Loans purchased by assignment pursuant to this Section 12.07(d) and held at any one time by Affiliated Lenders may not exceed 25% of the outstanding principal amount of all Term Loans, determined after giving effect to any substantially simultaneous cancellations thereof;

(iv) the assigning Lender and the Affiliated Lender purchasing such Lender’s Term Loans shall execute and deliver to the Auction Manager or the Administrative Agent, as applicable, an Affiliate Assignment Agreement;

(v) each Affiliated Lender, solely in its capacity as an Affiliated Lender, hereby agrees that such Affiliated Lender shall have no right:

(A) to vote with respect to any amendment, modification, waiver, consent or other such action with respect to any of the terms of this Agreement or any other Credit Document and the Term Loan held by such Affiliated Lender shall be disregarded in both the numerator and denominator in the calculation of Required Lenders or any other Lender vote; provided that, notwithstanding the foregoing, such Affiliated Lender shall have the right to vote (and the Term Loans held by such Affiliated lender shall not be so disregarded) with respect to any amendment, modification, waiver, consent or other such action that requires the vote of all Lenders or all Lenders directly and adversely affected thereby, as the case may be, provided, further, that no amendment, modification, waiver, consent or other such action shall (1) disproportionately affect such Affiliated Lender in its capacity as a Lender as compared to the other Lenders of the same Class that are not Affiliated Lenders, (2) increase the Commitments or obligations of any Affiliated Lender, (3) extend the due dates for payments of interest and scheduled amortization (including at maturity) of any Term Loans owed to any Affiliated Lender, (4) reduce the amounts owing to any Affiliated Lender or (5) deprive any Affiliated Lender of its share of any payments which the Lenders are entitled to share on a pro rata basis hereunder in each case without the consent of such Affiliated Lender; or

(B) to attend (or receive any notice of) any meeting, conference call or participate in any meeting or discussions among the Administrative Agent or any Lender or among the Lenders to which the Credit Parties or their representatives are not invited or receive any information prepared by the Administrative Agent or any other Lender (other than notices of borrowings, prepayments and other administrative notices in respect of its Loans, Commitments required to be delivered to the Lenders pursuant to Article 2 and/or materials that have been otherwise made available to any Credit Party or its Affiliates or Representatives).

(vi) in connection with any assignment effected pursuant to a Dutch Auction and/or open market purchase conducted by Holdings, the Borrower or any of its Restricted Subsidiaries, the relevant Person may not use the proceeds of any Revolving Loan to fund such assignment;

(vii) with respect to any votes in any proceedings under applicable Debtor Relief Laws, each Affiliated Lender shall be deemed to have voted in the same proportion as the allocation of voting with respect to such matter by those Lenders who are not Affiliated Lenders, except to the extent that any plan of reorganization under the Bankruptcy Code or any other arrangement under any Debtor Relief Laws with respect to which votes are being sought proposes to treat the Obligations held by such Affiliated Lender in a manner that is less favorable to such Affiliated Lender in any material respect than the proposed treatment of similar obligations held by the other Lenders; and

(viii) no Affiliated Lender shall be required to represent or warrant that it is not in possession of material non-public information with respect to Holdings, the Borrower and/or any Subsidiary thereof and/or their respective securities in connection with any assignment permitted by this Section 12.07(d).

Notwithstanding anything to the contrary contained herein, any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Term Loans to an Affiliated Debt Fund, and any Affiliated Debt Fund may, from time to time, purchase Term Loans (x) on a pro rata basis through Dutch Auctions open to all Lenders of the applicable Class or (y) through open market purchases without the consent of the Administrative Agent, in each case, without the necessity of meeting the requirements set forth in (or being subject to the restriction of) subclauses (i) through (viii) of this clause (d); provided that the Term Loans and unused Commitments of any Affiliated Debt Fund shall not account for more than 49.9% of the amounts included in determining whether the Required Lenders have (A) consented to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Credit Document or any departure by any Credit Party therefrom, (B) otherwise acted on any matter related to any Credit Document or (C) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Credit Document. Any Term Loans acquired by any Affiliated Debt Fund may (but shall not be required to) be contributed to Holdings, the Borrower or any of its Subsidiaries for purposes of cancellation of such Indebtedness (it being understood that such Term Loans so contributed shall be retired and cancelled promptly upon such contribution); provided that upon such cancellation of Indebtedness, the aggregate outstanding principal amount of the Term Loans of the applicable Class shall be deemed reduced, as of the date of such contribution, by the full par value of the aggregate principal amount of the Term Loans so contributed and cancelled, and each principal repayment installment with respect to the Term Loans of such Class pursuant to Section 2.06(a) shall be reduced pro rata by the full par value of the aggregate principal amount of Term Loans so contributed and cancelled.

(e) By executing and delivering an Assignment and Assumption, the assigning Lender and the Eligible Assignee thereunder shall be deemed to confirm and agree with each other and the other parties hereto as follows: (A) the assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that the amount of its commitments, and the outstanding balances of its Loans, in each case without giving effect to any assignment thereof which has not become effective, are as set forth in such Assignment and Assumption, (B) except as set forth in clause (A) above, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statement, warranty or representation made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Credit Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Restricted Subsidiary or the performance or observance by the Borrower or any Restricted Subsidiary of any of its obligations under this Agreement, any other Credit Document or any other instrument or document furnished pursuant hereto; (C) the Eligible Assignee represents and warrants that it is an Eligible Assignee, legally authorized to enter into such Assignment and Assumption; (D) the Eligible Assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 5.11(a) or the most recent financial statements delivered pursuant to Section 6.01, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (E) the Eligible Assignee will independently and without reliance upon the Administrative Agent, the assigning Lender or any other Lender and based on such documents and information as it deems appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (F) the assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent, by the terms hereof, together with such powers as are reasonably incidental thereto; and (G) the Eligible Assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(f) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the Applicable Percentage of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, Issuing Lender, Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full Applicable Percentage of all Loans and participations in Letters of Credit and Swingline Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(g) Each Lender may, without the consent of the Borrower, the Administrative Agent or any other Lender, sell to one or more other Persons (other than to Disqualified Institutions or Holdings or any of its Subsidiaries) (each, a “Participant”) participations in any portion comprising less than all of its rights and obligations under this Agreement (including, without limitation, a portion of its Commitments, the outstanding Loans made by it, the Note or Notes held by it and its participations in Letters of Credit); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged and such Lender shall remain solely responsible for the performance of such obligations, (ii) no Lender shall sell any participation that, when taken together with all other participations, if any, sold by such Lender, covers all of such Lender’s rights and obligations under this Agreement, (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and no Lender shall permit any Participant to have any voting rights or any right to control the vote of such Lender with respect to any amendment, modification, waiver, consent or other action hereunder or under any other Credit Document (except as to actions that would (x) reduce or forgive the principal amount of any Loan, reduce the rate of or forgive any interest or premium thereon, or reduce or forgive any fees or other Obligations, (y) extend the Initial Term Loan Maturity Date, the maturity date on the Incremental Loans, the Initial Revolving Credit Maturity Date or any other date fixed for the payment of any principal of or interest on any Loan, any fees or any other Obligation or (z) increase or extend any commitment of any Lender), and (iv) no Participant shall have any rights under this Agreement or any of the other Credit Documents, each Participant’s rights against the granting Lender in respect of any participation shall be limited to those set forth in the participation agreement (which shall not be in contravention of this Agreement), and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not granted such participation. Notwithstanding the foregoing, each Participant shall have the rights of a Lender for purposes of Sections 2.16, 2.17, 2.18, and 9.02, and shall be entitled to the benefits thereof (it being understood that the provision of any tax forms by the Participant under Section 2.17 shall be to the participating Lender and not to the Borrower and Administrative Agent); provided that no Participant shall be entitled to receive any greater amount pursuant to any of such Sections than the Lender granting such participation would have been entitled to receive in respect of the amount of the participation made by such Lender to such Participant had such participation not been made.

(h) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(i) Nothing in this Agreement shall be construed to prohibit any Lender from pledging or assigning all or any portion of its rights and interest hereunder or under any Note to (i) any Federal Reserve Bank (or any central bank having jurisdiction over such Lender) as security for borrowings therefrom or (ii) in the case of any portion of the Term Loans that is held by an investment fund, (A) to the trustee under the indenture to which such fund is a party in support of its obligations to the trustee for the benefit of the applicable trust beneficiaries, or (B) to any unaffiliated lender of such investment fund; provided, however, that (1) no such pledge or assignment shall release a Lender from any of its obligations hereunder and (2) in the case of the preceding clause (ii), such trustee or unaffiliated lender shall have no voting rights with respect to its interest in the Term Loans, as applicable; provided, further that no such pledge or assignment shall be made to a Disqualified Institution.

(j) Any Lender or Participant may, in connection with any permitted assignment, participation or pledge or proposed permitted assignment, participation or pledge pursuant to this Section, disclose to the Eligible Assignee, Participant or pledgee or proposed Eligible Assignee, Participant or pledgee any information relating to Holdings and its Subsidiaries furnished to it by or on behalf of any other party hereto, provided that such Eligible Assignee, Participant or pledgee or proposed Eligible Assignee, Participant or pledge agrees in writing to keep such information confidential to the same extent required of the Lenders under Section 12.13.

(k) Notwithstanding anything to the contrary in this Agreement or in any other Credit Document, in the event of any assignment or participation made by a Lender in violation of the provisions of this Section 12.07 (including, without limitation, as a result of the making of any such assignment or the sale of any such participation (i) to a Disqualified Institution (unless the requisite consent has been obtained) or (ii) without any other required consent of the Borrower) (each such Person under the foregoing clauses (i) and (ii), a “Prohibited Person”) the Borrower shall be entitled to seek specific performance to unwind any such assignment or participation in addition to any other remedies available to the Borrower at law or in equity; provided, that without prejudicing any right or remedy that the Borrower may otherwise have at law or equity, to the extent such Prohibited Person has assigned its Loans to an Eligible Assignee (which is not an Affiliate of such Prohibited Person), the assignment to such Eligible Assignee shall not be retroactively disqualified and the Loans held by such Eligible Assignee shall be deemed effective for all purposes of the Credit Documents irrespective of such Prohibited Person having previously held the applicable Loan. Upon the request of any Lender, the Borrower shall make available to such Lender the list of Disqualified Institutions provided to the Arrangers on or prior to the Closing Date, along with any additions to such list provided to the Administrative Agent made thereafter.

Section 12.08. No Waiver. The rights and remedies of the Administrative Agent and the Secured Parties expressly set forth in this Agreement and the other Credit Documents are cumulative and in addition to, and not exclusive of, all other rights and remedies available at law, in equity or otherwise. No failure or delay on the part of either Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege or be construed to be a waiver of any Default or Event of Default. No course of dealing between any of Holdings, the Borrower and the Administrative Agent or the Secured Parties or their agents or employees shall be effective to amend, modify or discharge any provision of this Agreement or any other Credit Document or to constitute a waiver of any Default or Event of Default. No notice to or demand upon the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of the Administrative Agent or any Lender to exercise any right or remedy or take any other or further action in any circumstances without notice or demand.

Section 12.09. Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective permitted successors and assigns of the parties hereto, and all references herein to any party shall be deemed to include its successors and assigns; provided, however, that (i) except as provided under Sections 8.01 and 8.15, neither Holdings nor the Borrower shall sell, assign or transfer any of its rights, interests, duties or obligations under this Agreement without the prior written consent of all of the Lenders (and any assignment or transfer without such consent shall be void) and (ii) any Eligible Assignees and Participants shall have such rights and obligations with respect to this Agreement and the other Credit Documents as are provided for under and pursuant to the provisions of Section 12.07.

Section 12.10. Survival. All representations, warranties and agreements made by the Credit Parties in this Agreement and in the other Credit Documents shall survive the execution and delivery hereof or thereof, the making and repayment of the Loans and the issuance and repayment of the Letters of Credit. In addition, notwithstanding anything herein or under applicable law to the contrary, the provisions of this Agreement and the other Credit Documents relating to indemnification including, the provisions of Sections 2.16(a) and (c), 2.17, 2.18, 10.07, 12.01 and 12.02, shall survive the payment in full of all Loans and Letters of Credit, the termination of the Commitments and all Letters of Credit, and any termination of this Agreement or any of the other Credit Documents.

Section 12.11. Severability. To the extent any provision of this Agreement is prohibited by or invalid under the applicable law of any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity and only in such jurisdiction, without prohibiting or invalidating such provision in any other jurisdiction or the remaining provisions of this Agreement in any jurisdiction.

Section 12.12. Construction. The headings of the various articles, sections and subsections of this Agreement have been inserted for convenience only and shall not in any way affect the meaning or construction of any of the provisions hereof.

Section 12.13. Confidentiality. The Administrative Agent, each Lender, each Issuing Lender and each Arranger, and each of their respective Affiliates, agree to maintain the confidentiality of the Confidential Information (as defined below), except that Confidential Information may be disclosed (a) to such Person and its officers, directors, partners, employees, legal counsel, independent auditors and other experts or agents (collectively, the “Representatives”) on a “need to know” basis solely in connection with the transactions contemplated hereby and who are informed of the confidential nature of such Confidential Information and are or have been advised of their obligation to keep the Confidential Information confidential, (b) to any of such Person’s Affiliates and their respective Representatives (other than any Affiliate or Representative that is a Company Competitor or a Disqualified Institution) on a “need to know” basis solely in connection with the transactions contemplated hereby and who are informed of the confidential nature of the Confidential Information and are or have been advised of their obligation to keep the Confidential Information confidential; provided that such Person shall be responsible for its Affiliates’ and their Representatives’ compliance with this Section 12.13, (c) to the extent compelled by order of any court or administrative agency in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable Requirements of Law, rule or regulations or compulsory legal process (in which case such Person shall, except with respect to any audit or examination conducted by bank accountants or any Governmental Authority exercising examination or regulatory authority, to the extent practicable and not prohibited by law, (i) notify the Borrower in advance thereof, and, if unable to notify the Borrower in advance of such disclosure, promptly thereafter to the extent permitted by law and (ii) use commercially reasonable efforts to ensure that any such Confidential Information so disclosed is accorded confidential treatment), (d) upon the demand or request of any regulatory, self-regulatory or governmental authority having jurisdiction over such Person or its Affiliates (in which case such Person shall, except with respect to any audit or examination conducted by bank accountants or any Governmental Authority, to the extent practical and permitted by law, (i) notify the Borrower promptly in advance thereof and (ii) use commercially reasonable efforts to ensure that any such Confidential Information so disclosed is accorded confidential treatment), (e) to the extent that such Confidential Information becomes publicly available other than by reason of disclosure by such Person, any of its Affiliates or its or their respective Representatives in violation of any confidentiality obligations owed to the Holdings Entities, the Borrower, the Borrower’s Subsidiaries or the Sponsor (including as a result of a breach of this Section 12.13), (f) (i) is received by such Person from a source other than a Credit Party that is not to such Person’s knowledge, after reasonable investigation, subject to confidentiality, fiduciary or other legal obligations owing to the Holdings Entities, the Borrower, the Borrower’s Subsidiaries, the Sponsor, or any of their respective Affiliates or (ii) was already in such Person’s possession (except to the extent received in a manner that would be restricted by the immediately preceding clause (i)) or is independently developed by such Person based exclusively on information the disclosure of which would not otherwise be restricted by this Section 12.13, (g) subject to the prior approval by the Borrower of the Confidential Information to be disclosed (such approval not to be unreasonably withheld) and subject to customary confidentiality obligations of ratings agencies, to Moody’s or S&P in connection with obtaining a rating required pursuant to this Agreement, as applicable, (h) to any direct or indirect contractual counterparty to any Derivative Transaction (other than a Disqualified Institution), (i) to potential or prospective Lenders, Participants or Eligible Assignees (in each case, other than a Disqualified Institution); provided, further, that the disclosure of any such Confidential Information pursuant to clauses (h) and (i) above shall be made subject to the acknowledgment and acceptance by such recipient that such Confidential Information is being disseminated on a confidential basis (on substantially the terms set forth in this Section or as is otherwise reasonably acceptable to the Borrower and the Administrative Agent, including, without limitation, as set forth in any confidential information memorandum or other marketing materials) in accordance with the standard syndication processes of the Arrangers or market standards for dissemination of such type of Confidential Information, which shall in any event include a requirement to “click through” or to take other affirmative action on the part of the recipient to access such Confidential Information and acknowledge its confidentiality obligations in respect thereof or (j) in connection with exercising any remedies hereunder or under any Credit Documents, any action or proceeding relating to this Agreement or any Credit Document, or the enforcement of rights hereunder or thereunder. For the purposes of this Section 12.13, “Confidential Information” shall mean all information relating to the Credit Parties and/or any of their Subsidiaries and their respective businesses, the Sponsor or the Transactions (including any information obtained by the Administrative Agent, any Lender, any Issuing Lender or any Arranger, or any of their respective Affiliates or Representatives, based on a review of the books and records relating to Holdings and/or any of its Subsidiaries and their respective Affiliates from time to time, including prior to the date hereof). For the avoidance of doubt, in no event shall any disclosure of such Confidential Information referred to above be made to any Disqualified Institution.

Section 12.14. Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or electronic (“pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart to this Agreement. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by the Administrative Agent and the Borrower of written or telephonic notification of such execution and authorization of delivery thereof.

Section 12.15. Appointment for Perfection. Each Lender hereby appoints each other Lender and each Issuing Lender as its agent for the purpose of perfecting Liens for the benefit of the Administrative Agent, the Issuing Lenders and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable Requirement of Law can be perfected only by possession. If any Lender or Issuing Lender (other than the Administrative Agent) obtains possession of any Collateral, such Lender, Issuing Lender shall notify the Administrative Agent thereof and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

Section 12.16. Disclosure of Information. Holdings and the Borrower agree and consent to the disclosure of information relating to the Credit Facilities by the Arrangers and/or the Administrative Agent to Gold Sheets and other similar bank loan trade publications; provided, that such information shall be limited to the existence of the Credit Facilities and other generic information (such as size of the Credit Facilities, maturity date, pricing, titles and roles and other generic information as may be mutually agreed by Holdings, the Borrower and, as applicable, the relevant Arranger or the Administrative Agent).

Section 12.17. Entire Agreement. THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS AND THE ENGAGEMENT LETTER EMBODY THE ENTIRE AGREEMENT AND UNDERSTANDING BETWEEN THE PARTIES HERETO AND THERETO RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND SUPERSEDE ANY AND ALL PRIOR AGREEMENTS AND UNDERSTANDINGS OF SUCH PERSONS, ORAL OR WRITTEN, RELATING TO THE SUBJECT MATTER HEREOF.

Section 12.18. PATRIOT Act. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or Administrative Agent, as applicable, to identify such Credit Party in accordance with the PATRIOT Act.

Section 12.19. Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 12.20. No Fiduciary Duty. Each Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Credit Parties, their stockholders and/or their affiliates. Each Credit Party agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Credit Party, its stockholders or its affiliates, on the other. The Credit Parties acknowledge and agree that (i) the transactions contemplated by the Credit Documents are arm’s-length commercial transactions between the Lenders, on the one hand, and the Credit Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its stockholders or its affiliates with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Credit Party, its stockholders or its Affiliates on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Credit Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Credit Party, its management, stockholders, creditors or any other Person. Each Credit Party acknowledges and agrees that it has consulted its own legal and other advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Credit Party hereby waives and releases any claims that such Credit Party may have against the Lenders (in its capacity as such) with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Agreement.

Section 12.21. Conflicts. Notwithstanding anything to the contrary contained herein or in any other Credit Document, in the event of any conflict or inconsistency between this Agreement and any other Credit Document, the terms of this Agreement shall govern and control.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

Borrower:

MPG HOLDCO I INC.

By:	/s/ George Thanopoulos
Name:	George Thanopoulos
Title:	Chief Executive Officer

[Signature Page to Credit Agreement]

Holdings:

METALDYNE PERFORMANCE GROUP INC.

By:	/s/ George Thanopoulos
Name:	George Thanopoulos
Title:	Chief Executive Officer

[Signature Page to Credit Agreement]

Subsidiary Guarantors:

ASP GREDE INTERMEDIATE HOLDINGS LLC

By:	/s/ Eric Schondorf
Name:	Eric Schondorf
Title:	Vice President and Secretary

ASP GREDE ACQUISITIONCO LLC

By:	/s/ Eric Schondorf
Name:	Eric Schondorf
Title:	Vice President and Secretary

GSC RIII-GREDE CORP.

By:	/s/ Douglas J. Grimm
Name:	Douglas J. Grimm
Title:	President

SHOP IV SUBSIDIARY INVESTMENT (GREDE), INC.

By:	/s/ Douglas J. Grimm
Name:	Douglas J. Grimm
Title:	President

GREDE HOLDINGS LLC

By:	/s/ Douglas J. Grimm
Name:	Douglas J. Grimm
Title:	President and Chief Executive Officer

GREDE II LLC

By:	/s/ Douglas J. Grimm
Name:	Douglas J. Grimm
Title:	President and Chief Executive Officer

[Signature Page to Credit Agreement]

GREDE MACHINING LLC

By:	/s/ Douglas J. Grimm
Name:	Douglas J. Grimm
Title:	President

CITATION LOST FOAM PATTERNS, LLC

By:	/s/ Douglas J. Grimm
Name:	Douglas J. Grimm
Title:	President

GREDE WISCONSIN SUBSIDIARIES LLC

By:	/s/ Douglas J. Grimm
Name:	Douglas J. Grimm
Title:	President

[Signature Page to Credit Agreement]

ASP HHI HOLDINGS, INC.

By:	/s/ Eric Schondorf
Name:	Eric Schondorf
Title:	Vice President and Secretary

ASP HHI INTERMEDIATE HOLDINGS, INC.

By:	/s/ Eric Schondorf
Name:	Eric Schondorf
Title:	Vice President and Secretary

ASP HHI INTERMEDIATE HOLDINGS II, INC.

By:	/s/ Eric Schondorf
Name:	Eric Schondorf
Title:	Vice President and Secretary

ASP HHI ACQUISITION CO., INC.

By:	/s/ Eric Schondorf
Name:	Eric Schondorf
Title:	Vice President and Secretary

JERNBERG INDUSTRIES, LLC

By:	/s/ George Thanopoulos
Name:	George Thanopoulos
Title:	Chief Executive Officer

IMPACT FORGE GROUP, LLC

By:	/s/ George Thanopoulos
Name:	George Thanopoulos
Title:	President and Chief Executive Officer

[Signature Page to Credit Agreement]

HHI FORMTECH, LLC

By:	/s/ George Thanopoulos
Name:	George Thanopoulos
Title:	Chief Executive Officer

KYKLOS BEARING INTERNATIONAL, LLC

By:	/s/ George Thanopoulos
Name:	George Thanopoulos
Title:	President and Chief Executive Officer

CLOYES GEAR AND PRODUCTS, INC.

By:	/s/ M. Trevor Myers
Name:	M. Trevor Myers
Title:	President and Chief Executive Officer

THE MESH COMPANY, LLC

By:	/s/ M. Trevor Myers
Name:	M. Trevor Myers
Title:	President and Chief Executive Officer

HHI FORGING, LLC

By:	/s/ George Thanopoulos
Name:	George Thanopoulos
Title:	President and Chief Executive Officer

[Signature Page to Credit Agreement]

HHI HOLDINGS, LLC

By:	/s/ George Thanopoulos
Name:	George Thanopoulos
Title:	Chief Executive Officer

FORGING HOLDINGS, LLC

By:	/s/ George Thanopoulos
Name:	George Thanopoulos
Title:	President and Chief Executive Officer

HEPHAESTUS HOLDINGS, LLC

By:	/s/ George Thanopoulos
Name:	George Thanopoulos
Title:	President and Chief Executive Officer

JERNBERG HOLDINGS, LLC

By:	/s/ George Thanopoulos
Name:	George Thanopoulos
Title:	Chief Executive Officer

IMPACT FORGE HOLDINGS, LLC

By:	/s/ George Thanopoulos
Name:	George Thanopoulos
Title:	President and Chief Executive Officer

HHI FORMTECH HOLDINGS, LLC

By:	/s/ George Thanopoulos
Name:	George Thanopoulos
Title:	Chief Executive Officer

[Signature Page to Credit Agreement]

BEARING HOLDINGS, LLC

By:	/s/ George Thanopoulos
Name:	George Thanopoulos
Title:	President and Chief Executive Officer

GEARING HOLDINGS, LLC

By:	/s/ George Thanopoulos
Name:	George Thanopoulos
Title:	President and Chief Executive Officer

KYKLOS HOLDINGS, LLC

By:	/s/ George Thanopoulos
Name:	George Thanopoulos
Title:	President and Chief Executive Officer

CLOYES GEAR HOLDINGS, LLC

By:	/s/ George Thanopoulos
Name:	George Thanopoulos
Title:	President and Chief Executive Officer

CLOYES ACQUISITION COMPANY

By:	/s/ M. Trevor Myers
Name:	M. Trevor Myers
Title:	President and Chief Executive Officer

HHI FUNDING II, LLC

By:	/s/ George Thanopoulos
Name:	George Thanopoulos
Title:	Chief Executive Officer

[Signature Page to Credit Agreement]

ASP MD HOLDINGS, INC.

By:	/s/ Eric Schondorf
Name:	Eric Schondorf
Title:	Vice President and Assistant Secretary

ASP MD INTERMEDIATE HOLDINGS, INC.

By:	/s/ Eric Schondorf
Name:	Eric Schondorf
Title:	Vice President and Assistant Secretary

ASP MD INTERMEDIATE HOLDINGS II, INC.

By:	/s/ Eric Schondorf
Name:	Eric Schondorf
Title:	Vice President and Assistant Secretary

MD INVESTORS CORPORATION

By:	/s/ Thomas A. Amato
Name:	Thomas A. Amato
Title:	President and Chief Executive Officer

METALDYNE, LLC

By:	/s/ Thomas A. Amato
Name:	Thomas A. Amato
Title:	President and Chief Executive Officer

METALDYNE POWERTRAIN COMPONENTS, INC.

By:	/s/ Thomas A. Amato
Name:	Thomas A. Amato
Title:	President and Chief Executive Officer

[Signature Page to Credit Agreement]

PUNCHCRAFT MACHINING AND TOOLING, LLC

By:	/s/ Thomas A. Amato
Name:	Thomas A. Amato
Title:	President and Chief Executive Officer

METALDYNE SINTERFORGED PRODUCTS, LLC

By:	/s/ Thomas A. Amato
Name:	Thomas A. Amato
Title:	President and Chief Executive Officer

METALDYNE SINTERED RIDGWAY, LLC

By:	/s/ Thomas A. Amato
Name:	Thomas A. Amato
Title:	President and Chief Executive Officer

METALDYNE BSM, LLC

By:	/s/ Thomas A. Amato
Name:	Thomas A. Amato
Title:	President and Chief Executive Officer

METALDYNE M&A BLUFFTON, LLC

By:	/s/ Thomas A. Amato
Name:	Thomas A. Amato
Title:	President and Chief Executive Officer

[Signature Page to Credit Agreement]

GOLDMAN SACHS BANK USA, as Administrative Agent, Swingline Lender and Lender

By:	/s/ Robert Ehudin
Authorized Signatory

[Signature Page to Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By:	/s/ Kirk L. Tashjian
Name:	Kirk L. Tashjian
Title:	Vice President

By:	/s/ Michael Winters
Name:	Michael Winters
Title:	Vice President

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Gregory Roetting
Name:	Gregory Roetting
Title:	Vice President

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A.,
as Issuing Lender

By:	/s/ Gregory Roetting
Name:	Gregory Roetting
Title:	Vice President

[Signature Page to Credit Agreement]

KEYBANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ John Kern
Name:	John Kern
Title:	Vice President

[Signature Page to Credit Agreement]

[MORGAN STANLEY BANK, N.A.],
as a Lender

By:	/s/ Nicholas Romig
Name:	Nicholas Romig
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

NOMURA CORPORATE FUNDING AMERICAS LLC, as a Lender

By:	/s/ Carl Mayer
Name:	Carl Mayer
Title:	Managing Director

[Signature Page to Credit Agreement]

ROYAL BANK OF CANADA,
as a Lender

By:	/s/ Edward D. Herko
Name:	Edward D. Herko
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

ING Capital LLC,
as a Lender

By:	/s/ Marilyn Densel Fulton
Name:	Marilyn Densel Fulton
Title:	Managing Director

By:	/s/ Lawrence Eyink
Name:	Lawrence Eyink
Title:	Director

[Signature Page to Credit Agreement]

Opus Bank,
as a Lender

By:	/s/ Geoff Anfuso
Name:	Geoff Anfuso
Title:	Senior Managing Director

[Signature Page to Credit Agreement]